                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-53436

[LOGO]

                                                                          [LOGO]
                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

The boards of directors of PepsiCo, Inc. and The Quaker Oats Company have approved a merger agreement that provides for the combination of the two companies. We believe that the merger is in the best interests of the shareholders of PepsiCo and Quaker and that the combined company will be able to create more shareholder value than the companies individually could achieve.

If we complete the merger, holders of Quaker common stock will receive, for each share of Quaker common stock, 2.3 shares of PepsiCo common stock, subject to adjustment as described in this joint proxy statement/ prospectus. Holders of Quaker common stock will not be entitled to receive, in exchange for each share of Quaker common stock they hold, shares of PepsiCo common stock with a value in excess of $105.00, determined on the basis of the market price of PepsiCo capital stock as described in this joint proxy statement/prospectus. Each share of Quaker Series B ESOP convertible preferred stock will be exchanged for one share of a newly created class of PepsiCo convertible preferred stock with rights substantially identical to the rights of the Quaker Series B ESOP convertible preferred stock. PepsiCo shareholders will continue to own their existing shares of capital stock after the merger, which will be redesignated as PepsiCo common stock prior to the consummation of the merger.

We estimate that PepsiCo will issue approximately 315 million shares of PepsiCo common stock to Quaker shareholders in the merger, based on the number of shares of Quaker common stock expected to be outstanding at the time of the merger and assuming that 2.3 shares of PepsiCo common stock are issued for each share of Quaker common stock. These shares will represent approximately 18% of the outstanding shares of PepsiCo common stock immediately after the merger. PepsiCo shares held by PepsiCo shareholders before the merger will represent approximately 82% of the outstanding shares of PepsiCo common stock immediately after the merger. The shares of common stock of the combined company will be traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "PEP".

We cannot complete the merger unless the shareholders of PepsiCo approve:

    - the merger agreement;

    - the merger;

    - an amendment to PepsiCo's restated articles of incorporation to provide for PepsiCo convertible preferred stock to be issued in the merger and to redesignate existing PepsiCo capital stock as PepsiCo common stock; and

    - the issuance of PepsiCo common stock and PepsiCo convertible preferred stock in the merger; and

the shareholders of Quaker approve:

    - the merger agreement; and

    - the merger.

PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE I-18 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN EVALUATING THE MERGER AND THE OTHER PROPOSALS.

The dates, times and places of the meetings are:

    For PEPSICO shareholders:

        TUESDAY, MAY 1, 2001
        2:00 P.M., CENTRAL TIME
        FRITO-LAY, INC. HEADQUARTERS
        7701 LEGACY DRIVE
        PLANO, TEXAS 75024-4099

    For QUAKER shareholders:

        TUESDAY, MAY 1, 2001
        9:00 A.M., CENTRAL TIME
        BANK ONE AUDITORIUM
        1 BANK ONE PLAZA
        10 S. DEARBORN STREET
        PLAZA LEVEL
        CHICAGO, ILLINOIS 60670

PLEASE READ THIS DOCUMENT CAREFULLY.

  [LOGO]                                                          [LOGO]
Roger A. Enrico                                                 Robert S. Morrison
  CHAIRMAN OF THE BOARD AND                                       CHAIRMAN, PRESIDENT AND
  CHIEF EXECUTIVE OFFICER                                         CHIEF EXECUTIVE OFFICER
  PEPSICO, INC.                                                   THE QUAKER OATS COMPANY

 Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the PepsiCo stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/ prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated March 15, 2001, and is first being mailed to shareholders of PepsiCo and Quaker on or about March 22, 2001.

                      REFERENCES TO ADDITIONAL INFORMATION

    This joint proxy statement/prospectus incorporates important business and financial information about PepsiCo and Quaker from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents incorporated by reference in this joint proxy statement/ prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

                PepsiCo, Inc.                             The Quaker Oats Company
       Manager, Shareholder Relations                       Investor Relations
           700 Anderson Hill Road                             P.O. Box 049001
             Purchase, NY 10577                                 Suite 27-7
             Tel: 1-914-253-3055                          Chicago, IL 60604-9002
                                                            Tel: 1-312-222-7818

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY APRIL 23, 2001 IN ORDER TO RECEIVE THEM BEFORE YOUR SPECIAL MEETING.

    See "Where You Can Find More Information" beginning on page IV-1.

                     VOTING ELECTRONICALLY OR BY TELEPHONE

    PepsiCo shareholders of record may submit their proxies:

- through the internet by visiting a web site established for that purpose at http://proxy.shareholder.com/spep and following the instructions; or

- by telephone by calling the toll-free number 1-800-648-1876 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.

    Quaker shareholders of record may submit their proxies:

- through the internet by visiting a web site established for that purpose at www.computershare.com/us/proxy and following the instructions; or

- by telephone by calling the toll-free number 1-877-482-6136 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions.

                                     [LOGO]

Purchase, New York 10577-1444

              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF PEPSICO

    PepsiCo, Inc. will hold a special shareholders' meeting at Frito-Lay Headquarters, 7701 Legacy Drive, Plano, Texas 75024-4099 on Tuesday, May 1, 2001, at 2:00 p.m. Central Time, to:

    1. Approve the Agreement and Plan of Merger, dated as of December 2, 2000, as amended as of March 15, 2001, among PepsiCo, BeverageCo, Inc., a wholly owned subsidiary of PepsiCo, and The Quaker Oats Company, and the merger contemplated by that agreement, as more fully described in the joint proxy statement/prospectus accompanying this notice.

    2. Approve an amendment to PepsiCo's restated articles of incorporation to authorize PepsiCo convertible preferred stock to be issued in connection with the merger and to change the designation of PepsiCo "capital stock" to PepsiCo "common stock."

    3. Approve the issuance of shares of PepsiCo common stock and PepsiCo convertible preferred stock in connection with the merger.

    4. Transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

    If you own shares of PepsiCo capital stock as of the close of business on March 9, 2001 (the record date), you can vote those shares by proxy or at the special meeting.

    If you plan to attend the special meeting, please check the box on your proxy card so that we may send you an admission card.

    The PepsiCo board of directors unanimously recommends that you vote in favor of the foregoing proposals, each of which is described in detail in the accompanying joint proxy statement/prospectus.

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD, AND SIGN, DATE AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, USE THE TOLL-FREE NUMBER SHOWN ON THE PROXY CARD, OR VISIT THE WEB SITE NOTED ON YOUR PROXY CARD TO VOTE ON THE INTERNET, SO THAT YOUR SHARES WILL BE REPRESENTED. THE HOLDERS OF RECORD OF A MAJORITY OF THE OUTSTANDING SHARES MUST BE PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE SPECIAL MEETING IN ORDER TO HOLD THE SPECIAL MEETING. ANY SHAREHOLDER RETURNING A PROXY MAY REVOKE IT BY VOTING AT THE SPECIAL MEETING.

                                          ROBERT F. SHARPE, JR.
                                                   Secretary

March 15, 2001

                                     [LOGO]

              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF QUAKER

    NOTICE IS HEREBY GIVEN that The Quaker Oats Company will hold a special meeting of its shareholders, on Tuesday, May 1, 2001 at 9:00 a.m., local time, at Bank One Auditorium, 1 Bank One Plaza, 10 S. Dearborn Street, Plaza Level, Chicago, Illinois 60670, for the following purposes:

    1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of December 2, 2000, as amended as of March 15, 2001, among PepsiCo, Inc., BeverageCo, Inc., a wholly owned subsidiary of PepsiCo, and Quaker, and the merger contemplated by that agreement, as more fully described in the joint proxy statement/ prospectus accompanying this notice; and

    2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

    Holders of common stock and Series B ESOP convertible preferred stock at the close of business on March 9, 2001 are entitled to receive notice of and to vote their shares at the special meeting or any adjournment or postponement thereof. As of that date, there were 132,014,936 shares of common stock outstanding and 828,182 shares of Series B ESOP convertible preferred stock outstanding. The common and Series B ESOP convertible preferred shareholders will vote together as a single class. Each share of common stock is entitled to one vote on each matter properly brought before the special meeting and each share of Series B ESOP convertible preferred stock is entitled to 2.2 votes on each matter properly brought before the special meeting. A list of the shareholders entitled to vote at the special meeting will be available at the special meeting.

    THE QUAKER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE MERGER AGREEMENT, AS AMENDED, AND THE MERGER, BOTH OF WHICH ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

                                          By order of the board of directors

                                          John G. Jartz
                                          Corporate Secretary

March 15, 2001
The Quaker Oats Company
321 North Clark Street
Chicago, IL 60610

                                 --IMPORTANT--

    Your vote is important. Please mark, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-paid envelope; use the toll-free number shown on the proxy card; or visit the web site noted on your proxy card to vote on the internet. In this way, if you are unable to attend in person, your shares can still be voted at the special meeting. Remember, your vote is important, so please act promptly!

                               TABLE OF CONTENTS

                                             PAGE
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CHAPTER ONE--THE MERGER

QUESTIONS AND ANSWERS ABOUT THE MERGER...       I-1

SUMMARY..................................       I-3

  The Companies..........................       I-3

  Reasons for the Merger.................       I-3

  Our Recommendations to Shareholders....       I-4

  The Merger.............................       I-4

  Selected Historical and Pro Forma
    Combined Financial Information.......      I-10

  Selected Historical Financial
    Information of PepsiCo...............      I-12

  Selected Historical Financial
    Information of Quaker................      I-13

  Selected Unaudited Pro Forma Combined
    Financial Information................      I-14

  Comparative Per Share Data.............      I-15

  Comparative Market Price Information...      I-17

RISK FACTORS.............................      I-18

INFORMATION REGARDING FORWARD-LOOKING
  STATEMENTS.............................      I-21

THE MERGER...............................      I-23

  General................................      I-23

  Background of the Merger...............      I-23

  PepsiCo's Reasons for the Merger.......      I-31

  Quaker's Reasons for the Merger........      I-33

  Governance Structure and Management
    Positions............................      I-35

  Factors Considered by, and
    Recommendation of, the PepsiCo
    Board................................      I-35

  Factors Considered by, and
    Recommendation of, the Quaker Board..      I-37

  Accounting Treatment...................      I-39

  Material Federal Income Tax
    Consequences.........................      I-40

  Regulatory Matters.....................      I-42

  Dissenters' Rights.....................      I-43

  Federal Securities Laws Consequences;
    Stock Transfer Restriction
    Agreements...........................      I-45

COMPARATIVE PER SHARE MARKET PRICE AND
  DIVIDEND INFORMATION...................      I-46

                                             PAGE
                                           --------

UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL INFORMATION..................      I-47

OPINIONS OF FINANCIAL ADVISORS...........      I-53

  Opinions of Quaker's Financial
    Advisors.............................      I-53

  Opinion of PepsiCo's Financial
    Advisor..............................      I-64

INTERESTS OF CERTAIN PERSONS IN THE
  MERGER.................................      I-72

  Ownership of Common Stock; Stock
    Options..............................      I-72

  Indemnification; Directors' and
    Officers' Insurance..................      I-72

  Termination and Change in Control
    Benefits.............................      I-72

  Employment Agreements..................      I-74

THE MERGER AGREEMENT.....................      I-76

  Structure of the Merger................      I-76

  Timing of Closing......................      I-76

  Merger Consideration...................      I-76

  Treatment of Quaker Stock Options and
    Other Equity Interests...............      I-77

  Exchange of Shares.....................      I-78

  Quaker Board...........................      I-79

  Principal Covenants....................      I-79

  Representations and Warranties.........      I-81

  Principal Conditions to the Completion
    of the Merger........................      I-83

  Termination of the Merger Agreement....      I-84

  Termination Fees Payable by Quaker.....      I-85

  Other Expenses.........................      I-86

  Amendments; Waivers....................      I-86

STOCK OPTION AGREEMENT...................      I-87

CHAPTER TWO--INFORMATION ABOUT THE
  MEETINGS AND VOTING

  Matters Relating to the Special
    Meetings.............................      II-1

  Voting of Proxies......................      II-4

  Other Business; Adjournments...........      II-6

                                             PAGE
                                           --------
CHAPTER THREE--CERTAIN LEGAL INFORMATION

COMPARISON OF SHAREHOLDER RIGHTS.........     III-1

DESCRIPTION OF PEPSICO STOCK.............    III-14

  Authorized PepsiCo Stock...............    III-14

  PepsiCo Capital Stock..................    III-14

  PepsiCo Convertible Preferred Stock to
    be Issued in the Merger..............    III-14

  Transfer Agent and Registrar...........    III-17

  Stock Exchange Listing; Delisting and
    Deregistration of Quaker Common
    Stock................................    III-17

LEGAL MATTERS............................    III-18

EXPERTS..................................    III-18

CHAPTER FOUR--ADDITIONAL INFORMATION FOR
  SHAREHOLDERS

FUTURE SHAREHOLDER PROPOSALS.............      IV-1

                                             PAGE
                                           --------

WHERE YOU CAN FIND MORE INFORMATION......      IV-1

ANNEXES

Annex A--Agreement and Plan of Merger and
  First Amendment thereto

Annex B--Stock Option Agreement

Annex C--Opinion of Goldman, Sachs & Co.

Annex D--Opinion of J.P. Morgan
  Securities Inc.

Annex E--Opinion of Merrill Lynch,
  Pierce, Fenner & Smith Incorporated

Annex F--Sections 14A:11-1 through
  14A:11-11 of the New Jersey Business
  Corporation Act

                                  CHAPTER ONE
                                   THE MERGER
                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHEN AND WHERE ARE THE SHAREHOLDER MEETINGS?

A: PepsiCo's meeting will take place on May 1, 2001 in Plano, Texas and Quaker's meeting will take place on May 1, 2001 in Chicago, Illinois. The address of each meeting is on page II-1.

Q: WHAT DO I NEED TO DO NOW?

A: After you carefully read this document, just indicate on your signed proxy card how you want to vote, sign it and mail it in the enclosed return envelope, or vote by telephone or the internet, as soon as possible, so that your shares may be represented at your shareholders' meeting. If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy card as a vote in favor of the proposals submitted at your shareholders' meeting. You may also attend your shareholders' meeting and vote your shares in person, which will supersede any prior vote you have made. The board of directors of each of PepsiCo and Quaker recommends that its shareholders vote in favor of the merger and the other related matters that are described in this joint proxy statement/prospectus.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Just send in a later-dated, signed proxy card to your company's Secretary or vote again by telephone or the internet before your meeting. You can also attend your meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to your company's Secretary at the address under "The Companies" on page I-3.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be able to vote them on any of the proposals described in this joint proxy statement/prospectus. You should therefore instruct your broker how to vote your shares, following the directions provided by your broker. Please check the voting form used by your broker to see if it offers telephone or internet voting.

If you are a PepsiCo shareholder and do not give voting instructions to your broker, you will, in effect, be voting against the merger and the other related matters that are described in this joint proxy statement/prospectus unless you appear in person at the PepsiCo meeting and vote in favor of the merger and the other related matters.

If you are a Quaker shareholder and do not give voting instructions to your broker, you will not be counted as voting for the purposes of the merger vote unless you appear in person at the Quaker meeting and vote.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send Quaker shareholders written instructions for exchanging their stock certificates. PepsiCo shareholders will keep their existing stock certificates.

Q: WILL PEPSICO SHAREHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER?

A: No. PepsiCo shareholders will continue to hold the PepsiCo shares they currently own, which will be redesignated as PepsiCo common stock prior to consummation of the merger.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS?

A: Quaker shareholders who exchange their shares of Quaker common stock for shares of PepsiCo common stock pursuant to the merger generally will not recognize any gain or loss on the exchange for United States federal income tax purposes, except with respect to the cash, if any, received in lieu of fractional shares of PepsiCo common stock. PepsiCo shareholders will not recognize gain or loss as a result of the merger. To review the tax consequences to shareholders in greater detail, see "Material Federal Income Tax Consequences" beginning on page I-40.

CHAPTER ONE - THE MERGER

Q: WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: We expect no changes in PepsiCo's or Quaker's dividend policies before the merger is completed. PepsiCo expects that it will continue to pay quarterly dividends on PepsiCo common stock after the merger is completed. The payment of dividends by PepsiCo in the future, however, will depend on business conditions, PepsiCo's financial condition and earnings, and other factors. To compare dividends paid by each of PepsiCo and Quaker, see page I-46.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as soon as possible. In addition to shareholder approvals, we must also obtain regulatory approvals. We hope to complete the merger by mid-year, 2001.

Q: WHO DO I CALL IF I HAVE QUESTIONS ABOUT THE MEETINGS?

A: PepsiCo shareholders may call PepsiCo Shareholder Relations at
1-914-253-3055.

Quaker shareholders may call Quaker Investor Relations at 1-312-222-7818.

                                                        CHAPTER ONE - THE MERGER

                                    SUMMARY

  THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS JOINT PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE IV-1.

  IN THIS SUMMARY AND THROUGHOUT THIS JOINT PROXY STATEMENT/PROSPECTUS, UNLESS THE CONTEXT OTHERWISE REQUIRES, PEPSICO CAPITAL STOCK, WHICH WILL BE OUTSTANDING PRIOR TO COMPLETION OF THE MERGER, AND PEPSICO COMMON STOCK, WHICH WILL BE OUTSTANDING AFTER THE MERGER AS A RESULT OF AN AMENDMENT TO PEPSICO'S RESTATED ARTICLES OF INCORPORATION CHANGING THE DESIGNATION OF PEPSICO "CAPITAL STOCK" TO PEPSICO "COMMON STOCK," ARE REFERRED TO AS PEPSICO COMMON STOCK.

                                 THE COMPANIES

PEPSICO, INC.
700 Anderson Hill Road
Purchase, New York 10577-1444
(914) 253-2000

PepsiCo is among the most successful consumer products companies in the world. PepsiCo consists of Frito-Lay, Inc., the world's largest manufacturer and distributor of snack chips, Pepsi-Cola Company, the world's second largest refreshment beverage company, and Tropicana Products, Inc., the largest seller and marketer of branded juices in the world. PepsiCo's brands are among the best known in the world and are available in about 190 countries. PepsiCo's brands include Lays and Ruffles potato chips, Doritos tortilla chips, Tostitos tortilla chips, Cheetos cheese flavored snacks, Pepsi-Cola, Mountain Dew, Diet Pepsi, Aquafina water, Lipton Brisk and Tropicana Pure Premium.

THE QUAKER OATS COMPANY
321 North Clark Street
Chicago, Illinois 60610
(312) 222-7111

Quaker is an international marketer of foods and beverages. Quaker is a major participant in the food industry in the United States and Canada and is a leading manufacturer of hot cereals, pancake syrups, grain-based snacks, cornmeal, hominy grits and value-added rice products. In addition, in the United States, Quaker is the second-largest manufacturer of pancake mixes and value-added pasta products and is among the four largest manufacturers of ready-to-eat cereals. Quaker manufactures and markets its products in many countries throughout Europe, Asia and Latin America. Quaker also manufactures and markets Gatorade active thirst quencher, which is the leading sports drink in the United States and Canada. Quaker also manufactures and markets Gatorade in Europe, Asia and Latin America.

                REASONS FOR THE MERGER (SEE PAGES I-31 TO I-35)

We believe that the merger will create significant value for shareholders of the combined companies. Quaker's beverage and snack foods businesses align with PepsiCo's strategy to remain highly focused on growth through the sale of convenient foods and beverages. The strong complementary brands and warehouse distribution system that Quaker's businesses add to PepsiCo broaden the platforms available for long-term growth. PepsiCo believes that the proposed merger will solidify and enhance its top and bottom line growth and improve its return on invested capital over time.

Several of Quaker's brands, particularly Gatorade, are leading brands in growth categories. PepsiCo believes that it can introduce new domestic and international channels of distribution for Gatorade beverages, and that the Gatorade distribution system will add to the growth of Tropicana's shelf-stable beverages. PepsiCo also believes that the distribution of Quaker's bars and rice snacks can be significantly increased through the use of Frito-Lay's North American and international distribution systems, and that the Quaker brands will give Frito-Lay access to eating occasions, such as breakfast, when consumers typically do not consume salty snacks.

Achieving these objectives depends on our ability to successfully integrate our businesses and on the other uncertainties and risk factors described on pages I-18 to I-20.

CHAPTER ONE - THE MERGER

To review the reasons for the merger in greater detail, see pages I-31 through I-35.

                      OUR RECOMMENDATIONS TO SHAREHOLDERS

TO PEPSICO SHAREHOLDERS:

The PepsiCo board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote FOR the proposals to approve the merger agreement, the merger, the related issuance of PepsiCo common stock and PepsiCo convertible preferred stock and the related amendment to PepsiCo's restated articles of incorporation described on page I-23.

TO QUAKER SHAREHOLDERS:

The Quaker board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote FOR the proposal to approve the merger agreement and the merger.

                                   THE MERGER

WE HAVE ATTACHED THE MERGER AGREEMENT AND AN AMENDMENT TO THE MERGER AGREEMENT AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS, AND WE REFER TO THEM TOGETHER IN THIS DOCUMENT AS THE MERGER AGREEMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

WHAT QUAKER COMMON SHAREHOLDERS WILL RECEIVE (SEE PAGE I-78)

As a result of the merger, holders of Quaker common stock will receive, for each share of Quaker common stock that they own, 2.3 shares of PepsiCo common stock, subject to adjustment as described below. Prior to consummation of the merger, PepsiCo's existing class of capital stock will be redesignated as PepsiCo common stock.

MAXIMUM VALUE. Holders of Quaker common stock will not be entitled to receive, in exchange for each share of Quaker common stock they hold, shares of PepsiCo common stock with a value in excess of $105.00, determined on the basis of the PepsiCo market price as described below. In the event that the value to be received would exceed $105.00, each share of Quaker common stock will be exchanged for shares of PepsiCo common stock with a value of $105.00, based on the PepsiCo market price. This will be accomplished by adjusting the exchange ratio of 2.3 to a number equal to:

    - $105.00, DIVIDED BY

    - the PepsiCo market price.

The PepsiCo market price is the average of the closing prices of PepsiCo capital stock on the New York Stock Exchange composite tape for the ten trading days randomly selected by lot by PepsiCo and Quaker together from the thirty trading days ending on and including the third New York Stock Exchange trading day preceding the closing date.

The adjustment described above will occur only if the PepsiCo market price is greater than $45.6522.

EXAMPLE: If the PepsiCo market price is determined to be $50.00, then each share of Quaker common stock will be exchanged for 2.1 shares of PepsiCo common stock in the merger.

WALK-AWAY THRESHOLD. If the PepsiCo market price, determined as described above, is less than $40.00, Quaker may terminate the merger agreement within the 24-hour period following determination of the PepsiCo market price, subject to PepsiCo's right to avoid the termination by adjusting the exchange ratio so that each share of Quaker common stock will be exchanged for shares of PepsiCo common stock with a value of $92.00, based on the PepsiCo market price. This is accomplished by adjusting the exchange ratio of 2.3 to a number equal to:

    - $92.00, DIVIDED BY

    - the PepsiCo market price.

EXAMPLE:  If (1) the PepsiCo market price is determined to be $35.00,
(2) Quaker elects to terminate the merger agreement, and (3) PepsiCo decides to avoid the termination by adjusting the exchange ratio, then each share of Quaker common stock will be exchanged for 2.6286 shares of PepsiCo common stock in the merger.

NO FRACTIONAL SHARES. PepsiCo will not issue any fractional common shares. Holders of Quaker common stock will instead receive cash for any PepsiCo fractional common shares owed to them

                                                        CHAPTER ONE - THE MERGER
in an amount equal to such fractional part multiplied by the closing price of PepsiCo common stock on the date the merger becomes effective.

EXAMPLE: If you currently own 5 shares of Quaker common stock and the PepsiCo market price is less than $45.6522 but greater than $40.00, then after the merger you will receive 11 shares of PepsiCo common stock and a check for an amount equal to .5 multiplied by the closing price of PepsiCo common stock on the date the merger becomes effective.

On March 12, 2001, the closing price of PepsiCo capital stock on the New York Stock Exchange composite tape was $45.55. Assuming for purposes of this example that $45.55 is the PepsiCo market price, each holder of Quaker common stock would be entitled to receive 2.3 shares of PepsiCo common stock with a market value of approximately $104.765 for each Quaker common share. The actual value of the PepsiCo common shares to be issued in the merger, however, will depend on the PepsiCo market price at the time of the merger, and may be more or less than the value given in this example.

WHAT THE HOLDER OF QUAKER SERIES B ESOP CONVERTIBLE PREFERRED STOCK WILL RECEIVE
  (SEE PAGE I-78)

As a result of the merger, each outstanding share of Quaker Series B ESOP convertible preferred stock will be exchanged for one share of a newly created class of PepsiCo convertible preferred stock with rights substantially identical to the rights of the Quaker Series B ESOP convertible preferred stock. Each share of PepsiCo convertible preferred stock will be convertible into a number of shares of PepsiCo common stock equal to:

    - the actual exchange ratio used in the merger, MULTIPLIED BY

    - the number of shares of Quaker common stock that would have been received if one share of Quaker Series B ESOP convertible preferred stock had been converted immediately prior to the effective time of the merger.

WHAT PEPSICO SHAREHOLDERS WILL HOLD AFTER THE MERGER

PepsiCo shareholders will continue to own their existing shares of PepsiCo capital stock after the merger, which will have been redesignated as PepsiCo common stock prior to consummation of the merger. PepsiCo shareholders should not send in their stock certificates in connection with the merger.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (SEE PAGE I-46)

PepsiCo capital stock and Quaker common stock are each listed on both the New York Stock Exchange and Chicago Stock Exchange under the symbols "PEP" and "OAT", respectively. On December 1, 2000, the last full trading day before the public announcement of the proposed merger, PepsiCo capital stock closed at $42.375 and Quaker common stock closed at $88.625 on the New York Stock Exchange composite tape. On March 12, 2001, the closing price per share of PepsiCo capital stock was $45.55 and the closing price per share of Quaker common stock was $98.00 on the New York Stock Exchange composite tape.

LISTING OF PEPSICO COMMON STOCK

The shares of PepsiCo common stock to be issued to holders of Quaker common stock in the merger will be listed on the New York Stock Exchange and the Chicago Stock Exchange under the ticker symbol "PEP".

OWNERSHIP OF PEPSICO AFTER THE MERGER

PepsiCo estimates that it will issue approximately 315 million shares of PepsiCo common stock to Quaker shareholders in the merger, assuming that 2.3 shares of PepsiCo common stock are issued for each share of Quaker common stock. These PepsiCo common shares will represent approximately 18% of the outstanding shares of PepsiCo common stock after the merger. This information is based on the number of shares of PepsiCo capital stock and Quaker common stock expected to be outstanding at the effective time of the merger.

CHAPTER ONE - THE MERGER

SHAREHOLDER VOTE REQUIRED TO APPROVE THE MERGER

FOR PEPSICO SHAREHOLDERS: Approval of the merger agreement, the merger and related matters as described beginning on page II-1 requires the vote of a majority of all outstanding shares entitled to vote at the special shareholders' meeting. On the record date, directors and executive officers of PepsiCo and their affiliates were entitled to vote 613,840 shares of PepsiCo capital stock, representing less than one-tenth of 1.0% of the shares of PepsiCo capital stock outstanding on the record date.

FOR QUAKER SHAREHOLDERS: Approval of the merger and the merger agreement requires the vote of two-thirds of the votes cast by the holders of Quaker common stock and Quaker Series B ESOP convertible preferred stock, voting as a single class. On the record date, directors and executive officers of Quaker and their affiliates were entitled to vote 314,242 shares of Quaker common stock, representing less than three-tenths of 1.0% of the shares of Quaker common stock outstanding on the record date, and 8,514 shares of Quaker Series B ESOP convertible preferred stock or approximately 1.0% of the shares of Quaker
Series B ESOP convertible preferred stock outstanding on the record date.

DISSENTERS' RIGHTS (SEE PAGE I-43)

The holders of PepsiCo capital stock and Quaker common stock do not have any right to an appraisal of the value of their shares in connection with the merger. We provide on page I-43 in the section captioned "The Merger-- Dissenters' Rights" information regarding the dissenters' rights available to the trustee of the Quaker ESOP, the sole record holder of Quaker Series B ESOP convertible preferred stock, in connection with the merger. The trustee may exercise dissenters' rights as directed by participants in the Quaker ESOP.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE I-72)

When you consider the Quaker and PepsiCo board of directors' recommendations that shareholders vote in favor of the merger agreement, the merger and related proposals, you should be aware that some Quaker and PepsiCo executive officers and directors may have interests in the merger that may be different from, or in addition to, your own.

ACCOUNTING TREATMENT (SEE PAGE I-39)

We expect the merger to qualify as a "pooling-of-interests," which means that PepsiCo and Quaker will be treated as if they had always been combined for accounting and financial reporting purposes.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE I-40)

The merger has been structured as a "tax-free reorganization" for federal income tax purposes. Accordingly, holders of Quaker common stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their Quaker common stock for PepsiCo common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of PepsiCo common stock. The companies themselves, as well as the current holders of PepsiCo capital stock, will not recognize gain or loss as a result of the merger. It is a condition to the obligations of Quaker and PepsiCo to complete the merger that each receive an opinion from its outside tax counsel that the merger will be a tax-free reorganization for federal income tax purposes.

THE FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO SOME HOLDERS OF QUAKER STOCK, INCLUDING SOME TYPES OF HOLDERS SPECIFICALLY REFERRED TO ON PAGE I-40. YOUR TAX CONSEQUENCES WILL DEPEND UPON YOUR OWN PERSONAL SITUATION. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU.

REGULATORY MATTERS (SEE PAGE I-42)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the merger cannot be completed until we have made required notifications, we have given certain information and materials to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. Each

                                                        CHAPTER ONE - THE MERGER
company submitted pre-merger notification and report forms during the week of January 8, 2001.

On February 7, 2001, the Federal Trade Commission requested additional information and materials from PepsiCo and Quaker. The merger may not be completed until 30 days after both parties have substantially complied with this request for additional information or unless the waiting period is terminated earlier. Prior to the expiration of the waiting period, the Federal Trade Commission may challenge the merger on antitrust grounds by seeking a federal court order enjoining the transaction.

The merger is also subject to review under the competition laws of the European Union. We informally notified the European Commission of the merger on December 7, 2000, and made the required pre-merger filing in February 2001.

The merger is also subject to regulatory review in jurisdictions other than the U.S. and the European Union.

PepsiCo and Quaker are working to obtain the required regulatory approvals and consents. However, we can give no assurance as to when or whether any of these approvals and consents will be obtained or the terms and conditions that may be imposed.

As described beginning on page I-83, PepsiCo and Quaker are not required to close unless the regulatory conditions to completion of the merger are satisfied.

PRINCIPAL CONDITIONS TO THE COMPLETION OF THE MERGER (SEE PAGE I-83)

We will complete the merger only if specific conditions are satisfied or, in some cases, waived, including the following:

    - approval by the shareholders of PepsiCo and Quaker;

    - approval for listing of the PepsiCo common shares to be issued or reserved for issuance in connection with the merger on the New York Stock Exchange;

    - expiration or termination of the relevant waiting period under the Hart-Scott-Rodino Act;

    - approval by the European Commission of the merger;

    - absence of any law or order by a court or other governmental entity prohibiting the merger or having a material adverse effect on PepsiCo after giving effect to the merger;

    - the registration statement of which this joint proxy statement/prospectus forms a part having been declared effective and no stop order suspending its effectiveness being in effect; and

    - all actions by or filings with governmental entities required for the merger having been taken, made or obtained, subject to certain levels of materiality.

In addition, the obligation of PepsiCo to complete the merger is subject to the following conditions:

    - accuracy as of closing of the representations and warranties made by Quaker, subject to certain levels of materiality;

    - performance and compliance by Quaker with its obligations and covenants under the merger agreement through the closing, subject to certain levels of materiality;

    - receipt of an opinion from PepsiCo's outside tax counsel that the merger will qualify as a tax-free reorganization;

    - no third party having acquired beneficial ownership of or initiated a tender or exchange offer for more than 15% of the outstanding Quaker common stock;

    - no change in law or U.S. generally accepted accounting principles having occurred that would prevent the merger from being accounted for as a "pooling-of-interests;"

    - receipt of a letter from PepsiCo's independent accountants addressed to PepsiCo, dated approximately the date of this joint proxy statement/prospectus, concurring with PepsiCo's conclusion that:

        - no conditions exist that would preclude PepsiCo from being a party to a

CHAPTER ONE - THE MERGER
          business combination to be accounted for as a "pooling-of-interests," except for such actions, facts or circumstances that will be corrected or cured prior to the closing date of the merger by PepsiCo; and

        - assuming such cure or correction, the merger will be accounted for as a "pooling-of-interests;" and

    - receipt of copies of letters addressed to Quaker from Quaker's independent accountants concluding that Quaker qualifies as a combining company that is eligible to participate in a business combination to be accounted for as a "pooling-of-interests" and copies of letters addressed to Quaker's independent accountants from Quaker to the same effect, in each case, dated approximately the date of this joint proxy statement/ prospectus and as of the closing date of the merger.

Additionally, the obligation of Quaker to complete the merger is subject to the following conditions:

    - accuracy as of closing of the representations and warranties made by PepsiCo and BeverageCo, Inc., subject to certain levels of materiality;

    - performance and compliance by PepsiCo and BeverageCo, Inc. with their respective obligations and covenants under the merger agreement through the closing, subject to certain levels of materiality; and

    - receipt of an opinion from Quaker's outside tax counsel that the merger will qualify as a tax-free reorganization.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE I-84)

PEPSICO OR QUAKER TERMINATION PROVISIONS. Either PepsiCo or Quaker can terminate the merger agreement if any of the following occurs:

    - the merger is not completed by June 2, 2001--however, that date becomes September 2, 2001 if the only reason for not closing by June 2, 2001 relates to U.S. and European Union antitrust matters;

    - the Department of Justice, Federal Trade Commission or European Commission permanently restrains, enjoins or prohibits the merger or fails to approve the merger, in each case, in a final and nonappealable manner;

    - PepsiCo or Quaker shareholders fail to give the required approvals;

    - the other party materially breaches any of its representations, warranties, covenants or obligations under the merger agreement, and the breach is incapable of being cured or is not cured within 45 days; or

    - the Quaker board of directors authorizes Quaker to enter into a written agreement concerning an alternative transaction that the Quaker board of directors has determined is superior to the merger.

PEPSICO TERMINATION PROVISIONS. PepsiCo can terminate the merger agreement if the Quaker board of directors:

    - fails to call the Quaker shareholder meeting in accordance with the merger agreement;

    - fails to recommend the merger or the merger agreement to the Quaker shareholders; or

    - withdraws, modifies or qualifies its recommendation of the merger or the merger agreement to its shareholders in a manner adverse to PepsiCo.

QUAKER TERMINATION PROVISIONS. Quaker can terminate the merger agreement if the PepsiCo board of directors:

    - fails to call the PepsiCo shareholder meeting in accordance with the merger agreement;

    - fails to recommend the merger or the related matters to the PepsiCo shareholders; or

    - withdraws, modifies or qualifies its recommendation of the merger or the related matters to its shareholders in a manner adverse to Quaker.

                                                        CHAPTER ONE - THE MERGER

In addition, Quaker may terminate the merger agreement if the PepsiCo market price (determined as described above) is less than $40.00, subject to PepsiCo's right to avoid such termination, within 24 hours of a termination notice from Quaker, by adjusting the exchange ratio to a number equal to (1) $92.00, DIVIDED BY (2) the PepsiCo market price.

Finally, PepsiCo and Quaker can mutually agree to terminate the merger agreement.

TERMINATION FEES PAYABLE BY QUAKER (SEE PAGE I-85)

Quaker must pay PepsiCo a termination fee of $420 million in cash if:

    - the merger agreement is terminated by PepsiCo or Quaker in circumstances where Quaker's shareholders fail to approve the merger and, within twelve months of the termination, Quaker enters into an agreement with respect to a business combination with a third party, including a sale of Quaker's beverage business;

    - the merger agreement is terminated by PepsiCo as described in "PepsiCo Termination Provisions" above;

    - the merger agreement is terminated by PepsiCo on the basis of a material breach by Quaker of its representations, warranties, covenants or obligations under the merger agreement and, within twelve months of the termination, Quaker enters into an agreement with respect to a business combination with a third party, including a sale of Quaker's beverage business; or

    - the merger agreement is terminated by PepsiCo or Quaker after the Quaker board of directors authorizes Quaker to enter into a written agreement concerning an alternative transaction that the Quaker board of directors has determined is superior to the merger.

STOCK OPTION AGREEMENT

In connection with the merger agreement, PepsiCo and Quaker entered into a stock option agreement under which Quaker granted to PepsiCo an option to purchase approximately 19.9% of Quaker's outstanding common stock, at a price of $95.00 per share, which is adjustable in the event of changes in the outstanding Quaker common stock. The option is exercisable upon the occurrence of any of the events referred to above in "Termination Fees Payable by Quaker." PepsiCo's total profit under the stock option agreement, when added to any termination fee paid by Quaker pursuant to the merger agreement, cannot exceed $460 million. The stock option agreement is attached as Annex B to this joint proxy statement/prospectus. We encourage you to read this agreement carefully.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES I-53 TO I-71)

In deciding to approve the merger, each of Quaker's and PepsiCo's board of directors considered the opinion(s) of its respective financial advisor(s) as to the fairness from a financial point of view of the exchange ratio. These opinions were directed to Quaker's and PepsiCo's respective boards of directors and do not constitute recommendations to shareholders with respect to the merger. Quaker has received opinions from Goldman, Sachs & Co. and J.P. Morgan Securities Inc. PepsiCo has received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated. These opinions, which are attached as Annexes C, D and E, set forth the assumptions made, matters considered and limitations on the review undertaken in connection with these opinions. We encourage you to read these opinions carefully in their entirety.

CHAPTER ONE - THE MERGER

        SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION

  WHERE WE OBTAINED THE FINANCIAL INFORMATION

      The following information is provided to aid in the analysis of the financial aspects of the merger. We derived this information from the audited financial statements of PepsiCo and Quaker for the years 1996 through 2000. The information is a summary and should be read together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page IV-1.

  "POOLING-OF-INTERESTS" ACCOUNTING TREATMENT

      The management of PepsiCo and Quaker expect that the merger will qualify as a "pooling-of-interests" business combination for accounting purposes. Under this method of accounting, the historical cost basis of the assets and liabilities of PepsiCo and Quaker will be carried forward to the combined company. Results of operations of the combined company will include the income of PepsiCo and Quaker for the entire fiscal period in which the combination occurs. The results of operations of the separate companies for fiscal years before the merger will be combined and reported as the results of operations of the combined company.

      We have presented unaudited pro forma condensed combined financial information that reflects the "pooling-of-interests" method of accounting to provide a better picture of what our businesses might have looked like had they been combined as of and for the periods indicated. We prepared the pro forma condensed combined statements of income and balance sheet by combining the historical amounts of each company and adjusting share information for an assumed exchange ratio of 2.3. The actual exchange ratio to be used in the merger is subject to adjustment based on an average of closing prices of PepsiCo capital stock prior to the closing of the merger as further described in "The Merger Agreement--Merger Consideration" on page I-76. The accounting policies of PepsiCo and Quaker are substantially comparable. Consequently, we did not make adjustments to the unaudited pro forma condensed combined financial information to conform the accounting policies of the combining companies. As further described in Note 4 to "Unaudited Pro Forma Condensed Combined Financial Information" on page I-52, reclassifications of certain Quaker financial statement amounts have been made to conform with the financial statement presentation of PepsiCo. Upon consummation of the merger, further review of Quaker's accounting policies and financial statements may require restatements of the combined entity's financial statements to conform to those policies and classifications that are deemed most appropriate.

      The companies may have performed differently had they always been combined. The unaudited pro forma condensed combined financial information is not necessarily indicative of the historical results that would have occurred had the companies always been combined or the future results that the combined company will experience after the merger. See "Unaudited Pro Forma Condensed Combined Financial Information" on page I-47.

  MERGER-RELATED EXPENSES

      We estimate that merger-related fees and expenses, consisting primarily of fees and expenses of investment bankers, attorneys and accountants, SEC filing fees, stock exchange listing fees, and financial printing and other related charges, will be approximately $100 million. See Note 1 to "Unaudited Pro Forma Condensed Combined Financial Information" on page I-52.

                                                        CHAPTER ONE - THE MERGER

  INTEGRATION-RELATED EXPENSES

      We expect to incur costs subsequent to the merger for integration-related expenses necessary to reduce costs and operate efficiently. These costs will be charged to operations subsequent to the merger and, therefore, are not reflected in the unaudited pro forma condensed combined financial information.

  PERIODS COVERED

      The unaudited pro forma condensed combined statements of income combine PepsiCo's results for the fiscal years 2000, 1999 and 1998 with Quaker's results for the years 2000, 1999 and 1998 giving effect to the merger as if it had occurred on December 28, 1997. The unaudited pro forma condensed combined balance sheet combines the balance sheets of PepsiCo as of December 30, 2000 and Quaker as of December 31, 2000, giving effect to the merger as if it had occurred on December 30, 2000.

CHAPTER ONE - THE MERGER

  SELECTED HISTORICAL FINANCIAL INFORMATION OF PEPSICO

      The following selected historical financial information has been derived from PepsiCo's audited consolidated financial statements as of and for each of the fiscal years ended December 30, 2000, December 25, 1999,
  December 26, 1998, December 27, 1997 and December 28, 1996. This information is a summary and should be read together with PepsiCo's historical financial statements and related notes contained in the annual reports as well as other information that PepsiCo has filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page IV-1.

                                                                          YEARS ENDED
                                            ------------------------------------------------------------------------
                                            DECEMBER 30,   DECEMBER 25,   DECEMBER 26,   DECEMBER 27,   DECEMBER 28,
                                              2000(1)       1999(2)(3)     1998(3)(4)      1997(3)        1996(3)
                                            ------------   ------------   ------------   ------------   ------------
                                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales.................................    $ 20,438       $ 20,367       $ 22,348       $ 20,917       $ 20,337
Income from continuing operations.........       2,183          2,050          1,993          1,491            942
Income per share--continuing operations--
  basic...................................        1.51           1.40           1.35           0.98           0.60
Income per share--continuing operations--
  assuming dilution.......................        1.48           1.37           1.31           0.95           0.59
Cash dividends declared per share.........       0.555          0.535          0.515           0.49          0.445
Total assets(5)...........................      18,339         17,551         22,660         20,101         22,160
Long-term debt............................       2,346          2,812          4,028          4,946          8,174

      As a result of the deconsolidation of The Pepsi Bottling Group and other bottling operations in 1999 and PepsiCo's acquisition of Tropicana Products, Inc. late in 1998, the data provided above is not comparable.

      In 1997, PepsiCo disposed of its restaurants segment and accounted for the disposal as discontinued operations. Accordingly, all information has been restated for 1997 and 1996.

  ------------------------------
   All per share amounts assume dilution.

   (1) The 2000 fiscal year consisted of fifty-three weeks versus fifty-two weeks in our normal fiscal year. The fifty-third week increased 2000 net sales by an estimated $294 million and net income by an estimated $44 million or $0.03 per share.

   (2) 1999 operating results include a net gain on bottling transactions of $1.0 billion ($270 million after-tax or $0.18 per share) and a tax provision related to PepsiCo's business venture with PepCom Industries, Inc. of $25 million ($0.02 per share).

   (3) Operating results include asset impairment and restructuring charges of $65 million ($40 million after-tax or $0.03 per share) in 1999, $288 million ($261 million after-tax or $0.17 per share) in 1998, $290 million ($239 million after-tax or $0.15 per share) in 1997 and $576 million ($527 million after-tax or $0.33 per share) in 1996.

   (4) 1998 operating results include a tax benefit of $494 million ($0.32 per share) from a settlement of prior year tax claims relating to PepsiCo's concentrate operations in Puerto Rico.

   (5) Total assets include net assets of discontinued operations of $4.5 billion in 1996.

                                                        CHAPTER ONE - THE MERGER

  SELECTED HISTORICAL FINANCIAL INFORMATION OF QUAKER

      The following selected historical financial information has been derived from Quaker's audited consolidated financial statements as of and for each of the years ended December 31, 1996 through 2000. This information is a summary and should be read together with Quaker's historical financial statements and related notes contained in the annual reports and other information that Quaker has filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page IV-1.

                                                                         YEARS ENDED DECEMBER 31,
                                                           ----------------------------------------------------
                                                           2000(1)    1999(2)    1998(3)    1997(4)    1996(5)
                                                           --------   --------   --------   --------   --------
                                                                 (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales................................................  $ 5,041    $ 4,725    $ 4,843    $ 5,016    $ 5,199
Net income (loss)........................................      360        455        284       (931)       248
Net income (loss) per common share--basic................     2.71       3.36       2.04      (6.80)      1.80
Net income (loss) per common share--diluted..............     2.61       3.23       1.97      (6.80)      1.78
Dividends declared:
  Per common share.......................................     1.14       1.14       1.14       1.14       1.14
  Convertible preferred and redeemable preference
    stock................................................        4          4          4          3          4
Total assets.............................................    2,419      2,396      2,510      2,697      4,394
Long-term debt...........................................      664        715        795        888        994

  ------------------------------
   Notes below refer to amounts per share-basic, unless otherwise stated.

   (1) 2000 operating results include pre-tax restructuring charges of $74.2 million, or $0.33 per share ($0.31 per diluted share); pre-tax income of $11.8 million, or $0.05 per share, to reduce prior year restructuring and divestiture reserves; and pre-tax asset impairment losses of $120.1 million, or $0.55 per share ($0.53 per diluted share).

   (2) 1999 operating results include pre-tax restructuring charges of $12.7 million, or $0.06 per share; a pre-tax divestiture gain of $5.1 million, or $0.03 per share; pre-tax income of $9.9 million, or $0.04 per share, to reduce prior restructuring and divestiture reserves; and reductions in the provision for income taxes of $59.3 million, or $0.44 per share ($0.42 per diluted share), related to previously recorded tax accruals and tax assets.

   (3) 1998 operating results include pre-tax restructuring charges of $89.7 million, or $0.38 per share; pre-tax asset impairment losses of $38.1 million, or $0.18 per share; and a combined pre-tax divestiture loss of $0.7 million, or a gain of $0.20 per share, due to certain tax benefits.

   (4) 1997 operating results include pre-tax restructuring charges of $65.9 million, or $0.27 per share, and a combined pre-tax loss of $1.42 billion, or $8.41 per share, for business divestitures.

   (5) 1996 operating results include pre-tax restructuring charges of $23.0 million, or $0.14 per share, and pre-tax gains of $136.4 million, or $0.60 per share, for business divestitures.

CHAPTER ONE - THE MERGER

  SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

      The following selected unaudited pro forma combined financial information has been derived from and should be read together with the unaudited pro forma condensed combined financial information and related notes on pages I-47 through I-52. This information is based on the historical consolidated balance sheets and statements of income of PepsiCo and Quaker giving effect to the merger using the "pooling-of-interests" method of accounting for business combinations as described on I-39. This information is for illustrative purposes only. The companies may have performed differently had they always been combined. The selected unaudited pro forma combined financial information is not necessarily indicative of the historical results that would have occurred had the companies always been combined, or the future results that the combined company will experience after the merger.

                                                                         YEARS ENDED
                                                          ------------------------------------------
                                                          DECEMBER 30,   DECEMBER 25,   DECEMBER 26,
                                                              2000           1999           1998
                                                          ------------   ------------   ------------
                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales...............................................    $ 25,479       $ 25,092       $ 27,191
Net income..............................................       2,543          2,505          2,277
Net income per common share--basic......................        1.44           1.39           1.25
Net income per common share--assuming dilution..........        1.40           1.36           1.22
Dividends declared on convertible preferred and
  redeemable preference stock...........................           4              4              4
Total assets............................................      21,605
Long-term debt..........................................       3,010

                                                        CHAPTER ONE - THE MERGER

  COMPARATIVE PER SHARE DATA

      Set forth below are the net income, cash dividends and book value per common share data for PepsiCo and Quaker separately on a historical basis, on a pro forma combined basis and on a pro forma combined basis per Quaker equivalent share.

      The PepsiCo pro forma data gives effect to the merger using the "pooling-of-interests" method of accounting as if the transaction had occurred for the statement of income information as of December 28, 1997, and for the balance sheet information as of December 30, 2000. For a more detailed description of "pooling-of-interests" accounting, see "The Merger--Accounting Treatment" on page I-39. We have presented the PepsiCo pro forma data by combining the historical amounts of each company. The share information was adjusted for an assumed exchange ratio of 2.3 shares of PepsiCo common stock for each share of Quaker common stock and for the issuance of an estimated 20 million shares of PepsiCo repurchased capital stock in order to qualify for "pooling-of-interests" accounting treatment. The actual exchange ratio to be used in the merger is subject to an adjustment based on an average of closing prices of PepsiCo capital stock prior to the merger as further described in "The Merger Agreement--Merger Consideration" on page I-76.

      The pro forma balance sheet information reflects estimated direct transaction costs of approximately $100 million associated with the merger. These costs consist primarily of fees and expenses of investment bankers, attorneys and accountants, SEC filing fees, stock exchange listing fees, and financial printing and other related charges. These expenses have not been reflected in the pro forma statement of income information as they are considered to be nonrecurring.

      The Quaker equivalent share pro forma information shows the effect of the merger from the perspective of an owner of Quaker common shares. The information was computed by multiplying the unrounded PepsiCo pro forma combined information by the assumed exchange ratio of 2.3.

      The information below should be read together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference and with the unaudited pro forma condensed combined financial information beginning on page I-47. See "Where You Can Find More Information" on page IV-1. The unaudited pro forma combined data below is for illustrative purposes only. This information is not necessarily indicative of the historical results that would have occurred had the companies always been combined or the future results that the combined company will experience after the merger. Further, amounts based on the actual exchange ratio to be used in the merger could differ from the unaudited pro forma combined data below.

CHAPTER ONE - THE MERGER

                                                                            YEARS ENDED
                                                             ------------------------------------------
                                                             DECEMBER 30,   DECEMBER 25,   DECEMBER 26,
                                                                 2000           1999           1998
                                                             ------------   ------------   ------------
PEPSICO PRO FORMA COMBINED PER COMMON SHARE DATA:
  Net income--basic........................................    $  1.44        $  1.39        $  1.25
  Net income--assuming dilution............................       1.40           1.36           1.22
  Cash dividends (1).......................................
  Book value...............................................       4.72

PEPSICO HISTORIC PER SHARE DATA:
  Net income--basic........................................       1.51           1.40           1.35
  Net income--assuming dilution............................       1.48           1.37           1.31
  Cash dividends (1).......................................       0.555          0.535          0.515
  Book value...............................................       5.01           4.73           4.35

PEPSICO PRO FORMA COMBINED PER QUAKER EQUIVALENT COMMON
  SHARE DATA:
  Net income--basic........................................       3.30           3.21           2.88
  Net income--assuming dilution............................       3.23           3.13           2.80
  Cash dividends (1).......................................
  Book value...............................................      10.85

                                                                            YEARS ENDED
                                                                            DECEMBER 31,
                                                             ------------------------------------------
                                                                 2000           1999           1998
                                                             ------------   ------------   ------------
QUAKER HISTORIC PER COMMON SHARE DATA:
  Net income--basic........................................    $  2.71        $  3.36        $  2.04
  Net income--assuming dilution............................       2.61           3.23           1.97
  Cash dividends (1).......................................       1.14           1.14           1.14
  Book value...............................................       2.69           1.50           1.12

  ------------------------------

  (1) PepsiCo's current quarterly dividend is $0.14 ($0.56 per share annualized). Future dividends are subject to approval and declaration by PepsiCo's board of directors. Quaker's current quarterly dividend is $0.285 ($1.14 per share annualized). Future dividends are subject to approval and declaration by Quaker's board of directors. The dividend policy of the combined company will be determined by its board of directors following consummation of the merger.

                                                        CHAPTER ONE - THE MERGER

  COMPARATIVE MARKET PRICE INFORMATION

      The following table sets forth the closing prices per share of PepsiCo capital stock and Quaker common stock on the New York Stock Exchange composite tape on December 1, 2000, the last trading day prior to the public announcement of the proposed merger, and on March 12, 2001. The table also sets forth the value of the PepsiCo common shares that a Quaker shareholder would have received for one Quaker common share, assuming that the merger had taken place on those dates and assuming an exchange ratio of 2.3 shares of PepsiCo common stock for each share of Quaker common stock in the merger. These numbers have been calculated by multiplying the assumed exchange ratio of 2.3 by the closing price per share of PepsiCo capital stock on those dates. The actual value of the PepsiCo common shares a Quaker shareholder will receive on the date of the merger may be higher or lower than the prices set forth below.

                                                          CLOSING PRICE   CLOSING PRICE     VALUE OF
                                                           OF PEPSICO       OF QUAKER       PEPSICO
                                                             CAPITAL         COMMON       COMMON STOCK
                                                              STOCK           STOCK         RECEIVED
                                                          -------------   -------------   ------------
December 1, 2000........................................    $  42.375       $  88.625       $97.4625
March 12, 2001..........................................    $  45.55        $  98.00       1$04.765

      See "Comparative Per Share Market Price and Dividend Information" on page I-46 for additional market price information.

CHAPTER ONE - THE MERGER

                                  RISK FACTORS

    In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption "Information Regarding Forward-Looking Statements," you should carefully consider the following risk factors in deciding whether to vote for approval of the merger, the merger agreement, and the other related matters.

    THE VALUE OF PEPSICO SHARES TO BE RECEIVED IN THE MERGER WILL FLUCTUATE. YOU MAY RECEIVE MORE OR LESS VALUE OR FEWER OR MORE SHARES DEPENDING ON FLUCTUATIONS IN THE PRICE OF PEPSICO CAPITAL STOCK. If the average closing price of PepsiCo capital stock on the New York Stock Exchange composite tape for the ten trading days randomly selected by lot by PepsiCo and Quaker together from the thirty trading days ending on and including the third New York Stock Exchange trading day preceding the closing date is greater than or equal to $40.00 and less than or equal to $45.6522, the exchange ratio will be fixed at 2.3 shares of PepsiCo common stock for every share of Quaker common stock. If the average closing price is less than $40.00, Quaker will have the right to terminate the merger agreement, subject to PepsiCo's right to avoid such termination by adjusting the exchange ratio to equal a quotient of $92.00 divided by that average closing price. If the average closing price of PepsiCo capital stock is greater than $45.6522, the exchange ratio will be adjusted to equal a quotient of $105.00 divided by that average closing price. The market prices of PepsiCo capital stock and Quaker common stock when the merger is completed may vary from their market prices at the date of this document and at the date of the special shareholder meetings of PepsiCo and Quaker. For example, during the 12 month period ending on March 12, 2001, the price of PepsiCo capital stock varied from a low of $30.125 to a high of $49.9375 and ended that period at $45.55, and the closing price of Quaker common stock varied from a low of $45.9375 to a high of $99.33 and ended that period at $98.00. See "Comparative Per Share Market Price and Dividend Information" on page I-46 for more detailed share price information.

    These variations may be the result of various factors including:

    - changes in the business, operations or prospects of PepsiCo, Quaker or the combined company;

    - governmental and/or litigation developments and/or regulatory considerations;

    - market assessments as to whether and when the merger will be consummated;

    - the timing of the merger; and

    - general stock market and economic conditions.

    The merger may not be completed and the exchange ratio may not be determined until a significant period of time has passed after the PepsiCo and Quaker special shareholder meetings. Therefore, at the time of their respective special shareholder meetings, PepsiCo and Quaker shareholders may not know the number of shares of PepsiCo common stock that will be issued for each share of Quaker common stock or the exact value of the PepsiCo common stock that will be issued in connection with the merger. Shareholders of PepsiCo and Quaker are urged to obtain current market quotations for PepsiCo capital stock and Quaker common stock.

    WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE OUR OPERATIONS AND REALIZE THE FULL COST SAVINGS WE ANTICIPATE. The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies' operations include:

    - the necessity of coordinating geographically separated organizations; and

    - integrating personnel with diverse business backgrounds.

                                                        CHAPTER ONE - THE MERGER

    The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined companies' businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business, results of operations, financial condition or prospects of the combined company after the merger.

    Among the factors considered by the PepsiCo board of directors and the Quaker board of directors in connection with their respective approvals of the merger agreement were the opportunities for economies of scale, as well as operating efficiencies that could result from the merger. We cannot give any assurance that these savings will be realized within the time periods contemplated or even if they will be realized at all.

    WE WILL INCUR SIGNIFICANT TRANSACTION EXPENSES AND INTEGRATION-RELATED COSTS IN CONNECTION WITH THE MERGER TRANSACTION. PepsiCo and Quaker expect to incur charges to operations to reflect costs associated with combining the operations of the two companies and transaction fees and other costs related to the merger. The majority of these costs will be expensed subsequent to the consummation of the merger and will adversely affect the results of the combined company and could adversely impact the market price of PepsiCo common stock. These costs include an anticipated one-time charge of approximately $100 million for transaction- and merger-related costs, which will be expensed at the date of the merger. Integration-related costs will be recognized as those actions take place subsequent to the merger. Although PepsiCo and Quaker expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset additional expenses over time, we cannot give any assurance that a net benefit will be achieved in the near term, or at all.

    THE MERGER MAY CAUSE DILUTION TO PEPSICO EARNINGS PER SHARE. The merger and the transactions contemplated by the merger agreement may have a dilutive effect on earnings per common share of PepsiCo due to the additional shares of PepsiCo that will be issued in the merger, the transaction and integration-related costs or other factors such as the failure to realize any benefit from synergies anticipated from the merger. This could adversely affect the market price of PepsiCo common stock. On a historical basis for PepsiCo, earnings per share--assuming dilution was $1.48 for the year ended December 30, 2000, as compared to $1.40, on a pro forma basis for the combined company. The pro forma figure does not include any benefits from synergies anticipated from the merger. See "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page I-47 for additional pro forma financial information for the combined company after the merger.

    OBTAINING REQUIRED REGULATORY APPROVALS AND SATISFYING CLOSING CONDITIONS MAY DELAY OR PREVENT COMPLETION OF THE MERGER. Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting periods, and any extension of the waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approval by the European Commission. PepsiCo and Quaker intend to pursue all required regulatory approvals. The requirement for these approvals could delay the completion of the merger for a significant period of time after PepsiCo and Quaker shareholders have approved the proposals relating to the merger at their respective special shareholder meetings. See "The Merger Agreement--Principal Conditions to the Completion of the Merger" on page I-83 for a discussion of the conditions to the completion of the merger and "The Merger--Regulatory Matters" beginning on page I-42 for a description of the regulatory approvals necessary in connection with the merger. No assurance can be given, however, that these approvals will be obtained or that the required conditions to closing will be satisfied, and, if all such approvals are obtained and

CHAPTER ONE - THE MERGER
the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals.

    EXECUTIVE OFFICERS OF QUAKER MAY RECEIVE CHANGE OF CONTROL BENEFITS EVEN IF THE MERGER IS NOT CONSUMMATED. Executive officers of Quaker participate in equity-based long-term incentive plans that have change of control provisions that will be triggered if the Quaker shareholders approve the merger and the merger agreement. The unvested stock options and restricted stock held by executive officers under these plans will become fully vested at the time the Quaker shareholders approve the merger and the merger agreement. These stock options and shares of restricted stock will remain fully vested even if the merger is not consummated.

                                                        CHAPTER ONE - THE MERGER

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    We have made forward-looking statements in this joint proxy statement/prospectus and in documents that are incorporated by reference in this joint proxy statement/prospectus about PepsiCo, Quaker and the combined company that are subject to risks and uncertainties. Forward-looking statements include the information regarding:

    - synergies

    - efficiencies

    - cost savings

    - revenue enhancements

    - capital productivity

    - returns on capital employed

    - capital spending

    - the timetable for closing the merger

    - projections

    - merger and integration-related expenses

- income and margins

- earnings per share

- growth

- economies of scale

- the economy

- future economic performance

- future acquisitions

- management's plans

- business portfolios

- future dividends

    The sections in this document which contain forward-looking statements include "Questions and Answers About the Merger," "Summary," "Selected Historical and Pro Forma Combined Financial Information--Merger-Related Expenses," "Selected Historical and Pro Forma Combined Financial Information--Integration-Related Expenses," "Risk Factors," "The Merger--Background of the Merger," "The Merger--PepsiCo's Reasons for the Merger," "The Merger--Quaker's Reasons for the Merger," "Unaudited Pro Forma Condensed Combined Financial Information" and "Opinions of Financial Advisors." Our forward-looking statements are also identified by words such as "believes," "expects," "anticipates," "intends," "estimates," "plans" or other similar expressions.

    For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

    In making these statements, we believe that our expectations are based on reasonable assumptions. Yet you should understand that the following important factors (many of which are beyond PepsiCo's and Quaker's control), in addition to those discussed elsewhere in this joint proxy statement/prospectus and in documents that we have incorporated by reference in this joint proxy statement/prospectus, could affect the future results of PepsiCo and Quaker, and of the combined company after completion of the merger. These factors could also cause those results or other outcomes to differ materially from those expressed in our forward-looking statements:

ECONOMIC AND INDUSTRY CONDITIONS

- materially adverse changes in economic or industry conditions generally or in the markets served by our companies

- access to capital markets

- the effect of economic conditions, inflation and interest rates

- the effect of changes in currency exchange rates and political and economic conditions worldwide

- the effect of changes in laws and regulations, including changes in accounting standards, trade, tax, price controls and other regulatory matters

OPERATING OR COMMERCIAL FACTORS

- supply disruptions

- technical difficulties

- changes in operating conditions and costs

- capital expenditure requirements

- the ability to generate cash flows or obtain financing to fund growth

- the ability to complete and integrate appropriate acquisitions, strategic alliances and joint ventures

- weather

- unfavorable publicity or reports concerning genetically-engineered foods

- changes in demographics and consumer preferences

CHAPTER ONE - THE MERGER

TRANSACTION FACTORS

- our ability to integrate the businesses of PepsiCo and Quaker successfully after the merger

- the challenges inherent in diverting management's focus and resources from other strategic opportunities and from operational matters during the integration process

- the process of, or conditions imposed in connection with, obtaining regulatory approvals for the merger

- the outcome of negotiations with partners, governments, suppliers, customers or others

COMPETITIVE FACTORS

- the actions of competitors

- the financial resources of competitors

- the ability to respond to technological advances attained by competitors and patents granted to competitors

- the ability to manufacture products competitively and cost-effectively

POLITICAL/GOVERNMENTAL FACTORS

- political stability or changes in government in parts of the world where we do business

                                                        CHAPTER ONE - THE MERGER

                                   THE MERGER

GENERAL

    We are furnishing this document to holders of PepsiCo capital stock and holders of Quaker common stock and Quaker Series B ESOP convertible preferred stock in connection with the solicitation of proxies by PepsiCo's board of directors and by Quaker's board of directors at their respective special shareholder meetings, and at any adjournments or postponements of either meeting.

    PEPSICO PROPOSALS

    At the PepsiCo special shareholders' meeting, PepsiCo will ask its shareholders to vote on:

    - a proposal to approve the Agreement and Plan of Merger, dated as of December 2, 2000, as amended as of March 15, 2001, among PepsiCo, BeverageCo, Inc., a wholly owned subsidiary of PepsiCo, and Quaker, and the merger contemplated by that agreement;

    - an amendment to PepsiCo's restated articles of incorporation authorizing PepsiCo convertible preferred stock to be issued in connection with the merger and changing the designation of PepsiCo "capital stock" to PepsiCo "common stock;" and

    - the issuance of shares of PepsiCo common stock and PepsiCo convertible preferred stock in connection with the merger.

We sometimes refer to the foregoing collectively as the "PepsiCo merger proposals." The merger and the related share issuance will not be completed and the amendment to PepsiCo's restated articles of incorporation will not be effected unless each is approved by PepsiCo shareholders.

    QUAKER PROPOSAL

    At the Quaker special shareholders' meeting, Quaker will ask its shareholders to vote on a proposal to approve the Agreement and Plan of Merger, dated as of December 2, 2000, as amended as of March 15, 2001, among PepsiCo, BeverageCo, Inc., a wholly owned subsidiary of PepsiCo, and Quaker, and the merger contemplated by that agreement. We sometimes refer to the foregoing as the "Quaker merger proposal." The merger will not be completed unless Quaker shareholders approve the merger and the merger agreement.

    The merger agreement provides for the merger of BeverageCo, Inc. with and into Quaker, with Quaker surviving the merger as a wholly-owned subsidiary of PepsiCo. The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of New Jersey or at such other time as PepsiCo and Quaker agree. We anticipate that the parties will make this filing as soon as practicable after the last of the conditions precedent to the merger contained in the merger agreement has been satisfied or waived. We have attached copies of the merger agreement and an amendment to the merger agreement as Annex A to this document. We urge shareholders to read the merger agreement in its entirety because it is the legal document governing the merger.

BACKGROUND OF THE MERGER

    On October 5, 2000, representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated, PepsiCo's financial advisor with respect to the merger, met with Roger A. Enrico, PepsiCo's Chairman of the Board and Chief Executive Officer, Steven S Reinemund, PepsiCo's President and Chief Operating Officer, Indra K. Nooyi, PepsiCo's Chief Financial Officer, and Robert F. Sharpe, Jr., PepsiCo's General Counsel, and presented their preliminary analysis of a possible business combination between PepsiCo and Quaker.

CHAPTER ONE - THE MERGER

    In the second week of October 2000, Mr. Enrico contacted Robert S. Morrison, Chairman, President and Chief Executive Officer of Quaker, and indicated an interest in meeting to discuss a possible business combination with Quaker.

    On October 15, 2000, Messrs. Enrico, Reinemund, Sharpe, Ms. Nooyi and Matthew McKenna, PepsiCo's Treasurer, met with representatives of PepsiCo's financial advisor to discuss the opportunities presented by a merger between PepsiCo and Quaker.

    On October 17, 2000, Messrs. Enrico and Reinemund had dinner in Chicago with Mr. Morrison and Terence D. Martin, Quaker's Senior Vice President and Chief Financial Officer, to discuss PepsiCo's interest in Quaker. Mr. Enrico expressed confidence that PepsiCo would be able to make a proposal for a stock merger. He outlined a number of factors that he believed would lead to greater value after a business combination. Mr. Enrico suggested that PepsiCo would likely be able to make a definitive merger proposal that would value each share of Quaker common stock in excess of $100 following a joint meeting of top operating management of the two companies. Mr. Morrison advised Messrs. Enrico and Reinemund that he would consider the request and respond to Mr. Enrico.

    On October 19, 2000, Mr. Morrison advised Mr. Enrico that Quaker believed the proposed meeting of operating managers would be worthwhile, subject to negotiation of a satisfactory confidentiality agreement. A confidentiality agreement dated October 23, 2000 was signed on October 25, 2000.

    On October 26, 2000, Messrs. Enrico, Reinemund, Ms. Nooyi, Massimo d'Amore, PepsiCo's Senior Vice President, Corporate Development, and senior operating and purchasing heads of PepsiCo's Tropicana, Frito-Lay and Frito-Lay International businesses met in Chicago with Messrs. Morrison and Martin, and Quaker's operating division and purchasing heads, to discuss their respective businesses and possible synergies between them.

    On October 27, 2000, Mr. Sharpe contacted Mr. Martin and John G. Jartz, Quaker's Senior Vice President--General Counsel, Business Development and Corporate Secretary, to request additional information on Quaker's general and administrative expenses, which was provided.

    On October 27, 2000, Mr. Enrico advised members of PepsiCo's board of directors regarding a possible merger with Quaker.

    On October 30, 2000, Messrs. Enrico, Reinemund, Sharpe, McKenna and
Ms. Nooyi met to develop a specific proposal to be presented to Mr. Morrison.

    During the last two weeks of October 2000, Mr. Morrison individually updated each member of the Quaker board of directors regarding discussions with PepsiCo.

    On the morning of November 1, 2000, Mr. Enrico called Mr. Morrison and stated that PepsiCo was prepared to make a proposal to acquire Quaker for 2.1 shares of PepsiCo capital stock for each share of Quaker common stock in a merger to be accounted for as a "pooling-of-interests." Mr. Enrico stated that PepsiCo would want a termination fee in certain events and an option on shares of Quaker common stock if the transaction proceeded. No price protection was provided for Quaker's shareholders in the event of a decline in PepsiCo's stock price. Mr. Morrison advised that the proposal would likely not be acceptable to Quaker and suggested that representatives of Goldman, Sachs & Co., Quaker's financial advisor, should meet with representatives of PepsiCo's financial advisor and senior PepsiCo representatives to discuss Quaker's particular concerns.

    On November 1, 2000, at Quaker's request, representatives of Goldman,
Sachs & Co. met with representatives from PepsiCo and a representative of PepsiCo's financial advisor, to advise them that Quaker believed that PepsiCo's proposal was insufficient. On behalf of Quaker, Goldman, Sachs & Co. requested that PepsiCo consider including a price protection provision to ensure that the value of the transaction would remain the same in the event of fluctuations within defined parameters in the price

                                                        CHAPTER ONE - THE MERGER
of PepsiCo capital stock, commonly known as a collar provision, and that they address Quaker's desire to ensure certainty of completion of any transaction agreed to by Quaker.

    On November 2, 2000, Mr. Enrico contacted Mr. Morrison and proposed a 2.3 to 1 fixed exchange ratio. He indicated that PepsiCo was not prepared to provide a collar provision. Mr. Enrico stated that Quaker had until 4:00 p.m. that day to respond to the proposal. At Quaker's request, Goldman, Sachs & Co. contacted Merrill Lynch, Pierce, Fenner & Smith Incorporated and proposed a transaction with a 2.33 to 1 fixed exchange ratio, as long as the value to Quaker's shareholders was between $102.50 and $117.50. This would have provided for a value of approximately $110 per Quaker share based on PepsiCo's closing stock price on November 2, 2000. If the value to Quaker's shareholders was between $95 and $102.50 the proposal required PepsiCo to increase the exchange ratio to provide for a value of $102.50 per share of Quaker common stock, and if the value to Quaker's shareholders exceeded $117.50, the proposal would permit PepsiCo to decrease the exchange ratio to provide for a value of $117.50 per share of Quaker common stock. In addition, the proposal gave Quaker a right to terminate if the value per share of Quaker common stock was below $95.

    Later in the day on November 2, 2000, Merrill Lynch, Pierce, Fenner & Smith Incorporated called Goldman, Sachs & Co. and indicated that PepsiCo would not increase its exchange ratio above the proposed 2.3 to 1 fixed exchange ratio and would not offer a collar provision. Quaker responded that the proposal was insufficient. Shortly thereafter, details of PepsiCo's proposal and Quaker's response were reported by the news media.

    On November 3, 2000, the chief executive officer of Groupe Danone, which we refer to as Danone, called Quaker and expressed an interest in pursuing a possible business combination with Quaker. Danone's call followed news media disclosure as well as a July 21, 2000 meeting between Quaker, Danone and J.P. Morgan Securities Inc. during which Danone's chief executive officer expressed a broad interest in exploring a business combination, joint venture or other strategic alliance with Quaker.

    Separately, on November 3, 2000, a representative of the financial advisor to The Coca-Cola Company, which we refer to as Coca-Cola, contacted Quaker expressing Coca-Cola's interest in a possible business combination with Quaker.

    Between November 1, 2000 and November 5, 2000, Mr. Morrison had separate conversations with each member of the Quaker board of directors regarding the status of discussions with interested parties. On November 5, 2000, Quaker's board of directors held a telephonic meeting during which the directors were updated on the status of discussions with PepsiCo, Danone and Coca-Cola.

    On November 6, 2000, Quaker and Coca-Cola entered into a confidentiality agreement. On November 7, 2000 senior management of Coca-Cola and Quaker met to discuss the details of Quaker's businesses and the synergies and opportunities that would arise from a possible business combination involving Quaker and Coca-Cola.

    On November 8, 2000, J.P. Morgan Securities Inc. was added as a financial advisor to Quaker.

    On November 8, 2000, Quaker's board of directors met and was briefed by representatives of Goldman, Sachs & Co. and Cadwalader, Wickersham & Taft, Quaker's outside legal counsel, regarding the status of the various merger and acquisition transactions that had been proposed by PepsiCo, Danone and Coca-Cola. Representatives of Cadwalader, Wickersham & Taft also briefed Quaker's board of directors on its related obligations. It was determined that Quaker would continue to conduct discussions with all parties.

    On November 8, 2000, Quaker and Danone entered into a confidentiality agreement. Senior management of Danone and Quaker then met to discuss the details of Quaker's businesses and the

CHAPTER ONE - THE MERGER
synergies and opportunities that would arise from a possible business combination between Quaker and Danone.

    On November 12, 2000, Quaker, through its financial advisors, advised
Ms. Nooyi that the Quaker board of directors would meet to consider indications of interest from other parties concerning a merger transaction with Quaker.
Ms. Nooyi was asked whether PepsiCo was willing to restate or improve upon its prior statement of interest.

    On November 12, 2000, Cadwalader, Wickersham & Taft distributed a proposed merger agreement to each of PepsiCo, Coca-Cola and Danone with instructions to provide written comments to the agreement by November 17, 2000.

    Later on November 12, 2000, during a meeting between Messrs. Morrison and Martin of Quaker and Douglas Daft, Chairman and Chief Executive Officer of Coca-Cola, and James Chestnut, Executive Vice President of Coca-Cola, Quaker received a written proposal from Coca-Cola to enter into a business combination. The proposal provided for an exchange ratio of 1.86 shares of Coca-Cola common stock for each share of Quaker common stock (which, based on the Coca-Cola closing price on November 10, 2000, represented a value in excess of $115 per Quaker share) and was subject to a symmetrical 10% collar provision, which provided that the exchange ratio would vary from a maximum of 2.046 to a minimum of 1.674.

    On November 13, 2000, Quaker's board of directors held a telephonic meeting and Mr. Morrison provided an update regarding Coca-Cola's proposal and contacts that had been made with representatives of Goldman, Sachs & Co. by another strategic buyer. They also discussed the status of the PepsiCo and Danone discussions. Representatives of Goldman, Sachs & Co. reviewed each proposal received to date and representatives of Cadwalader, Wickersham & Taft discussed the legal aspects of each potential transaction.

    On November 13, 2000, Quaker received a written proposal from Danone to enter into a business combination. The proposal provided that each share of Quaker common stock would be exchanged for 3.8 Danone American Depositary Shares. This proposal represented a value of approximately $113 per Quaker common share. Such a transaction would result in Quaker common shareholders holding approximately 40% of the outstanding shares of Danone. No collar provision was included in the proposal.

    On November 13, 2000, following internal discussions, Ms. Nooyi advised a representative of Goldman, Sachs & Co. that PepsiCo was restating its interest in a merger with Quaker at an exchange ratio of 2.3 shares with no collar provision, but with the right for Quaker to terminate the transaction if PepsiCo stock traded below $40 per share.

    On November 14, 2000, Coca-Cola began a detailed due diligence review of Quaker. This review included a review of data room materials in Chicago and meetings with Quaker's management and accountants.

    On November 14, 2000 representatives of Cadwalader, Wickersham & Taft met with representatives of Wachtell, Lipton, Rosen & Katz and King & Spalding, outside legal counsel to Coca-Cola, to discuss Coca-Cola's initial comments on the merger agreement. At this meeting representatives of Cadwalader, Wickersham & Taft explained that the proposed merger agreement had been distributed to other interested parties.

    Coca-Cola continued its due diligence in Chicago during the morning of November 15, 2000. Later that day, Allen & Company Incorporated, Coca-Cola's financial advisor, contacted representatives of Goldman, Sachs & Co. and indicated that Coca-Cola would withdraw its proposal if Quaker did not immediately terminate other negotiations and negotiate exclusively with Coca-Cola. Coca-Cola subsequently withdrew its proposal.

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                                                        CHAPTER ONE - THE MERGER

    Later on November 15, 2000, Quaker's board of directors held a telephonic meeting at which Mr. Morrison updated the directors on developments regarding the ongoing discussions with Coca-Cola, Danone and PepsiCo. During this meeting, representatives of Goldman, Sachs & Co. reviewed discussions with Coca-Cola's financial advisor. Later that day, Coca-Cola was advised that at that time Quaker would not terminate its discussions with other interested parties.

    On November 16, 2000, representatives of Quaker and Danone along with their financial advisors met in New York to discuss Danone's merger agreement comments and to begin Danone's review of Quaker's data room diligence materials. Later in the day, Quaker's board of directors held a telephonic meeting during which representatives of Cadwalader, Wickersham & Taft and Goldman, Sachs & Co. updated the directors regarding recent discussions with Coca-Cola, PepsiCo and Danone.

    Danone's due diligence in New York continued through November 17, 2000 and included a detailed review of data room materials and meetings between senior management of Danone and Quaker. Quaker also began a due diligence review of Danone, including meetings and interviews with senior Danone management.

    On November 16, 2000, on Quaker's behalf, a representative of Goldman, Sachs & Co. advised Ms. Nooyi that, in order to be competitive with the other proposals, PepsiCo would have to increase its bid, and reiterated the need to revise and return the draft merger agreement.

    On November 16, 2000, at a regularly scheduled PepsiCo board of directors meeting, Mr. Enrico and Ms. Nooyi briefed the PepsiCo board of directors on the status of merger discussions with Quaker and the valuation underlying PepsiCo's offer. They also reviewed in detail the benefits to PepsiCo and its shareholders of a possible transaction.

    On November 17, 2000, Ms. Nooyi and Mr. Sharpe informed a representative of Goldman, Sachs & Co. that it did not seem useful to provide a revised merger agreement until there was an understanding with Quaker on proposed pricing and other key terms. The representative reiterated Quaker's request for proposed merger agreement revisions. After discussions with Messrs. Enrico and Reinemund, Mr. Sharpe then called the representative and advised him that PepsiCo would not be providing comments on the merger agreement and that, accordingly, PepsiCo was not making a proposal.

    Later on November 17, 2000, Mr. Enrico spoke to Mr. Morrison to confirm that PepsiCo would not be submitting a proposal.

    In the meantime, in several separate conversations with Quaker management and representatives of Goldman, Sachs & Co. and Cadwalader, Wickersham & Taft occurring on November 16, 2000 and November 17, 2000, Coca-Cola management and representatives indicated their willingness to resume discussions of a business combination on terms described in Coca-Cola's November 12, 2000 letter, provided Quaker discontinued all discussions with other interested parties.

    In the early morning of November 18, 2000, Quaker received a revised proposal from Danone which was approved by the Danone board of directors. The proposal contained two alternate structures. The first structure was a fixed exchange ratio of 3.95 Danone American Depositary Shares for each share of Quaker common stock, equivalent to approximately $111 per share of Quaker common stock, without any adjustment to the exchange ratio if Danone's stock price declined. The second structure was an exchange ratio determined by dividing $106 by the average daily price of a Danone American Depositary Share, except that if such average price was equal to or less than $26.010, the exchange ratio would be set at 4.075 and if such average price was equal to or greater than $31.790, the exchange ratio would be set at 3.334. The proposal by its terms would terminate if not accepted by 5:00 p.m. that evening.

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CHAPTER ONE - THE MERGER

    Later that morning Mr. Jartz and representatives from Cadwalader, Wickersham & Taft met with Coca-Cola's legal representatives from Wachtell, Lipton, Rosen & Katz and King & Spalding to discuss Coca-Cola's position on key merger agreement issues. At this meeting, Coca-Cola's representatives reiterated Coca-Cola's strong desire to work with Quaker only on an exclusive basis.

    In the afternoon of November 18, 2000, Quaker's board of directors met in New York. The purpose of the meeting was to provide a full update on the competing Danone and Coca-Cola proposals. At the meeting, representatives of Cadwalader, Wickersham & Taft provided a detailed comparison of the Danone and Coca-Cola merger agreements, representatives of J.P. Morgan Securities Inc. provided a review of Danone and Danone's proposal and representatives of Goldman, Sachs & Co. provided a review of Coca-Cola and Coca-Cola's proposal. After extensive discussions, the Quaker board of directors decided to pursue a business combination with Coca-Cola, so long as Douglas Daft, Coca-Cola's Chairman and Chief Executive Officer, would provide assurances that Coca-Cola's board of directors would support the transaction based on terms already discussed by the parties if acceptable merger agreement terms could be agreed upon. To this end, immediately following the Quaker board of directors meeting, a conference call was held among Mr. Daft and Donald Keough, President of Allen & Company Incorporated, Messrs. Morrison, Martin and Jartz of Quaker, Dennis J. Block of Cadwalader, Wickersham & Taft and two of Quaker's outside directors, W. James Farrell and J. Michael Losh. The purpose of the call was for Quaker to obtain assurances regarding the support and commitment of Coca-Cola's board of directors to consummate a transaction upon the terms set forth in Coca-Cola's letter dated November 12, 2000. During the call, Quaker advised Coca-Cola's representatives that Quaker would forego other proposals in order to satisfy Coca-Cola's requirement of exclusivity. Messrs. Daft and Keough provided assurances that the Coca-Cola board of directors had been informed regarding the proposed transaction. Messrs. Daft and Keough also indicated that Coca-Cola's management was committed to finalizing a transaction and obtaining the approval of Coca-Cola's board of directors on November 21, 2000 so that the transaction could be announced on November 22, 2000 before the Thanksgiving holiday.

    Based upon the assurances of Messrs. Daft and Keough, Quaker instructed J.P. Morgan Securities Inc. to inform Danone that Quaker would allow Danone's proposal to lapse and that Quaker intended to pursue a transaction with another party.

    Between November 18, 2000 and November 20, 2000 market rumors regarding a Quaker and Coca-Cola transaction surfaced. Coca-Cola's stock fell by $4.875 per share on November 20, 2000 and fell an additional $1.3125 per share on November 21, 2000. At the close of business on November 20, 2000, Coca-Cola released a statement confirming its discussions with Quaker regarding a possible business combination.

    On November 19, 2000, Coca-Cola resumed its due diligence review in Chicago and its meetings with Quaker's senior management. Coca-Cola and Quaker also continued detailed negotiations regarding the proposed merger agreement, disclosure schedules and other ancillary agreements. Coca-Cola provided a revised draft of the merger agreement to Quaker's attorneys and the parties met to discuss the merger agreement and the open issues in detail.

    Coca-Cola continued its due diligence review and its management meetings through November 20, 2000. Goldman, Sachs & Co. also conducted due diligence on Coca-Cola for purposes of a possible fairness opinion it would deliver to Quaker. Detailed negotiations continued on the merger agreement, disclosure schedules and a joint defense and confidentiality agreement relating to regulatory approvals necessary to consummate the merger.

                                                        CHAPTER ONE - THE MERGER

    On November 21, 2000, Coca-Cola completed its due diligence review of Quaker. Messrs. Daft and Morrison met at Coca-Cola's New York City offices to take care of details regarding the announcement of the merger transaction. Discussions on all merger documents continued and the joint defense and confidentiality agreement was executed by all parties, including Coca-Cola and its counsel. Arthur Andersen LLP, Quaker's independent accountants, delivered a final "poolability" letter to Coca-Cola and Quaker.

    Both Quaker and Coca-Cola had scheduled board of directors meetings for 4:00 p.m. that afternoon. In the late afternoon of November 21, 2000, legal representatives of Quaker and Coca-Cola met at the offices of King & Spalding and finalized all merger documentation.

    The Quaker board of directors held a telephonic meeting which began at 4:00 p.m. that afternoon. At the meeting, representatives of Cadwalader, Wickersham and Taft discussed the board's fiduciary duties in considering a business combination and fully discussed the terms of the merger agreement and related documents. Representatives of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. each reviewed their firm's respective financial analyses related to the proposed transaction. The Quaker board of directors unanimously approved the business combination with Coca-Cola, conditioned upon approval of the transaction by the Coca-Cola board of directors. The Quaker board of directors also approved Amendment No. 1 to the Rights Agreement dated as of May 8, 1996 between Quaker and Harris Trust and Savings Bank providing that the business combination with Coca-Cola would not trigger any rights under the Rights Agreement.

    After 9:00 p.m. on November 21, 2000, Mr. Daft called Mr. Morrison and advised him that the Coca-Cola board of directors had unanimously rejected the business combination. Later that night, Coca-Cola issued a press release setting forth its determination not to pursue an acquisition of Quaker.

    On November 22, 2000, Danone publicly announced, and participated in, an analyst call to discuss its continued interest in acquiring Quaker. Danone's stock price fell by 9.4% that day. On November 23, 2000, Danone's chief executive called Mr. Morrison to inform him that Danone would no longer pursue an acquisition of Quaker. Later that day, Danone publicly announced its decision not to pursue a transaction with Quaker.

    On November 24, 2000, Quaker's board of directors held a telephonic meeting during which the directors were updated on the discussions with Danone. The board of directors was informed that Danone had decided not to pursue a transaction with Quaker. Mr. Morrison reviewed his prior discussions with PepsiCo and the directors agreed that Quaker should attempt to renew discussions with PepsiCo.

    On November 24, 2000, a representative of Goldman, Sachs & Co., at the request of Quaker, contacted PepsiCo to determine if PepsiCo continued to be interested in pursuing a business combination with Quaker. PepsiCo indicated that it was still interested in pursuing a business combination.

    On November 25, 2000, Mr. Morrison and Mr. Enrico discussed PepsiCo's interest in a possible business combination with Quaker.

    On November 26, 2000, following internal discussions among Messrs. Enrico, Reinemund, Sharpe, Ms. Nooyi and Karl von der Heyden, PepsiCo's Vice Chairman, Mr. Enrico called Mr. Morrison to indicate that PepsiCo was willing to move ahead with a bid based on an exchange ratio of 2.3 PepsiCo shares for each share of Quaker common stock, a $103.50 cap on the value of PepsiCo shares to be exchanged for each Quaker share, a termination right for Quaker if PepsiCo stock traded at less than $40 per share, availability of Mr. Morrison to continue as Quaker's Chief Executive Officer for a period of time following the closing acceptable to PepsiCo and an option on Quaker common shares.

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CHAPTER ONE - THE MERGER

    During the week of November 27, 2000, Messrs. Sharpe, McKenna and other PepsiCo employees and representatives of PepsiCo's financial advisor and its legal counsel conducted a detailed due diligence review of Quaker which included a review of data room materials in Chicago and meetings with Quaker's management and accountants. Quaker's financial advisors conducted due diligence on PepsiCo in connection with their financial analyses and a possible fairness opinion each would be asked to deliver to Quaker.

    On November 27, 2000, a representative of Goldman, Sachs & Co. called
Ms. Nooyi on behalf of Quaker to request an increase in the cap, and Mr. Morrison called Mr. Enrico with the same request. Later on November 27,
Mr. Sharpe and Ms. Nooyi stated to a representative of Goldman, Sachs & Co. that PepsiCo would not increase the cap.

    On November 27, 2000, Messrs. Reinemund and Morrison met in Westchester County, New York to discuss potential employment for Mr. Morrison.

    On November 28, 2000, Davis Polk & Wardwell, PepsiCo's legal counsel, delivered written comments on the proposed merger agreement to Cadwalader, Wickersham & Taft.

    On November 28, 2000, Quaker's board of directors held a telephonic meeting during which the directors reviewed the proposal made by PepsiCo on November 26, 2000. After discussions with representatives of Cadwalader, Wickersham & Taft and J.P. Morgan Securities Inc., the board of directors determined that Quaker should continue discussions with PepsiCo.

    On November 30, 2000, Quaker's financial advisors conducted a review in Purchase, New York of PepsiCo's business and financial condition.

    On November 30, 2000, representatives of Quaker, Cadwalader, Wickersham & Taft, PepsiCo and Davis Polk & Wardwell met at Cadwalader, Wickersham & Taft's offices in New York City to discuss open issues regarding the merger agreement. PepsiCo committed to divest its ALL SPORT business if required to gain antitrust approval of a transaction with Quaker and a number of other issues were resolved. However, no agreement was reached on the nature or amount of the price cap.

    On December 1, 2000, Mr. Sharpe and Ms. Nooyi met with a representative of Goldman, Sachs & Co. and advised him that PepsiCo would raise its price cap to $105 but that otherwise PepsiCo would not change its proposal.

    On December 1, 2000, Cadwalader, Wickersham & Taft delivered a revised merger agreement to Davis Polk & Wardwell. Both PepsiCo and Quaker scheduled board of directors meetings for December 2, 2000.

    Later on December 1, 2000, Mr. Sharpe called a representative of Goldman, Sachs & Co. and informed him that PepsiCo needed to be advised on the progress of the transaction during that afternoon.

    At 5:15 p.m. on December 1, 2000, a conference call took place between Messrs. Morrison and Jartz, Quaker's accountants and representatives of Cadwalader, Wickersham & Taft and, for PepsiCo, Messrs. Reinemund and Sharpe and PepsiCo's accountants, to discuss certain issues relating to the transaction. At the conclusion of the discussion, Mr. Morrison indicated to Messrs. Reinemund and Sharpe that he was willing to recommend the merger transaction to his board of directors on the basis of the PepsiCo proposal.

    On the morning of December 2, 2000, representatives of Quaker, Cadwalader, Wickersham & Taft, PepsiCo and Davis Polk & Wardwell met at Cadwalader, Wickersham & Taft's midtown conference center in New York City to finalize the merger agreement.

                                                        CHAPTER ONE - THE MERGER

    At 3:00 p.m. on December 2, 2000, the PepsiCo board of directors held a telephonic meeting to consider the proposed transaction. Mr. Enrico and other members of PepsiCo's management reviewed with the board of directors the principal terms of the transaction, Quaker's financial condition and business operations, the strategic reasons for the transaction, and the financial implications of the transaction. Mr. Sharpe discussed the terms of the merger agreement and option agreement and the terms of Mr. Morrison's proposed new employment agreement with PepsiCo. Representatives of Merrill Lynch, Pierce, Fenner & Smith Incorporated presented to the board of directors its financial analyses relating to the transaction and delivered Merrill Lynch's opinion that as of that date the ratio for exchanging shares of PepsiCo capital stock for shares of Quaker common stock pursuant to the merger agreement was fair, from a financial point of view, to PepsiCo.

    Upon completion of its deliberations, the PepsiCo board of directors determined that the proposed transaction was fair and in the best interests of PepsiCo and its shareholders, and unanimously approved the merger agreement, the option agreement, the amendment to its restated articles of incorporation relating to the creation of convertible preferred stock and the redesignation of the PepsiCo "capital stock" to PepsiCo "common stock," and recommended that PepsiCo shareholders approve the merger agreement, the merger, the amendment to PepsiCo's restated articles of incorporation and the issuance of PepsiCo common stock and convertible preferred stock in the merger.

    At 4:00 p.m., Quaker held a telephonic board of directors meeting. At the meeting, representatives of Cadwalader, Wickersham and Taft described the terms of the merger agreement and discussed the board's fiduciary duties in considering a business combination and further discussed the terms of the merger agreement and related documents. Representatives of Quaker's financial advisors presented a summary of their respective financial analyses related to the proposed transaction and delivered their respective oral opinions, which were subsequently confirmed in writing, that as of such date and based upon and subject to the factors and assumptions set forth in their respective opinions, the exchange ratio in the merger was fair from a financial point of view to the common shareholders of Quaker. After discussion and due consideration, the Quaker board of directors unanimously approved the merger transaction with PepsiCo and recommended that Quaker shareholders approve the merger agreement and the merger. The Quaker board of directors also approved Amendment No. 2 to the Rights Agreement dated May 8, 1996 between Quaker and Harris Trust and Savings Bank which rescinded Amendment No. 1 to the Rights Agreement and provided that the business combination with PepsiCo would not trigger any rights under the Rights Agreement.

    After the board of directors meetings of Quaker and PepsiCo were concluded, Mr. Morrison's employment agreement was executed by Mr. Morrison, PepsiCo and Quaker, and Quaker and PepsiCo executed and delivered a definitive merger agreement and stock option agreement.

    Before the opening of trading on December 4, 2000, PepsiCo and Quaker issued a joint press release announcing the execution of the merger agreement.

    Effective March 15, 2001, PepsiCo and Quaker executed an amendment to the merger agreement. The amendment conforms the merger agreement's requirement for presentation of matters to PepsiCo shareholders to that provided for in this joint proxy statement/prospectus and provides for an amendment to the Quaker Retirement Plan so that certain amendments to this plan can be made after the effective time of the merger.

PEPSICO'S REASONS FOR THE MERGER

    Quaker's existing beverage and snack food businesses align with PepsiCo's strategy to remain highly focused on growth through the sale of convenient foods and beverages. The strong,

CHAPTER ONE - THE MERGER
complementary brands and scale warehouse distribution system that Quaker's businesses bring to PepsiCo broaden the platforms available for long-term growth. PepsiCo believes that the proposed merger with Quaker will solidify and enhance its top and bottom line growth prospects and improve its return on invested capital over time, thereby creating significant value for PepsiCo's shareholders.

    BEVERAGES. Gatorade is a strong brand, which historically has sustained a high rate of growth. Over the last three years, Gatorade's sales have grown at an annual rate of approximately 12% and profits have grown at approximately 15%. PepsiCo believes Gatorade is well positioned to sustain revenue growth at an annual rate of more than 9% over the next three to five years.

    PepsiCo expects the addition of the Gatorade active thirst quencher business to its portfolio of carbonated and non-carbonated refreshment beverages and juices to enhance PepsiCo's strategic position as a total beverage company and to improve its sales and profit growth rates over time. Gatorade's thirst quenching products are well positioned in the fast-growing non-carbonated refreshment and functional beverages segment. This segment, which includes juices and juice-based beverages, packaged water, tea and coffee based beverages and other beverages, is expected to grow faster than carbonated soft-drinks.

    PepsiCo also believes that the addition of the Gatorade business will benefit the Twister and Season's Best ambient juice business of its Tropicana division. Tropicana's ambient juice business, which represents approximately 20% of total Tropicana sales, and Gatorade are sold through similar distribution systems and frequently are found in the same part of the store. PepsiCo believes that utilizing Gatorade's broker warehouse and selling organization and its presence in the ambient aisle of the store will increase annual revenues from Tropicana's ambient business by an incremental $400 million after five years.

    In addition, while Gatorade has a very effective warehouse distribution system, PepsiCo believes there may be opportunities to use the Pepsi bottling system to increase Gatorade's penetration in areas that historically have been underserved by warehouse distribution, such as vending machines, schools and smaller, non-chain convenience stores.

    Over the longer term, PepsiCo believes an opportunity exists to increase the revenues of Gatorade outside the United States by using the existing sales and distribution organizations of Pepsi-Cola International and Frito-Lay International. The ability to offer Gatorade as well as other ambient beverages through these distribution systems might also make it attractive for PepsiCo or co-packers to expand local hot-fill bottling capacity.

    In addition to revenue opportunities, PepsiCo expects to realize cost synergies from the combination. Procurement savings of approximately
$60 million per year are expected after five years from reductions in the costs of raw materials such as plastic bottles, packaging and the costs of other significant goods and services.

    Cost savings are also expected to result from the alignment of Tropicana's ambient broker warehouse and selling systems with Gatorade's. In addition, Gatorade is "hot-filled," which means it is produced in a semi-pasteurized environment. PepsiCo beverage products such as Twister, Lipton Original tea, Frappuccino and SoBe beverages are also "hot-filled." PepsiCo believes that there is opportunity for better system capacity rationalization, both in the "hot-fill" manufacturing facilities and in the related warehouse, delivery and logistics systems. Collectively, these cost savings are expected to reach
$65 million after five years.

    PepsiCo believes the merger will benefit the combined company over the longer term because it will enhance overall innovation capabilities. The research and development capabilities of the Gatorade Sports Science Institute, with its expertise in sports physiology, can be aligned with the capabilities of

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                                                        CHAPTER ONE - THE MERGER
the Tropicana Nutrition Center, with its nutrition expertise, to develop innovative, functional products that will meet the refreshment and nutrition needs of the consumer.

    SNACKS. PepsiCo believes that the combination with Quaker will enhance the strategy of its Frito-Lay snack business to "grow the core" and "add more." "Grow the core" refers to growing Frito-Lay's core salty snack and fun food business. With "add more," Frito-Lay intends to add products such as snack bars that are not "core" now, but that are similar to its core products, i.e. convenient, good-tasting products and packages that can be purchased and consumed on-the-go, but which are not salty snacks. In support of its "add more" initiative, Frito-Lay has been re-engineering its system to increase the number of units that it can handle through its direct store delivery distribution system.

    Quaker has a $380 million snack business, which includes granola bars, rice snacks and fruit and oatmeal bars. Quaker's snack business already has a leading position in the fast growing bar segment of the snack category. The profits of Quaker's snack business have grown at a rate of 10% annually over the past three years.

    In addition to the strong growth it expects from Quaker's base business, PepsiCo believes that it can use Frito-Lay's distribution system to increase the annual revenues of the base snack business by an incremental $200 million after five years.

    PepsiCo also believes that, as with beverages, its "add more" efforts will benefit from the strong brands that Quaker will bring to the combination. The Quaker brand name gives Frito-Lay access to consumption occasions that existing Frito-Lay brands such as Ruffles, Doritos or Tostitos do not serve. For example, the Quaker brand platform allows Frito-Lay to develop and deliver snacks that are more suitable to consumption in the morning (when consumers typically do not crave salty snacks) or even mid-afternoon (when consumers who had a sandwich with chips might want a different type of snack). The Quaker brand also connotes nutrition and health, supporting products that offer nutrition benefits as well as good taste and fun. In addition to the Quaker brand, PepsiCo believes that it may benefit from the use of some other Quaker brands for convenient snack products, including Gatorade, which already brands an energy bar, Life and Cap'n Crunch. PepsiCo also believes there is an opportunity to use Quaker's snack business and brand platform through sales outside of the United States.

    OTHER FOODS. After the merger, Quaker's non-snack food businesses will represent approximately 10% of pro forma PepsiCo sales. The portfolio will include strong brands like:

    - Quaker Oatmeal, America's number one hot cereal, with a category share of over 60 percent;

    - Golden Grain, Rice-a-Roni, Pasta Roni and Near East flavorful grains and pastas, which hold leading positions in the flavored rice and pasta convenient main-meal side dishes category;

    - Aunt Jemima syrups and pancake mixes, which also have strong positions in their categories; and

    - Life and Cap'n Crunch ready-to-eat cereals, which are popular brands in this category.

While not fitting squarely within PepsiCo's convenient food strategy, these businesses are highly profitable and should continue to generate consistent, but modest, profit growth. Significantly, these businesses generate substantial cash flow that can be used to fund innovation in the core businesses as well as other opportunities. Finally, PepsiCo will benefit from the existence of these strong businesses because they support the scale of Gatorade's broker warehouse distribution system.

QUAKER'S REASONS FOR THE MERGER

    The Quaker board of directors considered the intrinsic value and historical market prices of its common stock and the fact that the proposed business combination would provide Quaker shareholders with a substantial premium based on prevailing PepsiCo and Quaker market prices. The exchange ratio, based on PepsiCo's trading price at the close of business on December 1, 2000 (the last trading day

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CHAPTER ONE - THE MERGER
before the execution of the merger agreement was announced) represented a premium of 10.0% to Quaker's trading price at the close of business on December 1, 2000 and a premium of 18.5% to Quaker's trading price at the close of business on November 2, 2000 (the date immediately prior to the first media report concerning a possible transaction).

    While Quaker has excellent growth potential and prospects for its immediate and long-term future as a stand-alone entity, Quaker believes that a combination with PepsiCo will create a leading consumer product company with greater diversity, breadth and financial resources that will have the opportunity to enhance shareholder value in ways that are unlikely to be achieved by Quaker alone. Specifically, the combined company would be well positioned to realize:

    - enhanced revenue potential;

    - increased scale; and

    - significant cost savings.

    ENHANCED REVENUE POTENTIAL. The merger is expected to result in significant growth potential, improved financial returns and accelerated earnings growth. The combined company would be a substantially larger enterprise with a broader and more diversified product line than Quaker on a stand-alone basis, with estimated combined revenues in excess of $26 billion in 2001.

    As competition intensifies in the industries in which Quaker participates, Quaker believes that a combined company would benefit from an enhanced potential for revenue growth in the following areas and for the following reasons:

    - Quaker's strong Gatorade brand may benefit from PepsiCo's distribution channels such as vending machines, schools and non-chain convenience stores.

    - Quaker's expanding snack business--including granola bars, rice snacks and fruit and oatmeal bars--is complementary to PepsiCo's Frito-Lay unit. The Quaker brand will extend PepsiCo's reach into morning on-the-go meal occasions, snacks aimed at kids and grain-based snacks. Distributing Quaker's snacks through Frito-Lay's distribution system may create substantial growth opportunities both in the U.S. and internationally.

    - Quaker's highly profitable non-snack food business, with leading brands like Quaker Oatmeal, Life and Cap'n Crunch cereals, Rice-a-Roni and Aunt Jemima syrup, generates substantial cash flow, and through increased innovation and efficiencies should continue to provide steady profit growth and substantial free cash flow.

    INCREASED SCALE. The combined company is expected to benefit from the scale of a large organization. Scale offers potential benefits in many areas, including:

    - greater financial strength;

    - expanded research and development of new products;

    - increased presence in major international markets;

    - enhanced marketing and sales support;

    - improved distribution capabilities; and

    - enhanced ability to attract and retain strong management.

    SIGNIFICANT COST SAVINGS. The combined company is expected to increase its profitability through cost savings and operating efficiencies resulting from the elimination of redundant facilities and functions which would exist in the combined company. Quaker expects that significant savings will be realized by optimization of global manufacturing and the combination of external purchasing. Savings

                                                        CHAPTER ONE - THE MERGER
from selling, general and administrative expenses are expected to be realized by the combination of multiple staff support functions.

GOVERNANCE STRUCTURE AND MANAGEMENT POSITIONS

    Prior to completion of the merger, Steven S Reinemund, PepsiCo's President and Chief Operating Officer, will become Chief Executive Officer of PepsiCo and Chairman of the PepsiCo board of directors, Roger A. Enrico, Chairman of the PepsiCo board of directors and PepsiCo's Chief Executive Officer, will become Vice Chairman of the PepsiCo board of directors, and Indra K. Nooyi, Senior Vice President and Chief Financial Officer of PepsiCo, will become President and Chief Financial Officer of PepsiCo and a member of the PepsiCo board of directors. Upon completion of the merger, Robert S. Morrison, Quaker's Chairman, President and Chief Executive Officer, will retain these positions at Quaker and join the PepsiCo board of directors as Vice Chairman.

    As a result of the additions of Mr. Morrison and Ms. Nooyi to the PepsiCo board of directors, upon completion of the merger, PepsiCo's board of directors will consist of fifteen persons.

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE PEPSICO BOARD

    At a meeting of the PepsiCo board of directors held on December 2, 2000, after due consideration, the PepsiCo board of directors unanimously:

    - determined that the merger and the other transactions contemplated by the merger agreement and the stock option agreement are fair to and in the best interests of PepsiCo and its shareholders;

    - authorized and approved the merger agreement, the merger, the stock option agreement, the proposed amendment of PepsiCo's restated articles of incorporation in connection with the transactions contemplated by the merger agreement and the related transactions; and

    - recommended that the shareholders of PepsiCo approve the merger agreement and the merger, an amendment to PepsiCo's restated articles of incorporation to authorize PepsiCo convertible preferred stock to be issued in connection with the merger and to change the designation of PepsiCo "capital stock" to PepsiCo "common stock," and the issuance of PepsiCo common stock and PepsiCo convertible preferred stock in connection with the merger. Accordingly, the PepsiCo board of directors recommends that the PepsiCo shareholders vote "FOR" the approval of the merger agreement and the merger, the related amendment to PepsiCo's restated articles of incorporation, and the issuance of PepsiCo common stock and PepsiCo convertible preferred stock in connection with the merger.

    In approving the transaction and making these recommendations, the PepsiCo board of directors consulted with PepsiCo's management as well as its internal legal counsel and financial advisor, and it carefully considered the following material factors:

    - all the reasons described above under "PepsiCo's Reasons for the Merger;"

    - information concerning the business, assets, capital structure, financial performance and condition and prospects of PepsiCo and Quaker, focusing in particular on the quality of Quaker's assets and the compatibility of the two companies' operations;

    - current and historical prices and trading information with respect to shares of PepsiCo capital stock and Quaker common stock, which assisted the board of directors in its conclusion that the merger was fairly priced;

    - the anticipated increasing worldwide competition in, and consolidation of, the beverage and snack foods industries;

CHAPTER ONE - THE MERGER

    - the fact that PepsiCo shareholders would hold approximately 82% of the outstanding common stock of the combined company after the merger, assuming an exchange ratio of 2.3 shares of PepsiCo common stock for each share of Quaker common stock in the merger;

    - comparisons of historical financial measures for PepsiCo and Quaker, including sales, operating earnings, profit margins and return on invested capital;

    - the intended accounting for the merger as a "pooling-of-interests," which results in combined financial statements prepared on a basis consistent with the underlying view that shareholder interests in the two companies have simply been combined;

    - the likely ability to complete the merger as a tax-free reorganization for U.S. federal income tax purposes;

    - the terms and conditions of the merger agreement, including the conditions to closing and the termination fees payable by Quaker under certain circumstances (see "The Merger Agreement--Principal Conditions to the Completion of the Merger" and "The Merger Agreement--Termination Fees Payable by Quaker");

    - the grant to PepsiCo of an option to acquire Quaker common stock exercisable under certain circumstances pursuant to the stock option agreement (see "Stock Option Agreement");

    - the analyses and presentations of Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Merrill Lynch, Pierce, Fenner & Smith Incorporated's written opinion to the effect that, as of December 2, 2000, and based upon and subject to the various considerations set forth in its opinion, the exchange ratio proposed for the merger was fair from a financial point of view to PepsiCo;

    - the role that PepsiCo's current management would play in the management of the combined company and the composition of the combined company's board of directors;

    - the challenges of combining the businesses of two major corporations of this size and the attendant risk of not achieving the expected cost savings and other benefits, as discussed under "Information Regarding Forward-Looking Statements," and of diverting management focus and resources from other strategic opportunities and operational matters for an extended period of time; and

    - that while the merger is likely to be completed, there are risks associated with obtaining necessary approvals, and as a result of certain conditions to the completion of the merger, it is possible that the merger may not be completed even if approved by shareholders (see "The Merger Agreement--Principal Conditions to the Completion of the Merger").

    In view of the number and wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the PepsiCo board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. The PepsiCo board of directors relied on the experience and expertise of Merrill Lynch, Pierce, Fenner & Smith Incorporated, its financial advisor, for quantitative analysis of the financial terms of the merger. See "Opinions of Financial Advisors--Opinion of PepsiCo's Financial Advisor." In addition, the PepsiCo board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the PepsiCo board of directors' ultimate determination or assign any particular weight to any factor, but rather the PepsiCo board of directors conducted an overall analysis of the factors described above, including thorough discussions with and questioning of PepsiCo's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the PepsiCo board of directors may have given different weight to different factors. The

                                                        CHAPTER ONE - THE MERGER
PepsiCo board of directors considered all these factors as a whole, and overall considered the factors to be favorable to and to support its determination.

    RECOMMENDATION OF PEPSICO'S BOARD OF DIRECTORS

    PEPSICO, INC.'S BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF PEPSICO AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" THE PROPOSALS TO APPROVE THE MERGER AND THE MERGER AGREEMENT, TO AMEND THE PEPSICO RESTATED ARTICLES OF INCORPORATION TO AUTHORIZE PEPSICO CONVERTIBLE PREFERRED STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER AND TO CHANGE THE DESIGNATION OF PEPSICO "CAPITAL STOCK" TO PEPSICO "COMMON STOCK" AND TO ISSUE PEPSICO COMMON STOCK AND PEPSICO CONVERTIBLE PREFERRED STOCK IN THE MERGER.

FACTORS CONSIDERED BY, AND RECOMMENDATION OF, THE QUAKER BOARD

    At its December 2, 2000 meeting, the Quaker board of directors voted unanimously to enter into the merger agreement and to recommend that Quaker shareholders vote to approve the merger and the merger agreement.

    At its meeting on December 2, 2000, the Quaker board of directors:

    - determined that the merger agreement, the stock option agreement and the merger with PepsiCo are advisable and fair to, and in the best interests of, Quaker and its shareholders;

    - approved the merger agreement, the merger and the stock option agreement with PepsiCo;

    - directed that the proposed transaction be submitted for consideration by the Quaker shareholders; and

    - recommended that the Quaker shareholders vote FOR approval and adoption of the merger and the merger agreement.

    In the course of reaching its decision to approve the merger agreement, the Quaker board of directors consulted with Quaker's management, as well as its outside legal counsel and its financial advisors, and considered the following material factors:

    - information concerning the financial performance and condition, results of operations, business quality, prospects and businesses of each of Quaker and PepsiCo as separate entities and on a combined basis, including:

       - the revenues of the companies and the potential for cost savings and revenue enhancement; and

       - the recent and historical stock price performance of Quaker common stock and PepsiCo capital stock;

    - the increasing importance of scale and the fact that the strategic combination of Quaker's and PepsiCo's businesses would create the world's fifth largest consumer products company;

    - the strategic nature of the transaction and increased opportunity for growth;

    - the potential benefits to be derived from a combination of the two companies as described under "--Quaker's Reasons for the Merger" on page I-33, including potential cost savings and efficiencies that would result from the merger;

    - the combination will give Quaker greater scale with customers and suppliers;

    - the greater distribution opportunities--such as opportunities to get Quaker products into smaller gas and convenience stores, vending, and on-premise/food service channels--which are expected to result from the combination;

CHAPTER ONE - THE MERGER

    - the enhanced ability of Quaker's Gatorade brand to penetrate international markets to a greater degree than Quaker could on its own, due to PepsiCo's marketing and distribution capabilities;

    - the opportunity for the shareholders of Quaker to participate in a larger company with a more diversified product line and, as shareholders of the combined company, to benefit from future growth of the combined company;

    - the fact that the exchange ratio (based on PepsiCo's trading price at the close of business on December 1, 2000, the last trading day before the execution of the merger agreement was announced) represented a premium of 10.0% to Quaker's trading price at the close of business on December 1, 2000 and a premium of 18.5% to Quaker's trading price at the close of business on November 2, 2000 (the date immediately prior to the first media report concerning a possible transaction);

    - the fact that the exchange ratio would enable Quaker common shareholders to own approximately 18% of the outstanding common stock of the combined company, assuming an exchange ratio of 2.3 shares of PepsiCo common stock for each share of Quaker common stock in the merger;

    - the respective opinions of Goldman, Sachs & Co. and J.P. Morgan Securities Inc., Quaker's financial advisors, that as of the date of the opinions, and based upon and subject to the factors and assumptions set forth in their respective opinions, the exchange ratio was fair from a financial point of view to the common shareholders of Quaker. In connection therewith, Quaker's board of directors also considered the financial analyses reviewed with the board of directors by Quaker's financial advisors. See "Opinions of Financial Advisors--Opinions of Quaker's Financial Advisors" on page I-53;

    - the intended accounting for the merger as a "pooling-of-interests," which results in combined financial statements prepared on a basis consistent with the underlying view that shareholder interests in the two companies have simply been combined;

    - the likely ability to complete the merger as a reorganization for United States federal income tax purposes in which Quaker shareholders generally would not recognize any gain or loss, except for any gain or loss recognized in connection with cash received for fractional shares of the combined company's common stock;

    - the ability to consummate the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement;

    - the terms of the merger agreement regarding third party proposals, including Quaker's ability to terminate the merger agreement in order to accept a superior proposal;

    - the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations are reasonable;

    - the likely impact of the merger with PepsiCo on Quaker's employees;

    - the fact that Mr. Morrison will become a Vice-Chairman of the combined company and that Mr. Morrison will continue as Chairman, President and Chief Executive Officer of Quaker after the transaction is completed;

    - the interests that certain executive officers and directors of Quaker may have with respect to the merger in addition to their interests as shareholders of Quaker generally. See "Interests of Certain Persons in the Merger" beginning on page I-72; and

    - the fact that Quaker can terminate the merger agreement if the PepsiCo market price is less than $40.00, subject to PepsiCo's ability to avoid such termination.

                                                        CHAPTER ONE - THE MERGER

    In view of the number and wide variety of factors considered in connection with its evaluation of the merger, and the complexity of these matters, Quaker's board of directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered. In addition, the Quaker board of directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to its ultimate determination or assign any particular weight to any factor, but conducted an overall analysis of the factors described above, including thorough discussions with and questioning of Quaker's management and management's analysis of the proposed merger based on information received from Quaker's legal, financial and accounting advisors. In considering the factors described above, individual members of the board of directors may have given different weight to different factors. Quaker's board of directors considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.

    RECOMMENDATION OF QUAKER'S BOARD OF DIRECTORS

    THE QUAKER OATS COMPANY'S BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF QUAKER AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS TO ITS SHAREHOLDERS THAT THEY VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER AND THE MERGER AGREEMENT.

ACCOUNTING TREATMENT

    Under the "pooling-of-interests" accounting method, the assets and liabilities of Quaker will be carried forward to PepsiCo at their historical costs. Results of operations of PepsiCo will include the results of both PepsiCo and Quaker for the entire fiscal year in which the merger occurs. The reported balance sheet amounts and results of operations of the separate companies for prior periods will be restated, as appropriate, to reflect the combined financial position and results of operations for PepsiCo. See "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page I-47.

    PepsiCo's obligation to consummate the merger is conditioned upon:

    - PepsiCo having received copies of letters addressed to Quaker from Arthur Andersen LLP, Quaker's independent accountants, dated approximately the date of this joint proxy statement/ prospectus and as of the closing date of the merger, concluding that Quaker qualifies as a "combining company" that is eligible to participate in a business combination to be accounted for as a "pooling-of-interests" in conformity with U.S. generally accepted accounting principles as described in Accounting Principles Board Opinion No. 16 and related interpretations and the applicable rules and regulations of the SEC;

    - PepsiCo having received copies of letters addressed to Arthur Andersen LLP from Quaker, dated approximately the date of this joint proxy statement/prospectus and as of the closing date of the merger, concluding that Quaker qualifies as a "combining company" that is eligible to participate in a business combination to be accounted for as a "pooling-of-interests" in conformity with U.S. generally accepted accounting principles as described in Accounting Principles Board Opinion No. 16 and related interpretations and the applicable rules and regulations of the SEC; and

    - PepsiCo having received a letter from KPMG LLP, dated approximately the date of this joint proxy statement/prospectus, stating that KPMG LLP concurs with PepsiCo's conclusion that

       - as of that date, no conditions exist that would preclude PepsiCo from being a party to a business combination to be accounted for as a "pooling-of-interests," except for actions, facts or circumstances that will be corrected or cured by PepsiCo prior to the closing of the merger; and

CHAPTER ONE - THE MERGER

       - assuming such correction or cure, the combination of PepsiCo and Quaker as contemplated by the merger agreement will be treated as a "pooling-of interests" in conformity with U.S. generally accepted accounting principles as described in Accounting Principles Board Opinion No. 16 and related interpretations and the applicable rules and regulations of the SEC.

    Some of the conditions to be met to qualify for "pooling-of-interests" accounting treatment cannot be fully assessed until specified periods of time after the effective time of the merger have passed, because certain of the conditions for "pooling-of-interests" accounting treatment address transactions occurring within those specified periods of time. Certain events, including divestitures and certain stock transactions, could disqualify the merger as a "pooling-of-interests." PepsiCo and Quaker have agreed to use reasonable best efforts to cause the merger to be accounted for as a "pooling-of-interests" under Accounting Principles Board Opinion No. 16 and related interpretations and the applicable rules and regulations of the SEC.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following are the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this joint proxy statement/prospectus, all of which may change, possibly with retroactive effect.

    This discussion only addresses shares of Quaker common stock held as capital assets. It does not address all aspects of federal income taxation that may be relevant to a Quaker shareholder in light of that shareholder's particular circumstances or to a Quaker shareholder subject to special rules, such as:

    - a shareholder who is not a citizen or resident of the United States;

    - a shareholder that is a foreign corporation, foreign estate or foreign trust;

    - a financial institution or insurance company;

    - a tax-exempt organization;

    - a dealer or broker in securities;

    - a shareholder that holds its Quaker common stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

    - a shareholder who acquired its Quaker stock pursuant to the exercise of options or otherwise as compensation, including holders of Quaker Series B ESOP convertible preferred stock.

    TAX OPINIONS. PepsiCo has received an opinion of Davis Polk & Wardwell, and Quaker has received an opinion of Cadwalader, Wickersham & Taft (together with Davis Polk & Wardwell, "outside tax counsel"), that the merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code and that PepsiCo, BeverageCo, Inc. and Quaker will each be a party to that reorganization within the meaning of
Section 368(b) of the Internal Revenue Code. It is a condition to the obligation of each of PepsiCo and Quaker to complete the merger that the relevant outside tax counsel confirm its opinion as of the closing date. Neither PepsiCo nor Quaker intends to waive this condition.

                                                        CHAPTER ONE - THE MERGER

    The opinions of outside tax counsel regarding the merger have relied, and the confirmation opinions regarding the merger as of the closing date (the "closing date opinions") will each rely, on (1) representations and covenants made by PepsiCo and Quaker, including those contained in certificates of officers of PepsiCo and Quaker, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. In addition, the opinions of outside tax counsel have assumed, and outside tax counsel's ability to provide the closing date opinions will depend on, the absence of changes in existing facts or in law between the date of this joint proxy statement/prospectus and the closing date. If any of those representations, covenants or assumptions is inaccurate, either or both outside tax counsel may not be able to provide the required closing date opinions or the tax consequences of the merger could differ from those described in the opinions that outside tax counsel have delivered. Outside tax counsel's opinions neither bind the Internal Revenue Service ("IRS") nor preclude the IRS or the courts from adopting a contrary position. Neither PepsiCo nor Quaker intends to obtain a ruling from the IRS on the tax consequences of the merger.

    FEDERAL INCOME TAX TREATMENT OF THE MERGER. The merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, and PepsiCo, BeverageCo, Inc. and Quaker will each be a party to that reorganization within the meaning of
Section 368(b) of the Internal Revenue Code. None of PepsiCo, BeverageCo, Inc. and Quaker will recognize any gain or loss for federal income tax purposes as a result of the merger.

    FEDERAL INCOME TAX CONSEQUENCES TO QUAKER SHAREHOLDERS WHO PARTICIPATE IN THE MERGER. For federal income tax purposes:

    - A holder of Quaker common stock will not recognize any gain or loss upon that shareholder's exchange of its shares of Quaker common stock for shares of PepsiCo common stock.

    - To the extent that a holder of Quaker common stock receives cash instead of a fractional share of PepsiCo common stock, the holder will be required to recognize gain or loss, measured by the difference between the amount of cash received instead of that fractional share and the portion of the tax basis of that holder's shares of Quaker common stock allocable to that fractional share of PepsiCo common stock. This gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for the share of Quaker common stock exchanged for that fractional share of PepsiCo common stock is more than one year at the effective time of the merger.

    - A holder of Quaker common stock will have a tax basis in the PepsiCo common stock received in the merger equal to (1) the tax basis of the Quaker common stock surrendered by that holder in the merger, less
      (2) any tax basis of the Quaker common stock surrendered that is allocable to any fractional share of PepsiCo common stock for which cash is received.

    - The holding period for shares of PepsiCo common stock received in exchange for shares of Quaker common stock in the merger will include the holding period for the shares of Quaker common stock surrendered in the merger.

    FEDERAL INCOME TAX CONSEQUENCES TO PEPSICO SHAREHOLDERS. There will be no federal income tax consequences to a holder of PepsiCo capital stock as a result of the merger.

    This discussion is intended to provide only a general summary of the material federal income tax consequences of the merger, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any

CHAPTER ONE - THE MERGER
non-income tax or any foreign, state or local tax consequences of the merger. ACCORDINGLY, PEPSICO AND QUAKER STRONGLY URGE EACH QUAKER SHAREHOLDER TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE OR LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO HIM OR HER OF THE MERGER.

REGULATORY MATTERS

    U.S. ANTITRUST. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related rules the merger may not be completed until notifications have been given, certain information has been furnished to the Federal Trade Commission, or FTC, and the Antitrust Division of the United States Department of Justice, or DOJ, and specified waiting period requirements have been satisfied. During the week of January 8, 2001, PepsiCo and Quaker each filed the required notification and report forms under the Hart-Scott-Rodino Act with the FTC and the DOJ. On February 7, 2001, the FTC requested additional information and materials from PepsiCo and Quaker. The merger may not be completed until the expiration of a 30 day waiting period following substantial compliance by both PepsiCo and Quaker with the request for additional information unless the waiting period is terminated earlier. If the FTC believes that the merger would violate the federal antitrust law by substantially lessening competition in any line of commerce affecting U.S. consumers, it may challenge the merger on antitrust grounds. The FTC may challenge the merger by seeking a federal court order preliminarily enjoining the transaction pending conclusion of an administrative hearing. The FTC may also proceed with an administrative proceeding if the injunction is denied, and if the merger is found to be anticompetitive, challenge it after the fact. We can give no assurance that a challenge to the merger will not be made or, if such a challenge is made, that it would be unsuccessful. Expiration or termination of the Hart-Scott-Rodino Act waiting period is a condition to the merger. See "The Merger Agreement--Principal Conditions to the Completion of the Merger" on page I-83.

    EUROPEAN UNION. Under European Union Council Regulation (EEC) No. 4064/89, as amended, the merger must be formally notified to and approved by the European Commission before the merger is implemented. PepsiCo and Quaker informally notified the European Commission of the merger on December 7, 2000, and filed the formal notification with the European Commission in February 2001. Completion of the merger is conditional on, among other things, the European Commission's approval of the merger under European Union Council Regulation
No. 4064/89, as amended. See "The Merger Agreement--Principal Conditions to the Completion of the Merger" on page I-83.

    OTHER LAWS. PepsiCo and Quaker conduct operations in a number of jurisdictions where other regulatory filings or approvals are required or advisable in connection with the completion of the merger. We recognize that some of these approvals, which are not required to be obtained prior to effectiveness of a merger transaction, may not be obtained prior to the closing.

    GENERAL. It is possible that governmental entities having jurisdiction over PepsiCo and Quaker may seek regulatory concessions as conditions for granting approval of the merger. We can give no assurance that the required regulatory approvals will be obtained on terms that satisfy the conditions to closing of the merger or within the time frame contemplated by PepsiCo and Quaker. See "The Merger Agreement--Principal Conditions to the Completion of the Merger" on page I-83. Under the terms of the merger agreement, neither PepsiCo nor any of its subsidiaries will be required to dispose of or hold separate, or agree to dispose of or hold separate or restrict its ownership and operation of, all or any portion of the business or assets of Quaker, PepsiCo or any of their subsidiaries. However, PepsiCo will be required, if necessary to obtain any regulatory approval from any governmental entity necessary for consummation of the merger, to divest its ALL SPORT beverage brand, without regard to consideration received, no later than July 3, 2001.

                                                        CHAPTER ONE - THE MERGER

DISSENTERS' RIGHTS

    Shareholders of a corporation that is proposing to merge or consolidate with another firm are sometimes entitled to appraisal or dissenters' rights in connection with the proposed transaction, depending on the circumstances. Most commonly, these rights confer on shareholders who oppose the merger or consolidation the right to receive the fair value for their shares as determined in a judicial appraisal proceeding, instead of what is being offered to them in the merger.

    Holders of PepsiCo capital stock are not entitled to dissenters' appraisal rights under North Carolina law in connection with the merger. Holders of Quaker common stock do not have dissenters' appraisal rights under New Jersey law in connection with the merger because the shares of PepsiCo common stock that such holders will be entitled to receive in the merger will be listed on a national securities exchange at the closing. See "Chapter Three--Comparison of Shareholder Rights--Dissenters' Rights." Dissenters' appraisal rights are available in connection with the merger only to Fidelity Trust Management Co., the trustee of the Quaker ESOP, as the sole record holder of Quaker Series B ESOP convertible preferred stock, if the trustee complies with the procedural requirements of the New Jersey dissenters' rights statute. Series B ESOP convertible preferred stock is the only series of Quaker preferred stock of which shares are outstanding.

    Each participant in the Quaker ESOP is entitled to direct the trustee to dissent and to exercise dissenters' rights under Sections 14A:11-1 through 14A:11-11 of the New Jersey Business Corporation Act with respect to the number of shares of Quaker Series B ESOP convertible preferred stock attributable to the participant's account under the Quaker ESOP. The following discussion summarizes the material provisions of the dissenters' statute under New Jersey law. However, this discussion is not a complete statement of the relevant provisions and is qualified by reference to the full text of the dissenters' rights statute, which is attached as Annex F to this joint proxy statement/prospectus.

    THIS DISCUSSION AND ANNEX F SHOULD BE REVIEWED CAREFULLY BY THE PARTICIPANTS IN THE QUAKER ESOP WHO WISH TO DIRECT THE TRUSTEE TO EXERCISE DISSENTERS' RIGHTS OR WHO WISH TO PRESERVE THE RIGHT TO DO SO, BECAUSE FAILURE TO COMPLY WITH ANY OF THE PROCEDURAL REQUIREMENTS OF THE DISSENTERS' RIGHTS STATUTE COULD RESULT IN A LOSS OF THESE RIGHTS.

    Under the dissenters' statute, a Quaker ESOP participant may dissent only as to all of the shares of Quaker preferred stock he or she beneficially owns. Each participant electing to dissent from the merger and demand payment of the fair value of his or her Quaker preferred shares to the Quaker ESOP for the participant's account must file with Quaker a written notice of dissent stating that he or she intends to direct the trustee to demand payment for his or her shares if the merger is consummated. The written notice of dissent must be filed with Quaker before the vote of Quaker shareholders on the merger.

    Within 10 days after the effective date of the merger, Quaker will give written notice of the effective date by certified mail to each participant who filed a written notice of dissent, except for any such participant who directed the trustee to vote for the merger. Within 20 days after Quaker mails such notice of the effective date, a dissenting participant may direct the trustee to make written demand on Quaker for payment of the fair value of his or her shares. Upon making a demand for payment, the dissenting participant and the trustee will cease to have any of the rights of a Quaker preferred shareholder with respect to such shares except the right to have the fair value of the shares paid to the Quaker ESOP for the participant's account and other rights of a dissenting shareholder under the New Jersey dissenters' statute. The "fair value" of the shares as used in the New Jersey dissenters' statute is determined as of the day prior to the Quaker special shareholder meeting being held to vote upon the merger. Within 20 days after demanding payment for shares, the trustee must submit any certificate(s) representing such shares to Quaker for notation that the payment demand has

CHAPTER ONE - THE MERGER
been made. The certificate(s) will then be returned to the trustee. Within ten days after the expiration of the 20 day period during which the trustee may make a demand for payment at the direction of a participant, Quaker will mail to the trustee and to each dissenting participant Quaker's financial statements as of the latest available date. Quaker may accompany the mailing with a written offer to pay the trustee a specified price deemed by Quaker to be the fair value of the shares. A dissenting participant may not direct the trustee to withdraw a demand for payment of the face value of his or her shares without the written consent of Quaker.

    If, within 30 days after the expiration of the ten day period during which Quaker mails its financial statements, the fair value of the shares is agreed upon between any dissenting participant and Quaker, payment will be made to the trustee upon surrender of any certificate(s) representing such Quaker preferred shares.

    If the fair value of the shares is not agreed upon within the 30 day period, the dissenting participant may direct the trustee to serve upon Quaker a written demand that Quaker commence an action in the Superior Court of New Jersey for the determination of the fair value of the shares. The demand must be served by the trustee not later than 30 days after the expiration of the 30 day period in which the dissenting participant and Quaker could not agree upon the fair value of the shares. The action must be commenced by Quaker not later than 30 days after receipt of the demand. If Quaker fails to commence the action within the 30 day period, a dissenting participant may direct the trustee to do so in the name of Quaker, not later than 60 days after the expiration of the 30 day period in which Quaker may commence the action. Quaker does not intend to commence an action for the determination of the fair value of the shares upon the demand to do so by the trustee.

    The trustee and all dissenting participants, except those who have agreed with Quaker upon the fair value of their shares, must be made parties to the action. The court will determine the fair value of the dissenting shares and may appoint an appraiser to report to the court on the question of fair value. The judgment will include interest from the date of the trustee's demand for payment to the day of payment, unless the court finds that the refusal of any dissenting participant to accept an offer of payment made by Quaker was not made in good faith. The court will determine and assess the reasonable expenses incurred by the court appraiser, which will be apportioned by the court among the parties. Any fees apportioned to the Quaker ESOP will be charged pro rata to the account of each dissenting participant according to the percentage determined by dividing (x) the number of dissenting shares held for the account of such participant by (y) the number of dissenting shares held for the accounts of all such participants. These expenses do not include reasonable fees or expenses of counsel or experts employed by any party. However, the fees and expenses of such counsel or experts may be assessed against Quaker if the court finds that the offer of payment made by Quaker was not made in good faith or if no such offer was made.

    The right of a dissenting participant to have the Quaker ESOP be paid the fair value of his or her shares will terminate for a number of reasons, including:

    - failure of the trustee to submit any certificate(s) held for notation;

    - if the demand for payment is withdrawn with the written consent of Quaker;

    - if the fair value of the shares is not agreed upon and no action for the determination of fair value by the Superior Court of New Jersey is commenced within the appropriate time period;

    - if the Superior Court of New Jersey determines that the trustee, on behalf of the dissenting participant, is not entitled to payment;

                                                        CHAPTER ONE - THE MERGER

    - if the merger is abandoned; or

    - if a court having jurisdiction permanently enjoins or sets aside the merger.

    If the right of a dissenting participant to have the Quaker ESOP be paid the fair value of his or her shares terminates for any of the reasons described above, then the rights of the Quaker ESOP with respect to such shares shall be reinstated as of the date of the making of a demand for payment and the dissenting participant shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividends or other distribution with respect to such participant's shares of preferred stock.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

    This joint proxy statement/prospectus does not cover any resales of the PepsiCo common shares to be received by Quaker's shareholders upon completion of the merger, and no person is authorized to make any use of this document in connection with such resale.

    All shares of PepsiCo common stock that holders of Quaker common stock receive in the merger will be freely transferable under the federal securities laws, with the exception of the PepsiCo common shares received by persons who are deemed to be "affiliates" of Quaker under the Securities Act of 1933, as amended, and the related SEC rules and regulations. These "affiliates" may resell their PepsiCo common shares only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under that Act. Persons who may be deemed to be affiliates of Quaker for these purposes generally include individuals or entities that control, are controlled by, or are under common control with Quaker and will include some officers, directors and principal shareholders of Quaker.

    The merger agreement requires that Quaker use its reasonable best efforts to cause each of such affiliates to execute a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any of the shares of PepsiCo common stock issued to them in the merger in violation of the Securities Act of 1933, as amended, or the related SEC rules and regulations.

    In addition, the merger agreement requires that PepsiCo and Quaker use their reasonable best efforts to cause certain of their respective directors and officers to execute written agreements prohibiting them from selling, transferring or otherwise disposing of, or acquiring or selling any options or other securities relating to, securities of PepsiCo or Quaker during the period beginning 30 days prior to the closing of the merger and ending at such time as financial results covering at least 30 days of combined operations of PepsiCo and Quaker have been publicly released by PepsiCo after the merger, except for certain sales as may be permitted under "pooling-of-interests" accounting rules and applicable securities laws.

CHAPTER ONE - THE MERGER

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

    PepsiCo capital stock and Quaker common stock are each listed on both the New York Stock Exchange and the Chicago Stock Exchange. PepsiCo's ticker symbol on those exchanges is "PEP" and Quaker's ticker symbol on those exchanges is "OAT". The following table shows, for the periods indicated, the high and low sales prices per share of PepsiCo capital stock and Quaker common stock, as reported on the New York Stock Exchange composite tape, and the cash dividends per share.

                                     PEPSICO CAPITAL STOCK                QUAKER COMMON STOCK
                               ---------------------------------   ---------------------------------
                                                         CASH                                CASH
                                 HIGH         LOW      DIVIDENDS     HIGH         LOW      DIVIDENDS
                               ---------   ---------   ---------   ---------   ---------   ---------
1998
  First quarter..............  $ 43.875    $ 34.1875    $0.125     $ 60.375    $ 48.5       $0.285
  Second quarter.............    44.8125     37.375      0.13        58.4375     50.625      0.285
  Third quarter..............    43.75       27.5625     0.13        63          51.75       0.285
  Fourth quarter.............    41.25       28          0.13        65.5625     55.125      0.285

1999
  First quarter..............    42.5625     36.1875     0.13        63.375      50.875      0.285
  Second quarter.............    41.4375     34.0625     0.135       70.75       59.5        0.285
  Third quarter..............    41.5        33.375      0.135       71          60.5        0.285
  Fourth quarter.............    37.75       30.125      0.135       71          59.3125     0.285

2000
  First quarter..............    38.625      29.6875     0.135       68          45.8125     0.285
  Second quarter.............    42.5        31.5625     0.14        76.75       59.875      0.285
  Third quarter..............    47.0625     39.6875     0.14        80.6875     66          0.285
  Fourth quarter.............    49.9375     41.3125     0.14        98.9375     75.6875     0.285

2001
  First quarter (through
    March 12)................    49.5        42.25       0.14        99.33       92          0.285

    On December 1, 2000, the last full trading day prior to the public announcement of the proposed merger, the last reported closing price was $42.375 for PepsiCo capital stock and $88.625 for Quaker common stock. On March 12, 2001, the last reported closing price was $45.55 for PepsiCo capital stock and $98.00 for Quaker common stock. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS FOR PEPSICO CAPITAL STOCK AND QUAKER COMMON STOCK BEFORE MAKING ANY DECISION ON THE MERGER.

    Following the merger, PepsiCo common stock will be traded on the New York Stock Exchange and the Chicago Stock Exchange under the ticker symbol "PEP".

    The merger agreement permits PepsiCo and Quaker to pay, prior to the closing of the merger, regular quarterly cash dividends to their shareholders. The parties have agreed in the merger agreement to coordinate the payment of dividends so that their shareholders do not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares, including shares of PepsiCo stock that Quaker shareholders will receive in the merger.

                                                        CHAPTER ONE - THE MERGER

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The unaudited pro forma condensed combined statements of income combine PepsiCo's results for the fiscal years 2000, 1999 and 1998 with Quaker's results for the years 2000, 1999 and 1998. The unaudited pro forma condensed combined balance sheet combines the balance sheets of PepsiCo as of December 30, 2000 and Quaker as of December 31, 2000.

    The pro forma adjustments reflect the application of "pooling-of-interests" accounting discussed in "The Merger--Accounting Treatment" on page I-39. The unaudited pro forma condensed combined financial information and the accompanying notes should be read together with our historical financial statements and related notes contained in the annual reports and other information that we have filed with the SEC and incorporated by reference. See "Where You Can Find More Information" on page IV-1.

    The unaudited pro forma condensed combined financial information is provided for informational purposes only and does not purport to represent what the combined financial position and results of operations would actually have been had the merger and other pro forma adjustments in fact occurred on the dates indicated. The following unaudited pro forma condensed combined statements of income and balance sheet illustrate the estimated effects of the merger as if the transaction had occurred for the statements of income as of December 28, 1997 and for the balance sheet as of December 30, 2000. The unaudited pro forma condensed combined statements of income do not include the impact of nonrecurring charges or credits directly attributable to the transaction. There have been no transactions between PepsiCo and Quaker requiring adjustment in the unaudited pro forma condensed combined financial information.

    For financial accounting purposes, it is expected that the merger will be accounted for using the "pooling-of-interests" method of accounting. Accordingly, (1) the historical cost basis of the assets and liabilities of PepsiCo and Quaker will be carried forward to the combined company, (2) the results of operations of the combined company will include the income of PepsiCo and Quaker for the entire fiscal period in which the combination occurs and
(3) the historical results of operations of the separate companies for fiscal years before the merger will be combined and reported as the results of operations of the combined company. No adjustments have been made to the historical financial statements of PepsiCo and Quaker to conform the accounting policies of the combining companies as the nature and amounts of such adjustments are not expected to be significant. As further described in Note 4 to "Unaudited Pro Forma Condensed Combined Financial Information" on page I-52, reclassifications of certain Quaker financial statement amounts have been made to conform with the financial statement presentation of PepsiCo. Upon consummation of the merger, further review of Quaker's accounting policies and financial statements may require restatements of the combined entity's financial statements to conform to those policies and classifications that are deemed most appropriate.

    Some of the conditions to be met to qualify for "pooling-of-interests" accounting cannot be fully assessed until specified periods of time after the effective time of the merger have passed, because certain of the conditions for "pooling-of-interests" accounting treatment address transactions occurring within those specified periods of time. Certain events, including divestitures and certain stock transactions, could disqualify the merger from "pooling-of-interests" accounting.

CHAPTER ONE - THE MERGER

                   PEPSICO, INC. AND THE QUAKER OATS COMPANY
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FISCAL YEAR ENDED DECEMBER 30, 2000
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                   PEPSICO         QUAKER          PRO FORMA       PRO FORMA
                                                 (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS (4,5)   COMBINED
                                                 ------------   ------------   -----------------   ---------
Net sales......................................    $ 20,438        $ 5,041          $    --        $ 25,479

Costs and expenses
Cost of sales..................................       7,943          2,288               --          10,231
Selling, general and administrative expenses...       9,132          1,969               (4)         11,097
Amortization of intangible assets..............         138             --                9             147
Impairment and restructuring charges...........          --            183               --             183
                                                   --------        -------          -------        --------
Operating profit...............................       3,225            601               (5)          3,821

Bottling equity income, net....................         130             --               --             130
Interest expense...............................        (221)           (54)              --            (275)
Interest income................................          76              9               --              85
Foreign exchange loss, net.....................          --             (5)               5              --
                                                   --------        -------          -------        --------
Income before income taxes.....................       3,210            551               --           3,761

Provision for income taxes.....................       1,027            191               --           1,218
                                                   --------        -------          -------        --------
Net income.....................................       2,183            360               --           2,543

Preferred dividends, net of tax................          --              4               --               4
                                                   --------        -------          -------        --------
Net income available for common................    $  2,183        $   356          $    --        $  2,539
                                                   ========        =======          =======        ========

Net income per common share--basic.............    $   1.51        $  2.71                         $   1.44
Average shares outstanding--basic..............       1,446            132              190           1,768

Net income per common share--assuming
  dilution.....................................    $   1.48        $  2.61                         $   1.40
Average shares outstanding--assuming
  dilution.....................................       1,475            137              199           1,811

    The accompanying notes are an integral part of this Unaudited Pro Forma
                   Condensed Combined Financial Information.

                                                        CHAPTER ONE - THE MERGER

                   PEPSICO, INC. AND THE QUAKER OATS COMPANY
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FISCAL YEAR ENDED DECEMBER 25, 1999
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                   PEPSICO         QUAKER          PRO FORMA       PRO FORMA
                                                 (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS (4,5)   COMBINED
                                                 ------------   ------------   -----------------   ---------
Net sales
New PepsiCo....................................    $ 18,244        $ 4,725           $   --        $ 22,969
Bottling operations............................       2,123             --               --           2,123
                                                   --------        -------           ------        --------
Total net sales................................      20,367          4,725               --          25,092

Cost and expenses
Cost of sales..................................       8,198          2,137               --          10,335
Selling, general and administrative expenses...       9,103          1,904                8          11,015
Amortization of intangible assets..............         183             --               10             193
Impairment and restructuring charges...........          65             (2)              --              63
                                                   --------        -------           ------        --------
Total costs and expenses.......................      17,549          4,039               18          21,606

Operating profit
New PepsiCo....................................       2,765            686              (18)          3,433
Bottling operations and equity investments.....          53             --               --              53
                                                   --------        -------           ------        --------
Total operating profit.........................       2,818            686              (18)          3,486

Bottling equity income, net....................          83             --               --              83
Gain on bottling transactions..................       1,000             --               --           1,000
Interest expense...............................        (363)           (62)              --            (425)
Interest income................................         118             12               --             130
Foreign exchange loss, net.....................          --            (18)              18              --
                                                   --------        -------           ------        --------
Income before income taxes.....................       3,656            618               --           4,274

Provision for income taxes.....................       1,606            163               --           1,769
                                                   --------        -------           ------        --------
Net income.....................................       2,050            455               --           2,505

Preferred dividends, net of tax................          --              4               --               4
                                                   --------        -------           ------        --------
Net income available for common................    $  2,050        $   451           $   --        $  2,501
                                                   ========        =======           ======        ========

Net income per common share--basic.............    $   1.40        $  3.36                         $   1.39
Average shares outstanding--basic..............       1,466            134              194           1,794

Net income per common share--assuming
  dilution.....................................    $   1.37        $  3.23                         $   1.36
Average shares outstanding--assuming
  dilution.....................................       1,496            140              201           1,837

    The accompanying notes are an integral part of this Unaudited Pro Forma
                   Condensed Combined Financial Information.

CHAPTER ONE - THE MERGER

                   PEPSICO, INC. AND THE QUAKER OATS COMPANY
           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                      FISCAL YEAR ENDED DECEMBER 26, 1998
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                   PEPSICO         QUAKER         PRO FORMA       PRO FORMA
                                                 (HISTORICAL)   (HISTORICAL)   ADJUSTMENTS(4,5)   COMBINED
                                                 ------------   ------------   ----------------   ---------
Net sales
New PepsiCo....................................    $ 14,686        $ 4,843          $    --       $ 19,529
Bottling operations............................       7,662             --               --          7,662
                                                   --------        -------          -------       --------
Total net sales................................      22,348          4,843               --         27,191

Costs and expenses
Cost of sales..................................       9,330          2,374               --         11,704
Selling, general and administrative expenses...       9,924          1,873               (1)        11,796
Amortization of intangible assets..............         222             --               13            235
Impairment and restructuring charges...........         288            129               --            417
                                                   --------        -------          -------       --------
Total costs and expenses.......................      19,764          4,376               12         24,152

Operating profit

New PepsiCo....................................       2,460            467              (12)         2,915
Bottling operations and equity investments.....         124             --               --            124
                                                   --------        -------          -------       --------
Total operating profit.........................       2,584            467              (12)         3,039

Interest expense...............................        (395)           (70)              --           (465)
Interest income................................          74             11               --             85
Foreign exchange loss, net.....................          --            (12)              12             --
                                                   --------        -------          -------       --------
Income before income taxes.....................       2,263            396               --          2,659

Provision for income taxes.....................         270            112               --            382
                                                   --------        -------          -------       --------
Net income.....................................       1,993            284               --          2,277

Preferred dividends, net of tax................          --              4               --              4
                                                   --------        -------          -------       --------
Net income available for common................    $  1,993        $   280          $    --       $  2,273
                                                   ========        =======          =======       ========

Net income per common share--basic.............    $   1.35        $  2.04                        $   1.25
Average shares outstanding--basic..............       1,480            137              198          1,815

Net income per common share--assuming
  dilution.....................................    $   1.31        $  1.97                        $   1.22
Average shares outstanding--assuming
  dilution.....................................       1,519            143              206          1,868

    The accompanying notes are an integral part of this Unaudited Pro Forma
                   Condensed Combined Financial Information.

                                                        CHAPTER ONE - THE MERGER

                   PEPSICO, INC. AND THE QUAKER OATS COMPANY
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 30, 2000
                                 (IN MILLIONS)

                                                    PEPSICO             QUAKER           PRO FORMA        PRO FORMA
                                                  (HISTORICAL)       (HISTORICAL)       ADJUSTMENTS       COMBINED
                                                  ------------       ------------       -----------       ---------
Assets
Current assets
Cash and cash equivalents.......................    $    864           $   174            $   847 (2)     $  1,885
Short-term investments, at cost.................         466                --                 --              466
                                                    --------           -------            -------         --------
                                                       1,330               174                847            2,351

Accounts and notes receivable, net..............       1,799               298                 --            2,097
Inventories.....................................         905               288                 --            1,193
Prepaid expenses and other current assets.......         570               254                 --              824
                                                    --------           -------            -------         --------
  Total current assets..........................       4,604             1,014                847            6,465

Property, plant and equipment...................       9,539             1,928                 --           11,467
Accumulated depreciation........................      (4,101)             (808)                --           (4,909)
                                                    --------           -------            -------         --------
                                                       5,438             1,120                 --            6,558

Intangible assets, net..........................       4,485               229                 --            4,714
Investments in unconsolidated affiliates........       2,978                --                 --            2,978
Other assets....................................         834                56                 --              890
                                                    --------           -------            -------         --------
  Total assets..................................    $ 18,339           $ 2,419            $   847         $ 21,605
                                                    ========           =======            =======         ========
Liabilities and shareholders' equity
Current liabilities
Short-term borrowings...........................    $     72           $   130            $    --         $    202
Accounts payable and other current
  liabilities...................................       3,815               730                 84 (1,4)      4,629
Income taxes payable............................          48                --                 16 (4)           64
                                                    --------           -------            -------         --------
  Total current liabilities.....................       3,935               860                100            4,895

Long-term debt..................................       2,346               664                 --            3,010
Other liabilities...............................       3,448               518                 --            3,966
Deferred income taxes...........................       1,361                --                 --            1,361
Shareholders' equity
Preferred stock, net............................          --                22                 --               22
Common shareholders' equity
  Common stock..................................          29               840               (835)(3)           34
  Capital in excess of par value................         955               136               (435)(2,3)        656
  Retained earnings.............................      15,448             1,062               (100)(1)       16,410
  Accumulated other comprehensive loss..........      (1,263)             (111)                --           (1,374)
  Deferred compensation.........................          --               (21)                --              (21)
                                                    --------           -------            -------         --------
                                                      15,169             1,906             (1,370)          15,705
Less: Repurchased common shares, at cost........      (7,920)           (1,551)             2,117 (2,3)     (7,354)
                                                    --------           -------            -------         --------
  Total common shareholders' equity.............       7,249               355                747            8,351
                                                    --------           -------            -------         --------
    Total liabilities and shareholders'
      equity....................................    $ 18,339           $ 2,419            $   847         $ 21,605
                                                    ========           =======            =======         ========

    The accompanying notes are an integral part of this Unaudited Pro Forma
                   Condensed Combined Financial Information.

CHAPTER ONE - THE MERGER

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    1. PepsiCo and Quaker estimate that they will incur direct transaction costs of approximately $100 million associated with the merger. These costs consist primarily of fees and expenses of investment bankers, attorneys and accountants, SEC filing fees, stock exchange listing fees, and financial printing and other related charges. These expenses have not been reflected in the unaudited pro forma condensed combined statements of income as they are considered to be nonrecurring.

    2. Adjustments reflect the estimated proceeds to be received by PepsiCo from the sale of an estimated 20 million shares of PepsiCo repurchased common stock, using an assumed price of $42.375 per share. No offering expenses have been reflected in the analysis. It is anticipated that such shares will be issued in order to qualify for "pooling-of-interests" accounting treatment. The cost basis of repurchased shares to be issued is estimated to be $28.31.

    3. Adjustments reflect the cancellation of Quaker treasury shares and the issuance of PepsiCo common stock to effect the merger. This amount has been calculated by multiplying the number of shares of Quaker common stock expected to be outstanding at the time of the merger (approximately 137 million) by an assumed exchange ratio of 2.3. The number of shares of PepsiCo common stock to be issued upon completion of the merger will be based on the actual number of shares of Quaker common stock outstanding at that time.

    The actual exchange ratio to be used in the merger is subject to adjustment based on an average of closing prices of PepsiCo capital stock prior to the closing of the merger as further described in "The Merger Agreement--Merger Consideration" on page I-76. For example, if the PepsiCo market price is determined to be $50.00, then each share of Quaker common stock will be exchanged for 2.1 shares of PepsiCo capital stock. This adjusted exchange ratio would result in pro forma combined net income per common share--assuming dilution of $1.43 for the year ended December 30, 2000.

    4. Adjustments reflect the reclassification of certain Quaker balance sheet and statement of income amounts to conform with the financial statement presentation of PepsiCo.

    5. The pro forma combined per share amounts and weighted average common shares reflect:

       - the combined weighted average of PepsiCo capital stock and Quaker common stock for all periods presented, after adjusting the number of shares of Quaker common stock to reflect the exchange ratio assumption of 2.3 shares of PepsiCo common stock for each share of Quaker common stock; and

       - the issuance of an estimated 20 million shares of PepsiCo repurchased capital stock in order to qualify for "pooling-of-interests" accounting treatment described in Note 2 above.

    6. We expect to incur costs subsequent to the merger to integrate the two companies. These costs will be charged to operations subsequent to the merger and, therefore, are not reflected in the unaudited pro forma condensed combined financial information.

                                                        CHAPTER ONE - THE MERGER

                         OPINIONS OF FINANCIAL ADVISORS

    We each retained our own financial advisors to assist us and our respective boards of directors in our consideration of valuation, financial and other matters relating to the merger. PepsiCo retained Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial advisor and Quaker retained Goldman, Sachs & Co. and J.P. Morgan Securities Inc. as its financial advisors.

OPINIONS OF QUAKER'S FINANCIAL ADVISORS

    OPINION OF GOLDMAN, SACHS & CO.

    On December 2, 2000, Goldman, Sachs & Co., or Goldman Sachs, rendered its oral opinion to the Quaker board of directors, which was subsequently confirmed in writing, that, as of that date and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders, other than PepsiCo, of shares of Quaker common stock.

    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED DECEMBER 2, 2000, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION IS ATTACHED AS ANNEX C AND IS INCORPORATED BY REFERENCE. THE OPINION OF GOLDMAN SACHS WAS PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE QUAKER BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE MERGER AND IS NOT A RECOMMENDATION AS TO HOW ANY HOLDER OF SHARES OF QUAKER STOCK SHOULD VOTE WITH RESPECT TO THE MERGER. QUAKER SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY.

    In connection with its opinion, Goldman Sachs reviewed, among other things:

    - the merger agreement;

    - Annual Reports to Shareholders and Annual Reports on Form 10-K of Quaker for the five years ended December 31, 1999 and PepsiCo for the five fiscal years ended December 25, 1999;

    - certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Quaker and PepsiCo;

    - certain other communications from Quaker and PepsiCo to their respective shareholders;

    - certain internal financial analyses and forecasts for Quaker prepared by its management; and

    - certain cost savings and operating synergies projected by the management of PepsiCo to result from the merger.

    Goldman Sachs also held discussions with members of the senior management of Quaker and PepsiCo regarding their assessment of the strategic rationale for, and potential benefits of, the merger and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity of Quaker common stock and PepsiCo capital stock, compared certain financial and stock market information for Quaker and PepsiCo with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the food and beverage industry specifically and in other industries generally, and performed such other studies and analyses as Goldman Sachs considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. As the Quaker board of directors was aware, PepsiCo did not make available to Goldman Sachs PepsiCo's projections of its expected future performance. Accordingly, Goldman Sachs' review of this information for purposes of rendering its opinion was limited to discussions with management of PepsiCo of certain research analysts' earnings estimates for PepsiCo. In addition,

CHAPTER ONE - THE MERGER
Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Quaker or PepsiCo or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all material governmental, regulatory or other consents and approvals necessary for the completion of the merger will be obtained without any adverse effect on Quaker or PepsiCo or on the contemplated benefits of the merger. Goldman Sachs also assumed with the consent of the Quaker board of directors that the merger will be accounted for as a "pooling-of-interests" under generally accepted accounting principles.

    The following is a summary of the material financial analyses reviewed by Goldman Sachs and used in connection with providing its opinion to the Quaker board of directors on December 2, 2000. It does not purport to be a complete description of the analyses performed by Goldman Sachs. The order of analyses described, and the results of those analyses, do not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of financial analyses include information presented in tabular form, which should be read together with the text accompanying each summary. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 1, 2000, and is not necessarily indicative of current market conditions.

    SELECTED COMPANIES ANALYSIS. Goldman Sachs reviewed financial information, ratios and public market multiples relating to Quaker and PepsiCo and compared them to corresponding data for the following publicly traded companies in the food and beverage industry:

    - Cadbury-Schweppes Public Limited Company and its unconsolidated affiliates;

    - Campbell Soup Company;

    - The Coca-Cola Company;

    - ConAgra Foods, Inc.;

    - Groupe Danone S.A. and its unconsolidated affiliates;

    - General Mills, Inc.;

    - H.J. Heinz Company;

    - Hershey Foods Corporation;

    - Kellogg Company;

    - Nestle S.A. and its unconsolidated affiliates;

    - PepsiCo, Inc.;

    - Philip Morris Companies, Inc.;

    - Ralston Purina Company;

    - Sara Lee Corporation;

    - Unilever PLC and Unilever N.V., on a combined basis; and

    - Wm. Wrigley Jr. Company.

    In its analysis, Goldman Sachs used the closing market prices on December 1, 2000 and other publicly available information. Goldman Sachs calculated the ratio of price to earnings per share, or P/E, of Quaker, PepsiCo and the selected companies for the calendar years 2000 and 2001 using estimates of 2000 and 2001 earnings per share, or EPS, based on the medians of the latest estimates provided by I/B/E/S International Inc., a data service which monitors and publishes a compilation of earnings estimates produced by selected research analysts on publicly traded companies. Goldman Sachs also calculated the ratio of the 2001 P/E to the projected five year EPS compound annual growth rate, or CAGR, of Quaker, PepsiCo and the selected companies using estimates of the projected five

                                                        CHAPTER ONE - THE MERGER
year EPS CAGR based on the medians of the latest estimates provided by I/B/E/S. None of the selected companies is directly comparable to Quaker or PepsiCo.

    In its analysis, Goldman Sachs calculated and compared (i) the enterprise value, which means equity value plus debt less cash, as a multiple of the latest twelve months, or LTM, earnings before interest, taxes, depreciation and amortization, or EBITDA, based on most recent publicly available financial statements, (ii) the estimated calendar year 2000 and 2001 P/E ratios, and
(iii) the ratio of the estimated 2001 P/E to the projected five year EPS CAGR, of:

    - the selected companies as a group, based on closing stock prices on December 1, 2000;

    - Quaker, based on a stock price of $82.25 per share, the closing stock price of Quaker common stock on November 2, 2000, the last trading day prior to reports that Quaker and PepsiCo had discussed a potential business combination;

    - Quaker, based on a stock price of $97.46, the implied price per share of Quaker common stock based on the 2.3 exchange ratio and PepsiCo's closing stock price on December 1, 2000; and

    - PepsiCo, based on its closing stock price on December 1, 2000.

    The results of this analysis were as follows:

                                                  SELECTED COMPANIES
                                           ---------------------------------    QUAKER     QUAKER     PEPSICO
                                              RANGE        MEAN      MEDIAN    ($82.25)   ($97.46)   (12/1/00)
                                           -----------   --------   --------   --------   --------   ---------
Enterprise value as a multiple of LTM
  EBITDA.................................  6.0-27.8x      13.0x      11.9x      13.1x      15.6x       16.3x
Estimated calendar year 2000 P/E.........  10.2-42.9x     22.7x      20.4x      24.3x      28.8x       29.2x
Estimated calendar year 2001 P/E.........  9.2-36.2x      21.0x      20.4x      21.9x      26.0x       26.0x
Ratio of estimated 2001 P/E to projected
  five year EPS CAGR.....................  0.8-2.6x        1.9x       2.0x       2.2x       2.6x        2.0x

    SELECTED TRANSACTIONS ANALYSIS. Goldman Sachs analyzed information relating to seven transactions in the food and beverage industry that were announced since July 1998. Goldman Sachs calculated:

    - the enterprise value as a multiple of LTM sales;

    - the enterprise value as a multiple of LTM EBITDA;

    - the enterprise value as a multiple of LTM earnings before interest and taxes, or EBIT; and

    - the equity value as a multiple of estimated 2000 net income;

in each transaction and compared the results of these calculations with such calculations for the proposed merger. In its analysis, Goldman Sachs used a stock price of $97.46 per share of Quaker common stock, the implied price per share of Quaker common stock based on the 2.3 exchange ratio and PepsiCo's closing stock price on December 1, 2000. The results of this analysis were as follows:

                                                         SELECTED TRANSACTIONS
                                                   ----------------------------------
                                                      RANGE         MEAN      MEDIAN    PROPOSED MERGER
                                                   ------------   --------   --------   ---------------
Enterprise value as a multiple of LTM sales......    1.63-3.76x     2.45x      2.44x          2.80x
Enterprise value as a multiple of LTM EBITDA.....    11.1-17.2x     13.2x      13.1x          15.6x
Enterprise value as a multiple of LTM EBIT.......    14.4-20.5x     17.1x      16.9x          18.2x
Equity value as a multiple of estimated 2000 net
  income.........................................    22.7-26.5x     24.8x      25.1x          28.7x

    DISCOUNTED CASH FLOW ANALYSIS. Goldman Sachs performed a discounted cash flow analysis using Quaker's management projections. Goldman Sachs calculated a range of net present values of free cash

CHAPTER ONE - THE MERGER
flows for 2001 through 2005 using discount rates ranging from 8.0% to 11.0%. Goldman Sachs calculated a range of Quaker's terminal values in 2005 based on EBITDA multiples ranging from 11.0x to 14.0x and then discounted these terminal values to present value using discount rates ranging from 8.0% to 11.0%. The net present per share values of Quaker common stock as of January 1, 2001 implied by this analysis ranged from $81 to $112.

    HISTORICAL EXCHANGE RATIO ANALYSIS. Goldman Sachs reviewed the historical ratio of the Quaker common stock daily closing prices to the PepsiCo capital stock daily closing prices, and compared the results to the 2.3 exchange ratio provided for in the proposed merger. The following table lists the low, average and high of the ratios for the periods shown:

                 HISTORICAL RATIO OF QUAKER COMMON STOCK PRICE
                         TO PEPSICO CAPITAL STOCK PRICE

PERIOD ENDING DECEMBER 1, 2000:                                 LOW      AVERAGE      HIGH
-------------------------------                               --------   --------   --------
Three Years.................................................    1.21       1.64       2.11
One Year....................................................    1.47       1.72       2.11
Six Months..................................................    1.47       1.71       2.11
Three Months................................................    1.57       1.75       2.11
One Month...................................................    1.71       1.90       2.11

    CONTRIBUTION ANALYSIS. Goldman Sachs reviewed the contribution of Quaker to the combined company's estimated 2000, 2001 and 2002 sales, EBITDA, EBIT and net income, excluding synergies. Goldman Sachs performed this analysis using estimates of management of Quaker with respect to financial information for Quaker and estimates of various Wall Street research analysts with respect to financial information for PepsiCo. The analysis indicated that Quaker would contribute in the approximate range of:

    - 20.6-20.7% of estimated 2000-2002 sales;

    - 18.3% of estimated 2000-2002 EBITDA;

    - 19.1-19.7% of estimated 2000-2002 EBIT; and

    - 16.4-17.8% of estimated 2000-2002 net income;

compared to approximately 17.5% pro forma ownership of the combined company by Quaker shareholders as of December 1, 2000 based on the 2.3 exchange ratio.

    PRO FORMA MERGER ANALYSIS. Goldman Sachs performed an analysis of the pro forma financial impact of the proposed merger on PepsiCo's 2001-2005 EPS. Using EPS estimates for 2001-2005 from management of Quaker and applying a 13.0% CAGR to an estimate of 2001 EPS for PepsiCo (based on discussions with management of PepsiCo of estimates of various Wall Street research analysts), Goldman Sachs compared the EPS of PepsiCo on a stand-alone basis, to the pro forma EPS of the combined company. Goldman Sachs performed this analysis based on the exchange ratio of 2.3 and assumed a January 1, 2001 closing, certain pre-tax synergies projected by management of PepsiCo and "pooling-of-interests" accounting treatment of the merger. This analysis indicated that the merger would be accretive to PepsiCo's EPS in all such years.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its opinion, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it;

                                                        CHAPTER ONE - THE MERGER
rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Quaker or PepsiCo or the contemplated transaction.

    The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Quaker board of directors as to the fairness from a financial point of view of the exchange ratio to the holders, other than PepsiCo, of the outstanding shares of Quaker common stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Quaker, PepsiCo, Goldman Sachs nor any other person assumes responsibility if future results are materially different from those forecasted.

    As described above, Goldman Sachs' opinion to the Quaker board of directors was one of many factors taken into consideration by the Quaker board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the opinion and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex C.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Quaker board of directors selected Goldman Sachs to act as its financial advisor in connection with the proposed merger because Goldman Sachs is an internationally recognized investment banking firm with substantial experience in the food and beverage industry. Goldman Sachs is familiar with Quaker having provided certain investment banking services to Quaker from time to time, including having acted as Quaker's financial advisor in connection with the sale of Snapple Beverage Corp. in May 1997, the sale of the Ardmore Farms business in August 1998, the sale of Continental Coffee Products Company in September 1998 and the sale of Liqui-Dri Foods, Inc. in December 1998 and having acted as Quaker's financial advisor in connection with, and having participated in certain negotiations leading to, the merger agreement. Goldman Sachs also has provided certain investment banking services to PepsiCo from time to time, and may provide investment banking services to PepsiCo in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Quaker or PepsiCo for its own account and for the accounts of customers.

    Pursuant to a letter agreement dated November 1, 2000, Quaker engaged Goldman Sachs as its financial advisor in connection with the possible sale of all or a portion of the stock or assets of Quaker. Pursuant to the terms of the Goldman Sachs engagement letter, if the proposed merger is completed Goldman Sachs will receive from Quaker a cash fee equal to 0.22% of the aggregate consideration payable in the merger. In addition, Quaker has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

    OPINION OF J.P. MORGAN SECURITIES INC.

    Pursuant to an engagement letter dated November 8, 2000 and amended November 27, 2000, Quaker retained J.P. Morgan Securities Inc., or JPMorgan, as its financial advisor in connection with the proposed merger.

CHAPTER ONE - THE MERGER

    At the meeting of the board of directors of Quaker on December 2, 2000, JPMorgan rendered its oral opinion to the board of directors of Quaker, which was subsequently confirmed in writing, that, as of such date, the exchange ratio in the merger agreement was fair, from a financial point of view, to the common shareholders of Quaker.

    THE FULL TEXT OF JPMORGAN'S WRITTEN OPINION IS ATTACHED AS ANNEX D TO THIS DOCUMENT. THIS OPINION SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN. JPMORGAN'S OPINION IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. JPMORGAN'S WRITTEN OPINION IS ADDRESSED TO QUAKER'S BOARD OF DIRECTORS, IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO IN THE MERGER AGREEMENT TO THE COMMON SHAREHOLDERS OF QUAKER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF QUAKER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT QUAKER'S SPECIAL MEETING. THE SUMMARY OF THE OPINION OF JPMORGAN SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. QUAKER'S SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

    In arriving at its opinion, JPMorgan reviewed:

    - the merger agreement and the option agreement;

    - certain publicly available information concerning the business of Quaker, PepsiCo and of certain other companies engaged in businesses comparable to Quaker and PepsiCo, and the reported market prices for certain other companies' securities deemed comparable;

    - publicly available terms of certain transactions involving companies comparable to Quaker and the consideration received for such companies;

    - current and historical market prices of the common stock of Quaker and the capital stock of PepsiCo;

    - the audited financial statements of Quaker for the fiscal year ended December 31, 1999 and of PepsiCo for the fiscal year ended December 25, 1999, and the unaudited financial statements of Quaker for the period ended September 30, 2000 and of PepsiCo for the period ended September 2, 2000;

    - certain agreements with respect to outstanding indebtedness or obligations of Quaker;

    - certain internal financial analyses and forecasts for Quaker prepared by its management;

    - certain information with respect to near-term financial results provided by management of PepsiCo, including certain cost savings and operating synergies projected by management of PepsiCo to result from the merger; and

    - the terms of other business combinations that JPMorgan deemed relevant.

                                                        CHAPTER ONE - THE MERGER

    JPMorgan also held discussions with certain members of the management of Quaker and PepsiCo with respect to certain aspects of the merger, and the past and current business operations of Quaker and PepsiCo, the financial condition and future prospects and operations of Quaker and PepsiCo, the effects of the merger on the financial condition and future prospects of Quaker and PepsiCo, and certain other matters JPMorgan believed necessary or appropriate to its inquiry. As the Quaker board of directors was aware, PepsiCo did not make available to JPMorgan PepsiCo's projections of its expected future performance. However, JPMorgan received information with respect to near-term financial results of PepsiCo which was limited to guidance from the management of PepsiCo regarding research analysts' earning estimates for PepsiCo. In addition, JPMorgan reviewed other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinion.

    JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Quaker and PepsiCo or otherwise reviewed by JPMorgan. JPMorgan has not assumed any responsibility or liability for that information. JPMorgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to JPMorgan. In relying on financial analyses and forecasts provided to JPMorgan by the management of Quaker and any information with respect to near-term financial results provided by management of PepsiCo, including the synergies, JPMorgan assumed that they had been reasonably prepared or based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Quaker and PepsiCo to which such analyses, forecasts or information relate. JPMorgan assumed that the merger will have the tax and accounting consequences described in discussions with, and materials furnished to JPMorgan by, representatives of Quaker, and that the merger and other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. JPMorgan also assumed the merger will be accounted for as a "pooling-of-interests" under generally accepted accounting principles. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

    JPMorgan's opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of the opinion. Subsequent developments may affect JPMorgan's opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm its opinion. JPMorgan expressed no opinion as to the price at which PepsiCo's capital stock will trade in the future. JPMorgan's opinion does not address the relative merits of the transaction contemplated pursuant to the merger agreement as compared to any alternative business combination that might have been or might be available to the Company.

    In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses used by JPMorgan in providing its opinion. We have presented some of the summaries of financial analyses in tabular format. In order to understand the financial analyses used by JPMorgan more fully, you should read the tables together with the text of each summary. The tables do not constitute a complete description of JPMorgan's financial analyses.

    TRANSACTION OVERVIEW. JPMorgan calculated the implied per share equity value to Quaker shareholders of the consideration offered, based upon the closing price of PepsiCo capital stock for different periods. JPMorgan also analyzed the premium of the implied values of the consideration to the closing price of Quaker's common stock on November 2, 2000, the last trading day before news of the potential merger was first reported. Based on the foregoing analysis, JPMorgan additionally

CHAPTER ONE - THE MERGER
calculated Quaker shareholders' pro forma ownership of the combined company. The following table summarizes certain results of this analysis.

                                     IMPLIED PER SHARE EQUITY        PREMIUM TO        QUAKER SHAREHOLDERS
      REFERENCE          PEPSICO      VALUE OF QUAKER AT AN       NOVEMBER 2, 2000      PERCENT OWNERSHIP
        DATE           SHARE PRICE    EXCHANGE RATIO OF 2.3     QUAKER CLOSING PRICE   OF COMBINED COMPANY
---------------------  -----------   ------------------------   --------------------   -------------------
       Dec. 1            $42.38               $ 97.46                    18.5%                 18%

       Nov. 30           $45.38               $104.36                    26.9%                 18%

   10-day average
 (through Nov. 30)       $44.93               $103.33                    25.6%                 18%

       Nov. 2            $47.06               $105.00                    27.7%                 17%

   10-day average
  (through Nov. 2)       $47.57               $105.00                    27.7%                 17%

    JPMorgan further calculated that the implied transaction value based on the proposed exchange ratio of 2.3 and the $45.38 closing price of PepsiCo's capital stock on November 30, 2000 represented a multiple of 16.7x Quaker's trailing twelve months earnings before interest, income taxes, depreciation and amortization, or EBITDA, and a multiple of 27.8x Quaker's forward 2001 GAAP EPS.

    PRO FORMA MERGER ANALYSIS. JPMorgan analyzed pro forma earnings per share forecasts for 2001 and 2002 based on estimates provided by Institutional Brokers Estimates System or I/B/E/S. I/B/E/S is a data service that monitors and publishes compilations of earnings estimates by selected research analysts. The analysis was also based on information provided by PepsiCo regarding expected synergies from the merger and an exchange ratio of 2.3. The analysis indicated that the merger would be accretive to the combined company's GAAP earnings per share for 2001 and 2002.

    HISTORICAL EXCHANGE RATIO. JPMorgan analyzed the historical trading price of Quaker common stock relative to PepsiCo capital stock based on closing prices between November 2, 1997 and November 2, 2000. JPMorgan determined that the historical exchange ratio for the past 3 years, calculated as the average of the quotient of the closing price per common share of Quaker divided by the closing price per share of PepsiCo for each trading day in the period was equal to 1.64 shares of PepsiCo for each share of Quaker, which would correspond to the shareholders of Quaker owning a 13% stake in the combined company. The exchange ratio and percentage ownership stake were 1.72 and 14% for the past year, 1.70 and 13% for the last six months, 1.65 and 13% for the last three months, 1.67 and 13% for the last month, 1.68 and 13% for the last ten days and 1.75 and 14% as of November 2, 2000.

    RELATIVE CONTRIBUTION ANALYSIS. JPMorgan reviewed and analyzed the relative contributions to be made by PepsiCo and Quaker to the combined company, based upon operating results (before giving effect to any merger-related synergies or cost savings) and market capitalization. These contributions were compared to the approximately 18% continuing ownership stake that Quaker would have in the combined company following the merger assuming an exchange ratio of 2.3. Based on publicly available equity research estimates of operating results for the year ending December 31, 2000, JPMorgan determined that PepsiCo's and Quaker's relative contributions to the combined company would be 84% and 16% of revenues and 84% and 16% of EBITDA, respectively. Based on publicly available equity research estimates and PepsiCo audited financial statements, JPMorgan added, on a proportional basis to reflect PepsiCo's ownership position, the operating results of PepsiCo's material unconsolidated affiliates to estimates of PepsiCo's sales and EBITDA for the purposes of conducting the aforementioned analysis. Based on I/B/E/S estimates for 2000 for PepsiCo and Quaker, JPMorgan

                                                        CHAPTER ONE - THE MERGER
further calculated that PepsiCo's and Quaker's respective relative contributions to the combined company would be 82% and 18% of net income. This analysis also indicated that, as of November 2, 2000, PepsiCo's and Quaker's respective relative contributions to the combined market capitalization were 86% and 14%.

    COMPARABLE TRADING MULTIPLES. Using publicly available information, JPMorgan compared selected financial data of Quaker with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to Quaker. These companies were selected, among other reasons, because of their operational, organizational and overall business similarities with Quaker. The selected companies were:

           FOOD PEERS                       BEVERAGE PEERS                    FOOD/BEVERAGE PEERS
---------------------------------  ---------------------------------   ---------------------------------
      Sara Lee Corporation                   PepsiCo, Inc.                        Nestle S.A.
       H.J. Heinz Company                The Coca-Cola Company               Cadbury-Schweppes plc
      Campbell Soup Company                                                   Groupe Danone S.A.
         Kellogg Company
     Ralston Purina Company
    Hershey Foods Corporation

    JPMorgan analyzed the multiples represented by the trading price for each of these companies over their 2000 and 2001 estimated earnings per share based on publicly available equity research. Quaker's multiple was 24.3x for 2000 and 22.1x for 2001 as of November 2, 2000. JPMorgan also analyzed the multiples represented by enterprise value (calculated by adding net debt to the equity value) over 2000 and 2001 estimated EBITDA represented by the selected peers based on publicly available equity research. Quaker's multiple was 12.9x for 2000 and 11.9x for 2001 as of November 2, 2000. JPMorgan also calculated blended multiples for the selected food and beverage peers based on Quaker's food and beverage divisions' estimated relative contribution to forecasted 2001 total revenues (57% and 43%, respectively). The multiples calculated for Quaker's peers are summarized in the following table:

                                                        2000                        2001
                                              -------------------------   -------------------------
                                                EBITDA          P/E         EBITDA          P/E
                                              -----------   -----------   -----------   -----------
FOOD AND BEVERAGE PEERS
  Blended range.............................  12.3x-18.6x   22.7x-33.8x   11.5x-16.4x   20.7x-29.2x
  Blended median............................     15.6x         27.0x         14.3x         24.1x
FOOD/BEVERAGE PEERS
  Range.....................................  11.8x-12.5x    21.1x-28.8    10.8x-11.9    21.1x-26.0
  Median....................................     12.3x         24.7x         11.6x         22.4x
OVERALL PEERS
  Range.....................................   8.4x-26.8x   15.3x-43.2x    8.2x-23.0x   14.7x-36.4x
  Median....................................     12.3x         21.4x         11.4x         21.1x

    Based on these comparisons, JPMorgan calculated an implied per share equity value for Quaker's common stock ranging from $79 to $91.

    JPMorgan also reviewed and compared selected financial data of PepsiCo with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged analogous to PepsiCo. These companies were selected, among other reasons, because of their operational, organizational and overall business similarities with PepsiCo. The selected companies included Coca-Cola, Wrigley, Groupe Danone, Hershey Foods, and Nestle. JPMorgan analyzed the multiple

CHAPTER ONE - THE MERGER
represented by the trading price for each of these companies over their 2000 and 2001 estimated earnings per share based on publicly available equity research. PepsiCo's multiple was 32.5x for 2000 and 28.7x for 2001 as of November 2, 2000 and 31.3x for 2000 and 27.7x for 2001 as of November 30, 2000. JPMorgan also analyzed the multiples represented by enterprise value over 2000 and 2001 estimated EBITDA based on publicly available equity research. PepsiCo's multiple was 17.5x for 2000 and 15.8x for 2001 as of November 2, 2000 and 16.8x for 2000 and 15.2x for 2001 as of November 30, 2000. Given the recent operating results of and financial outlook for PepsiCo, JPMorgan noted that this analysis supported the conclusion that PepsiCo capital stock was fairly valued when compared to the relevant peer group. The multiples calculated for PepsiCo's peers are summarized in the following table:

                                                        2000                        2001
                                              -------------------------   -------------------------
                                                EBITDA          P/E         EBITDA          P/E
                                              -----------   -----------   -----------   -----------
PEPSICO PEERS
  Range.....................................  12.3x-26.8x   24.7x-43.2x   11.5x-23.0x   22.4x-36.4x
  Median....................................     12.5x         28.8x         11.9x         26.0x

    It should be noted that no company utilized in the analysis above is identical to either Quaker or PepsiCo.

    SUM-OF-PARTS ANALYSIS. JPMorgan calculated a range of implied per share equity values for Quaker based on the sum of the implied per share equity values of Quaker's business segments. The calculated per share equity values of the food and beverage segments were based on each segment's estimated relative contribution to consolidated 2001 EPS, as provided by Quaker management, and price to 2001 earnings per share multiples indicative of industry peers. See "--Comparable Trading Multiples" above. Based on this analysis, JPMorgan calculated an implied per share equity value for Quaker common stock ranging from $76 to $93.

    COMPARABLE TRANSACTION ANALYSIS. JPMorgan reviewed certain publicly-available financial information related to the multiples implied by the ratios of price per share to earnings per share for the last available twelve months prior to the acquisition for the companies involved in nine merger and acquisition transactions completed in the industry that JPMorgan judged to be analogous to the merger. The transactions reviewed were:

               AQUIROR                                TARGET
               -------                                ------
           Kellogg Company                     Keebler Foods Company
         ConAgra Foods, Inc.              International Home Foods, Inc.
    Philip Morris Companies, Inc.             Nabisco Holdings Corp.
            Unilever N.V.                         Bestfoods Inc.
        Cadbury-Schweppes plc             Dr. Pepper/Seven-Up Corporation
        Campbell Soup Company                     PaceFoods, Inc.
       The Quaker Oats Company                Snapple Beverage Corp.
             Sandoz Ltd                       Gerber Products Company
        Cadbury-Schweppes plc                       A&W Brands

    The transaction multiples ranged from a low of 19.8x to a high of 30.3x, and the median was 26.0x. If PepsiCo's market price were $45.65, the multiple implied by the merger would equal 31.1x. If PepsiCo's market price were $40.00, the multiple implied would be 27.3x.

    JPMorgan also reviewed certain publicly available financial information related to the multiples implied by dividing enterprise value (calculated by adding net debt to the equity value) by the last

                                                        CHAPTER ONE - THE MERGER
available twelve months EBITDA for fifteen merger and acquisition transactions completed in the industry that JPMorgan judged to be analogous to the merger. The transactions reviewed were:

               AQUIROR                                TARGET
               -------                                ------
           Kellogg Company                     Keebler Foods Company
        Cadbury-Schweppes plc                 Snapple Beverage Corp.
         General Mills, Inc.                     Pillsbury Company
         ConAgra Foods, Inc.              International Home Foods, Inc.
    Philip Morris Companies, Inc.              Nabisco Holdings Corp
            Unilever N.V.                         Bestfoods, Inc.
            Unilever N.V.                     Slim Fast Foods Company
         Groupe Danone S.A.               McKesson Water Products Company
        Cadbury-Schweppes plc             Dr. Pepper/Seven-Up Corporation
        Campell Soup Company                      PaceFoods, Inc.
       The Quaker Oats Company                Snapple Beverage Corp.
    Kohlberg Kravis Roberts & Co.                  Borden, Inc.
             Sandoz Ltd.                      Gerber Products Company
        Cadbury-Schweppes plc                       A&W Brands
             Nestle S.A.                        Source Perrier S.A.

    The multiples ranged from a low of 8.8x to a high of 23.4x, and the median was 13.8x. If PepsiCo's market price were $45.65, the multiple implied by the merger would equal 16.8x. If PepsiCo's market price were $40.00, the multiple implied would be 14.7x.

    Based on a review of these ratios, JPMorgan calculated an implied per share equity value for Quaker common stock ranging from $85 to $99.

    It should be noted that no company utilized in the analysis above is identical to Quaker and no transaction is identical to the merger.

    DISCOUNTED CASH FLOW ANALYSIS. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Quaker's common shares. JPMorgan calculated the unlevered free cash flows that Quaker is expected to generate during fiscal years 2000 through 2005 based upon financial projections prepared by the management of Quaker through the years ended 2005. JPMorgan also calculated a range of terminal asset values at the end of the forecast period ending 2005 based on the final year EBITDA and a multiple range of 10.0x to 11.0x. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 8% to 10%, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of Quaker. JPMorgan performed the discounted cash flow analysis assuming, in one case, no synergies or cost savings from the merger, and in the other case, pre-tax synergies estimates provided by management of PepsiCo. The discounted cash flow analysis indicated an implied per share equity value for Quaker's common stock ranging from $71 to $84 in the no synergies case and from $83 to $96 in the synergies case.

    JPMorgan also conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for PepsiCo's common stock on a stand-alone basis. JPMorgan calculated the unlevered free cash flows that PepsiCo is expected to generate during fiscal years 2000 through 2005 based upon publicly available equity research earnings estimates and a growth rate in earnings per share of 13% provided by PepsiCo management through the years ended 2005. JPMorgan also calculated a range of terminal asset values at the end of the forecast period ending 2005 based on the final year EBITDA and a multiple range of 13.0x to 15.0x. The unlevered free cash flows and the range

CHAPTER ONE - THE MERGER
of terminal asset values were then discounted to present values using a range of discount rates from 8% to 10%, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of PepsiCo. The discounted cash flow analysis indicated an implied per share equity value for PepsiCo's common stock ranging from $44 to $53, versus a closing share price for PepsiCo of $45.38 on November 30, 2000.

    The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

    As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to deliver an opinion to Quaker's board of directors with respect to the merger on the basis of such experience and its familiarity with Quaker.

    Pursuant to a letter agreement dated November 27, 2000 Quaker has agreed to pay JPMorgan an amount equal to 0.10% of the transaction value (defined as the consideration received by Quaker shareholders plus the debt of Quaker). In addition, Quaker has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws.

    For your information, JPMorgan's former parent company, J.P. Morgan & Co. Incorporated, recently merged with The Chase Manhattan Corporation to form J.P. Morgan Chase & Co. JPMorgan has advised Quaker that affiliates of J.P. Morgan Chase & Co. may from time to time perform certain financial advisory and other commercial and investment banking services for Quaker or PepsiCo, for which they expect to receive customary compensation. In addition, in the ordinary course of their businesses, affiliates of J.P. Morgan Chase & Co. may actively trade the debt and equity securities or senior loans of Quaker or PepsiCo for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or loans.

OPINION OF PEPSICO'S FINANCIAL ADVISOR

    On December 2, 2000, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or Merrill Lynch, delivered its written opinion to the board of directors of PepsiCo that as of such date, and based on and subject to the limitations and considerations stated therein, the exchange ratio was fair from a financial point of view to PepsiCo.

    THE FULL TEXT OF MERRILL LYNCH'S OPINION WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IS ATTACHED AS ANNEX E TO THIS PROXY STATEMENT. HOLDERS OF PEPSICO CAPITAL STOCK SHOULD READ THE OPINION IN ITS ENTIRETY. REFERENCES TO

                                                        CHAPTER ONE - THE MERGER
THE OPINION OF MERRILL LYNCH IN THIS PROXY STATEMENT AND THE SUMMARY OF MERRILL LYNCH'S OPINION IN THIS SECTION OF THE PROXY STATEMENT ARE QUALIFIED BY REFERENCE TO THE FULL TEXT OF THE OPINION.

    The opinion of Merrill Lynch addressed only whether the exchange ratio was fair from a financial point of view to PepsiCo. The opinion of Merrill Lynch did not address any other aspect of the merger. Specifically, the opinion of Merrill Lynch did not address the following:

    - the merits of the underlying decision of PepsiCo to engage in any aspect of the merger;

    - the value of the PepsiCo capital stock or the prices at which the PepsiCo common stock will trade following the merger; or

    - the fairness of the consideration to be paid or received by any person or entity in connection with the merger.

    The opinion of Merrill Lynch did not and does not constitute a recommendation to any holder of PepsiCo capital stock as to how to vote at PepsiCo's shareholder meeting. In arriving at its opinion, Merrill Lynch, among other things:

    - reviewed certain publicly available business and financial information relating to Quaker and PepsiCo that Merrill Lynch deemed to be relevant, including without limitation information relating to the business, earnings, cash flow, assets, liabilities and prospects of Quaker and PepsiCo;

    - reviewed certain information relating to the amount and timing of the cost savings and related expenses and synergies expected to result from the merger, referred to as the expected synergies, furnished to Merrill Lynch by PepsiCo;

    - conducted discussions with members of senior management of Quaker and PepsiCo concerning the financial information, expected synergies and their respective businesses before and after giving effect to the merger and the expected synergies;

    - reviewed the market prices and valuation multiples for the shares of common stock of Quaker and compared them with certain publicly traded companies that Merrill Lynch deemed to be relevant;

    - reviewed the results of operations of Quaker and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

    - compared the proposed financial terms of the merger with the financial terms of certain other transactions which Merrill Lynch deemed to be relevant;

    - participated in discussions and negotiations among representatives of Quaker and PepsiCo and their financial and legal advisors;

    - reviewed the potential pro forma impact of the merger on PepsiCo;

    - reviewed a draft of the merger agreement dated December 2, 2000; and

    - reviewed such other financial studies and analysis and took into account such other matters as Merrill Lynch deemed necessary, including an assessment of general economic, market and monetary conditions.

CHAPTER ONE - THE MERGER

    In preparing its opinion, Merrill Lynch also relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, and all information made publicly available, by PepsiCo and Quaker. Merrill Lynch did not assume any responsibility for independently verifying such information or for undertaking an independent evaluation or appraisal of any of the assets or liabilities of PepsiCo or Quaker. With respect to the financial forecast information concerning PepsiCo, at the request of PepsiCo, Merrill Lynch relied on publicly available information. PepsiCo did not provide the internal forecasts and projections prepared by PepsiCo's management and PepsiCo confirmed that the financial forecasts and projections relied on by Merrill Lynch were not inconsistent with the estimates of PepsiCo's management. With respect to financial forecasts concerning Quaker, Merrill Lynch relied on information provided by PepsiCo which Merrill Lynch was advised was based on PepsiCo's management discussions with Quaker's management. With respect to the expected synergies, Merrill Lynch relied on information provided by PepsiCo.

    In addition, Merrill Lynch assumed, among other things, the following:

    - the financial forecasts concerning PepsiCo and Quaker and the expected synergies have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of PepsiCo or Quaker, as the case may be;

    - the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes and would be accounted for as a "pooling-of-interests" under U.S. generally accepted accounting principles;

    - in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or modifications will be imposed that will have a material adverse effect on the benefits of the merger; and

    - the merger agreement would be substantially similar to the last draft of such document reviewed by Merrill Lynch.

    The Merrill Lynch opinion was based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of December 2, 2000.

    The following is a summary of the principal financial and comparative analyses presented to PepsiCo's board of directors by Merrill Lynch in connection with the delivery on December 2, 2000 of the Merrill Lynch opinion as to the fairness, from a financial point of view, of the exchange ratio to PepsiCo.

    STANDALONE VALUATION OF QUAKER. As part of its December 2, 2000 presentation, Merrill Lynch performed a standalone valuation analysis of Quaker based upon (1) analysis of selected comparable publicly traded companies,
(2) analysis of selected comparable acquisition transactions and (3) discounted cash flow analysis.

    ANALYSIS OF SELECTED COMPARABLE PUBLICLY TRADED COMPANIES. Merrill Lynch reviewed and compared the valuation multiples of Quaker with the following publicly traded companies within the beverage industry:

Anheuser-Busch                     Diageo
Cadbury-Schweppes                  PepsiCo
Coca-Cola

                                                        CHAPTER ONE - THE MERGER

    Merrill Lynch also reviewed and compared the valuation multiples of Quaker with the following publicly traded companies within the food industry:

Campbell Soup                      Kellogg
Danone                             Nestle
General Mills                      PepsiCo
Heinz                              Sara Lee
Hershey Foods                      Wrigley

    Merrill Lynch performed a public market valuation of Quaker using a sum-of-the-parts methodology based on estimated fiscal year 2001 tax-effected earnings before interest and taxes, or EBIT, for each of Quaker's three major businesses: Gatorade, Snacks and Other Foods. Merrill Lynch summed the values of these three businesses and subtracted the discounted present value of Quaker's unallocated corporate expenses to calculate a public market valuation range for Quaker. In valuing Quaker's businesses, Merrill Lynch applied multiples of estimated 2001 tax-effected EBIT of 25.0x to 29.0x for the Gatorade business, 18.0x to 22.0x for the Snacks business and 13.0x to 16.0x for the Other Foods business. Based on this public market valuation analysis, Merrill Lynch valued Quaker at a range of $70.35 per share to $83.15 per share, before giving effect to expected synergies.

    ANALYSIS OF SELECTED COMPARABLE ACQUISITION TRANSACTIONS. Merrill Lynch considered the implied valuation multiples in the following acquisition transactions in the beverage industry:

    - Cadbury-Schweppes/Snapple

    - Groupe Danone/McKesson Water Products Co.

    - Coca-Cola/Cadbury-Schweppes--Non-U.S. Soft Drinks Brand

    - PepsiCo/Tropicana

    - Coca-Cola Enterprises/Coca-Cola Bottling Group, Texas

    - Bacardi/Diageo--Dewar's Scotch & Bombay Gin

    - Quaker Oats/Snapple

    - Cadbury-Schweppes/Dr. Pepper/Seven-Up

    - Cadbury-Schweppes/A&W Brands

    - Nestle/Source Perrier

    Merrill Lynch also considered the implied valuation multiples in the following acquisition transactions in the food industry:

    - Kellogg/Keebler

    - General Mills/Pillsbury

    - Philip Morris/Nabisco

    - Unilever/Bestfoods

    - Procter & Gamble/IAMS

    - Nestle/Spillers Petfoods (Dalgety)

    - Hicks Muse Tate & Furst/American Food Products (American Home Products)

CHAPTER ONE - THE MERGER

    - Grand Metropolitan/Pet

    - Campbell Soup/Pace Foods

    - KKR/Borden

    - Sandoz/Gerber Products

    - Campbell Soup/Arnott's

    - Philip Morris/Freia Marabou

    - Philip Morris/Jacobs Suchard

    - ConAgra/Beatrice (KKR)

    Merrill Lynch performed a comparable acquisitions valuation of Quaker using a sum-of-the-parts methodology based on estimated fiscal year 2000 earnings before interest, taxes, depreciation and amortization, or EBITDA, for each of Quaker's three major businesses: Gatorade, Snacks and Other Foods. Merrill Lynch summed the values of the three major businesses and subtracted the discounted present value of Quaker's unallocated corporate expenses to calculate a comparable acquisition valuation range for Quaker. In valuing Quaker's businesses, Merrill Lynch applied multiples of estimated 2000 EBITDA of 19.5x to 22.5x for the Gatorade business, 14.5x to 17.5x for the Snacks business and 10.0x to 13.0x for the Other Foods business. For purposes of this analysis, the multiple range selected for the Gatorade business was based primarily on the public market multiples of Coca-Cola and PepsiCo because the comparable acquisitions considered did not, in Merrill Lynch's opinion, adequately reflect the brand strength, market share and growth potential of Gatorade. Based on this comparable acquisitions valuation analysis, Merrill Lynch valued Quaker at a range of $88.65 per share to $107.20 per share, before giving effect to expected synergies.

    No company or transaction used in the above analyses as a comparison is identical to Quaker, PepsiCo or the merger. Accordingly, analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors which could affect the value of the companies to which they are being compared. Mathematical analysis is not, in itself, a meaningful method of using comparable data.

    DISCOUNTED CASH FLOW ANALYSIS OF QUAKER. Merrill Lynch performed a discounted cash flow analysis of the Gatorade business, the Snacks business, and the Other Foods business of Quaker, on a standalone basis, using projections provided by PepsiCo. The discounted cash flow valuations for each of Quaker's three businesses were calculated assuming discount rates ranging from 8.0% to 10.0% and were comprised of the sum of the present values of:

        (1) the projected unlevered free cash flows for the years 2001 through 2012; and

        (2) the terminal value in 2012, utilizing a range of terminal multiples of projected EBITDA of 15.0x to 17.0x for the Gatorade business, 12.0x to 14.0x for the Snacks business, and 7.5x to 9.5x for the Other Foods business.

    Merrill Lynch summed the values of the three major businesses and subtracted the discounted present value of Quaker's unallocated corporate expenses to calculate a discounted cash flow valuation range for Quaker. Based upon this discounted cash flow analysis, Merrill Lynch valued Quaker at a range of $94.35 to $125.10 per share, before giving effect to expected synergies.

    VALUATION OF THE EXPECTED SYNERGIES. Merrill Lynch performed a discounted cash flow analysis of the expected synergies based upon the estimates provided by PepsiCo. The discounted cash flow

                                                        CHAPTER ONE - THE MERGER
valuation was calculated assuming discount rates ranging from 10.0% to 12.0% and was comprised of the sum of the present values of:

        (1) the projected after-tax synergies for the years 2001 through 2012;
    and

        (2) the terminal value of the expected synergies in 2012, utilizing a range of perpetuity growth rates of 1.0% to 3.0%.

    Based upon this discounted cash flow analysis, Merrill Lynch valued the expected synergies at a range of $11.35 to $16.85 per Quaker share.

    RELATIVE VALUATION ANALYSIS. Merrill Lynch performed a relative valuation analysis to calculate the implied exchange ratio based upon (1) various trading periods, including the one year trading history of Quaker common stock and PepsiCo capital stock, (2) the estimated and expected contributions of each of Quaker and PepsiCo to combined pro forma revenues, EBITDA, EBIT and net income for fiscal years 2000 and 2001, and (3) a sum of the parts discounted cash flow valuation for Quaker and PepsiCo.

    RELATIVE TRADING HISTORY. Merrill Lynch reviewed the per share daily closing market prices of Quaker common stock and PepsiCo capital stock for several different periods, including the twelve-month period ending
November 30, 2000. In constructing this analysis, Merrill Lynch divided the closing market price of Quaker common stock by the closing market price of PepsiCo capital stock to determine the range of implied exchange ratios. This analysis yielded a range of implied exchange ratios for such twelve-month period with a high of 2.111x and a low of 1.468x, with the average over the twelve-month period equaling 1.718x.

    CONTRIBUTION ANALYSIS. Utilizing publicly available information with respect to PepsiCo and projections provided by PepsiCo with respect to Quaker, Merrill Lynch reviewed Quaker's and PepsiCo's estimated and expected relative contribution to the pro forma revenues, EBITDA, EBIT and net income of the combined company during the fiscal years 2000 and 2001. The analysis yielded a range of implied exchange ratios with a high of 2.652x and a low of 2.223x.

    SUM OF THE PARTS DISCOUNTED CASH FLOW ANALYSIS. Utilizing publicly available information with respect to PepsiCo and projections provided by PepsiCo with respect to Quaker, Merrill Lynch utilized a sum of the parts discounted cash flow methodology to calculate the implied exchange ratio derived from the relative ranges of value of Quaker and PepsiCo. In performing this analysis, Quaker was valued based on the sum of the discounted cash flow valuations of its Gatorade, Snacks and Other Foods businesses, less the discounted present value of unallocated corporate expenses, and PepsiCo was valued based on the sum of the discounted cash flow valuations of its Beverages, Tropicana and Frito-Lay businesses, less the discounted present value of unallocated corporate expenses. Merrill Lynch analyzed the relative discounted cash flow valuation of Quaker and PepsiCo, (a) before giving effect to any synergy value, (b) after giving effect to an allocation of 50% of the present value of the expected synergies to each of Quaker and PepsiCo, and (c) after giving effect to an allocation of 100% of the present value of the expected synergies to Quaker.

    For purposes of this analysis, Merrill Lynch applied discount rates ranging from 8.0% to 10.0% and terminal multiples of projected EBITDA ranging from 15.0x to 17.0x, 12.0x to 14.0x, and 7.5x to 9.5x, for the Gatorade business, the Snacks business and Other Foods business, of Quaker, respectively. Merrill Lynch applied discount rates ranging from 9.0% to 11.0% and terminal multiples of projected EBITDA ranging from 16.0x to 18.0x, 12.0x to 14.0x, and 14.0x to 16.0x, for the Beverages business, the Tropicana business and the Frito-Lay business, of PepsiCo, respectively. Without giving effect to any expected synergies, the analysis yielded a range of implied exchange ratios with a high of 2.506x and a

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CHAPTER ONE - THE MERGER
low of 1.891x. When allocating 50% of synergy value to each of Quaker and PepsiCo, the analysis yielded a range of implied exchange ratios with a high of 2.643x and a low of 1.980x. When allocating 100% of the synergy value to Quaker, the analysis yielded a range of implied exchange ratios with a high of 2.843x and a low of 2.117x.

    PRO FORMA MERGER CONSEQUENCES ANALYSIS. Merrill Lynch analyzed the impact of the merger on the projected earnings per share of PepsiCo for the period from 2001 to 2003. Such analysis was based on publicly available information with respect to PepsiCo and projections provided by PepsiCo with respect to Quaker, an exchange ratio of 2.3x and assumed realization of the expected synergies (excluding the income statement impact of merger-related costs). The analysis indicated that the merger would be accretive (excluding the income statement impact of merger-related costs) to PepsiCo's earnings per share by 1.1%, 2.0% and 3.9% in 2001, 2002 and 2003, respectively. There can be no assurance that the combined company will be able to realize the synergies in the amounts estimated by management, or at all, following the merger. The actual results achieved by PepsiCo may vary from projected results and the variations may be material.

    The summary of analyses performed by Merrill Lynch set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Accordingly, Merrill Lynch believes that its analysis must be considered as a whole and that selecting portions of its analyses and the factors considered by Merrill Lynch, without considering all factors and analyses, could create an incomplete view of the processes underlying the opinion of Merrill Lynch. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond PepsiCo's and Merrill Lynch's control and involve the application of complex methodologies and educated judgment. Any estimates contained in the Merrill Lynch analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than the estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

    No transaction utilized as a comparison in the analysis described above is identical to the merger. An analysis of publicly traded comparable companies and comparable acquisition transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies involved and other factors that could affect the public trading value of the comparable companies or the company to which they are being compared.

    PepsiCo's board of directors selected Merrill Lynch to act as its financial advisor because of Merrill Lynch's reputation as an internationally recognized investment banking firm with substantial experience in transactions similar to the merger and because Merrill Lynch is familiar with PepsiCo and its businesses. As part of Merrill Lynch's investment banking businesses, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

    Pursuant to the engagement letter, dated October 30, 2000, between PepsiCo and Merrill Lynch, PepsiCo agreed to pay Merrill Lynch a fee of $100,000 upon execution of the Merrill Lynch engagement letter and $1.5 million upon delivery of its fairness opinion to the PepsiCo board of directors. A fee of $16 million to $20 million will be paid to Merrill Lynch upon consummation of the

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                                                        CHAPTER ONE - THE MERGER
merger, with the exact amount to be determined at the discretion of PepsiCo. Any fees previously paid to Merrill Lynch upon execution of the Merrill Lynch engagement letter and upon delivery of the fairness opinion will be deducted from any fee to which Merrill Lynch becomes entitled upon consummation of the merger. PepsiCo has also agreed to reimburse Merrill Lynch for the expenses reasonably incurred by it in connection with its engagement (including reasonable fees and disbursements of its legal counsel) and to indemnify Merrill Lynch and its affiliates from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. If during the period Merrill Lynch is retained by PepsiCo or within one year thereafter, PepsiCo or any of its affiliates proposes to effect any public offering or private placement of securities for the purpose of detainting shares in connection with qualifying the merger as a "pooling-of-interests," PepsiCo also agreed to engage Merrill Lynch as its sole underwriter in connection with such transaction on Merrill Lynch's customary terms.

    Merrill Lynch has, in the past, provided financial advisory services to PepsiCo and Quaker and/or their respective affiliates and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of Merrill Lynch's business, Merrill Lynch and its affiliates may actively trade Quaker common stock, as well as PepsiCo capital stock, for their own accounts and for the accounts of their customers. Accordingly, Merrill Lynch and its affiliates may at any time hold a long or short position in these securities.

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                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the respective recommendations of the Quaker and PepsiCo boards of directors with respect to the merger agreement, shareholders should be aware that certain members of the management of both Quaker and PepsiCo and both the Quaker and PepsiCo boards of directors have interests in the merger that may be different from, or in addition to, the interests of the other shareholders of Quaker or PepsiCo generally.

OWNERSHIP OF COMMON STOCK; STOCK OPTIONS

    As of March 9, 2001, directors and executive officers of PepsiCo beneficially owned an aggregate of 7,514,470 shares of PepsiCo capital stock, including options to purchase 6,900,630 shares of PepsiCo capital stock exercisable within 60 days.

    As of March 9, 2001, directors and executive officers of Quaker beneficially owned an aggregate of 3,589,593 shares of Quaker common stock, including options to purchase 3,026,684 shares of Quaker common stock exercisable within 60 days.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

    PepsiCo is obligated, for six years after the merger, to maintain in effect Quaker's current directors' and officers' liability insurance covering acts or omissions occurring prior to the effective time of the merger.

    PepsiCo is obligated, to the fullest extent permitted by law, to indemnify and hold harmless, and provide advancement of expenses to, each person who is or has been an officer or director of Quaker or any of its subsidiaries with respect to acts or omissions by them in their capacities as officers, directors or employees of Quaker or any of its subsidiaries or taken at the request of Quaker or any of its subsidiaries at any time on or prior to the effective time of the merger, including for acts and omissions occurring in connection with the approval of the merger and the merger agreement. PepsiCo will also cause the surviving corporation in the merger to maintain in its certificate of incorporation or by-laws for a period of six years the current provisions regarding indemnification of officers, directors and employees.

TERMINATION AND CHANGE IN CONTROL BENEFITS

    The Quaker Retirement Plan currently provides that the accrued benefits of members who are involuntarily terminated during the two-year period following a change in control will be increased. For a five-year period following a change in control of Quaker, the accrual of benefits for service during such period cannot be decreased while there are excess assets (as defined in the Retirement
Plan). Subject to amendment at any time, for so long as there are excess assets during that five-year period, if the Retirement Plan is merged with any other plan, the accrued benefit of each member and the amount payable to retired or deceased members shall be increased until there are no excess assets. If during that five-year period the Retirement Plan is terminated, to the extent that assets remain after satisfaction of liabilities, the accrued benefits of members shall be increased so that no assets of the Retirement Plan will directly or indirectly revert to Quaker.

    Quaker has entered into change in control agreements, known as separation agreements, with certain executives and officers. The separation agreements provide for separation pay should a change in control of Quaker occur and the executive's employment be terminated thereafter.

                                                        CHAPTER ONE - THE MERGER

    For separation pay to be available under the separation agreements, the executive's employment must be terminated involuntarily, without cause, or voluntarily after certain changes in the terms of the executive's employment (generally a significant change in the nature or scope of the executive's authorities, reduction in total compensation, certain other changes in the executive's terms of employment short of actual termination or breach of the agreement by Quaker), following a change in control. Under the separation agreement for Mr. Martin, separation pay is also available upon voluntary termination for any reason occurring during the thirteenth month following a change in control.

    Under the separation agreements, separation pay equals two years' projected base salary and projected bonuses under Quaker's Executive or Management Incentive Bonus Plan and the value of life and health insurance coverage and pension and other benefits extended for each executive for a period of two years. The separation agreements provide that all or a portion of the amount of tax penalties, if any, paid under Section 4999 of the Internal Revenue Code shall be reimbursed to the executive by Quaker, including the amount of any taxes on such reimbursements. In the event of a change of control, each of the separation agreements terminates on the third anniversary of the date on which the executive declares his or her separation agreement effective.

    The officers of Quaker also participate in The Quaker Salaried Employees Compensation and Benefits Protection Plan. Under the Protection Plan, severance pay and benefits are provided should a change in control occur and an officer's employment be terminated within two years thereafter for any reason other than death, physical or mental incapacity, voluntary resignation (unless preceded by one of certain significant changes in the terms and conditions of the officer's employment), retirement or gross misconduct. Severance payments may be paid in a lump sum or monthly installments, as determined by the Protection Plan's Administrative Committee. Severance payments are equal to nine months of pay, plus two weeks of pay for each year of service over 20 years. Pay is to be based on an employee's salary plus bonus. Severance benefits include the continuation of all medical, dental and life insurance coverage during the severance period. Officers who have attained age 50 upon termination of employment within two years after a change in control will be credited with an additional five years of service for purposes of Quaker retiree health plans and, if such termination is after age 50, will be entitled to retiree health benefits at age 55.

    The officers of Quaker also participate in the Quaker Officers Severance Program. Under the program, severance benefits are payable if an officer's employment is terminated for any reason other than death, physical or mental incapacity, voluntary resignation (unless preceded by one of certain significant changes in the terms and conditions of the officer's employment), retirement or gross misconduct, and the officer signs a waiver and release of claims against Quaker and agrees to non-compete, non-raiding and non-disclosure restrictions. Severance benefits will continue for one year or be paid in a lump sum as determined by the Severance Program Committee. Severance benefits to be continued are the executive's base salary at the time of termination, the average bonus for the past two years under Quaker's Executive or Management Incentive Bonus Plan, and medical, dental and life insurance coverage as in effect at the time of severance. If an officer's severance period ends within one year of attainment of age 55 and the officer has at least eight years of service, the officer will be eligible for retiree health benefits.

    Only the greater of the severance payment and benefits to be provided under the Officers Severance Program or the Protection Plan will be provided to an officer eligible under both, following a change in control. Severance payments and benefits under the separation agreements are in addition to those provided under either the Officers Severance Program or the Protection Plan following a change in control.

    Under Quaker's 1984 Long Term Incentive Plan, 1990 Long Term Incentive Plan, 1999 Long Term Incentive Plan, and Stock Option Plan for Outside Directors, upon the occurrence of a change in

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CHAPTER ONE - THE MERGER
control (which includes approval of change of control transactions by Quaker shareholders), options and restricted stock outstanding on the date on which the change in control occurs shall be fully vested and the options exercisable and, upon consummation of the merger, be converted into PepsiCo options or shares, as applicable.

    Under Quaker's Deferred Compensation Plan for Executives, Deferred Compensation Plan for Directors and Stock Compensation Plan for Outside Directors, upon a change in control the compensation committee, which administers each of these plans, may in its discretion for any reason deemed appropriate, accelerate the payment of benefits under the plans to its participants.

EMPLOYMENT AGREEMENTS

    TERENCE D. MARTIN'S EMPLOYMENT AGREEMENT WITH QUAKER. Quaker entered into an employment agreement with Terence D. Martin on November 11, 1998 that provides him with an annual salary of at least $475,000 as well as an annual bonus and stock option grant consistent with company practice. Mr. Martin's agreement also provides for annual retirement benefits on a single-life annuity basis equal to the greater of:

    - the amount Mr. Martin would receive under the Supplemental Executive Retirement Program if he was a participant in that program; or

    - $300,000.

    These retirement benefits are subject to reduction in certain cases of termination of employment before reaching age 60, and are reduced by all other retirement benefits to which Mr. Martin is entitled from all other employers. These retirement benefits vest after 60 months of active service. If, however, Mr. Martin's employment terminates prior to such vesting for any reason that triggers benefits under the Officers Severance Program, he will receive a prorated benefit based upon the ratio of his number of full months of active service to 30. His employment agreement also provides for severance benefits to be paid in a lump sum in the event of specified terminations, which shall consist of an additional amount equal to one year's payments under the Officers Severance Program. These severance benefits are not payable, however, if Mr. Martin is entitled to benefits under his separation agreement. Mr. Martin's agreement also provides for his waiver and release of claims against Quaker and non-compete, non-raiding and non-disclosure restrictions upon him in order to be qualified for these benefits.

    ROBERT MORRISON'S EMPLOYMENT AGREEMENT AND SEPARATION AGREEMENT WITH QUAKER. In 1997, Quaker entered into an employment agreement with Mr. Morrison, which is currently in effect. In addition, Mr. Morrison is currently a party to a separation agreement with Quaker on the same terms as Mr. Martin. See "Termination and Change in Control Benefits" on page I-72. In the event the merger is not completed, Mr. Morrison's employment agreement with Quaker and PepsiCo described below will not become effective and Mr. Morrison's employment agreement and separation agreement with Quaker will continue in effect.

    Mr. Morrison's employment agreement with Quaker provides for aggregate annual retirement benefits on a single life annuity basis equal to the greater of:

    - 50% of his average cash compensation for the highest five consecutive calendar years; or

    - $950,000.

    These retirement benefits are subject to reduction in certain cases of termination of employment before reaching age 60. Mr. Morrison's employment agreement also provides him with restricted stock units and options. His employment agreement also provides for severance benefits in the event of

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                                                        CHAPTER ONE - THE MERGER
specified terminations which shall consist of the compensation and benefits for the remaining two-year term of his employment agreement and full vesting of all options and restricted stock units on his last day of active service. These severance benefits will continue to be payable even if Mr. Morrison is entitled to benefits under his separation agreement. Mr. Morrison's employment agreement also provides for his waiver and release of claims against Quaker and non-compete, non-raiding of employees and non-disclosure restrictions upon him in order to be qualified for these severance benefits.

    ROBERT MORRISON'S EMPLOYMENT AGREEMENT WITH QUAKER AND PEPSICO. Quaker and PepsiCo entered into an employment agreement with Robert S. Morrison that becomes effective upon the closing of the merger. The agreement has an initial term of eighteen months, which term is automatically extended in one year increments unless PepsiCo or Mr. Morrison provide the other with notice to the contrary. Under the agreement, Mr. Morrison will serve as Chairman, President and Chief Executive Officer of Quaker and as Vice Chairman of PepsiCo. Consistent with his current compensation from Quaker, Mr. Morrison will be entitled to an annual base salary of no less than $1,107,750 and will have an annual bonus target equal to at least 100% of base salary, with a maximum payout of 200% of base salary. In light of Mr. Morrison's current entitlements under Quaker benefit plans and the non-competition, non-raiding of employees and non-disclosure of information restrictions under the agreement, Mr. Morrison will also be entitled to a supplemental payment of approximately $19,250,000 within thirty days after the expiration of the initial term; provided, however, that if Mr. Morrison voluntarily resigns (other than for good reason, as defined in the agreement), Mr. Morrison will forfeit his right to the supplemental payment. In the event PepsiCo involuntarily terminates Mr. Morrison or Mr. Morrison terminates his employment for good reason prior to the expiration of the initial term, the supplemental payment will be payable to Mr. Morrison within thirty days after the date of termination.

    Under the agreement, Mr. Morrison is entitled to a grant of not less than 300,000 PepsiCo stock options within thirty days after the closing of the merger and another grant of not less than 300,000 PepsiCo stock options in 2002. The stock options will be granted with an exercise price equal to the fair market value of PepsiCo common stock on the date of grant and will become fully exercisable on the third anniversary of the grant date. The options will immediately vest and become fully exercisable in the event of Mr. Morrison's death or a change of control of PepsiCo. The options will also immediately vest in the event that PepsiCo terminates Mr. Morrison other than for cause or Mr. Morrison voluntarily terminates his employment for good reason.

    Upon Mr. Morrison's request, PepsiCo will lend him up to $10,000,000 within five days after the closing of the merger. Such loan shall be interest bearing and shall be due and payable thirty days after the earlier of the expiration of the initial term or Mr. Morrison's termination of employment. Consistent with Mr. Morrison's current agreement with Quaker, at age 60, Mr. Morrison will continue to be entitled to an annual supplemental retirement benefit equal to not less than $950,000, which amount shall be offset by any other retirement benefits to which Mr. Morrison is entitled. Under the agreement, Mr. Morrison will also continue to be entitled to a "gross up" payment in the event that any amount payable to Mr. Morrison becomes subject to tax under Section 4999 of the Internal Revenue Code. During his employment, Mr. Morrison will be entitled to participate in all employee benefit plans, including deferred compensation plans, that are available to similarly situated PepsiCo executives.

    At the effective time of the merger, Mr. Morrison's agreement with PepsiCo and Quaker will supersede all other employment and/or severance agreements that Mr. Morrison has with Quaker.

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CHAPTER ONE - THE MERGER

                              THE MERGER AGREEMENT

    The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement. The merger agreement and an amendment to the merger agreement are incorporated by reference and attached as Annex A.

STRUCTURE OF THE MERGER

    Under the merger agreement, BeverageCo, Inc., a direct wholly-owned subsidiary of PepsiCo, will merge into Quaker, with Quaker being the surviving corporation, and Quaker becoming a wholly-owned subsidiary of PepsiCo. The amended and restated certificate of incorporation of Quaker will be the certificate of incorporation of the surviving corporation and the by-laws of BeverageCo, Inc. will be the by-laws of the surviving corporation.

TIMING OF CLOSING

    The closing will occur on the first business day after the day on which the conditions set forth in the merger agreement have been satisfied or waived, excluding conditions that, by their nature, cannot be satisfied until the closing date, unless the merger agreement has been terminated under the terms of the merger agreement or PepsiCo and Quaker agree to a different date. We expect that, immediately upon the closing of the merger, we will file a certificate of merger with the Secretary of State of the State of New Jersey and make all other filings or recordings required under the New Jersey Business Corporation Act, at which time the merger will be effective.

MERGER CONSIDERATION

    The merger agreement provides that each share of Quaker common stock outstanding immediately prior to the effective time of the merger, including associated rights under Quaker's rights plan, will be converted into 2.3 shares of PepsiCo common stock, subject to adjustment as described below. Any shares of Quaker common stock owned by Quaker will be canceled without any payment for those shares.

    If the PepsiCo market price, as determined by the method described below, is greater than $45.6522, then the exchange ratio will equal:

    - $105.00, DIVIDED BY

    - the PepsiCo market price.

    If the PepsiCo market price is less than $40.00, then Quaker's board of directors may terminate the merger agreement within the 24-hour period after determination of the PepsiCo market price, subject to PepsiCo's right to avoid such termination, within 24 hours of a termination notice from Quaker, by adjusting the exchange ratio to a number equal to:

    - $92.00, DIVIDED BY

    - the PepsiCo market price.

The PepsiCo market price is the average of the closing prices of PepsiCo capital stock on the New York Stock Exchange composite tape for the ten trading days randomly selected by lot by PepsiCo and Quaker together from the thirty trading days ending on and including the third New York Stock Exchange trading day preceding the closing date.

    Any adjustment of the exchange ratio described above will also apply to the exchange or conversion of other Quaker securities and derivative securities pursuant to the merger.

    In addition, each share of Quaker Series B ESOP convertible preferred stock outstanding immediately prior to the effective time of the merger will be exchanged for one share of a newly

                                                        CHAPTER ONE - THE MERGER
created class of PepsiCo convertible preferred stock having, to the extent possible, the same rights as the Quaker Series B ESOP convertible preferred stock had immediately prior to the merger. Each share of new PepsiCo convertible preferred stock will be convertible into the number of shares of PepsiCo common stock equal to the actual exchange ratio used in the merger multiplied by the number of shares of Quaker common stock that would have been received if the Quaker Series B ESOP convertible preferred stock had been converted into Quaker common stock immediately prior to the effective time.

    If between the date of the merger agreement and the effective time of the merger, the outstanding PepsiCo capital stock or Quaker common stock will have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities will be declared with a record date within such period, or any similar event will have occurred, the exchange ratio will be appropriately adjusted to provide to the holders of Quaker common stock the same economic effect as contemplated by the merger agreement prior to such event.

TREATMENT OF QUAKER STOCK OPTIONS AND OTHER EQUITY INTERESTS

    At the effective time of the merger, each outstanding Quaker stock option granted under the Quaker stock option plans will be converted into fully vested options to purchase shares of PepsiCo common stock.

    The number of shares of PepsiCo common stock underlying the new PepsiCo option will equal:

    - the number of shares of Quaker common stock to which the corresponding Quaker option was subject immediately prior to the effective time, MULTIPLIED by

    - the exchange ratio, rounded to the nearest whole share.

    The per share exercise price of each new PepsiCo option will equal:

    - the exercise price of the corresponding Quaker option immediately prior to the effective time, DIVIDED BY

    - the exchange ratio.

    All other terms of the Quaker stock options will remain unchanged after the conversion.

    PepsiCo has agreed to assume Quaker's obligations with respect to the Quaker stock options which are converted into PepsiCo options as described above. PepsiCo has agreed to file a registration statement with the SEC on an appropriate form to the extent necessary to register PepsiCo common shares subject to the converted options and to use its reasonable best efforts to maintain the registration statement as long as such options remain outstanding. Quaker has agreed to take all actions necessary so that grants of Quaker stock options are treated in accordance with the above description, including precluding each holder from receiving any cash payment in respect of his or her stock options in connection with the merger.

    Restricted shares of Quaker common stock granted under Quaker's long term incentive plans which are outstanding immediately prior to the effective time of the merger will be fully vested and free of restrictions at the effective time of the merger in accordance with their terms. Each award will be converted into shares of PepsiCo common stock equal to:

    - the number of shares subject to the award, MULTIPLIED BY

    - the exchange ratio.

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CHAPTER ONE - THE MERGER

Quaker has agreed to take all actions necessary to implement the conversion of restricted shares and to preclude any holder of restricted stock from receiving cash, with the exception of cash paid in lieu of fractional shares, for his or her restricted shares in connection with the merger.

    At the effective time of the merger, each outstanding Quaker stock unit which is payable in Quaker common shares will be deemed to constitute a number of PepsiCo stock units, each of which will be payable in shares of PepsiCo common stock, equal to:

    - the number of Quaker stock units, MULTIPLIED BY

    - the exchange ratio.

Each PepsiCo stock unit will be subject to the same terms and conditions as the Quaker stock units and will be payable to the holders in shares of PepsiCo common stock at the same time as the Quaker stock units would have been payable in shares of Quaker common stock.

    If Quaker has any other outstanding equity interests, those interests will be converted into interests to purchase shares of PepsiCo common stock in the manner described above to the extent such interests resemble stock options, and will be converted into PepsiCo common stock in the manner described above to the extent that those interests resemble restricted stock. However, equity interests will not be converted if conversion might adversely affect PepsiCo's ability to account for the merger on the "pooling-of-interests" method of accounting.

EXCHANGE OF SHARES

    Promptly after the effective time of the merger, PepsiCo will deposit with a designated exchange agent certificates representing the shares of PepsiCo common stock issuable in exchange for the outstanding Quaker common shares. PepsiCo will also make available to the exchange agent cash sufficient to be paid for fractional PepsiCo common shares and dividends and other distributions. Promptly after the effective time of the merger, PepsiCo and Quaker will cause the exchange agent to send to each holder of Quaker common stock a letter of transmittal and related instructions. Upon surrender of their stock certificates to the exchange agent, together with a duly executed letter of transmittal and any other materials deemed necessary by the exchange agent, holders of Quaker common stock will be entitled to receive PepsiCo common stock certificates representing the number of shares as described under "--Merger Consideration" and, if required, a check for fractional PepsiCo common shares and dividends and other distributions, without interest.

    Holders of unexchanged Quaker common stock will not be entitled to receive any dividends or other distributions payable by PepsiCo with respect to the PepsiCo common stock that such holders would be entitled to receive in the merger until the applicable Quaker certificate is surrendered. Upon surrender and subject to applicable laws, however, those holders will promptly receive accumulated dividends and distributions already paid to holders of exchanged Quaker common stock, without interest, together with cash in lieu of fractional shares and, at the appropriate payment date, dividends and distributions with a record date after the effective date of the merger but a payment date after surrender of that holder's shares of Quaker common stock.

    PepsiCo will not issue fractional common shares in the merger. For each fractional share that would otherwise be issued, the exchange agent will pay the holder an amount of cash equal to:

    - the fractional part of a PepsiCo common share, MULTIPLIED BY

    - the closing price of PepsiCo common stock on the New York Stock Exchange composite transactions tape on the effective date of the merger or, in the event that the effective date is not a business day, the business day immediately following the effective date.

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                                                        CHAPTER ONE - THE MERGER

QUAKER BOARD

    From and after the effective time of the merger, until successors are duly elected or appointed, the directors of BeverageCo, Inc. will be the directors of the surviving corporation and the officers of Quaker will be the officers of the surviving corporation.

PRINCIPAL COVENANTS

    Each of PepsiCo and Quaker has undertaken certain covenants in the merger agreement. The following summarizes the more significant of these covenants.

    NO SOLICITATION BY QUAKER. Quaker has agreed that neither it nor any of its subsidiaries nor any of their officers, directors, employees, agents and representatives will take any action to initiate or solicit an offer for an alternative acquisition transaction involving Quaker of a nature defined in the merger agreement.

    Restricted actions include engaging in discussions with or providing confidential information to any potential bidder and granting any waiver or release under any existing standstill or similar agreement to which Quaker is a party. Quaker is permitted, however, to take these actions in response to an unsolicited offer at any time prior to the approval of the merger by the Quaker shareholders if: (1) the Quaker board of directors has determined in its reasonable judgment that the taking of such actions may reasonably lead to a superior proposal, and (2) Quaker receives from the party making such offer an executed confidentiality agreement containing terms customary for such transactions.

    Quaker must notify PepsiCo within 24 hours after its receipt of any proposal for an alternative acquisition transaction and keep PepsiCo informed of significant developments with respect to such proposal.

    QUAKER'S COVENANT TO RECOMMEND. Quaker's board of directors has agreed to recommend adoption of the merger agreement to Quaker's shareholders. However, the Quaker board of directors is permitted to withdraw, modify or qualify in a manner adverse to PepsiCo this recommendation prior to the approval of the merger by the Quaker shareholders if:

    - the Quaker board of directors determines in its reasonable judgment, after consultation with its financial advisors, that an unsolicited acquisition proposal is superior to the merger; and

    - Quaker has given PepsiCo three days to make an offer that the Quaker board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable as such acquisition proposal.

    PEPSICO'S COVENANT TO RECOMMEND. PepsiCo's board of directors has agreed to recommend adoption of the merger agreement to PepsiCo's shareholders.

    INTERIM OPERATIONS OF PEPSICO AND QUAKER. Each of PepsiCo and Quaker has undertaken separate covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, PepsiCo and its subsidiaries and Quaker and its subsidiaries are required to conduct their business in the usual, regular and ordinary course in all material respects, in substantially the same manner as previously conducted and to use their reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them. Neither Quaker nor any of its subsidiaries may enter into any new material line of business or incur or commit to any capital expenditures or any obligations or liabilities other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed since January 1, 2000, are not in excess of $700 million.

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    PepsiCo and Quaker have also agreed to various specific restrictions relating to the conduct of their respective businesses. The following table summarizes the more significant of these restrictions undertaken by PepsiCo and Quaker with respect to itself and its subsidiaries (in each case subject to exceptions specified in the merger agreement):

                        RESTRICTION                           PEPSICO     QUAKER
                        -----------                           --------   ---------
amending its governing documents............................    -              / /
making certain acquisitions.................................    -              / /
disposing of assets having an aggregate value of over $200
  million...................................................                   / /
issuing, delivering or selling of capital stock or voting
  debt, options or other securities convertible into or
  exercisable for capital stock or voting debt..............                   / /
declaring dividends, except for regular quarterly cash
  dividends in the ordinary course..........................    -              / /
redeeming or repurchasing its capital stock.................                   / /
making investments in aggregate over $250 million or
  incurring indebtedness exceeding current facilities.......                   / /
increasing director, officer or employee compensation or
  benefits..................................................                   / /
changing its fiscal year or making a material tax
  election..................................................                   / /
changing its accounting policies............................                   / /
entering into agreements or arrangements containing
  restrictions on competing in any line of business or
  geographical area.........................................                   / /
taking any action that would prevent or impede the merger
  from qualifying as a "pooling-of-interests" for accounting purposes or a tax-free "reorganization" under federal tax
  law.......................................................    -              / /
taking any other action that would cause any of its
  representations or warranties to be no longer true and
  correct...................................................    -              / /
authorize, commit or agree to take any other action that is
  inconsistent with any of its other covenants described
  above.....................................................    -              / /

    REASONABLE BEST EFFORTS COVENANT. PepsiCo and Quaker have agreed to use their reasonable best efforts to take all actions and to do all things necessary, proper or advisable under the merger agreement and applicable law to consummate the merger and the other transactions contemplated by the merger agreement. PepsiCo and Quaker have also agreed to use their reasonable best efforts to take all steps as may be necessary to obtain all consents, waivers, authorizations and approvals necessary or advisable in order to consummate the merger or the other transactions contemplated by the merger agreement, except that PepsiCo will not be required to dispose of or hold separate, or agree to dispose of or hold separate or restrict its ownership or operation of, all or any part of the business or assets of itself or any of its subsidiaries or Quaker or any of its subsidiaries. However, PepsiCo will be required, if necessary to obtain any regulatory approval from any governmental entity necessary for consummation of the merger, to divest its ALL SPORT beverage brand, without regard to consideration received, no later than July 3, 2001.

    CERTAIN EMPLOYEE BENEFIT MATTERS. The merger agreement provides that PepsiCo will, for a period of one year from the effective time of the merger, comply with all severance arrangements, plans or agreements in effect at Quaker for hourly employees. PepsiCo has agreed to honor any Quaker retention program, each Quaker employment agreement, Quaker's Officers Severance Program, Severance Pay Plan and Salaried Employees Compensation and Benefits Protection Plan, each Quaker executive separation agreement and other Quaker severance plans or programs in effect as of the

                                                        CHAPTER ONE - THE MERGER
consummation of the merger in accordance with their terms, subject to the qualifications described in the merger agreement. In addition, the merger agreement provides that PepsiCo will, for a period of one year from the effective time of the merger, either maintain existing Quaker compensation levels and Quaker benefit plans or provide compensation and benefit plans to employees and former employees of Quaker that are in the aggregate no less favorable than those provided by Quaker at the effective time of the merger.

    The merger agreement also includes detailed covenants of PepsiCo and Quaker with respect to various other employee benefits matters.

    INDEMNIFICATION OF QUAKER DIRECTORS AND OFFICERS. The merger agreement provides that:

    - PepsiCo will indemnify all present and former directors, officers and employees of Quaker and its subsidiaries to the same extent provided under Quaker's amended and restated certificate of incorporation, by-laws and indemnification agreements as in effect on December 2, 2000 and to the fullest extent permitted by law, in each case, for acts or omissions occurring at or prior to the effective time of the merger;

    - for six years after the effective time of the merger, PepsiCo will maintain in effect the current provisions regarding indemnification of directors, officers and employees contained in the amended and restated certificate of incorporation and by-laws of Quaker; and

    - for six years after the effective time of the merger, PepsiCo will maintain officers' and directors' liability insurance for acts or omissions occurring at or prior to the effective time of the merger. This insurance must be no less favorable than the policies in effect on December 2, 2000, except that PepsiCo will not be obligated to pay any premium which exceeds 200% of the annual premiums paid by Quaker for such insurance in fiscal year 1999.

    COORDINATION OF DIVIDENDS. PepsiCo and Quaker have agreed to coordinate the payment of dividends and the record dates and payment dates relating to the PepsiCo common stock and the Quaker common and Series B ESOP convertible preferred stock so that holders will not receive two dividends, or fail to receive one dividend, for any single calendar quarter.

    ADDITIONAL COVENANTS. The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus and the holding of special meetings of PepsiCo and Quaker shareholders, access to information and employees of the other party, public announcements with respect to the transactions contemplated by the merger agreement, and qualifying the merger as a "pooling-of-interests" under applicable accounting rules.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains substantially reciprocal representations and warranties of PepsiCo and Quaker as to, among other things:

    - due organization, valid existence and good standing of itself and its subsidiaries;

    - corporate authority to enter into the contemplated transactions;

    - required consents and filings with government entities;

    - absence of conflicts with organizational documents and material agreements;

    - capitalization;

    - ownership of subsidiaries;

CHAPTER ONE - THE MERGER

    - reports filed with the SEC;

    - financial statements;

    - information supplied for use in this joint proxy statement/prospectus;

    - absence of certain changes or events;

    - compliance with laws;

    - litigation;

    - broker's or finder's fees;

    - opinion of financial advisors;

    - tax matters;

    - accounting matters;

    - board approval;

    - employee benefits matters;

    - intellectual property;

    - environmental matters;

    - required shareholder approvals; and

    - compliance with Foreign Corrupt Practices Act.

    Representations and warranties made solely by Quaker relate to labor matters, certain additional employee benefits matters, certain material contracts, related party transactions, and inapplicability of anti-takeover statutes and Quaker's rights agreement to the merger.

    PepsiCo and BeverageCo, Inc. also represent and warrant as to BeverageCo, Inc.'s due organization, valid existence and good standing, corporate authority to enter into the contemplated transactions, absence of conflicts with organizational documents and no business activities.

    Many of these representations and warranties are qualified by a material adverse effect standard, which, for purposes of the merger agreement, means with respect to an entity, any event, change, circumstance or effect that is materially adverse to:

    - the business, consolidated financial condition or results of operations of such entity and its subsidiaries, taken as a whole, other than any event, change, circumstance or effect relating:

       - to the economy or financial markets in general; or

       - in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect, relative to most other industry participants, on) such entity; or

    - the ability of such entity to consummate the transactions contemplated by the merger agreement.

    The representations and warranties in the merger agreement do not survive the effective time of the merger.

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                                                        CHAPTER ONE - THE MERGER

PRINCIPAL CONDITIONS TO THE COMPLETION OF THE MERGER

    MUTUAL CLOSING CONDITIONS. Each party's obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

    - approval by the Quaker shareholders of the merger agreement and the merger and approval by the PepsiCo shareholders of the merger agreement, the merger, the related amendment to PepsiCo's restated articles of incorporation and the issuance of PepsiCo common stock and PepsiCo convertible preferred stock in the merger;

    - expiration or termination of the relevant Hart-Scott-Rodino Act waiting period and approval of the merger by the European Commission;

    - absence of a law or order of any court or other governmental entity making the merger illegal, prohibiting consummation of the merger or having a material adverse effect on PepsiCo after giving effect to the merger;

    - PepsiCo's registration statement on Form S-4, which includes this joint proxy statement/ prospectus, being effective and no SEC stop order having been issued or proceedings by the SEC having been initiated or threatened;

    - approval for listing of the PepsiCo common shares to be issued or reserved for issuance in connection with the merger on the New York Stock Exchange, subject to official notice of issuance; and

    - all actions by or filings with any governmental entity required to permit the consummation of the merger having been taken, made or obtained, except as would not result in a material adverse effect on PepsiCo after giving effect to the merger.

    ADDITIONAL CLOSING CONDITIONS FOR PEPSICO'S BENEFIT. The obligation of PepsiCo and BeverageCo, Inc. to effect the merger is subject to the satisfaction or waiver by PepsiCo of the following additional conditions:

    - accuracy as of the closing of the representations and warranties made by Quaker, subject to certain levels of materiality;

    - performance and compliance by Quaker of the obligations and covenants required to be performed by it at or prior to the closing, subject to certain levels of materiality;

    - receipt of an opinion of PepsiCo's outside tax counsel that the merger will qualify as a tax-free reorganization;

    - no third party having become the beneficial owner of more than 15% of the outstanding shares of Quaker common stock or commenced or announced its intention to commence a tender or exchange offer for more than 15% of Quaker's outstanding common stock;

    - no change in law or U.S. generally accepted accounting principles that would prevent the merger from being accounted for as a "pooling-of-interests;"

    - receipt by PepsiCo of a letter from PepsiCo's independent accountants to PepsiCo, dated approximately the date of this joint proxy statement/prospectus, concurring with PepsiCo's conclusion that:

       - as of that date, no conditions exist that would preclude PepsiCo's ability to be a party to a business combination to be accounted for as a "pooling-of-interests" under Accounting Principles Board Opinion
         No. 16 and related interpretations and the applicable rules and

CHAPTER ONE - THE MERGER
         regulations of the SEC, except for such actions, facts or circumstances that will be corrected or cured by PepsiCo prior to the closing date of the merger and,

       - assuming such cure or correction, the merger will be accounted for as a "pooling-of-interests" under Accounting Principles Board Opinion
         No. 16 and related interpretations and the applicable rules and regulations of the SEC; and

    - receipt by PepsiCo of copies of letters addressed to Quaker from Arthur Andersen LLP, Quaker's independent accountants, concluding that Quaker qualifies as a "combining company" that is eligible to participate in a business combination to be accounted for as a "pooling-of-interests" under Accounting Principles Board Opinion No. 16 and related interpretations and the applicable rules and regulations of the SEC, and copies of letters addressed to Arthur Andersen LLP from Quaker to the same effect in each case, dated approximately the date of this joint proxy statement/prospectus and as of the closing date of the merger.

    ADDITIONAL CLOSING CONDITIONS FOR QUAKER'S BENEFIT. The obligation of Quaker to effect the merger is subject to the satisfaction or waiver by Quaker of the following additional conditions:

    - accuracy as of the closing of the representations and warranties made by PepsiCo and BeverageCo, Inc., subject to certain levels of materiality;

    - performance and compliance by PepsiCo and BeverageCo, Inc. with their respective obligations and covenants required to be performed by them prior to closing, subject to certain levels of materiality; and

    - receipt of an opinion from Quaker's outside tax counsel that the merger will qualify as a tax-free reorganization.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time prior to the effective time of the merger, by action taken or authorized by the board of directors of the terminating party or parties, and, except as provided below, whether before or after approval by the PepsiCo or Quaker shareholders, in any of the following ways, including by mutual written consent of PepsiCo and Quaker:

    PEPSICO OR QUAKER TERMINATION PROVISIONS. Either PepsiCo or Quaker can terminate the merger agreement if any of the following occurs:

    - the merger has not been completed by June 2, 2001. However, that date becomes September 2, 2001 if the only closing condition that has not been waived or satisfied relates to U.S. and European Union antitrust matters;

    - the Department of Justice, Federal Trade Commission or European Commission permanently restrains, enjoins or prohibits the merger or fails to approve the merger, in each case, in a final and nonappealable manner;

    - PepsiCo or Quaker shareholders fail to give the necessary approval at a duly-held shareholders' meeting;

    - the other party materially breaches any of its representations, warranties, covenants or obligations under the merger agreement, and the breach is incapable of being cured or is not cured within 45 days; or

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                                                        CHAPTER ONE - THE MERGER

    - the Quaker board of directors authorizes Quaker to enter into a written agreement concerning an alternative transaction that the Quaker board of directors has determined is superior to the merger.

    PEPSICO TERMINATION PROVISIONS. PepsiCo can terminate the merger agreement if the Quaker board of directors:

    - fails to call the Quaker shareholder meeting in accordance with the merger agreement;

    - fails to recommend the merger to the Quaker shareholders; or

    - withdraws, modifies or qualifies its recommendation of the merger to its shareholders in a manner adverse to PepsiCo.

    QUAKER TERMINATION PROVISIONS. Quaker can terminate the merger agreement if the PepsiCo board of directors:

    - fails to call the PepsiCo shareholder meeting in accordance with the merger agreement;

    - fails to recommend the merger and related matters to the PepsiCo shareholders; or

    - withdraws, modifies or qualifies its recommendation of the merger and related matters to its shareholders in a manner adverse to Quaker.

    In addition, Quaker may terminate the merger agreement if:

    - the average closing price per share of PepsiCo capital stock on the New York Stock Exchange composite tape for the ten trading days randomly selected by lot by PepsiCo and Quaker together from the thirty trading days ending on and including the third New York Stock Exchange trading day preceding the closing date is less than $40.00; and

    - the Quaker board of directors determines by a majority vote to terminate the merger agreement during the 24-hour period following the determination of the PepsiCo market price. However, PepsiCo can avoid such termination by electing, within 24 hours of a termination notice from Quaker, to adjust the exchange ratio to a number equal to:

       - $92.00, DIVIDED BY

       - the PepsiCo market price.

    If the merger agreement is validly terminated, the agreement will become void without any liability or obligation on the part of any party or their respective officers or directors, subject to any liabilities or damages arising from any breach of the agreement. However, the provisions of the merger agreement relating to broker's or finder's fees, other fees and expenses, termination fees, and the stock option agreement entered into between PepsiCo and Quaker will continue in effect notwithstanding termination of the merger agreement.

TERMINATION FEES PAYABLE BY QUAKER

    Quaker has agreed to pay PepsiCo a cash amount equal to $420 million in any of the following circumstances:

    - the merger agreement is terminated by PepsiCo or Quaker in circumstances where Quaker's shareholders fail to approve the merger and within twelve months of the termination, Quaker enters into an agreement with respect to a business combination with a third party, including a sale of Quaker's beverage business;

CHAPTER ONE - THE MERGER

    - the merger agreement is terminated by PepsiCo as described above in "PepsiCo Termination Provisions;"

    - the merger agreement is terminated by PepsiCo on the basis of a material breach by Quaker of its representations, warranties, covenants or obligations under the merger agreement and within twelve months of the termination, Quaker enters into an agreement with respect to a business combination with a third party, including a sale of Quaker's beverage business; or

    - the merger agreement is terminated by PepsiCo or Quaker after the Quaker board of directors authorizes Quaker to enter into a written agreement concerning an alternative transaction that the Quaker board of directors has determined is superior to the merger.

OTHER EXPENSES

    All costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement, other than termination fees payable as described under "--Termination Fees Payable by Quaker," will be paid by the party incurring the expenses, whether or not the merger is consummated except:

    - if the merger is consummated, Quaker, as the surviving corporation, will pay, or cause to be paid, any and all of its property or transfer taxes; and

    - expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus will be shared equally by PepsiCo and Quaker.

We estimate that merger-related fees and expenses, consisting primarily of fees and expenses of investment bankers, attorneys and accountants, SEC filing fees, stock exchange listing fees, and financial printing and other related charges, will total approximately $100 million if we complete the merger.

AMENDMENTS; WAIVERS

    The merger agreement may be amended by PepsiCo, Quaker and BeverageCo, Inc. at any time before or after approval of the matters presented in connection with the merger by the shareholders of Quaker and PepsiCo but, after any such approval, no amendment may be made which requires further approval by shareholders without such approval.

    At any time prior to the effective time, PepsiCo, Quaker and BeverageCo, Inc. may to the extent legally allowed:

    - extend the time for the performance of any of the obligations or other acts of the other parties;

    - waive any inaccuracies in the representations and warranties; and

    - waive compliance with any of the agreements or conditions in the merger agreement.

                                                        CHAPTER ONE - THE MERGER

                             STOCK OPTION AGREEMENT

    The following summary of the stock option agreement is qualified by reference to the complete text of the agreement, which is incorporated by reference and attached as Annex B.

    GENERAL. At the same time that PepsiCo and Quaker entered into the merger agreement, they also entered into a stock option agreement. Under the stock option agreement, Quaker granted PepsiCo an irrevocable option to purchase up to 26,129,000 shares of Quaker common stock, or approximately 19.9% of the Quaker common stock issued and outstanding, at a price per share of $95.00. The exercise price and number of option shares are subject to certain anti-dilution and other adjustments specified in the stock option agreement. The option is exercisable in the circumstances described below.

    EXERCISE OF THE STOCK OPTION. PepsiCo can exercise the option in whole or in part at any time after the occurrence of any event, which is called a trigger event in this section, obligating Quaker to pay the cash termination fee payable to PepsiCo pursuant to the merger agreement (see "The Merger Agreement--Termination Fees Payable by Quaker") and prior to termination of the option.

    The option terminates upon the earliest to occur of:

    - the effective time of the merger;

    - 90 days after Quaker has paid the cash termination fee in full; or

    - thirty days after termination of the merger agreement so long as, in the case of this clause, no trigger event has occurred or could still occur.

    In addition, if Quaker enters into an agreement to:

    - consolidate with or merge into a third party, with the third party being the surviving corporation;

    - consolidate or merge with a third party, with Quaker being the surviving corporation and Quaker common stock being changed into or exchanged for stock or other securities of Quaker or another entity or cash or other property; or

    - sell or otherwise transfer all or substantially all of its assets to a third party,

then the option will be converted into or exchanged for an option with the identical terms adjusted appropriately to acquire the number and class of shares or other securities or property that PepsiCo would have received had PepsiCo exercised its option immediately prior to the consolidation, merger, sale or transfer.

    Any purchase of option shares is subject to specified closing conditions, including absence of any injunction or other court order prohibiting delivery of the option shares, expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Act and notification or receipt of applicable material regulatory approvals. The closing of any purchase of option shares may be postponed for no more than nine months beyond the termination of the option pending satisfaction of the conditions to purchase.

    CASH ELECTION. The stock option agreement further provides that, so long as the option is exercisable, PepsiCo may, instead of exercising the option, elect to require Quaker to pay to PepsiCo in exchange for the cancellation of the relevant portion of the option an amount in cash equal to the "spread," as defined below, multiplied by the number of option shares as to which this cash election is made.

    "Spread" means the excess, if any, over the exercise price of the higher of:

    - the highest price per share of Quaker common stock paid or proposed to be paid by any third party under an alternative acquisition proposal; or

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CHAPTER ONE - THE MERGER

    - the average of the closing price of the Quaker common stock on the New York Stock Exchange at the end of its regular session for the five consecutive trading days ending on and including the date immediately preceding the date on which PepsiCo notifies Quaker of its cash election.

    LISTING AND REGISTRATION RIGHTS. Quaker has agreed to list the option shares on the New York Stock Exchange and to grant PepsiCo customary rights to require registration by Quaker of option shares for sale by PepsiCo under the Securities Act of 1933, as amended.

    LIMITATION ON TOTAL PROFIT. The stock option agreement provides that, notwithstanding any other provision of that agreement or the merger agreement, PepsiCo's total profit, as defined below, will not exceed $460 million in the aggregate. If PepsiCo's total profit otherwise would exceed such amount, PepsiCo, at its sole election, may:

    - pay cash to Quaker;

    - deliver to Quaker for cancellation option shares previously acquired by PepsiCo; or

    - any combination thereof,

so that PepsiCo's actually realized total profit does not exceed $460 million after taking into account the foregoing actions.

    For purposes of the stock option agreement, "total profit" means the aggregate amount, before taxes, of the following:

    - the cash amount actually received by PepsiCo in payment by Quaker of the termination fee under the merger agreement;

    - the net cash amounts or fair market value of any property received by PepsiCo pursuant to the sale of option shares (or of any other securities into or for which such option shares are converted or exchanged), less PepsiCo's purchase price for such option shares or other securities; plus

    - the aggregate amount received by PepsiCo pursuant to exercise of the cash election described under "--Cash Election" above.

    The stock option agreement also provides that, notwithstanding any other provision of the agreement, the option may not be exercised for a number of option shares that would, as of the date of exercise, result in a notional total profit exceeding $460 million. For purposes of the stock option agreement, the "notional total profit" with respect to the option shares for which PepsiCo may propose to exercise the option means the total profit determined as of the date PepsiCo notifies Quaker of its intent to exercise the option and assuming that the applicable option shares, together with all other option shares previously acquired upon exercise of the option and held by PepsiCo or its affiliates as of such date, were sold for cash at the New York Stock Exchange closing price of Quaker common stock on the preceding trading day.

    EFFECT OF OPTION. The option is intended to make it more likely that the merger will be completed on the agreed terms and to compensate PepsiCo for its efforts and costs in case the merger is not completed under circumstances generally involving a third party proposal for a business combination with Quaker. Among other effects, the option could prevent an alternative business combination with Quaker from being accounted for as a "pooling-of-interests." The option may therefore discourage proposals for alternative business combinations with Quaker, even if a third party were prepared to offer Quaker shareholders consideration with a higher market value than the value of the PepsiCo stock to be exchanged for Quaker stock in the merger.

                                  CHAPTER TWO
                   INFORMATION ABOUT THE MEETINGS AND VOTING

    PEPSICO'S BOARD OF DIRECTORS IS USING THIS JOINT PROXY STATEMENT/PROSPECTUS TO SOLICIT PROXIES FROM THE HOLDERS OF PEPSICO CAPITAL STOCK FOR USE AT THE PEPSICO MEETING. QUAKER'S BOARD OF DIRECTORS IS ALSO USING THIS DOCUMENT TO SOLICIT PROXIES FROM THE HOLDERS OF QUAKER COMMON STOCK AND QUAKER SERIES B ESOP CONVERTIBLE PREFERRED STOCK FOR USE AT THE QUAKER MEETING. WE ARE FIRST MAILING THIS JOINT PROXY STATEMENT/PROSPECTUS AND ACCOMPANYING FORM OF PROXY TO PEPSICO AND QUAKER SHAREHOLDERS ON OR ABOUT MARCH 22, 2001.

MATTERS RELATING TO THE SPECIAL MEETINGS


                                 PEPSICO MEETING                      QUAKER MEETING

      TIME AND PLACE:  MAY 1, 2001                          MAY 1, 2001
                       2:00 P.M., CENTRAL TIME              9:00 A.M., CENTRAL TIME
                       FRITO-LAY, INC. HEADQUARTERS         BANK ONE AUDITORIUM
                       7701 LEGACY DRIVE                    1 BANK ONE PLAZA
                       PLANO, TEXAS 75024-4099              10 S. DEARBORN ST.
                                                            PLAZA LEVEL
                                                            CHICAGO, ILLINOIS 60670
           PURPOSE OF  - the merger agreement, as amended,  - the merger agreement, as amended,
        MEETING IS TO    and the merger as described under    and the merger, as described
          VOTE ON THE    "The Merger--General" on             under "The Merger--General" on
     FOLLOWING ITEMS:    page I-23;*                          page I-23; and
                       - an amendment to PepsiCo's          - any other business as may
                       restated articles of incorporation   properly come before the meeting
                         authorizing PepsiCo convertible      and any adjournment or
                         preferred stock to be issued in      postponement.
                         connection with the merger and
                         changing the designation of
                         PepsiCo "capital stock" to
                         PepsiCo "common stock," as
                         described under "Chapter Three--
                         Description of PepsiCo Stock"
                         beginning on page III-14;*
                       - the issuance of PepsiCo common
                       stock and PepsiCo convertible
                         preferred stock in connection
                         with the merger described under
                         "The Merger--General" on page
                         I-23;* and
                       - any other business as may
                       properly come before the meeting
                         and any adjournment or
                         postponement.
                       --------------
                       * The merger and the related
                       issuances will not be completed and
                         the amendment to PepsiCo's
                         restated articles of
                         incorporation will not be
                         effected unless each is approved
                         by PepsiCo's shareholders.

 CHAPTER TWO - INFORMATION ABOUT THE MEETINGS AND VOTING


                                 PEPSICO MEETING                      QUAKER MEETING

         RECORD DATE:  The record date for shares entitled  The record date for shares entitled
                       to vote is March 9, 2001.            to vote is March 9, 2001.
   OUTSTANDING SHARES  As of March 9, 2001, there were      As of March 9, 2001, there were
 HELD ON RECORD DATE:  1,449,944,403 shares of PepsiCo      132,014,936 shares of Quaker common
                       capital stock outstanding.           stock and 828,182 shares of Quaker
                                                            Series B ESOP convertible preferred
                                                            stock outstanding. All Quaker
                                                            Series B ESOP convertible
                                                            preferred stock is held of record
                                                            by Fidelity Trust Management Co.,
                                                            as trustee of The Quaker Oats
                                                            Company Employee Stock Ownership
                                                            Plan.
      SHARES ENTITLED  Shares entitled to vote are PepsiCo  Shares entitled to vote are Quaker
             TO VOTE:  capital stock held at the close of   common stock and Quaker Series B
                       business on the record date,         ESOP convertible preferred stock
                       March 9, 2001.                       held at the close of business on
                                                            the record date, March 9, 2001.

                       Each share of PepsiCo capital stock  Each share of Quaker common stock
                       is entitled to one vote. Shares      is entitled to one vote. Each share
                       held by PepsiCo in its treasury are  of Quaker Series B ESOP convertible
                       not voted.                           preferred stock is entitled to 2.2
                                                            votes. Unallocated shares of Quaker
                                                            stock held by the trustee and
                                                            shares for which the trustee does
                                                            not receive voting instructions
                                                            will be voted by the trustee in the
                                                            same proportion as the shares of
                                                            Quaker stock held by the Quaker
                                                            ESOP for which the trustee has
                                                            received voting instructions.
                                                            Shares held by Quaker in its
                                                            treasury are not voted.

                        CHAPTER TWO - INFORMATION ABOUT THE MEETINGS AND VOTING


                                 PEPSICO MEETING                      QUAKER MEETING

  QUORUM REQUIREMENT:  A quorum of shareholders is          A quorum of shareholders is
                       necessary to hold a valid meeting.   necessary to hold a valid meeting.
                       The presence, in person or by        The presence, in person or by
                       proxy, of the holders of shares      proxy, of the holders of shares
                       representing a majority of the       representing a majority of the
                       outstanding shares of PepsiCo        eligible votes of Quaker common
                       capital stock entitled to vote at    stock and Quaker Series B ESOP
                       the meeting is a quroum.             convertible preferred stock
                                                            entitled to vote at the meeting is
                                                            a quorum.

                       Abstentions and broker non-votes     Abstentions and broker non-votes
                       count as present at the special      count as present at the special
                       meeting for establishing a quorum.   meeting for establishing a quorum.
                       Shares held by PepsiCo in its        Shares held by Quaker in its
                       treasury do not count toward a       treasury do not count toward a
                       quorum.                              quorum.

                       A broker non-vote occurs with        A broker non-vote occurs with
                       respect to any proposal when a       respect to any proposal when a
                       broker is not permitted to vote on   broker is not permitted to vote on
                       that proposal without instruction    that proposal without instruction
                       from the beneficial owner of the     from the beneficial owner of the
                       shares and no instruction is given.  shares and no instruction is given.
  SHARES BENEFICIALLY  7,514,470 shares of PepsiCo capital  3,589,593 shares of Quaker common
 OWNED BY PEPSICO AND  stock, including exercisable         stock, including exercisable
 QUAKER DIRECTORS AND  options. These shares represent in   options and 8,514 shares of Quaker
EXECUTIVE OFFICERS AS  total approximately one-half of 1%   Series B ESOP convertible preferred
                   OF  of the voting power of PepsiCo's     stock. These shares represent in
       MARCH 9, 2001:  voting securities.                   total approximately 2.7% of the
                                                            voting power of Quaker's voting
                                                            securities, voting together as a
                                                            single class.
    VOTE NECESSARY TO  Approval of the merger agreement,    Approval of the merger and the
  APPROVE PEPSICO AND  the merger and related matters       merger agreement requires the
    QUAKER PROPOSALS:  described on page I-23 requires the  affirmative vote of the holders of
                       affirmative vote of a majority of    shares representing two-thirds of
                       the votes entitled to be cast by     the votes cast by holders of shares
                       holders of PepsiCo capital stock.    of Quaker common stock and Quaker
                       Withheld votes and abstentions have  Series B ESOP convertible preferred
                       the same effect as a vote against.   stock, voting as a single class.
                                                            Withheld votes and abstentions have
                                                            no effect on the vote.

    VOTING IN PERSON. If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

    BROKER NON-VOTE. If your shares are held in an account at a broker or bank, you must instruct the broker or bank on how to vote your shares. If an executed proxy card returned by a broker or bank holding shares indicates that the broker or bank does not have discretionary authority to vote on a

 CHAPTER TWO - INFORMATION ABOUT THE MEETINGS AND VOTING particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will be considered a vote against the merger and the related proposals at the PepsiCo special meeting. Such an indication will not be considered voted at the Quaker special meeting. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

    ADMISSION TO THE PEPSICO SPECIAL MEETING. An admission card is required to attend the special meeting. The admission card is obtained by checking the box indicated on your proxy card. Please indicate your intention to attend the special meeting by checking the appropriate box on the proxy card, or, if voting by telephone or via the internet, when prompted.

    ADMISSION TO THE QUAKER SPECIAL MEETING. An admittance card is required to attend the special meeting. Please retain the bottom portion of your proxy card for this purpose. Also, please indicate your intention to attend the special meeting by checking the appropriate box on the proxy card, or, if voting by the internet or by telephone, when prompted. If your shares are held by a bank or broker, your admittance card should be included with your proxy card. If you do not have an admittance card prior to the special meeting, you may obtain one by sending a written request, accompanied by proof of share ownership (such as a copy of your brokerage statement) to Shareholder Services, The Quaker Oats Company, P.O. Box 049001, Suite 25-9, Chicago, Illinois 60604-9001. For your convenience, Quaker recommends that you bring your admittance card to the special meeting so you can avoid the registration lines and proceed directly to the special meeting. If you do not have an admittance card by the time of the special meeting, please bring proof of share ownership to the registration area where Quaker's staff will assist you.

    PEOPLE WITH DISABILITIES. Quaker can provide reasonable assistance (including audio enhancement) to help you participate in the meeting if you tell us about your disability and your plan to attend the Quaker special meeting. Please call or write the Corporate Secretary of Quaker in advance if you require these services or other special accommodations at the Quaker special meeting at the number or address under "Summary--The Companies" on page I-3. For the PepsiCo special meeting, Frito-Lay's Headquarters is accessible to disabled persons.

VOTING OF PROXIES

    VOTING YOUR PROXY. You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.

    Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may also vote for or against the proposals or abstain from voting.

    HOW TO VOTE BY PROXY


                                     PEPSICO                                QUAKER

       BY TELEPHONE*:  Call toll-free 1-800-648-1876 and     Call toll-free 1-877-482-6136 and
                       follow the instructions. You will     follow the instructions. You will
                       need to give the personal             need to give the personal
                       identification number contained on    identification number contained on
                       your proxy card.                      your proxy card.

                        CHAPTER TWO - INFORMATION ABOUT THE MEETINGS AND VOTING


                                     PEPSICO                                QUAKER

        BY INTERNET*:  Go to                                 Go to www.computershare.com/us/proxy
                       http://proxy.shareholder.com/spep     and follow the instructions. You
                       and follow the instructions. You      will need to give the personal
                       will need to give the personal        identification number contained on
                       identification number contained on    your proxy card.
                       your proxy card.
          IN WRITING:  Complete, sign, date and return your  Complete, sign, date and return your proxy card in the enclosed envelope.  proxy card in the enclosed envelope.

------------------------

* If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone or internet voting.

    REVOKING YOUR PROXY.  You may revoke your proxy before it is voted by:

    - timely submitting a new valid proxy with a later date, including a proxy given by telephone or internet;

    - notifying your company's Secretary in writing before the meeting that you have revoked your proxy; or

    - voting in person at the meeting.

    PROXIES FOR PARTICIPANTS IN PEPSICO 401(K) PLAN. If you are a participant in the PepsiCo 401(k) Plan, shares held in your account under the plan will not be voted unless you sign and return the proxy card. The proxy card will represent the proportionate number of shares you hold under the 401(k) plan, based on the number of PepsiCo Stock Fund units allocated to your account. The trustee under the 401(k) plan will only vote shares for which it receives instructions.

    PROXIES FOR PARTICIPANTS IN QUAKER PLANS. If you own Quaker shares as a participant in the Company's Salaried Employees' 401(k) Plan, Hourly Employees' 401(k) Plan, or the Computershare BYDS Program, the proxy card will represent the number of shares registered in your name and the number of whole and fractional shares credited or allocated to your account under the plans, except that fractional shares will not be voted under the Computershare BYDS Program. For those shares held in the plans, the proxy card will serve as a direction to the trustee or voting agent under each plan as to how the shares in the relevant account are to be voted. If cards representing shares in the plans are not returned, the trustees will vote those shares in the same proportion as the shares for which signed cards are returned by other participants.

    IF YOU SUBMIT YOUR PROXY BUT DO NOT MAKE SPECIFIC CHOICES, YOUR PROXY WILL FOLLOW THE RESPECTIVE BOARD OF DIRECTORS' RECOMMENDATIONS AND VOTE YOUR SHARES:

               PEPSICO                                QUAKER
----------------------------------------------------------------------------
- "FOR" the PepsiCo merger proposals   - "FOR" the Quaker merger proposal

- "FOR" any proposal by the PepsiCo    - "FOR" any proposal by the Quaker
  board of directors to adjourn the      board of directors to adjourn the
  PepsiCo meeting                        Quaker meeting
----------------------------------------------------------------------------

 CHAPTER TWO - INFORMATION ABOUT THE MEETINGS AND VOTING

    PROXY SOLICITATION.  We will each pay our own costs of soliciting proxies.

    In addition to this mailing, PepsiCo and Quaker employees may solicit proxies personally, electronically or by telephone. PepsiCo estimates that it will pay the firm of Georgeson & Company, Inc. a fee of approximately $35,000 plus expenses to help with the solicitation. Quaker estimates that it will pay Georgeson & Company, Inc. a fee of approximately $25,000 plus expenses to help with the solicitation. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should submit your proxy by mail, telephone or internet without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

    Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Quaker common stock to former holders of Quaker common stock as soon as practicable after the completion of the merger.

OTHER BUSINESS; ADJOURNMENTS

    We are not currently aware of any other business to be acted upon at either special meeting. Under the laws of North Carolina, where PepsiCo is incorporated, only business within the purpose or purposes described in the meeting notice may be raised at the PepsiCo meeting. Under the laws of New Jersey, where Quaker is incorporated, and under Quaker's by-laws, only business within the purpose or purposes described in the meeting notice may be raised at the Quaker meeting.

    Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither PepsiCo nor Quaker currently intends to seek an adjournment of its special meeting.

                                 CHAPTER THREE
                           CERTAIN LEGAL INFORMATION

                        COMPARISON OF SHAREHOLDER RIGHTS

    Set forth on the following pages is a summary comparison of material differences between the rights of a PepsiCo shareholder under the current PepsiCo restated articles of incorporation and by-laws (left column) and the rights of a Quaker shareholder under the current Quaker amended and restated certificate of incorporation and by-laws (right column). Copies of these documents will be sent to holders of Quaker common stock and Quaker Series B ESOP convertible preferred stock upon request. A summary by its nature is not complete. We encourage you to refer to the relevant portions of the PepsiCo restated articles of incorporation and the by-laws, the Quaker amended and restated certificate of incorporation and by-laws, each incorporated in this document by reference, and the relevant provisions of North Carolina and New Jersey law.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF QUAKER SHAREHOLDERS AND RIGHTS THOSE SHAREHOLDERS WILL HAVE AS PEPSICO SHAREHOLDERS FOLLOWING THE MERGER

                     PEPSICO                                        QUAKER
                                            GENERAL

   - PepsiCo is a North Carolina corporation     - Quaker is a New Jersey corporation subject
     subject to the provisions of the North      to the provisions of the New Jersey Business
     Carolina Business Corporation Act.            Corporation Act.
   - The rights of PepsiCo shareholders are      - The rights of Quaker shareholders are
     governed by PepsiCo's restated articles of    governed by Quaker's amended and restated
     incorporation and by-laws, in addition to     certificate of incorporation and by-laws,
     North Carolina law.                           in addition to New Jersey law.
   - If the merger is completed, PepsiCo's       - If the merger is completed, the rights of
     restated articles of incorporation and        Quaker shareholders who become PepsiCo
     by-laws will be the same in all respects      shareholders in the merger will be
     as the present documents, with the            governed by North Carolina law, the
     exception of an amendment to PepsiCo's        PepsiCo restated articles of incorporation
     restated articles of incorporation adopted    and PepsiCo by-laws. The PepsiCo restated
     at the PepsiCo meeting providing for the      articles of incorporation and by-laws
     authorization of PepsiCo convertible          after the merger will be the same in all
     preferred stock to be issued in the merger    respects as the present documents, with
     and the redesignation of PepsiCo "capital     the exception of the amendment to
     stock" as PepsiCo "common stock." See         PepsiCo's restated articles of
     "Description of PepsiCo Stock" on             incorporation providing for the
     page III-14.                                  authorization of PepsiCo convertible
                                                   preferred stock to be issued in the merger
                                                   and the redesignation of PepsiCo "capital
                                                   stock" as PepsiCo "common stock."

                                     III-1

  CHAPTER THREE - CERTAIN LEGAL INFORMATION

                                       AUTHORIZED CAPITAL

   - The authorized capital stock of PepsiCo     - The authorized capital stock of Quaker
     consists of 3.6 billion shares of capital     consists of:
     stock, with a par value of 1 2/3 cents per  - 400 million shares of common stock, with a
     share.                                        par value of $5.00 per share;
   - If the merger is completed, the authorized  - 1 million shares of preference stock
     capital stock will consist of 3.6 billion   without par value, of which no shares are
     shares of common stock and 3 million          outstanding; and
     shares of a convertible preferred stock.    - 10 million shares of preferred stock,
     See "Description of PepsiCo Stock" on       without par value, of which 4 million have
     page III-14.                                  been designated Series C Junior
                                                   Participating preferred stock and 1.75
                                                   million have been designated Series B ESOP
                                                   convertible preferred stock. Only shares
                                                   of Series B ESOP convertible preferred
                                                   stock are outstanding.
                                AMENDMENT OF GOVERNING DOCUMENTS
                                            CHARTER

   - The PepsiCo restated articles of            - Quaker's amended and restated certificate
     incorporation may be amended by the vote    of incorporation may be amended by the
     of a majority of the outstanding shares of    affirmative vote of two-thirds of the
     PepsiCo capital stock.                        votes cast by the holders of Quaker stock
                                                   entitled to vote.

   - If the merger is completed, the PepsiCo     - However, any amendment to Article VIII of
     restated articles of incorporation may be     Quaker's amended and restated certificate
     amended by the vote of a majority of the      of incorporation (regarding business
     outstanding shares of PepsiCo common stock    combinations with interested shareholders)
     and PepsiCo convertible preferred stock,      requires the affirmative vote of the
     voting as a single class.                     holders of not less than two-thirds of the
                                                   outstanding shares of Quaker.
                                            BY-LAWS

   - The PepsiCo by-laws may be adopted,         - The Quaker by-laws may be adopted, amended
     amended or repealed by:                       or repealed by:
     - a majority of the votes cast by           - the affirmative vote of the holders of not
       shareholders entitled to vote; or           less than two-thirds of the outstanding
     - a majority of the entire board of         shares of Quaker; or
   directors.                                    - a vote of not less than two-thirds of the
   - If the merger is completed, the PepsiCo       entire board of directors.
     by-laws may be adopted, amended or
     repealed by:
     - a majority of the votes cast by the
       holders of PepsiCo common stock and the
       holders of PepsiCo convertible preferred
       stock entitled to vote, voting as a
       single class; or
     - a majority of the entire board of
   directors.

                                     III-2

                                       CHAPTER THREE - CERTAIN LEGAL INFORMATION

                                           DIRECTORS
                                             NUMBER
   - The number of directors must be no less     - The number of directors must be no less
     than 3 and no more than 15, with the        than 6 and no more than 24. The current
     actual number to be determined by the         number of directors is 9.
     board of directors. The current number of
     directors is 13.
                                         CLASSIFICATION
   - PepsiCo does not have a classified board    - The Quaker board of directors is divided
     of directors. The PepsiCo by-laws require   into three classes, each as nearly equal in
     that all directors be elected at each         number as possible, with one class being
     annual meeting.                               elected annually to a three-year term.
                                          NOMINATIONS
   - A shareholder may recommend a person for    - A shareholder must make any nomination for
     nomination as a director in writing to the    a director in writing to the Corporate
     Secretary of PepsiCo. The nomination must     Secretary of Quaker. The nomination must
     be received at least 90 days before any       be received at least 30 days prior to any
     annual meeting.                               shareholder meeting called for the purpose
                                                   of electing directors.
                                            REMOVAL
   - The PepsiCo by-laws provide that PepsiCo    - Quaker's amended and restated certificate
     directors may be removed from office with   of incorporation provides that one or more
     or without cause only with the approval of    or all directors of Quaker, exclusive of
     holders of a majority of the outstanding      those directors, if any, elected by the
     PepsiCo capital stock entitled to vote at     holders of one or more classes of
     the special meeting of shareholders called    preference stock, may be removed for cause
     for such purpose.                             by the shareholders by the affirmative
                                                   vote of two-thirds of the votes cast by
                                                   the holders of shares entitled to vote at
                                                   a meeting of shareholders for which proper
                                                   notice of such proposed removal has been
                                                   given.
                                           VACANCIES
   - A vacancy occurring on the PepsiCo board    - A vacancy occurring on the Quaker board of
     of directors, excluding a vacancy caused      directors, including a vacancy resulting
     by removal and including a vacancy            from an increase in the number of
     resulting from an increase in the number      directors, may be filled by a vote of the
     of directors, may be filled by a vote of      majority of the board of directors then in
     the majority of the board of directors        office, although less than a quorum, or by
     then in office, although less than a          a sole remaining director; provided that,
     quorum. A director chosen in this manner      under the Quaker amended and restated
     shall hold office until the next annual       certificate of incorporation, if the
     meeting or until his or her successor         number of directors is increased, not more
     shall be elected and qualified.               than two such newly created directorships
   - Any vacancy caused by removal may be          may be filled by the directors in any
     filled by the shareholders at the special     period between annual meetings of
     meeting of shareholders called for such       shareholders. A director so elected shall
     purpose and, if not filled at the special     hold office until the next succeeding
     meeting, filled by the directors as           annual meeting of shareholders.
     described above.

                                     III-3

CHAPTER THREE - CERTAIN LEGAL INFORMATION

                                  LIMITATION ON LIABILITY
- Under North Carolina law, a director is not  - As permitted by New Jersey law, the Quaker
  liable for any action taken as a director      amended and restated certificate of
  or failure to take any action, if he or she    incorporation contains a provision that
  performed the duties of his or her office,     eliminates the personal liability of
  except with respect to:                        directors or officers to the corporation or
  - acts or omissions that the director at       to its shareholders for damages for
    the time of the breach knew or believed        breaches of any duty.
    were clearly in conflict with the best     - However, under New Jersey law, a director
  interests of the corporation;                may not be relieved from liability for any
  - any liability for unlawful distributions     breach of duty based upon an act or
    under North Carolina law;                    omission:
  - any transaction from which the director    - which the director knows or believes to be
    derived an improper personal benefit; or     contrary to the best interests of the
  - acts or omissions occurring prior to         corporation or its shareholders in
  October 1, 1993.                               connection with a matter in which the
                                                   director has a material conflict of
                                                   interest;
                                               - not in good faith or involving a knowing
                                                 violation of law; or
                                               - resulting in the receipt by the director of
                                               an improper personal benefit.
                                      INDEMNIFICATION
- The PepsiCo by-laws provide that the         - The Quaker amended and restated certificate
  corporation shall indemnify its directors,   of incorporation provides that the
  officers or employees to the full extent       corporation shall indemnify its officers,
  permissible under North Carolina law.          directors, employees and agents for any
                                                 expenses and liabilities incurred in their
                                                 official capacity to the fullest extent
- Under North Carolina law, a corporation may    permissible under New Jersey law.
  indemnify any director, officer, employee    - Under New Jersey law, a corporation may
  or agent in any proceeding except with         indemnify any director, officer, employee
  respect to his or her activities which were    and corporate agent made, or threatened to
  at the time taken known or believed to be      be made, a party to any proceeding. In
  clearly in conflict with the best interests    order to be indemnified, the director,
  of the corporation.                            officer, employee or corporate agent must
                                                 have acted:
                                               - in good faith;
                                               - in a manner which he reasonably believed to
                                                 be in or not opposed to the best interests
                                                 of the corporation; and
                                               - with respect to any criminal proceeding,
                                               with no reasonable cause to believe that his
                                                 conduct was unlawful.

                                     III-4

                                       CHAPTER THREE - CERTAIN LEGAL INFORMATION

                                        SHAREHOLDERS
                                        VOTING STOCK
- Holders of PepsiCo capital stock are         - Holders of Quaker common stock are entitled
  entitled to vote as single class.              to vote as a single class.
- If the merger is completed:                  - Holders of Quaker preference stock of any
  - holders of PepsiCo common stock will be      series are entitled to one vote in person
    entitled to vote as a single class; and      or by proxy for each share of such stock
  - holders of PepsiCo convertible preferred       held. Under certain circumstances, the
    stock will be entitled to vote on all          holders of the shares of preference stock
    matters submitted to a vote of the             may have the right, voting as a class, to
    shareholders of PepsiCo. The holder of         elect two additional members of the board
    each share will be entitled to a number        of directors to hold office. No shares of
    of votes equal to the number of shares of      Quaker preference stock are outstanding.
  PepsiCo common stock into which that share   - Holders of Quaker Series B ESOP convertible
  of PepsiCo convertible preferred stock         preferred stock are entitled to vote on all
  could be converted on the record date for      matters submitted to a vote of the
  determining the shareholders entitled to       stockholders of Quaker. The holder of each
  vote, rounded to the nearest one-tenth.        share is entitled to 2.2 votes for each
                                                 share of Quaker Series B ESOP convertible
                                                 preferred stock held.
                                               - Holders of Quaker Series C junior
                                               participating preferred stock are generally
                                                 entitled to one vote for each one
                                                 one-hundredth of a share held on all
                                                 matters submitted to a vote of the
                                                 shareholders of Quaker, subject to
                                                 adjustment in the event that Quaker:
                                               - declares any dividend on common stock
                                                 payable in shares of common stock;
                                               - subdivides the outstanding common stock; or
                                               - combines the outstanding common stock into
                                                 a smaller number of shares.
                                               No shares of Quaker Series C junior
                                                 participating preferred stock are
                                                 outstanding.

                                     III-5

CHAPTER THREE - CERTAIN LEGAL INFORMATION

                              SPECIAL MEETINGS OF SHAREHOLDERS
- The Chairman or Vice Chairman of the         - The Chairman of the Quaker board of
  PepsiCo board of directors may, and the      directors, the President, a majority of the
  Secretary, upon written request of             Quaker board of directors or a majority of
  shareholders owning a majority of the          the members of the executive committee may
  outstanding capital stock entitled to vote,    call special meetings of the shareholders
  shall call special meetings of the             for any purpose(s), to be held at the
  shareholders for any purpose(s), to be held    place, on the date and at the time as the
  at the place, on the date and at the time      board of directors determines. Only those
  as may be fixed by the Chairman or Vice        matters set forth in the notice of special
  Chairman of the board of directors, in the     meeting may be considered or acted upon at
  case of meetings called by the Chairman or     the special meeting.
  Vice Chairman of the Board, or by
  resolution of the board of directors, in
  the case of meetings called by the board of
  directors.
- Under North Carolina law, only business      - Under New Jersey law, upon an application
  within the purpose or purposes described in  of holders of 10% of all shares entitled to
  the meeting notice may be raised at a          vote, the Superior Court of New Jersey may
  special meeting of shareholders.               order a special meeting for good cause
                                                 shown.
                                   SHAREHOLDER PROPOSALS
- A PepsiCo shareholder wishing to bring       - A Quaker shareholder wishing to bring
  business before the annual shareholders'     business before the annual shareholders'
  meeting must provide written notice to be      meeting must provide written notice to the
  received at the principal offices of the       Corporate Secretary at the principal
  corporation. The notice must be received 90    executive offices of the corporation by
  days prior to the annual meeting.              personal delivery or U.S. mail. The notice
                                                 must be received no later than 90 days
                                                 prior to the anniversary date of the
                                                 immediately preceding annual meeting,
                                                 except for the nomination of directors as
                                                 set forth in "Directors--Nominations"
                                                 above.
- The shareholder's written notice must        - The shareholder's written notice must
include:                                       include:
  - the reasons for conducting such business   - a description of the proposal in sufficient
    at the meeting and any material interest     detail for the proposal to be summarized on
  in such business of such shareholder; and      the agenda of the meeting;
  - the shareholder's name and address and     - the shareholder's name and address;
  number of PepsiCo shares owned.              - a representation that the shareholder is a
                                                 holder of record of Quaker stock entitled
                                                 to vote at the meeting;
                                               - the class and number of shares owned
                                                 beneficially by the shareholder;
                                               - a brief description of the reasons why it
                                                 should be discussed at the annual meeting;
                                                 and
                                               - disclosure of any material interest that
                                               the shareholder has in the subject matter of
                                                 the proposal.

                                     III-6

                                       CHAPTER THREE - CERTAIN LEGAL INFORMATION

                                     PREEMPTIVE RIGHTS
- As permitted by North Carolina law, the      - Under New Jersey law, shareholders of
  PepsiCo restated articles of incorporation     corporations organized before January 1,
  do not grant PepsiCo shareholders              1969 shall have preemptive rights unless a
  preemptive rights.                             by-law duly adopted by the shareholders
                                                 prior to that date or the certificate of
                                                 incorporation provides otherwise. Under the
                                                 Quaker amended and restated certificate of
                                                 incorporation, Quaker shareholders do not
                                                 have preemptive rights.
                             SHAREHOLDER ACTION WITHOUT MEETING
- Under North Carolina law, any shareholder    - Under New Jersey law, unless otherwise
  action can be taken without a meeting upon     provided under the certificate of
  written consent of the shareholders            incorporation, any shareholder action,
  entitled to vote.                              other than the annual election of
                                                 directors, can be taken without a meeting
                                                 upon the written consent of shareholders
                                                 who would have been entitled to cast the
                                                 minimum number of votes necessary to
                                                 authorize the action at a meeting where all
                                                 shareholders entitled to vote were present
                                                 and voting.
                                               - However, under New Jersey law, a
                                               shareholder vote on a plan of merger or
                                                 consolidation or sale or disposition of all
                                                 or substantially all of the assets, if not
                                                 conducted at a shareholders' meeting, may
                                                 only be effected by either:
                                               - unanimous written consent of all
                                                 shareholders; or
                                               - written consent of shareholders who would
                                                 have been entitled to cast the minimum
                                                 number of votes necessary to authorize the
                                                 action at a meeting, with advance notice to
                                                 all other shareholders.

                                     III-7

CHAPTER THREE - CERTAIN LEGAL INFORMATION

                                DIVIDENDS AND DISTRIBUTIONS
- North Carolina law generally provides that   - New Jersey law generally provides that a
  a corporation may make distributions to its    corporation may make distributions to its
  shareholders unless:                           shareholders unless:
  - the corporation would not be able to pay   - the corporation would be unable to pay its
    its debts as they become due in the usual    debts as they become due in the usual
  course of business; or                         course of business; or
  - the corporation's total assets would be    - the corporation's total assets would be
    less than the sum of its total             less than its total liabilities.
  liabilities plus the amount that would be
  needed to satisfy the preferential rights
  of shareholders whose preferential rights
  are superior to those receiving the
  distribution.
                                     DISSENTERS' RIGHTS
- North Carolina law generally allows          - New Jersey law generally allows dissenters'
  dissenters' rights of appraisal upon           rights of appraisal upon mergers,
  mergers, consolidations, sale of all or        consolidations, sale of all or
  substantially all of the corporation's         substantially all of the corporation's
  assets or other corporate transactions         assets or other corporate transactions
  specified in the North Carolina Business       specified in the New Jersey Business
  Corporation Act, with some exceptions.         Corporation Act, with some exceptions.
  Unless the articles of incorporation           Unless the certificate of incorporation
  provide otherwise, appraisal rights are not    provides otherwise, appraisal rights are
  available under North Carolina law to a        not available under New Jersey law to a
  corporation's shareholders with respect to     corporation's shareholders with respect to
  a merger if the merger did not require         a merger if the merger did not require
  shareholder approval. PepsiCo's restated       shareholder approval. Quaker's amended and
  articles of incorporation do not provide       restated certificate of incorporation does
  otherwise. Exceptions include certain          not provide otherwise.
  amendments of the articles of incorporation
  that materially and adversely affect
  dissenters' rights.
- No dissenters' rights are available under    - Unless otherwise provided in the
  North Carolina law to holders of shares of   certificate of incorporation, no dissenters'
  any class of stock that is either:             rights are available under New Jersey law
  - listed on a national securities exchange;    to holders of shares of any class of stock
  - held of record by more than 2,000            where:
    shareholders, unless shareholders are      - the stock is listed on a national
    required by the terms of the merger to     securities exchange;
    accept anything other than:                - the stock is held of record by at least
    - cash;                                    1,000 holders; or
    - shares of the surviving corporation;     - the consideration to be received pursuant
    - shares of another corporation that, as   to the merger or consolidation consists of
      of the effective date of the merger or     cash or shares, obligations or other
      consolidation, are of the kind           securities which, after the transaction, will
      described in the two preceding bullet          be listed on a national securities
      points;                                        exchange or held of record by at least
    - cash instead of fractional shares; or          1,000 holders.
    - any combination of the immediately       Quaker's amended and restated certificate of
      above three categories of merger         incorporation does not provide otherwise.
      consideration.

                                     III-8

                                       CHAPTER THREE - CERTAIN LEGAL INFORMATION

                      APPROVAL OF, AND SPECIAL RIGHTS WITH RESPECT TO,
                      MERGERS OR CONSOLIDATIONS AND OTHER TRANSACTIONS
- Under North Carolina law, a sale of all or   - Under New Jersey corporation law, a merger,
  substantially all of the corporation's         consolidation or sale of all or
  assets, a merger or consolidation requires     substantially all of a corporation's assets
  the affirmative vote of a majority of the      must be approved and recommended by the
  board of directors and, with certain           board of directors and then approved by
  exceptions, the affirmative vote of a          two-thirds of the votes cast by
  majority of the outstanding shares entitled    shareholders entitled to vote if that
  to vote.                                       corporation was organized prior to
                                                 January 1, 1969 and has not amended its
                                                 charter to provide for a majority vote.
                                                 Quaker was organized prior to January 1,
                                                 1969 and has not amended its charter to
                                                 provide for a majority vote.
- Furthermore, under North Carolina law,       - Furthermore, under New Jersey law, unless
  unless otherwise provided in the               otherwise provided in the corporation's
  corporation's articles of incorporation,       certificate of incorporation, approval of
  approval of the shareholders of a surviving    the shareholders of a New Jersey
  corporation in a merger is not required if:    corporation which is a surviving
  - the plan of merger does not amend in any     corporation in a merger is not required if:
    respect the articles of incorporation of   - the plan of merger does not amend the
    the surviving corporation;                   certificate of incorporation of the
  - the shares outstanding immediately before    surviving corporation in a way that would
    the effectiveness of the merger are not      otherwise require shareholder approval;
    changed by the merger; and                 - the shares outstanding immediately before
  - either:                                    the effectiveness of the merger are not
    - no shares of the surviving corporation     changed by the merger; and
      are to be issued or delivered under the  - the number of voting shares issued pursuant
  plan of merger; or                             to the merger will not exceed by more than
    - the unissued shares of common stock of     40% the number of voting shares of the
      the surviving corporation to be issued         surviving corporation outstanding prior
      under the plan of merger do not exceed         to the merger.
      20% of the shares of common stock of     Quaker's amended and restated certificate of
      the surviving corporation outstanding      incorporation does not provide otherwise.
  immediately prior to the merger.             - Under Quaker's amended and restated
                                                 certificate of incorporation, the
                                                 affirmative vote of holders of two-thirds
                                                 of shares entitled to vote is required for
                                                 the adoption or authorization of any
                                                 merger, consolidation or sale of
                                                 substantially all assets with a shareholder
                                                 owning 10% or more of the corporation
                                                 unless certain conditions are met. See
                                                 "State Anti-Takeover Laws" below.

                                     III-9

CHAPTER THREE - CERTAIN LEGAL INFORMATION

                      STATE LAWS GOVERNING DISSOLUTION AND LIQUIDATION
                                   VOLUNTARY DISSOLUTION
- North Carolina law generally provides that   - New Jersey law generally provides that the
  the dissolution of a North Carolina            dissolution of a New Jersey corporation
  corporation must be recommended by the         must be recommended by the board of
  board of directors and then approved by the    directors and then approved by the holders
  holders of a majority of the outstanding       of two-thirds of the votes cast by
  shares entitled to vote on the matter in       shareholders entitled to vote on the
  question, unless the articles of               dissolution. The Quaker amended and
  incorporation requires a greater vote. The     restated certificate of incorporation does
  PepsiCo restated articles of incorporation     not modify New Jersey law requirements for
  do not modify North Carolina law               dissolution.
  requirements for dissolution.

                                     III-10

                                       CHAPTER THREE - CERTAIN LEGAL INFORMATION

                                     LIQUIDATION RIGHTS
- In the event of the liquidation,             - In the event of the liquidation,
  dissolution or winding-up of the affairs of  dissolution or winding-up of the affairs of
  PepsiCo, holders of outstanding PepsiCo        Quaker, holders of Quaker preference shares
  capital shares are entitled to share,          are entitled to a liquidation preference as
  ratably and equally with all other holders     fixed by the board of directors. Holders of
  of capital shares, in PepsiCo's assets and     Quaker preference stock are additionally
  funds remaining after payment, or provision    entitled to accrued and unpaid dividends.
  for payment, of all debts and other          - No payment or distribution will be made to
  liabilities of PepsiCo.                      holders of Quaker common or preferred shares
- If the merger is completed:                  unless and until the holders of Quaker
  - holders of PepsiCo convertible preferred       preference shares have been paid in full.
    stock will be entitled to a liquidation        No Quaker preference shares are currently
    preference of $78.00 per share, plus           outstanding.
    accrued and unpaid dividends; and          - Subject to the priority of any outstanding
  - holders of PepsiCo common stock will,          Quaker preference stock, holders of
    after the holders of the PepsiCo               Quaker preferred stock are entitled to a
    convertible preferred stock have received      liquidation preference of:
    the preferential amounts to which they     - $78.00 per share, if they are holders of
    are entitled, receive the balance of the   shares of Quaker's Series B ESOP convertible
  assets.                                        preferred stock.
                                               - $1.00 per share, if they are holders of
                                               shares of Quaker's Series C junior
                                                 participating preferred stock. No
                                                 additional distributions will be made to
                                                 the Series C holders unless Quaker common
                                                 shareholders have received the Series C
                                                 liquidation preference DIVIDED BY 100, as
                                                 adjusted.
                                               - In either case and subject to the priority
                                               of outstanding Quaker preference stock,
                                                 holders of Quaker preferred stock are
                                                 additionally entitled to accrued and unpaid
                                                 dividends.
                                               - No payment or distribution will be made to
                                                 holders of Quaker preferred shares unless
                                                 and until the holders of Quaker preference
                                                 shares have been paid in full.
                                               - Holders of Quaker common shares will, after
                                                 the holders of the preference stock and
                                                 preferred stock have received the
                                                 preferential amounts to which they are
                                                 entitled, receive the balance of the
                                                 assets.

                                     III-11

CHAPTER THREE - CERTAIN LEGAL INFORMATION

                                   BUSINESS COMBINATIONS
                                  STATE ANTI-TAKEOVER LAWS
- North Carolina has adopted a shareholder     - New Jersey has adopted a type of
  protection act, which establishes minimum    anti-takeover statute known as a "business
  safeguards for a corporation's public          combination" statute. Subject to numerous
  shareholders in the event another entity       qualifications and exceptions, the statute
  first acquires more than 20% of the stock      prohibits an interested shareholder of a
  and then wishes to accomplish a second-step    corporation from effecting a business
  combination of the two businesses.             combination with the corporation for a
- Such safeguards relate to:                     period of five years unless the
  - the minimum value to be paid to the          corporation's board approved the
  corporation's remaining shareholders in any    transaction prior to the shareholder
  such business combination;                   becoming an interested shareholder.
  - preservation of board of directors         - In addition, New Jersey corporations may
    representation for the publicly-owned      not engage at any time in a business
    shares and of the dividend rate;             combination with any interested shareholder
  - limitations on certain intercorporate        of that corporation unless the transaction
    transactions prior to the consummation of      receives the approval of two-thirds of
    such business combination; and                 the voting stock of the corporation not
  - requirements as to disclosure to               beneficially owned by the interested
    remaining shareholders in connection with      shareholder, the combination is approved
    any such proposed business combination.        by the board of directors prior to the
  Unless these minimum safeguards are              shareholder becoming an interested
  observed, any such business combination          shareholder or the transaction meets
  would require the affirmative vote of the        minimum financial terms specified in the
  holders of 95% of the voting shares of a         statute.
  corporation.                                 - An "interested shareholder" is defined to
                                                 include any beneficial owner of 10% or more
                                                 of the voting power of the outstanding
                                                 voting stock of the corporation and any
                                                 affiliate or associate of the corporation
                                                 who within the prior five-year period has
                                                 at any time owned 10% or more of the voting
                                                 power.
- North Carolina corporations may, under       - A New Jersey corporation may not opt out of
  certain circumstances, opt out of the          the foregoing provisions. Quaker has
  shareholder protection act. PepsiCo has not    adopted an amendment to its certificate of
  elected to do so.                              incorporation incorporating the business
                                                 combination provisions.

                                     III-12

                                       CHAPTER THREE - CERTAIN LEGAL INFORMATION

                                 SHAREHOLDERS RIGHTS PLANS
- PepsiCo does not have a shareholder rights   - Quaker has entered into a Rights Agreement,
  plan.                                          dated as of May 8, 1996, between Quaker and
                                                 Harris Trust and Savings Bank, as rights
                                                 agent, pursuant to which Quaker has issued
                                                 rights, exercisable only upon the
                                                 occurrence of certain events, to purchase
                                                 its Series C Junior Participating Preferred
                                                 Stock.
                                               - Quaker has taken all action necessary to
                                               render the rights issued pursuant to the
                                                 terms of the Rights Agreement inapplicable
                                                 to the merger and the related agreements
                                                 and transactions.

                                     III-13

CHAPTER THREE - CERTAIN LEGAL INFORMATION

                          DESCRIPTION OF PEPSICO STOCK

    The following summary of the terms of the PepsiCo stock is not meant to be complete and is qualified by reference to the relevant provisions of North Carolina law and the PepsiCo restated articles of incorporation and by-laws. Copies of the PepsiCo restated articles of incorporation and by-laws are incorporated by reference and will be sent to holders of shares of PepsiCo capital stock, Quaker common stock and Quaker Series B ESOP convertible preferred stock upon request. See "Where You Can Find More Information" below.

AUTHORIZED PEPSICO STOCK

    PRIOR TO COMPLETION OF THE MERGER. Under the PepsiCo restated articles of incorporation, PepsiCo's authorized capital stock consists of 3.6 billion shares of capital stock, 1 2/3 cents par value. As of March 9, 2001, there were issued and outstanding 1,449,944,403 shares of capital stock.

    FOLLOWING COMPLETION OF THE MERGER. At the PepsiCo special shareholders' meeting, holders of PepsiCo capital stock will be asked to approve an amendment to PepsiCo's restated articles of incorporation authorizing 3 million shares of PepsiCo convertible preferred stock to be issued in connection with the merger and changing the designation of PepsiCo "capital stock" to PepsiCo "common stock." If the merger is completed, PepsiCo's authorized share capital will consist of 3.6 billion shares of PepsiCo common stock and 3 million shares of PepsiCo convertible preferred stock.

PEPSICO CAPITAL STOCK

    PEPSICO CAPITAL STOCK OUTSTANDING. The outstanding shares of PepsiCo capital stock (to be redesignated "common stock") are, and the shares of PepsiCo common stock to be issued pursuant to the merger will be, duly authorized, validly issued, fully paid and non-assessable.

    VOTING RIGHTS. Each holder of a share of PepsiCo capital stock is, and each holder of a share of PepsiCo common stock will be, entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of shareholders.

    DIVIDEND RIGHTS. Holders of PepsiCo capital stock are, and holders of PepsiCo common stock will be, entitled to receive dividends as may be declared from time to time by PepsiCo's board of directors out of funds legally available therefor.

    RIGHTS UPON LIQUIDATION. Holders of PepsiCo capital stock are, and holders of PepsiCo common stock will be, entitled to share pro rata, upon any liquidation or dissolution of PepsiCo, in all remaining assets available for distribution to shareholders after payment or providing for PepsiCo's liabilities and the liquidation preference of any outstanding PepsiCo convertible preferred stock.

    PREEMPTIVE RIGHTS. Holders of PepsiCo capital stock do not have, and holders of PepsiCo common stock will not have, preemptive right to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

PEPSICO CONVERTIBLE PREFERRED STOCK TO BE ISSUED IN THE MERGER

    The PepsiCo convertible preferred stock to be issued in the merger will contain terms substantially identical to the terms of the Quaker Series B ESOP convertible preferred stock. Shares of PepsiCo convertible preferred stock will be issued only to Fidelity Trust Management Co., or any duly appointed successor trustee, as trustee of The Quaker 401(k) Plan for Salaried Employees, as amended from time

                                     III-14

                                       CHAPTER THREE - CERTAIN LEGAL INFORMATION
to time, which we refer to as the Quaker ESOP. The following summary of the terms of the new PepsiCo convertible preferred stock is qualified by reference to the complete terms of the PepsiCo convertible preferred stock, which are set forth in the form of PepsiCo's amended and restated articles of incorporation filed as an exhibit to the registration statement of which this joint proxy statement/ prospectus forms a part. Copies of the form of PepsiCo's amended and restated articles of incorporation will be sent to shareholders upon request.

    RANKING. The PepsiCo convertible preferred stock to be issued in the merger will have the same relative rank as the Quaker Series B ESOP convertible preferred stock with respect to the payment of dividends and the distribution of assets in the event of a liquidation or dissolution of PepsiCo.

    DIVIDENDS. Subject to the rights of the holders of any PepsiCo stock ranking senior to the PepsiCo convertible preferred stock, holders of the PepsiCo convertible preferred stock will receive cumulative cash dividends when, as and if declared by the PepsiCo board of directors. Dividends of $5.46 per share per year will accrue on a daily basis, payable quarterly in arrears on the fifteenth of January, April, July and October to holders of record at the start of business on that dividend payment date.

    So long as any shares of PepsiCo convertible preferred stock are outstanding, no dividend will be declared or paid on any other series of stock of the same rank, unless dividends on the PepsiCo convertible preferred stock are paid. If full cumulative dividends on the PepsiCo convertible preferred stock have not been paid, PepsiCo will not pay any dividends or make any other distributions on any other class of stock or series of PepsiCo stock ranking junior until full cumulative dividends on the PepsiCo convertible preferred stock have been paid.

    VOTING RIGHTS. Holders of the PepsiCo convertible preferred stock will be entitled to vote as one class with the holders of PepsiCo common stock on all matters submitted to stockholders. The vote of each holder of PepsiCo convertible preferred stock will be equivalent to the number of shares of PepsiCo common stock into which the PepsiCo convertible preferred stock outstanding would have converted into on the relevant record date, rounded to the nearest one-tenth. Whenever the conversion price is adjusted for dilution, the voting rights of the PepsiCo convertible preferred stock will be similarly adjusted.

    Except as otherwise required by law, holders of the PepsiCo convertible preferred stock will not have any special voting rights and their consent will not be required, except to the extent that they are entitled to vote with the holders of the PepsiCo common stock, for the taking of any corporate action. The approval of at least two-thirds of the outstanding shares of the PepsiCo convertible preferred stock, voting separately as a series, will be required if an alteration of PepsiCo's restated articles of incorporation, as amended, would adversely affect their rights.

    RIGHTS UPON LIQUIDATION DISSOLUTION OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of PepsiCo, the holders of the PepsiCo convertible preferred stock will be entitled to receive, before any distribution is made to the holders of PepsiCo's common stock or any other series of stock ranking junior, a liquidation preference in the amount of $78.00 per share, plus accrued and unpaid dividends. If the amounts payable with respect to the PepsiCo convertible preferred stock and any other stock of the same rank are not paid in full, the holders of the PepsiCo convertible preferred stock will share pro rata in any distribution of assets. After payment of the full amount to which they are entitled, the holders of shares of PepsiCo convertible preferred stock will not be entitled to any further right or claim to any of the remaining assets of PepsiCo.

    Neither the merger or consolidation nor the sale of all or any portion of the assets of PepsiCo will be deemed to be a dissolution, liquidation or winding up of the affairs of PepsiCo, but the holders of

                                     III-15

CHAPTER THREE - CERTAIN LEGAL INFORMATION
PepsiCo convertible preferred stock will nevertheless be entitled to the rights as described under "Consolidation, Merger, Etc." below.

    MANDATORY REDEMPTION BY PEPSICO. PepsiCo must redeem the PepsiCo convertible preferred stock upon termination of the Quaker ESOP in accordance with the ESOP's terms. PepsiCo will redeem all then outstanding shares of PepsiCo convertible preferred stock for a per share amount equal to the greater of $78.00 plus accrued and unpaid dividends or the fair market value of PepsiCo convertible preferred stock. PepsiCo, at its option, may make payment in cash or in shares of PepsiCo common stock or in a combination of shares and cash.

    OPTIONAL REDEMPTION BY THE HOLDERS. Holders of the PepsiCo convertible preferred stock may elect to redeem their shares if PepsiCo enters into any consolidation or merger or similar business combination in which PepsiCo exchanges its common stock for property other than qualifying employer securities, as described below. Upon notice from PepsiCo of the agreement and the material terms of the transaction, each holder of PepsiCo convertible preferred stock will have the right to elect, by written notice to PepsiCo, to receive a cash payment equal to the greater of the fair market value of the shares of PepsiCo convertible preferred stock to be so redeemed or $78.00 per share plus accrued and unpaid dividends.

    Additionally, holders of the PepsiCo convertible preferred stock may redeem their shares, upon certification to PepsiCo, as follows:

    - when and to the extent necessary for that holder to provide for distributions required to be made to participants under, or to satisfy an investment election provided to participants in accordance with, the Quaker ESOP, the redemption price will be the fair market value of the shares of PepsiCo convertible preferred stock to be so redeemed; or

    - when and to the extent necessary for such holder to make any payments of principal, interest or premium due and payable under (a) any loan agreement between the ESOP trustee and the lenders, (b) any refinancing of or substitution for the foregoing; or (c) any other indebtedness incurred by the holder for the benefit of the Quaker ESOP, the redemption price will be the greater of the fair market value of the shares of PepsiCo convertible preferred stock to be so redeemed or $78.00 plus accrued and unpaid dividends.

    Once shares of PepsiCo convertible preferred stock are called for redemption, dividends will cease to accrue on those shares, those shares will no longer be deemed to be outstanding and all rights in respect of those shares will cease, except the right to receive the redemption price. If less than all of the outstanding shares of PepsiCo convertible preferred stock are to be redeemed, PepsiCo will either redeem a portion of the shares of each holder pro rata or will select the shares to be redeemed by lot, at the election of the PepsiCo board of directors.

    CONVERSION INTO PEPSICO COMMON STOCK. On or prior to any date fixed for redemption, a holder of the PepsiCo convertible preferred stock may elect to convert any or all of his or her shares into shares of PepsiCo common stock at a conversion rate per share equal to:

    - the actual exchange ratio used in the merger, MULTIPLIED BY

    - the number of shares of Quaker common stock that would have been received if one share of Quaker Series B ESOP convertible preferred stock had been converted immediately prior to the effective time of the merger.

One share of Quaker Series B ESOP convertible preferred stock is convertible into 2.1576 shares of Quaker common stock as of the date of this joint proxy statement/prospectus. The conversion rate may be adjusted pursuant to customary anti-dilution provisions.

                                     III-16

                                       CHAPTER THREE - CERTAIN LEGAL INFORMATION

    Cash will be paid in lieu of fractional shares.

    PepsiCo will reserve the number of shares of PepsiCo common stock issuable upon the conversion of all the shares of PepsiCo convertible preferred stock then outstanding. PepsiCo will prepare and will use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and will comply with all requirements as to registration or qualification of the PepsiCo common stock, in order to enable PepsiCo lawfully to issue and deliver to each holder of record of PepsiCo convertible preferred stock such number of shares of PepsiCo common stock as will from time to time be sufficient to effect the conversion of all shares of PepsiCo convertible preferred stock then outstanding and convertible into shares of PepsiCo common stock.

    CONSOLIDATION, MERGER, ETC. If PepsiCo consummates a consolidation or merger or similar business combination in which the outstanding shares of PepsiCo common stock are exchanged solely for, or converted solely into, stock that constitutes "employer securities" within the meaning of Section 409(l) of the Internal Revenue Code of 1986, as amended, and "qualifying employer securities" within the meaning of Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended, then the shares of PepsiCo convertible preferred stock of that holder will be converted into and exchanged for preferred stock of the issuer of such securities. The preferred stock will have the same powers, preferences and rights that the PepsiCo convertible preferred stock had immediately prior to such transaction.

    If PepsiCo consummates a consolidation or merger or similar business combination in which the outstanding shares of PepsiCo common stock are exchanged solely for or converted into other stock or securities or cash or any other property, or any combination, other than any consideration which is constituted solely of qualifying employer securities, then the outstanding shares of PepsiCo convertible preferred stock will be deemed to have been automatically converted immediately prior to the consummation into the number of shares of PepsiCo common stock into which such shares of PepsiCo convertible preferred stock could have been converted at such time. Each share of PepsiCo convertible preferred stock will be converted into or exchanged for the aggregate amount of stock, securities, cash or other property receivable by a holder of the number of shares of PepsiCo common stock into which such shares of PepsiCo convertible preferred stock could have been converted immediately prior to such transaction. Under these circumstances, each holder would have the right to redeem the PepsiCo convertible preferred stock as described under "Optional Redemption by the Holders" above.

    PREEMPTIVE RIGHTS. Holders of the PepsiCo convertible preferred stock will not have preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

TRANSFER AGENT AND REGISTRAR

    Bank of New York is the transfer agent and registrar for PepsiCo capital stock and, after the merger, will be the transfer agent and registrar for PepsiCo common stock and PepsiCo convertible preferred stock.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF QUAKER COMMON STOCK

    It is a condition to the merger that the shares of PepsiCo common stock issuable in the merger be approved for listing on the New York Stock Exchange at or prior to the closing, subject to official notice of issuance. If the merger is completed, Quaker common stock will cease to be listed on any stock exchange. The PepsiCo convertible preferred stock to be issued in the merger will not be listed on any stock exchange.

                                     III-17

CHAPTER THREE - CERTAIN LEGAL INFORMATION

                                 LEGAL MATTERS

    The validity of the PepsiCo common stock and PepsiCo convertible preferred stock to be issued to Quaker shareholders pursuant to the merger will be passed upon by Robert F. Sharpe, Jr., General Counsel of PepsiCo. It is a condition to the completion of the merger that PepsiCo and Quaker receive opinions from Davis Polk & Wardwell and Cadwalader, Wickersham & Taft, respectively, with respect to the tax treatment of the merger. See "The Merger Agreement--Principal Conditions to the Completion of the Merger" and "The Merger--Material Federal Income Tax Consequences of the Merger."

                                    EXPERTS

    The audited financial statements of PepsiCo and Subsidiaries incorporated in this joint proxy statement/prospectus by reference to PepsiCo's Annual Report on Form 10-K for the year ended December 30, 2000 have been incorporated in reliance on the report of KPMG LLP, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

    The audited financial statements of Quaker incorporated in this joint proxy statement/prospectus by reference to Quaker's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and have been incorporated in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                     III-18

                                  CHAPTER FOUR
                    ADDITIONAL INFORMATION FOR SHAREHOLDERS

                          FUTURE SHARHEOLDER PROPOSALS

PEPSICO

    Any shareholder proposal for a PepsiCo annual meeting must be sent to the Secretary at the address of PepsiCo's principal executive office given under "The Companies" on page I-3. The deadlines for receipt of a proposal to be considered for inclusion in PepsiCo's proxy statement relating to its May 2, 2001 annual shareholders' meeting and for notice of a proposal for which a shareholder will conduct his or her own solicitation were, respectively, November 25, 2000 and February 1, 2001, and have expired. Similar deadlines are expected to be in effect with respect to proposals submitted with respect to PepsiCo's annual meeting on May 1, 2002.

QUAKER

    Quaker will hold an annual meeting in the year 2001 only if the merger has not already been completed. Shareholders may submit proposals appropriate for shareholder action at Quaker's annual meetings consistent with regulations adopted by the SEC. The deadline for receipt of a proposal to be considered for inclusion in Quaker's proxy statement and proxy for the 2001 annual meeting has expired.

                      WHERE YOU CAN FIND MORE INFORMATION

    PepsiCo and Quaker file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at "http://www.sec.gov".

    PepsiCo filed a registration statement on Form S-4 to register with the SEC the PepsiCo common shares to be issued to Quaker shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of PepsiCo in addition to being a proxy statement of PepsiCo and Quaker for each company's special meetings. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.

    The SEC allows us to "incorporate by reference" information into this joint proxy statement/ prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/ prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial performance.

CHAPTER FOUR - ADDITIONAL INFORMATION FOR SHAREHOLDERS

     PEPSICO SEC FILINGS (FILE NO. 1-1183)                           PERIOD
------------------------------------------------------------------------------------------------
Annual Report on Form 10-K.....................  Fiscal Year ended December 30, 2000
The description of PepsiCo's capital stock
  contained in PepsiCo's registration statement
  filed on Form 8-B............................  Filed on December 11, 1986
PepsiCo's proxy statement for its 2000 annual
  meeting of shareholders......................  Filed on March 24, 2000

      QUAKER SEC FILINGS (FILE NO. 1-12)                             PERIOD
------------------------------------------------------------------------------------------------
Annual Report on Form 10-K.....................  Fiscal Year ended December 31, 2000

    We are also incorporating by reference additional documents that we file with the SEC between the date of this joint proxy statement/prospectus and the date of the meetings.

    PepsiCo has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to PepsiCo, and Quaker has supplied all such information relating to Quaker.

    You may have already been sent some of the documents incorporated by reference, but you can obtain any of them from us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits, unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Shareholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following address:

PepsiCo, Inc.                        The Quaker Oats Company
Manager, Shareholder Relations       Investor Relations
700 Anderson Hill Road               P.O. Box 049001
Purchase, NY 10577                   Suite 27-7
Tel: 1-914-253-3055                  Chicago, IL 60604-9001
                                     Tel: 1-312-222-7818

    If you would like to request documents from us, please do so by April 23, 2001 to receive them before the special shareholder meetings.

    You can also get more information by visiting PepsiCo's web site at www.pepsico.com and Quaker's web site at www.quakeroats.com. Web site materials are not part of this joint proxy statement/ prospectus.

    You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus to vote on the PepsiCo proposals and the Quaker proposals. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated March 15, 2001. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of PepsiCo common stock or PepsiCo convertible preferred stock in the merger shall create any implication to the contrary.

                                                                         ANNEX A

                            AGREEMENT AND PLAN OF MERGER

                          DATED AS OF DECEMBER 2, 2000

                                     AMONG

                                 PEPSICO, INC.

                                BEVERAGECO, INC.

                                      AND

                            THE QUAKER OATS COMPANY

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----

                                        ARTICLE I
                           THE MERGER; CERTAIN RELATED MATTERS

        1.1             The Merger..................................................   A-1

        1.2             Closing.....................................................   A-1

        1.3             Effective Time..............................................   A-2

        1.4             Effects of the Merger.......................................   A-2

        1.5             Certificate of Incorporation................................   A-2

        1.6             Bylaws......................................................   A-2

        1.7             Effect on Capital Stock.....................................   A-2

        1.8             Company Stock Options and Other Equity-Based Awards.........   A-3

        1.9             Certain Adjustments.........................................   A-4

        1.10            Associated Rights...........................................   A-4

        1.11            Dissenters' Rights..........................................   A-4

        1.12            Directors and Officers......................................   A-4

                                        ARTICLE II
                                 EXCHANGE OF CERTIFICATES

        2.1             Exchange Fund...............................................   A-5

        2.2             Exchange Procedures.........................................   A-5

        2.3             Distributions with Respect to Unexchanged Shares............   A-5

        2.4             No Further Ownership Rights in Company Common Stock.........   A-6

        2.5             No Fractional Shares of Parent Common Stock.................   A-6

        2.6             Termination of Exchange Fund................................   A-6

        2.7             No Liability................................................   A-6

        2.8             Investment of the Exchange Fund.............................   A-7

        2.9             Lost Certificates...........................................   A-7

        2.10            Withholding Rights..........................................   A-7

        2.11            Further Assurances..........................................   A-7

        2.12            Stock Transfer Books........................................   A-7

        2.13            Affiliates..................................................   A-7

                                       ARTICLE III
                              REPRESENTATIONS AND WARRANTIES

        3.1             Representations and Warranties of Parent....................   A-8

        3.2             Representations and Warranties of the Company...............  A-15

        3.3             Representations and Warranties of Parent and Merger Sub.....  A-22

                                                                                      PAGE
                                                                                      ----

                                        ARTICLE IV
                        COVENANTS RELATING TO CONDUCT OF BUSINESS

        4.1             Covenants of Parent.........................................  A-23

        4.2             Covenants of the Company....................................  A-23

        4.3             Governmental Filings........................................  A-26

        4.4             Control of Other Party's Business...........................  A-26

                                        ARTICLE V
                                  ADDITIONAL AGREEMENTS

        5.1             Preparation of Proxy Statement; Shareholders Meeting........  A-26

        5.2             Access to Information/Employees.............................  A-29

        5.3             Reasonable Best Efforts.....................................  A-29

        5.4             Acquisition Proposals.......................................  A-30

        5.5             Employee Benefits Matters...................................  A-32

        5.6             Fees and Expenses...........................................  A-33

        5.7             Directors' and Officers' Indemnification and Insurance......  A-33

        5.8             Public Announcements........................................  A-34

        5.9             Accountant's Letters........................................  A-34

        5.10            Listing of Shares of Parent Common Stock....................  A-35

        5.11            Dividends...................................................  A-35

        5.12            Affiliates..................................................  A-35

        5.13            Section 16 Matters..........................................  A-35

        5.14            Tax Opinions................................................  A-35

                                        ARTICLE VI
                                   CONDITIONS PRECEDENT

        6.1             Conditions to Each Party's Obligation to Effect the
                        Merger......................................................  A-36

        6.2             Additional Conditions to Obligations of Parent and Merger
                        Sub.........................................................  A-36

        6.3             Additional Conditions to Obligations of the Company.........  A-37

                                       ARTICLE VII
                                TERMINATION AND AMENDMENT

        7.1             Termination.................................................  A-38

        7.2             Effect of Termination.......................................  A-39

        7.3             Amendment...................................................  A-40

        7.4             Extension; Waiver...........................................  A-40

                                                                                      PAGE
                                                                                      ----

                                       ARTICLE VIII
                                    GENERAL PROVISIONS

        8.1             Non-Survival of Representations, Warranties and
                        Agreements..................................................  A-41

        8.2             Notices.....................................................  A-41

        8.3             Interpretation..............................................  A-42

        8.4             Counterparts................................................  A-42

        8.5             Entire Agreement; No Third Party Beneficiaries..............  A-42

        8.6             Governing Law...............................................  A-42

        8.7             Severability................................................  A-42

        8.8             Assignment..................................................  A-42

        8.9             Submission to Jurisdiction; Waivers.........................  A-42

        8.10            Enforcement.................................................  A-43

        8.11            Definitions.................................................  A-43

                                LIST OF EXHIBITS

EXHIBIT                 TITLE
-------                 -----
5.12                    Form of Affiliate Letter

6.2(c)(1)               Form of Opinion of Davis Polk & Wardwell

6.2(c)(2)               Form of Parent Representations Letter

6.2(c)(3)               Form of the Company Representations Letter

6.3(c)(1)               Form of Opinion of Cadwalader, Wickersham & Taft

                                LIST OF ANNEXES

       ANNEXES          TITLE
---------------------   -----
A                       Form of Option Agreement

    AGREEMENT AND PLAN OF MERGER, dated as of December 2, 2000 (this "Agreement"), among PepsiCo, Inc., a North Carolina corporation ("Parent"), BeverageCo, Inc., a New Jersey corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and The Quaker Oats Company, a New Jersey corporation (the "Company").

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of the Company and Parent deem it advisable and in the best interests of each corporation and its respective shareholders to consummate the business combination transaction provided for herein;

    WHEREAS, the combination of the Company and Parent shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

    WHEREAS, in furtherance thereof, the respective Boards of Directors of the Company and Parent have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $5.00 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned by the Company, will be converted into the right to receive shares of common stock, par value 1 2/3 cents per share, of Parent (the "Parent Common Stock") as set forth in Section 1.7 and each Company Preferred Share (as defined in Section 1.7(d)) issued and outstanding immediately prior to the Effective Time will be exchanged in the Merger for Parent preferred stock in accordance with Section 1.7(d);

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code "), and the regulations promulgated thereunder; and

    WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into a Stock Option Agreement dated as of the date of this Agreement in the form attached as Annex A (the "Option Agreement"), pursuant to which the Company shall grant to Parent an option to purchase shares of Company Common Stock at $95 per share, on the terms and conditions set forth therein.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                      THE MERGER; CERTAIN RELATED MATTERS

    1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New Jersey Business Corporation Act (the "NJBCA"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

    1.2  CLOSING.  Upon the terms and subject to the conditions set forth in
Article VI and the termination rights set forth in Article VII, the closing of the Merger (the "Closing") will take place on the first Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Cadwalader, Wickersham & Taft, 100 Maiden Lane, New York, New York, 10038, unless another place is agreed to in writing by the parties hereto.

    1.3 EFFECTIVE TIME. As soon as practicable following the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, at the Closing the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the NJBCA and (ii) make all other filings or recordings required under the NJBCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the appropriate official of the State of New Jersey or at such subsequent time as Parent and the Company shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

    1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the NJBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.5 CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

    1.6 BYLAWS. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

    1.7 EFFECT ON CAPITAL STOCK. (a) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares, as defined in Section 1.7(c)), together with the associated Company Rights, shall be converted into the right to receive that number of duly authorized, validly issued, fully paid and non-assessable shares of Parent Common Stock (together with any cash in lieu of fractional shares to be paid pursuant to Section 2.5, the "Merger Consideration") equal to the Exchange Ratio. The "Exchange Ratio" shall be determined as follows and shall be subject to adjustment pursuant to Section 7.1(i):

        (i) If the Parent Market Price is less than or equal to $45.6522, the Exchange Ratio shall equal 2.3; and

        (ii) If the Parent Market Price is greater than $45.6522, the Exchange Ratio shall equal a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is $105, and the denominator of which is the Parent Market Price.

For purposes of this Agreement, "Parent Market Price" shall mean the average daily closing price per share of Parent Common Stock as reported on the New York Stock Exchange, Inc. (the "NYSE") Composite Tape for the Random Trading Days, "Random Trading Days" shall mean the ten trading days selected by lot out of the thirty trading days ending on and including the Determination Date (with the Random Trading Days selected by lot by Parent and the Company at 5:00 p.m. New York time on the Determination Date), and "Determination Date" shall mean the third NYSE trading day preceding the Closing Date.

    (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (together with the associated Company Rights) shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any shares of Company Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except as provided herein or by law.

    (c) Each share of Company Common Stock that is owned by the Company at the Effective Time (collectively, the "Cancelled Shares") shall, by virtue of the Merger, cease to be outstanding and shall be automatically cancelled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor.

    (d) Each share of Company Series B ESOP Convertible Preferred Stock (the "Company Preferred Shares") that is issued and outstanding immediately prior to the Effective Time shall be exchanged as of the Effective Time for preferred stock of Parent in accordance with Section 8A of Exhibit B of the Company's Restated Certificate of Incorporation (the "Exchanged Preferred Shares"), which in part provides that such Exchanged Preferred Shares shall have, with respect to Parent, insofar as possible, the same rights as the Company Preferred Shares had immediately prior to the Merger, and shall be convertible into the number of shares of Parent Common Stock that is equal to the Exchange Ratio multiplied by the number of shares of Company Common Stock that would have been received if the Company Preferred Shares had been converted immediately prior to the Effective Time.

    (e) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $5.00 per share, of the Surviving Corporation.

    1.8  COMPANY STOCK OPTIONS AND OTHER EQUITY-BASED AWARDS.

    (a) Each Company Stock Option (as defined in Section 3.2(b)) that was granted pursuant to Company Stock Option Plans (as defined in Section 3.2(b)), other than the stock units described in Section 1.8(c), prior to the Effective Time (whether or not vested) shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into fully vested options (in accordance with the terms of such options) to purchase shares of Parent Common Stock (a "Parent Stock Option"), and the per share exercise price of such Parent Stock Option shall equal the exercise price of the corresponding Company Stock Option immediately prior to the Effective Time, divided by the Exchange Ratio. The number of shares of Parent Common Stock subject to each such Parent Stock Option shall equal the number of shares of Company Common Stock to which the corresponding Company Stock Option was subject immediately prior to the Effective Time, multiplied by the Exchange Ratio (rounded to the nearest whole share). Each such Parent Stock Option shall otherwise be subject to the same terms and conditions as in effect at the Effective Time, including the expiration date of the option, as the related Company Stock Option. At the Effective Time, (1) all references to the Company in the Company Stock Option Plans and in the stock option agreements evidencing the related Company Stock Options shall be deemed to refer to Parent and
(2) Parent shall assume all of the Company's obligations with respect to Company Stock Options as so converted into Parent Stock Options. Promptly after the Effective Time, to the extent necessary to provide for registration of shares of Parent Common Stock subject to such Parent Stock Options, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be, or any successor form, with respect to such shares of Parent Common Stock and shall use its reasonable best efforts to maintain such registration statement (or any successor form), including the current status of any related prospectus or prospectuses for so long as the Company Stock Options remain outstanding. On or prior to the Effective Time, the Company will take all actions necessary such that grants of Company Stock Options are treated in accordance with the immediately preceding sentences, including, but not limited to, precluding each holder from receiving any cash payments in respect of such grants in connection with the Merger.

    (b) Restricted shares of Company Common Stock granted pursuant to The Company Long Term Incentive Plan of 1999 and The Company Long Term Incentive Plan of 1990 which are outstanding immediately prior to the Effective Time shall become fully vested and free of restrictions as of the Effective Time in accordance with the terms thereof. Each such award shall be converted, as of the Effective Time, into a number of shares of Parent Common Stock equal to the product of (1) the number of shares subject to the award and (2) the Exchange Ratio; and the number of shares of Parent Common Stock as so determined shall be delivered to the holder of each such award as soon as practicable following the Effective Time. On or prior to the Effective Time, the Company will take all actions necessary such that awards of restricted shares are treated in accordance with the immediately preceding sentences, including, but not limited to, precluding each holder from receiving any cash payments in respect of such awards, other than with respect to fractional shares, in connection with the Merger.

    (c) Other Equity Interests. Each stock unit which is described in
Section 3.2(b) as a Company Stock Option and which is payable in shares of Company Common Stock (the "Company Stock Units") and which is outstanding at the Effective Time shall be deemed to constitute a number of stock units, each of which shall constitute one share of Parent Common Stock (the "Parent Stock Units"), equal to the number of each such Company Stock Unit multiplied by the Exchange Ratio. Such Parent Stock Units shall be subject to the same terms and conditions as the Company Stock Units and shall be payable to the holders in shares of Parent Common Stock at the same time as the Company Stock Units would have been payable in shares of Company Common Stock. If the Company has any other outstanding equity interests, such interests shall be converted into interests to purchase Parent Company Stock in a manner consistent with
Section 1.8(a) to the extent such interests resemble stock options and shall be converted into Company Common Stock in a manner consistent with Section 1.8(b) to the extent such interests resemble restricted stock; provided, however, no such conversion shall be effected in a manner which might adversely affect Parent's ability to account for the Merger on the "pooling-of-interests" method of accounting under APB-16.

    1.9 CERTAIN ADJUSTMENTS. If, between the date of this Agreement and the Effective Time, the outstanding Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

    1.10 ASSOCIATED RIGHTS. References in Article I and Article II of this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated Company Rights.

    1.11  DISSENTERS' RIGHTS.

    (a) Notwithstanding anything in this Agreement to the contrary, Company Preferred Shares that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders who have properly perfected their rights as dissenting shareholders within the meaning of Section 14A:11-2 of the NJBCA (the "Dissenting Shares") shall not be converted into the right to receive Exchanged Preferred Shares unless and until such shareholders shall have failed to perfect their right of payment under applicable law, but, instead, the holders thereof shall be entitled to payment of the fair value of such Dissenting Shares determined in accordance with Sections 14A:11-3 through 14A:11-11 of the NJBCA. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of dissent, each Company Preferred Share held by such shareholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, Exchanged Preferred Shares in the manner provided for in Section 1.7(d).

    (b) The Company shall give Parent (i) prompt notice of any notices of dissent filed pursuant to Section 14A:11-2 of the NJBCA received by the Company, withdrawals of demands for payment and any other instruments served in connection with the exercise by shareholders of their dissenters' rights pursuant to the NJBCA and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to notices of dissent and demands for payment under the NJBCA. The Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to any such notice of dissent or demand for payment or (y) offer to settle or settle any such notice of dissent or demand for payment.

    1.12 DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE II
                            EXCHANGE OF CERTIFICATES

    2.1 EXCHANGE FUND. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the Parent Common Stock issuable pursuant to
Section 1.7 in exchange for outstanding shares of Company Common Stock. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

    2.2 EXCHANGE PROCEDURES. Promptly after the Effective Time, but in no event more than 5 days after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor
(A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.7 (after taking into account all shares of Company Common Stock then held by such holder) and (B) if required, a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid as the Exchange Agent may require.

    2.3 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.5, in each case until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

    2.4 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock and associated Company Rights.

    2.5 NO FRACTIONAL SHARES OF PARENT COMMON STOCK. (a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of shares of Parent Common Stock.

    (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the closing price for a share of Parent Common Stock on the NYSE Composite Transactions Tape on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs. Such payment of cash consideration in lieu of fractional shares is not expected to exceed, in the aggregate, 1% of the total Merger Consideration.

    (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

    2.6 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.7 and Section 2.2, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

    2.7 NO LIABILITY. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    2.8 INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such gain or loss thereon shall affect the amounts payable to the Company shareholders pursuant to Article I and the other provisions of this
Article II. Any interest and other income resulting from such investments shall promptly be paid to Parent.

    2.9 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

    2.10 WITHHOLDING RIGHTS. To the extent that the Surviving Corporation and Parent are required or entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law, the amounts so withheld and paid over to the appropriate taxing authority by the Surviving Corporation or Parent, as the case may be, shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

    2.11 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    2.12 STOCK TRANSFER BOOKS. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall, subject to compliance with the provisions of this Article II by the holder thereof, be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

    2.13 AFFILIATES. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of Parent Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of the Company in accordance with Section 5.12 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), or for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment under the requirements of Accounting Principles Board Opinion No. 16, Business Combinations, and the related published interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the published rules and regulations of the Securities and Exchange Commission (the "SEC") or its staff ("APB-16") until such Person has executed and delivered an Affiliate Agreement (as defined in Section 5.12) to Parent.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    3.1 REPRESENTATIONS AND WARRANTIES OF PARENT. Except as set forth in the Parent disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant), Parent represents and warrants to the Company as follows:

    (a) ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

        (i) Each of Parent and each of its Subsidiaries (as defined in Section 8.11) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, will not have a Material Adverse Effect on Parent, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing, in the aggregate, will not have a Material Adverse Effect on Parent. The copies of the restated articles of incorporation and bylaws of Parent which were previously furnished or made available to the Company are true, complete and correct copies of such documents as in effect on the date of this Agreement.

        (ii) Section 3.1(a)(ii) of the Parent Disclosure Schedule sets forth all the Subsidiaries of Parent which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Section 3.1(a)(ii) of the Parent Disclosure Schedule, owned directly or indirectly by Parent, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Parent SEC Reports (as defined in Section 3.1(d)) filed prior to the date hereof, neither Parent nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is material to Parent and its Subsidiaries taken as a whole.

    (b) CAPITAL STRUCTURE.

        (i) As of November 24, 2000, the authorized capital stock of Parent consisted of (A) 3,600,000,000 shares of Parent Common Stock of which 1,447,514,539 shares were outstanding and 278,650,685 shares were held in the treasury of Parent. Since November 24, 2000 to the date of this Agreement, there have been no issuances of shares of the capital stock of Parent or any other securities of Parent other than issuances of shares pursuant to options or rights outstanding as of November 24, 2000 under the Benefit Plans (as defined in Section 8.11(b)) of Parent. All issued and outstanding shares of the capital stock of Parent are, and when shares of Parent Common Stock are issued in the Merger or in connection with stock options or restricted stock converted in the Merger pursuant to
    Section 1.8, such shares will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. When shares of Parent preferred stock are issued in the Merger in accordance with
    Section 1.7(d), such shares will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights. There were outstanding as of November 24, 2000 no options, warrants or other rights to acquire capital stock from Parent other than options to acquire capital stock from Parent representing in the aggregate the right to purchase approximately 148,000,000 shares of Parent Common Stock (collectively, the "Parent Stock Options") under the PepsiCo, Inc. 1994 Long-Term Incentive Plan, the PepsiCo, Inc. 1987 Incentive Plan, the PepsiCo, Inc. 1995 Stock Option Incentive Plan, the PepsiCo, Inc. 1988 Director Stock Plan and the PepsiCo SharePower Stock Option Plan (collectively, the "Parent Stock Option Plans"). Except for options granted under the Parent Stock Option Plans, no options or warrants or other rights to acquire capital stock from Parent have been issued or granted since December 25, 1999 to the date of this Agreement.

        (ii) No bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which holders of capital stock of Parent may vote ("Parent Voting Debt") are issued or outstanding.

        (iii) Except as otherwise set forth in this Section 3.1(b) and as contemplated by Section 1.7 and Section 1.8, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent or any of its Significant Subsidiaries or obligating Parent or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Significant Subsidiaries.

    (c) AUTHORITY; NO CONFLICTS.

        (i) Parent has all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the adoption of this Agreement and to obtaining the requisite shareholder approval (the "Parent Shareholder Approval") of an amendment to Parent's restated articles of incorporation to provide for the authorization of the Exchanged Preferred Shares to be issued solely in the Merger and of the issuance of the shares of Parent Common Stock and the Exchanged Preferred Shares to be issued in the Merger (such amendment and issuance, collectively the "Share Issuance") by the Required Parent Vote (as defined in Section 3.1(g)). The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent, subject to obtaining the Parent Shareholder Approval. Each of this Agreement and the Option Agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        (ii) The execution and delivery of this Agreement and the Option Agreement by Parent does not or will not, as the case may be, and the consummation by Parent of the Merger and the other transactions contemplated hereby and by the Option Agreement will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets, including Intellectual Property (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to:
    (A) any provision of the certificate of incorporation or bylaws of Parent or any Significant Subsidiary of Parent, or (B) except as, in the aggregate, would not have a Material Adverse Effect (as defined in Section 8.11(h)) on Parent, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary of Parent or their respective properties or assets.

        (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement or the Option Agreement by Parent or the consummation of the Merger and the other transactions contemplated hereby or by the Option Agreement, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the EC Merger Regulation, (B) state securities or "blue sky" laws (the "Blue Sky Laws"),
    (C) the Securities Act, (D) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (E) the NJBCA with respect to the filing of the Certificate of Merger, (F) rules and regulations of the NYSE, (G) antitrust or other competition laws of other jurisdictions, (H) the North Carolina Business Corporation Act with respect to the amendment of Parent's restated articles of incorporation described in Section 3.1(c)(i) and (I) such consents, approvals, orders, authorizations, registrations, declarations and filings the failures of which to make or obtain, in the aggregate, will not have a Material Adverse Effect on Parent. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as "Necessary Consents."

    (d)  REPORTS AND FINANCIAL STATEMENTS.

        (i) Parent has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "Parent SEC Reports"). No Subsidiary of Parent is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Parent SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of such Parent SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Parent SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

        (ii) Except as disclosed in the Parent SEC Reports filed prior to the date hereof, since December 25, 1999, Parent and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Parent and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that, in the aggregate, will not have a Material Adverse Effect on Parent.

    (e)  INFORMATION SUPPLIED.

        (i) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 5.1) will, on the date it is first mailed to the Company shareholders or Parent shareholders or at the time of the Company Shareholders Meeting or the Parent Shareholders Meeting (each as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

        (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

    (f) BOARD APPROVAL. The Board of Directors of Parent, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Parent Board Approval"), has duly
(i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of Parent and its shareholders, (ii) approved this Agreement, the Option Agreement, the Merger and the Share Issuance and
(iii) recommended that the shareholders of Parent approve the Share Issuance and directed that the Share Issuance be submitted for consideration by Parent's shareholders at the Parent Shareholders Meeting.

    (g) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is the only vote necessary to approve the Share Issuance (the "Required Parent Vote").

    (h)  LITIGATION; COMPLIANCE WITH LAWS.

        (i) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there are no suits, actions or proceedings (collectively "Actions") pending or, to the knowledge of Parent, seriously threatened, against or affecting Parent or any Subsidiary of Parent which, in the aggregate, will have a Material Adverse Effect on Parent, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent which, in the aggregate, will have a Material Adverse Effect on Parent.

        (ii) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement and except as will, in the aggregate, not have a Material Adverse Effect on Parent, Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Parent and its Subsidiaries, taken as a whole (the "Parent Permits"). Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except where the failures to so comply, in the aggregate, will not have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is in violation of, and Parent and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, will not have a Material Adverse Effect on Parent.

    (i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except (i) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, (ii) as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, and (iii) as permitted by Section 4.1, since December 25, 1999,
(a) Parent and its Subsidiaries have conducted their business only in the ordinary course and (b) there has not been any action taken by Parent or any of its Subsidiaries during the period from December 25, 1999 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, since December 25, 1999, there have not been any changes, circumstances or events which, in the aggregate, have had, or will have, a Material Adverse Effect on Parent.

    (j) ENVIRONMENTAL MATTERS. Except as, in the aggregate, would not have a Material Adverse Effect on Parent and except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement (i) the operations of Parent and its Subsidiaries have been and are in compliance with all Environmental Laws (as defined below), (ii) there are no pending or, to the knowledge of Parent, seriously threatened, Actions under or pursuant to Environmental Laws against Parent or its Subsidiaries or involving any real property currently or, to the knowledge of Parent, formerly owned, operated or leased by Parent or its Subsidiaries, and (iii) Parent and its Subsidiaries are not subject to any Environmental Liabilities (as defined below), and, to the knowledge of Parent, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of Parent, formerly owned, operated or leased by Parent or its Subsidiaries or operations thereon will result in Environmental Liabilities.

    As used in this Agreement, "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. SectionSection 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. SectionSection 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. SectionSection 6901, et seq., the Clean Water Act, 33 U.S.C. SectionSection 1251, et seq., the Clean Air Act, 33 U.S.C. SectionSection 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. SectionSection 2601, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. SectionSection 136, et seq., Occupational Safety and Health Act 29 U.S.C. SectionSection 651, et seq. and the Oil Pollution Act of 1990, 33 U.S.C. SectionSection 2701, et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, " Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which
(i) arise under or relate to matters covered by Environmental Laws and
(ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any materials or wastes, defined, listed, classified or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws which includes petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

    (k) INTELLECTUAL PROPERTY. Except as, in the aggregate, would not have a Material Adverse Effect on Parent and except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement: (i) Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by Parent and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Parent or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of Parent, no Person is challenging, infringing on or otherwise violating any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Parent or its Subsidiaries; and (iv) neither Parent nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by Parent and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Parent or its Subsidiaries is being used or enforced in a manner that will result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

    (l) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Parent, except Merrill Lynch, Pierce, Fenner & Smith Incorporated, whose fee and expenses will be paid by Parent in accordance with Parent's agreement with such firm, a copy of which has been provided to the Company.

    (m) OPINIONS OF PARENT FINANCIAL ADVISOR. Parent has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to Parent, from a financial point of view, a copy of such opinion will be promptly delivered to the Company.

    (n) ACCOUNTING MATTERS. To the knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action, failed to take any action, or is aware of any fact or circumstance that would prevent the Merger from being treated as a "pooling-of-interests" in accordance with APB-16, except for such actions, facts or circumstances, as set forth in Section 3.1(n) of the Parent Disclosure Schedule, which actions, facts or circumstances can be cured prior to the Closing Date. Parent has no knowledge of any reason why it may not receive a letter from KPMG LLP ("Parent's Independent Accountants") dated approximately the date the Form S-4 is declared effective and addressed to Parent in which Parent's Independent Accountants will concur with Parent's management's conclusion that no conditions exist related to Parent or the transactions contemplated by this Agreement that would preclude Parent from accounting for the Merger as a "pooling-of-interests" (except for actions, facts or circumstances set forth in Section 3.1(n) of the Parent Disclosure Schedule, which can be cured prior to the Closing Date), subject to the receipt by Parent of (i) a letter to the Company's Independent Accountants from the Company, dated approximately the date the Form S-4 is declared effective, concluding that the Company qualifies as a "combining company" that is eligible to participate in a business combination to be accounted for as a "pooling-of-interests" under APB-16, and (ii) a letter to the Company from Arthur Andersen LLP (the "Company's Independent Accountants") dated approximately the date the Form S-4 is declared effective, concluding that the Company qualifies as a "combining company" that is eligible to participate in a business combination to be accounted for as a "pooling-of-interests" under APB-16.

    (o) TAXES. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (i) each of Parent and its Subsidiaries has accurately filed in accordance with applicable law when due all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid when due all Taxes required to have been paid by it, (ii) there is no audit, action, suit or proceeding now pending or, to the knowledge of Parent, seriously threatened against or with respect to Parent or any of its Subsidiaries in respect of Taxes and (iii) to the knowledge of Parent, neither Parent nor any of its Subsidiaries is liable for any Tax imposed on any other Person, except as the result of the application of Treas. Reg. Section 1.1502-6 (or any comparable provision of state, local or foreign law) to the affiliated group of which Parent is the common parent. For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which a party to this Agreement is liable as a result of any indemnification provision or other contractual obligation, and (ii) "Tax Return") means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    (p) EMPLOYEE BENEFIT PLANS. Except as disclosed in the Parent SEC Reports, there are no Benefit Plans maintained by Parent covering only Parent executive officers. With respect to Parent, each Benefit Plan has been operated and administered in accordance with its terms and applicable law, except where failure to do so will not have a Material Adverse Effect on Parent. The execution of this Agreement and the consummation of the Merger will not constitute an event under any Parent Benefit Plan that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any Parent employee which, in the aggregate, have had, or will have, a Material Adverse Effect on Parent.

    (q) FOREIGN CORRUPT PRACTICES AND INTERNATIONAL TRADE SANCTIONS. To Parent's knowledge, neither Parent, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, (the "FCPA") or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations, except in each case which will not have a Material Adverse Effect on Parent.

    3.2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Company Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant), the Company represents and warrants to Parent as follows:

    (a) ORGANIZATION, STANDING AND POWER; SUBSIDIARIES.

        (i) Each of the Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, will not have a Material Adverse Effect on the Company, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing in the aggregate will not have a Material Adverse Effect on the Company. The copies of the certificate of incorporation and bylaws of the Company which were previously furnished or made available to Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

        (ii) Section 3.2(a)(ii) of the Company Disclosure Schedule sets forth all the Subsidiaries of the Company which as of the date of this Agreement are Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Section 3.2(a)(ii) of the Company Disclosure Schedule, owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws. Except as set forth in the Company SEC Reports (as defined in Section 3.2(d)) filed prior to the date hereof, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or will be material to the Company and its Subsidiaries taken as a whole.

    (b)  CAPITAL STRUCTURE.

        (i) As of October 31, 2000, the authorized capital stock of the Company consisted of (A) 400,000,000 shares of Company Common Stock of which 131,303,401 shares were outstanding and 36,675,391 shares were held in the treasury of the Company, (B) 1,000,000 preference shares, no par value, of which no shares are outstanding and (C) 10,000,000 shares of Preferred Stock, no par value, of which 4,000,000 shares have been designated
    Series C Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "Company Rights") distributed to the holders of Company Common Stock pursuant to the Rights Agreement, dated as of May 8, 1996 between the Company and Harris Trust and Savings Bank (the "Company Rights Agreement") and of which 1,750,000 shares have been designated
    Series B ESOP Convertible Preferred Stock of which as of October 31, 2000, 854,182 shares were outstanding. Since December 31, 1999 to the date of this Agreement, there have been no issuances of shares of the capital stock of the Company or any other securities of the Company other than issuances of shares pursuant to options or rights outstanding as of November 16, 2000 under the Benefit Plans (as defined in Section 8.11(b)) of the Company. There were outstanding as of November 16, 2000 (except for the Deferred Compensation Plan for Executives, which are shown as of October 31, 2000), no options, warrants or other rights to acquire capital stock from the Company other than (x) the Company Rights and (y) options, stock units and other rights to acquire capital stock from the Company representing in the aggregate the right to purchase or receive approximately 10,552,331 shares of Company Common Stock (collectively, the "Company Stock Options") under The Company Long-Term Incentive Plan of 1999, The Company Long-Term Incentive Plan of 1990, as amended, The 1984 Long-Term Incentive Plan of the Company, as amended, Deferred Compensation Plan for Executives of the Company, Deferred Compensation Plan for Directors of the Company, the Company Stock Compensation Plan for Outside Directors and the Company Stock Option Plan for Outside Directors (collectively, the "Company Stock Option Plans "). Section 3.2(b) of the Company Disclosure Schedule sets forth a complete and correct list, as of November 16, 2000, of the number of shares of Company Common Stock subject to Company Stock Options or other rights to purchase or receive Company Common Stock granted under the Company Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. Except for Company Stock Options, no options or warrants or other rights to acquire capital stock from the Company have been issued or granted since December 31, 1999 to the date of this Agreement.

        (ii) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which holders of capital stock of the Company may vote ("Company Voting Debt") are issued or outstanding.

        (iii) Except as otherwise set forth in this Section 3.2(b) and as contemplated by Section 1.7 and Section 1.8, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Significant Subsidiaries or obligating the Company or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Significant Subsidiaries.

    (c) AUTHORITY; NO CONFLICTS.

        (i) The Company has all requisite corporate power and authority to enter into this Agreement and the Option Agreement and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the approval of this Agreement by the Required Company Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the approval of this Agreement by the Required Company Vote. Each of this Agreement and the Option Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        (ii) The execution and delivery of this Agreement and the Option Agreement by the Company does not or will not, as the case may be, and the consummation by the Company of the Merger and the other transactions contemplated hereby and by the Option Agreement will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or bylaws of the Company or any Significant Subsidiary of the Company or (B) except as, in the aggregate, would not have a Material Adverse Effect on the Company or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets.

        (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement or the Option Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby or by the Option Agreement, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, in the aggregate, will not have a Material Adverse Effect on the Company.

    (d) REPORTS AND FINANCIAL STATEMENTS.

        (i) The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998 (collectively, including all exhibits thereto, the "Company SEC Reports"). No Subsidiary of the Company is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Company SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Company SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Company SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

        (ii) Except as disclosed in the Company SEC Reports filed prior to the date hereof, since December 31, 1999, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than
    (A) liabilities incurred in the ordinary course of business, or
    (B) liabilities that, in the aggregate, will not have a Material Adverse Effect on the Company.

    (e) INFORMATION SUPPLIED.

        (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to the Company shareholders or Parent shareholders or at the time of the Company Shareholders Meeting or the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

        (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

    (f) BOARD APPROVAL. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Company Board Approval"), has duly (i) determined that this Agreement, the Option Agreement and the Merger are advisable and are fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement, the Option Agreement and the Merger and (iii) recommended that the shareholders of the Company approve this Agreement and the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company's shareholders at the Company Shareholders Meeting. The Company Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 14A:10-1 of the NJBCA.

    (g) VOTE REQUIRED. The affirmative vote of the holders of shares representing two-thirds of the votes cast by the holders of Company Common Stock and Company Preferred Shares voting together as a single class at the Company Shareholders Meeting to approve this Agreement (the "Required Company Vote") is the only vote of the holders of any class or series of the Company capital stock necessary to approve this Agreement and the Merger and the other transactions contemplated hereby.

    (h)  LITIGATION; COMPLIANCE WITH LAWS.

        (i) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no Actions pending or, to the knowledge of the Company, seriously threatened, against or affecting the Company or any Subsidiary of the Company which, in the aggregate, will have a Material Adverse Effect on the Company, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company which, in the aggregate, will have a Material Adverse Effect on the Company.

        (ii) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except as will, in the aggregate, not have a Material Adverse Effect on the Company, the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the "Company Permits"). The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failures to so comply, in the aggregate, will not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is in violation of, and the Company and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, will not have a Material Adverse Effect on the Company.

    (i) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except (i) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, (ii) as disclosed in the Company SEC Reports filed prior to the date of this Agreement, and (iii) as permitted by Section 4.2, since December 31,

1999, (a) the Company and its Subsidiaries have conducted their business only in the ordinary course and (b) there has not been any action taken by the Company or any of its Subsidiaries during the period from December 31, 1999 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 1999, there have not been any changes, circumstances or events which, in the aggregate, have had, or will have, a Material Adverse Effect on the Company.

    (j) ENVIRONMENTAL MATTERS. Except as, in the aggregate, would not have a Material Adverse Effect on the Company and except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (i) the operations of the Company and its Subsidiaries have been and are in compliance with all Environmental Laws, (ii) there are no pending or, to the knowledge of the Company, seriously threatened, Actions under or pursuant to Environmental Laws against the Company or its Subsidiaries or involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries, and (iii) the Company and its Subsidiaries are not subject to any Environmental Liabilities and, to the knowledge of the Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries or operations thereon will result in Environmental Liabilities.

    (k) INTELLECTUAL PROPERTY. Except as, in the aggregate, would not have a Material Adverse Effect on the Company and except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by the Company or its Subsidiaries is being used or enforced in a manner that will result in the abandonment, cancellation or unenforceability of such Intellectual Property.

    (l) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company except Goldman, Sachs & Co. and J.P. Morgan Securities Inc., whose fees and expenses will be paid by the Company in accordance with the Company's agreements with such firms, copies of which have been provided to Parent.

    (m) OPINIONS OF THE COMPANY FINANCIAL ADVISOR. The Company has received oral opinions of Goldman, Sachs & Co. and J.P. Morgan Securities Inc. to the effect that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock. A written copy of such opinions will promptly be provided to Parent.

    (n) ACCOUNTING MATTERS. To the knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action, failed to take any action, or is aware of any fact or circumstance that would prevent the Merger from being treated as a "pooling-of-interests" in accordance with APB-16. The Company has no knowledge of any reason why it may not receive a letter from the Company's Independent Accountants, dated approximately the date the Form S-4 is declared effective and as of the Closing Date addressed to the Company, concluding that the Company qualifies as a "combining company" that is eligible to participate in a business combination to be accounted for as a "pooling-of- interests" under APB-16.

    (o) TAXES. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) each of the Company and its Subsidiaries has accurately filed in accordance with applicable law when due all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid when due all Taxes required to have been paid by it, (ii) there is no audit, action, suit or proceeding now pending or, to the knowledge of the Company, seriously threatened against or with respect to the Company or any of its Subsidiaries in respect of Taxes and (iii) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is liable for any Tax imposed on any other Person, except as the result of the application of Treas. Reg.
Section 1.1502-6 (or any comparable provision of state, local or foreign law) to the affiliated group of which the Company is the common parent.

    (p) CERTAIN CONTRACTS. As of the date hereof, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any non-competition agreements or any other agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that would, after the Effective Time, to the knowledge of the Company, limit or restrict Company or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, in the aggregate, will have a Material Adverse Effect on Parent (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

    (q) RELATED PARTY TRANSACTIONS. Except as set forth in the Company SEC Reports, since December 31, 1999, the Company has not entered into any relationship or transaction of a sort that would be required to be disclosed pursuant to Item 404 of Regulation S-K by the Company in a proxy statement in connection with an annual meeting of shareholders.

    (r) EMPLOYEE BENEFIT PLANS. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

        (i) Section 3.2(r) of the Company Disclosure Schedule contains a correct and complete list identifying each material Benefit Plan. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished or made available to Parent together, to the extent applicable, with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust.

        (ii) No "accumulated funding deficiency," as defined in Section 412 of the Code, has been incurred with respect to any Benefit Plan subject to such
    Section 412, whether or not waived. No "reportable event," within the meaning of Section 4043 of ERISA, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Benefit Plan. Neither the Company nor any ERISA Affiliate of the Company has (A) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (B) incurred, or reasonably expects to incur prior to the Effective Time, (1) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (2) any liability under Section 4971 of the Code that in either case could become a liability of the Company or any of its Subsidiaries or Parent or any of its ERISA Affiliates after the Effective Time.

        (iii) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a "Multiemployer Plan").

        (iv) Each Benefit Plan that is intended to be qualified under
    Section 401(a) of the Code has received a favorable determination letter and to the knowledge of the Company no fact or circumstance exists giving rise to a material likelihood that such Plan would not be treated as so qualified by the Internal Revenue Service. Each Benefit Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Benefit Plan.

        (v) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Benefit Plan. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

        (vi) There has been no adoption of any new Benefit Plan nor any amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Significant Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1999.

        (vii) There is no material action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Benefit Plan before any court or arbitrator or any state, federal or local governmental body, agency or official.

        (viii) Each international benefit plan of the Company has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any funding requirement or special provisions relating to qualified plans where such international benefit plan was intended to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under any international benefit plan that would increase materially the expense of maintaining such international benefit plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

        (ix) There are no active employees of the Company who participate in the Company's Supplemental Executive Retirement Plan.

    (s) LABOR MATTERS. During the last 3 fiscal years, (i) except where failure to comply will not have a Material Adverse Effect on the Company, the Company and its Subsidiaries are and have been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, Worker Adjustment and Retraining Notification Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, continuation of health insurance, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices and
(ii) except as would not have a Material

Adverse Effect on the Company, (A) there are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any foreign equivalent; (B) there are no labor strikes, slowdowns or stoppages actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries;
(C) there are no representation claims or petitions pending before the National Labor Relations Board or any foreign equivalent; and (D) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

    (t) FOREIGN CORRUPT PRACTICES AND INTERNATIONAL TRADE SANCTIONS. To the Company's knowledge, neither the Company, nor any of its Subsidiaries, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the FCPA or any other similar applicable foreign, federal or state law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations except in each case which will not have a Material Adverse Effect on the Company.

    (u) ACTIONS WITH RESPECT TO ANTI-TAKEOVER STATUTES, CERTIFICATE OF INCORPORATION AND THE COMPANY RIGHTS AGREEMENT. (i) The Company has taken all action necessary to exempt the Merger, this Agreement, the Option Agreement and the transactions contemplated hereby and thereby from Sections 14A:10A-1 to 14A:10A-6 of the NJBCA, and, accordingly, neither such Sections nor any other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other "control share acquisition," "fair price," "moratorium" or other anti-takeover laws or regulations enacted under U.S. state or federal laws apply to this Agreement or the Option Agreement or any of the transactions contemplated hereby and thereby.

        (ii) The Company has taken all action necessary to render Article 8 of the Company's amended and restated certificate of incorporation inapplicable to the Merger, this Agreement, the Option Agreement and the transactions contemplated hereby and thereby.

        (iii) The Company has taken all action necessary to render the Company Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to the Merger, this Agreement, the Option Agreement and the transactions contemplated hereby and thereby.

    3.3 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub represent and warrant to the Company as follows:

    (a) ORGANIZATION. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of New Jersey. Merger Sub is a direct wholly-owned subsidiary of Parent.

    (b) CORPORATE AUTHORIZATION. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    (c) NON-CONTRAVENTION. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or bylaws of Merger Sub.

    (d) NO BUSINESS ACTIVITIES. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    4.1 COVENANTS OF PARENT. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Parent Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

    (a) ORDINARY COURSE. Parent and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them; PROVIDED, HOWEVER, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a) unless such action would constitute a breach of one or more of such other provisions.

    (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. Parent shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (i) the declaration and payment of regular quarterly cash dividends not in excess of the normal quarterly dividends paid by Parent in the ordinary course with usual record and payment dates for such dividends in accordance with past dividend practice and (ii) for dividends by wholly owned Subsidiaries of Parent.

    (c) GOVERNING DOCUMENTS. Except to the extent required to comply with their respective obligations hereunder or with applicable law, Parent and Merger Sub shall not amend or propose to so amend their respective certificates of incorporation, bylaws or other governing documents.

    (d) NO ACQUISITIONS. Parent shall not, and shall not permit any of its Subsidiaries to, make any acquisitions the consummation of which would, in the good faith determination by Parent, be reasonably expected to have the effect of preventing Parent from obtaining any required approvals which would result in a failure of any of the conditions to the Merger set forth in Article VI.

    (e) POOLING; TAX-FREE QUALIFICATION. Parent shall not, and shall cause its Subsidiaries not to, take any action or fail to take any action (including any action otherwise permitted by this Section 4.1) that would prevent or impede the Merger from qualifying as a "pooling-of-interests" under APB-16 or as a "reorganization" under Section 368 of the Code. Prior to the Effective Time, Parent will take the actions set forth on Section 3.1(n) to the Parent Disclosure Schedule.

    (f) REPRESENTATIONS AND WARRANTIES. Parent shall not take any action that would cause any of its representations and warranties set forth in Section 3.1 (other than Section 3.1(n) if Parent waives the conditions set forth in Section 6.2(e)) to be no longer true and correct.

    (g) NO RELATED ACTIONS. Parent will not, and will not permit any of its Subsidiaries to, authorize, commit or agree to take any action that is inconsistent with any of the foregoing actions.

    4.2 COVENANTS OF THE COMPANY. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Company Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

    (a)  ORDINARY COURSE.

        (i) The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them; PROVIDED, HOWEVER, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.2 shall be deemed a breach of this
    Section 4.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

        (ii) Other than in connection with acquisitions permitted by
    Section 4.2(e), the Company shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or
    (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith, incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed since January 1, 2000, are not in excess of the amounts set forth in Section 4.2(a) of the Company Disclosure Schedule.

    (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of the normal quarterly dividends paid by the Company in the ordinary course, as set forth on Section 4.2(b) of the Company Disclosure Schedule, with usual record and payment dates for such dividends in accordance with past dividend practice and (B) for dividends by wholly owned Subsidiaries of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction or
(iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by the Company of Company Common Stock in the ordinary course of business consistent with past practice in connection with the Company Benefit Plans.

    (c) ISSUANCE OF SECURITIES. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or the Company Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock upon the exercise of Company Stock Options or in connection with other stock-based benefit plans outstanding on the date hereof, in each case in accordance with their present terms, (ii) issuances permitted by
Section 5.5(d) of this Agreement, (iii) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary's parent or another wholly owned subsidiary of the Company, (iv) pursuant to acquisitions set forth on the Company Disclosure Schedule or the financings therefor, (v) the conversion of the Company's Preferred Shares into common stock or (vi) issuances in accordance with the Company Rights Agreement.

    (d) GOVERNING DOCUMENTS. Except to the extent required to comply with its obligations hereunder or with applicable law, the Company shall not amend or propose to so amend its certificate of incorporation, bylaws or other governing documents.

    (e) NO ACQUISITIONS. Other than (i) acquisitions disclosed on the Company Disclosure Schedule and (ii) acquisitions for cash in existing or related lines of business of the Company and its Subsidiaries, the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for all such acquisitions in Section 4.2(e) of the Company Disclosure Schedule and none of which acquisitions referred to in this clause (ii) presents any risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws, the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; PROVIDED, HOWEVER, that the foregoing shall not prohibit
(x) internal reorganizations or consolidations involving existing Subsidiaries of the Company or (y) the creation of new Subsidiaries of the Company organized to conduct or continue activities otherwise permitted by this Agreement.

    (f) NO DISPOSITIONS. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of the Company,
(ii) dispositions referred to in the Company SEC Reports filed prior to the date of this Agreement or (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company but excluding inventory in the ordinary course of business), if the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) therefor exceeds the amount specified in the aggregate for all such dispositions in Section 4.2(f) of the Company Disclosure Schedule.

    (g) INVESTMENTS; INDEBTEDNESS. The Company shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by
Section 4.2(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by the Company or a Subsidiary of the Company to or in the Company or any Subsidiary of the Company,
(y) pursuant to any contract or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of the aggregate amount specified in Section 4.2(g) of the Company Disclosure Schedule (PROVIDED that none of such transactions referred to in this clause (z) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Regulatory Laws) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement as such credit facilities, indentures and other arrangements may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement, in each case in the ordinary course of business consistent with past practice.

    (h) POOLING; TAX-FREE QUALIFICATION. The Company shall not, and shall cause its Subsidiaries not to, take any action or fail to take any action (including any action otherwise permitted by this Section 4.2) that would prevent or impede the Merger from qualifying as a "pooling-of-interests" under APB-16 or as a "reorganization" under Section 368 of the Code.

    (i)  COMPENSATION AND BENEFITS.  Except (i) as contemplated by
Section 4.2(c) or 5.5 or by Section 4.2(i) of the Company Disclosure Schedule,
(ii) as required by law or the terms of any existing Benefit Plan or other agreement, or (iii) in the ordinary course of business consistent with past practice, the Company shall not increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional Company Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Company Benefit Plan.

    (j) ACCOUNTING METHODS; INCOME TAX ELECTIONS. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, the Company shall not change its methods of accounting in effect at December 31, 1999, except as required by changes in GAAP as concurred in by the Company's independent public accountants. The Company shall not
(i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business. Following consultation in good faith between the Company and Parent, the Company will prepare and submit to the applicable Tax authorities such filings, schedules and other related materials and take such other actions as are reasonably requested by Parent with respect to any Tax asset or benefit of the Company or any Subsidiary in excess of $150 million.

    (k) CERTAIN AGREEMENTS. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any agreements or arrangements that limit or otherwise restrict the Company or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Parent or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, will have a Material Adverse Effect on Parent (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

    (l) REPRESENTATIONS AND WARRANTIES. The Company shall not take any action that would cause any of its representations and warranties set forth in
Section 3.2 (other than Section 3.2(n) if Parent waives the conditions set forth in Section 6.2(e)) to be no longer true and correct.

    (m) NO RELATED ACTIONS. The Company will not, and will not permit any of its Subsidiaries to, authorize, commit or agree to take any action that is inconsistent with any of the foregoing actions.

    4.3 GOVERNMENTAL FILINGS. The Company and Parent shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed. Each party shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters.

    4.4 CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent's operations prior to the Effective Time. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1 PREPARATION OF PROXY STATEMENT; SHAREHOLDERS MEETINGS. (a) As promptly as reasonably practicable following the date hereof, Parent and the Company shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/ Prospectus") and Parent shall prepare and file a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (the " Form S-4"). The Joint Proxy Statement/ Prospectus will be included in and will constitute a part of the Form S-4 as Parent's prospectus. The
Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. Parent will provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will provide the Company with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; PROVIDED that, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and PROVIDED, FURTHER, that Parent, in connection with a Change in the Parent Recommendation, and the Company, in connection with a Change in the Company Recommendation, may amend or supplement the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment (as defined below) to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors' deliberations and conclusions to be accurately described. A "Qualifying Amendment" means an amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change in the Parent Recommendation or a Change in the Company Recommendation (as the case may be), (ii) a statement of the reasons of the Board of Directors of Parent or the Company (as the case may be) for making such Change in the Parent Recommendation or Change in the Company Recommendation (as the case may be) and
(iii) additional information reasonably related to the foregoing. Parent will use reasonable best efforts to cause the Joint Proxy Statements/Prospectus to be mailed to Parent shareholders, and the Company will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the Company's shareholders, in each case after the Form S-4 is declared effective under the Securities Act at such time as reasonably agreed on by the Parties. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the Share Issuance and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Parent and the Company.

    (b) The Company shall duly take (subject to compliance with the provisions of Section 3.1(e) and Section 3.2(e) (PROVIDED that the Company shall have used reasonable best efforts to ensure that such representations are true and correct)) all lawful action to call, give written notice of, convene and hold a meeting of its shareholders pursuant to and in compliance with
Section 14A:10-3 of the NJBCA on a date as soon as reasonably practicable (the "Company Shareholders Meeting") for the purpose of obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval of this Agreement by the Required Company Vote; and the Board of Directors of the Company shall recommend approval of this Agreement by the shareholders of the Company to the effect as set forth in Section 3.2(f) (the "Company Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) (a "Change") in any manner adverse to Parent such recommendation or take any action or make any statement in connection with the Company Shareholders Meeting inconsistent with such recommendation (collectively, a "Change in the Company Recommendation"); PROVIDED the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Company Recommendation) of factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (PROVIDED that the Board of Directors of the Company does not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law; and, PROVIDED, FURTHER, that the Board of Directors of the Company may make a Change in the Company Recommendation pursuant to Section 5.4 hereof. Notwithstanding any Change in the Company Recommendation, this Agreement shall be submitted to the shareholders of the Company at the Company Shareholders Meeting for the purpose of approving this Agreement and the Merger; provided that this Agreement shall not be required to be submitted to the shareholders of the Company at the Company Shareholders Meeting if this Agreement has been terminated pursuant to Section 7.1 hereof.

    (c) Parent shall duly take (subject to compliance with the provisions of Section 3.2(e) and Section 3.1(e) (PROVIDED that Parent shall have used reasonable best efforts to ensure that such representation is true and correct)) all lawful action to call, give notice of, convene and hold a meeting of its shareholders on a date as soon as reasonably practicable (the "Parent Shareholders Meeting") for the purpose of obtaining the Required Parent Vote and shall take all lawful action to solicit the adoption of this Agreement and the Share Issuance by the Required Parent Vote, including proposing approval of the charter amendment and the issuance of Parent Common Stock and Exchanged Preferred Shares constituting the Share Issuance together in the same item to be voted on by Parent's shareholders, and the Board of Directors of Parent shall recommend the adoption of this Agreement and the approval of the Share Issuance by the shareholders of Parent to the effect as set forth in Section 3.1(f) (the "Parent Recommendation"), and shall not Change in any manner adverse to the Company such recommendation or take any action or make any statement in connection with the Parent Shareholders Meeting inconsistent with such recommendation (collectively, a "Change in the Parent Recommendation"); PROVIDED the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Parent Recommendation) of factual information regarding the business, financial condition or operations of Parent or the Company in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law. Notwithstanding any Change in the Parent Recommendation, this Agreement and a proposal to approve the Share Issuance shall be submitted to the shareholders of Parent at the Parent Shareholders Meeting for the purpose of obtaining the Parent Shareholder Approval; PROVIDED that this Agreement shall not be required to be submitted to the shareholders of Parent at the Parent Shareholders Meeting if this Agreement has been terminated pursuant to Section 7.1 hereof.

    (d) For purposes of this Agreement, a Change in the Company Recommendation shall be deemed to include, without limitation, a recommendation by the Company Board of Directors of a third party Acquisition Proposal with respect to the Company.

    5.2 ACCESS TO INFORMATION/EMPLOYEES. (a) Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party
(a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with respect to litigation matters); PROVIDED, HOWEVER, that either party may restrict the foregoing access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a third party or (iii) the information is of the type described in Section 5.2 of the Company Disclosure Schedule. Any such information obtained pursuant to this Section 5.2 will be considered "Information" pursuant to the Confidentiality Agreement, the terms of which are incorporated herein and made a part of this Agreement. Any investigation by Parent or the Company shall not affect the representation and warranties of the Company and Parent, as the case may be.

    (b) After the date hereof, Parent and the Company shall establish a mechanism reasonably acceptable to both parties by which Parent will be permitted, prior to the Effective Time and subject to applicable law, to communicate directly with the Company employees regarding employee related matters after the Effective Time.

    5.3 REASONABLE BEST EFFORTS. (a) Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all steps as may be necessary to obtain all such consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to result in (i) any of the conditions to the Merger set forth in Article VI not being satisfied or
(ii) a material delay in the satisfaction of such conditions.

    (b) The Company shall, cooperate with and assist Parent, and will use its reasonable best efforts to promptly (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party that are necessary, proper or advisable to consummate the Merger and other transactions contemplated by this Agreement. At Parent's request, the Company will commit to and implement any divestiture, hold separate or similar transaction or action with respect to any asset or business of the Company, which commitment and implementation may, at the Company's option, be conditioned upon and effective as of the Effective Time. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to result in (i) any of the conditions to the Merger set forth in Article VI not being satisfied or (ii) a material delay in the satisfaction of such conditions.

    (c) In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

    (d) In connection with this Section 5.3 the parties agree to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and
(iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, Council Regulation No. 4064/89 of the European Community, as amended (the "EC Merger Regulation") the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (i) foreign investment or (ii) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition. It is the intention of the Parties to consummate the Merger promptly upon (i) expiration of the HSR waiting period or obtaining approval of the DOJ or FTC as necessary and (ii) obtaining any necessary approval under the EC Merger Regulation (the "Material Regulatory Consents"). Nothing contained herein shall be deemed to require the obtaining of any other consent or approval under any other Regulatory Law or otherwise as a condition to the Merger.

    (e) Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries shall be required to dispose of or hold separate, or agree to dispose of or hold separate or restrict its ownership and operation of, all or any portion of the business or assets of the Company and its Subsidiaries or Parent and its Subsidiaries, except that Parent shall be required, if necessary to obtain any regulatory approval from any Governmental Entity necessary for consummation of the Merger, to divest its ALL SPORT beverage brand, without regard to consideration received, no later than the date which is 30 days prior to the date eight months from the date hereof.

    5.4 ACQUISITION PROPOSALS. (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of the Company or its Subsidiaries shall, and that the Company shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate or solicit any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the

Company, or any purchase or sale of 20% or more of the consolidated assets (including without limitation stock of Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, 20% or more of the equity securities of the Company (any such proposal or offer (other than a proposal or offer made by Parent, Merger Sub or any of their affiliates) being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, (ii) engage in any negotiations concerning an Acquisition Proposal or
(iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, PROVIDED, HOWEVER, that the Company may waive any provision in such standstill or similar agreement which has the effect of prohibiting direct communication relating to a proposal between such third party and the Company's Board of Directors or executive officers, and PROVIDED, FURTHER, that such waiver or release was made without prior solicitation or negotiation by the Company or its directors, officers, employees, agents or representatives. Notwithstanding anything in this Agreement to the contrary, the Company or its Board of Directors shall be permitted to (1) at any time prior to the time at which the Company's Shareholder Approval shall have been obtained, engage in discussions or negotiations with a third party who seeks, without prior solicitation by or negotiation with the Company or its directors, officers, employees, agents or representatives, to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties, and assets if, and only to the extent that
(A) the Board of Directors has determined, in their reasonable judgment, that such discussions may reasonably lead to a Superior Proposal, and (B) prior to furnishing such information to, or entering into discussions with, such third party, the Company receives from such third party an executed confidentiality agreement containing terms customary in transactions of such nature and the Company promptly notifies Parent of its intention to provide information to a third party; and (2) comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Except as set forth below, neither the Board of Directors of the Company nor any committee thereof may
(i) effect a Change in the Company Recommendation, (ii) approve or recommend or propose publicly to approve or recommend an Acquisition Proposal or (iii) cause the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time at which the Company Shareholders Approval has been obtained, in response to an Acquisition Proposal from a third party, if the Board of Directors of the Company determines, in its reasonable judgment, after consultation with its financial advisor, that such Acquisition Proposal is a Superior Proposal, the Board of Directors of the Company or any committee thereof may, subject to payment of the Company Termination Fee set forth in Section 7.2(b) if and when applicable: (i) enter into a definitive agreement with respect to such Acquisition Proposal or (ii) effect a Change of the Company Recommendation and approve or recommend such Acquisition Proposal, but in each case referred to in the foregoing clauses (i) and (ii), only if the Company notifies Parent, in writing and at least 72 hours prior to taking any such action, promptly of its intention to take such action, specifying the material terms of such Acquisition Proposal and identifying the Person making such Acquisition Proposal, and Parent does not make, within 72 hours of receipt of such written notification, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Acquisition Proposal, it being understood that the Company shall not enter into any binding agreement with respect to such Acquisition Proposal prior to the expiration of such 72-hour period.

    (b) In addition to the notification required under the final sentence of
Section 5.4(a), the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any inquiry relating to any potential Acquisition Proposal and the terms of such proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such transaction, and shall keep Parent informed on a current basis with respect to any significant developments with respect to the foregoing. The Company shall, and shall cause its Subsidiaries and the advisors, employees and other agents of the Company and any of its Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

    5.5 EMPLOYEE BENEFITS MATTERS. (a) From and after the Effective Time until the first anniversary of the Effective Time, Parent shall and shall cause the Surviving Corporation to comply with all severance arrangements, plans or agreements in effect at the Company at the Effective Time for hourly employees. From and after the Effective Time until the first anniversary of the Effective Time, Parent shall and shall cause the Surviving Corporation to either maintain the Company's compensation levels and Company Benefit Plans or provide compensation and employee benefits under Benefit Plans to the employees and former employees of the Company and its respective Subsidiaries (the "Company Employees") that are, in the aggregate, no less favorable than those provided to such persons pursuant to the Company Benefit Plans as in effect immediately prior to the Effective Time; provided however, that for employees who are participants in the Company's leveraged employee stock ownership plan ("LESOP") on the date hereof, the aggregate compensation and benefits in effect immediately prior to the Effective Time shall be determined assuming an allocation for the LESOP and related excess cash payments equal to 15% of compensation (as compensation is determined in accordance with the Company's historical practices) with respect to the LESOP participants in the aggregate. Service with the Company and its Subsidiaries shall be credited as service under Parent's Benefit Plans to the extent that such credit does not result in duplication of benefits. Parent shall honor or shall cause the Surviving Corporation to honor any retention program, each employment agreement, the Company's Officers Severance Program, Severance Pay Plan, and Salaried Employees Compensation and Benefits Protection Plan, each executive separation agreement and other severance plans or programs (of which any material severance plan or program has been disclosed in the Company Disclosure Schedule) in effect immediately prior to the Effective Time in accordance with their terms, PROVIDED that, subject to the requirements of the first two sentences of this
Section 5.5, nothing herein shall prevent Parent from terminating or reducing benefits under those arrangements to the extent permissible under the terms of such agreements, programs or plans. In the event that any of the Company's Benefit Plans (to the extent disclosed to Parent on the date hereof and subject to Section 5.5(b)) prohibit termination or modification in the event of a Change in Control, Parent agrees to and to cause the Surviving Corporation to abide by the terms thereof. Parent acknowledges that shareholder approval of the Merger shall constitute a "Change in Control" for purposes of the Company's Benefit Plans to the extent consistent with the terms of such Company Benefit Plans. As promptly as practicable following the Effective Time, but in no event later than 45 days, Parent shall pay or shall cause the Surviving Corporation to pay to eligible plan participants and to each employee covered by one of the Company's bonus plans for 2001, who in either case is also an employee of the Company at the Effective Time, a cash bonus for the employee's service for such period from January 1, 2001 through the Effective Time. The amount of cash bonus for each employee shall be an amount equal to the product of (i) the employee's 2001 target bonus as adjusted to reflect actual performance through the Effective Time as determined by the Company's Board of Directors prior to the Effective Time, multiplied by (ii) the quotient of (A) the number of weeks between January 1, 2001 and the Effective Time divided by (B) 52. Parent shall not take any action which would reduce the allocations which would otherwise be made under the LESOP feature of the Company's 401(K) Plan for Salaried Employees for the plan year ending June 30, 2001 to employees who are participants in that plan immediately prior to the Effective Time. Without limiting the foregoing, Parent shall cause Dividend Replacement Contributions (as defined under the LESOP) to be made to such plan for the June 30, 2001 plan year consistent with the Company's historical practices, and shall not permit any action which would extend participation to any groups of employees who are not participants in the LESOP immediately prior to the Effective Time. To the extent that LESOP allocations to any participants for such plan year are limited by reason of any provision of the plan or the Code, Parent shall cause the Surviving Corporation to make corresponding cash payments to such participants in accordance with the Company's historical practices. From and after the Effective Time until the six month anniversary thereof, Parent shall cause the Surviving Corporation to provide at least 30 days notice prior to terminating, for reasons other than cause, any Company Employee whose options will terminate on the last day of employment.

    (b) Prior to the Effective Time, the Company shall (i) cause the Company's Benefits Protection Trust to be terminated in accordance with the terms thereof such that the transactions contemplated by this Agreement do not trigger or otherwise result in any funding of the Benefits Protection Trust; (ii) cause the Company's Retirement Plan to be amended to delete paragraph 14.1(b) thereof and to provide that, in the event of a merger of the Retirement Plan, paragraph 14.1(c) thereof will apply only if the successor plan is terminated and (iii) cause the Company's Salaried Employees Compensation and Benefits Protection Plan and Officers Severance Pay Program to be amended to allow each to be amended or terminated at any time following the second anniversary of the Effective Time; provided that no such amendment or termination shall adversely affect the rights of any participant whose employment is terminated prior to such second anniversary.

    (c) The Compensation Committee of the Company's Board of Directors will not exercise its discretion under the Company's Deferred Compensation Plan for Executives to accelerate payout of deferred compensation credited in the form of stock units in connection with the transactions contemplated by this Agreement.

    (d) Prior to the Effective Time, the Company shall not, except to the extent contractually required with respect to an individual's contract that is in place on the date hereof, (i) make any grant of options for the year 2001 under any Company Stock Option Plan, or (ii) make any grant of matching restricted stock under the Company's Incentive Investment Program, in each case without the prior written consent of Parent, which consent may be withheld or conditioned by Parent in its sole discretion.

    5.6 FEES AND EXPENSES. Subject to Section 7.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation or its relevant Subsidiary shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company and its Subsidiaries and (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus, which shall be shared equally by Parent and the Company. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

    5.7 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to,
(i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of the Company and its Subsidiaries (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries and
(b) without limitation to clause (a), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby),
(ii) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the certificate of incorporation and bylaws of the Company and (iii) cause to be maintained for a period of six years after the Effective Time officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering such persons currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that, in satisfying its obligation under this Section 5.7, the Surviving Corporation shall not be obligated to pay premiums in excess of 200% of the amount per annum the Company paid in its last full fiscal year. The obligations of the Surviving Corporation under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.7 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7). Without limiting any of the obligations above, nothing in this Section 5.7 shall be construed to make Parent, Merger Sub or the Surviving Corporation a co-insurer with any third-party provider of directors' and officers' liability insurance.

    5.8 PUBLIC ANNOUNCEMENTS. Parent and the Company shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1, neither Parent nor the Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

    5.9 ACCOUNTANT'S LETTERS. (a) Parent shall use best efforts to cause to be delivered to the Company a copy of a letter from Parent's Independent Accountants, dated approximately the date the Form S-4 is declared effective, stating that they concur with Parent's conclusion that (i) as of the date of their report, no conditions exist that would preclude Parent's ability to be a party to a business combination to be accounted for as a "pooling-of-interests", except for such actions, facts or circumstances that will be corrected or cured prior to the Closing Date and (ii) assuming such correction or cure, the combination of Parent and the Company as contemplated by this Agreement will be treated as a "pooling-of-interests" under APB-16.

    (b) The Company shall use best efforts to cause to be delivered to Parent a copy of a letter from the Company's Independent Accountants, addressed to the Company, dated approximately the date the Form S-4 is declared effective and as of the Closing Date, stating that they, as of the date of their report, believe the Company qualifies as a "combining company" that is eligible to participate in a business combination to be accounted for as a "pooling-of-interests" under APB-16.

    (c) Following execution of this Agreement, each of Parent and the Company shall use reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a "pooling-of-interests" under APB-16, and such accounting treatment to be accepted by the SEC.

    5.10 LISTING OF SHARES OF PARENT COMMON STOCK. Parent shall cause the shares of Parent Common Stock to be issued in the Merger (including shares to be issued pursuant to Section 1.8 of this Agreement) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

    5.11 DIVIDENDS. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the payment of dividends with respect to the Parent Common Stock, the Company Common Stock and the Company Preferred Shares and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Parent Common Stock, Company Common Stock and Company Preferred Shares shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Parent Common Stock and/or Company Common Stock and/or Company Preferred Shares or any shares of Parent Common Stock that any such holder receives in exchange for such shares of Company Common Stock in the Merger or any Exchanged Preferred Shares that any such holder receives in the Merger.

    5.12 AFFILIATES. (a) Not less than 45 days prior to the Effective Time, the Company shall deliver to Parent a letter identifying all persons who, in the judgment of the Company, may be deemed at the time this Agreement is submitted for approval by the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment under APB-16, and such list shall be updated as necessary to reflect changes from the date thereof. The Company shall use reasonable best efforts to cause each person identified on such list to deliver to Parent not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.12 hereto (an "Affiliate Agreement"). Not less than 45 days prior to the Effective Time, Parent shall deliver to the Company a letter identifying all persons who, in the judgment of Parent, may be deemed "affiliates" of Parent for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment under APB-16, and such list shall be updated as necessary to reflect changes from the date hereof. Parent shall use reasonable best efforts to cause each person identified on such list to deliver to the Company not less than 30 days prior to the Effective Time, a written agreement including the substance of paragraphs 1(B) and 2 of Exhibit 5.12 hereto.

    (b) Parent shall use its reasonable best efforts to cause to be published no later than 60 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

    5.13 SECTION 16 MATTERS. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including the issuance of shares pursuant to Section 1.8 hereof and derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

    5.14 TAX OPINIONS. The Company and Parent shall use their best efforts to obtain the tax opinions required by Section 6.2 (c) and Section 6.3(c) from their respective legal counsel.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    (a) SHAREHOLDER APPROVAL. (i) The Company shall have obtained the Required Company Vote in connection with the approval of this Agreement by the shareholders of the Company and (ii) Parent shall have obtained the Required Parent Vote in connection with the adoption of this Agreement and the approval of the Share Issuance by the shareholders of Parent.

    (b) NO INJUNCTIONS OR RESTRAINTS, ILLEGALITY. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or
(ii) which otherwise, individually or in the aggregate, will have a Material Adverse Effect on Parent (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger.

    (c) HSR ACT; EC MERGER REGULATION. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and approval of the Merger by the European Commission shall have been obtained pursuant to the EC Merger Regulation.

    (d) NYSE LISTING. The shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

    (e) EFFECTIVENESS OF THE FORM S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (f) OTHER ACTIONS. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on Parent and the Surviving Corporation after giving effect to the Merger, all actions by or in respect of, or filings with, any governmental body, agency, official or authority, domestic, foreign or supranational, required to permit the consummation of the Merger shall have been taken, made or obtained.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to a Company Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company set forth in this Agreement that is not so qualified shall be true and correct, except to the extent that any inaccuracy in such representation and warranty would not result in a Material Adverse Effect on the Company, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to a Company Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

    (c) TAX OPINION. Parent shall have received from Davis Polk & Wardwell, counsel to Parent, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates substantially in the form of Exhibit 6.2(c)(1). In rendering such opinion, counsel to Parent shall be entitled to rely upon information, representations and assumptions provided by Parent and the Company substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to Parent deems reasonably necessary).

    (d) COMPANY RIGHTS AGREEMENT. No Shares Acquisition Date or Distribution Date (as such terms are defined in the Company Rights Agreement) shall have occurred pursuant to the Company Rights Agreement.

    (e) "POOLING-OF-INTERESTS." (i) There shall have been no change in laws or GAAP that would prevent the Merger from being treated as a "pooling-of-interests" in accordance with APB-16, (ii) the Form S-4 shall have been declared effective by the SEC under the Securities Act with the Merger being accounted for as a "pooling-of-interests" under APB-16, (iii) Parent shall have received a letter from Parent's Independent Accountant dated approximately the date the Form S-4 is declared effective, stating that they concur with Parent's conclusion that (A) as of the date of their report, no conditions exist that would preclude Parent's ability to be a party to a business combination to be accounted for as a "pooling-of-interests", except for such actions, facts or circumstances that will be corrected or cured prior to the Closing Date and
(B) assuming such correction or cure, the combination of Parent and the Company as contemplated by this Agreement will be treated as a "pooling-of-interests" under APB-16, and (iv) Parent shall have received (A) a letter to the Company's Independent Accountants from the Company, dated approximately the date the Form S-4 is declared effective and as of the Closing Date, concluding that the Company qualifies as a "combining company" that is eligible to participate in a business combination to be accounted for as a "pooling-of-interests" under APB-16, and (B) a letter to the Company from the Company's Independent Accountants, dated approximately the date the Form S-4 is declared effective and as of the Closing Date, concluding that the Company qualifies as a "combining company" that is eligible to participate in a business combination to be accounted for as a "pooling-of-interests" under APB-16.

    6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

    (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified as to a Parent or Merger Sub Material Adverse Effect shall be true and correct, and each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is not so qualified shall be true and correct, except to the extent that any inaccuracy in such representation and warranty would not result in a Parent and Merger Sub Material Adverse Effect on the Parent and Merger Sub, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF PARENT. Parent and Merger Sub shall have performed or complied with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date that are qualified as to Parent and Merger Sub Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date that are not so qualified, and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

    (c) TAX OPINION. The Company shall have received from Cadwalader, Wickersham & Taft, counsel to the Company, on or before the date the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates substantially in the form of Exhibit 6.3(c)(1). In rendering such opinion, counsel to the Company shall be entitled to rely upon information, representations and assumptions provided by Parent and the Company substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations of Parent and the Company as counsel to Parent or the Company, respectively, deems reasonably necessary).

                                  ARTICLE VII
                           TERMINATION AND AMENDMENT

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Parent:

    (a) By mutual written consent of Parent and the Company;

    (b) By either Parent or the Company, if the Effective Time shall not have occurred on or before June 2, 2001 (or September 2, 2001 if the only closing condition that has not been satisfied or waived are the conditions contained in
Section 6.1(c) and any related conditions) (the "Termination Date"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

    (c) By either the Company or Parent, if the DOJ, FTC or European Commission
(i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling with respect to a Material Regulatory Consent or to take any other action, in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Section 6.1(c), and such denial of a request to issue such order, decree, ruling with respect to a Material Regulatory Consent or take such other action shall have become final and nonappealable; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
Section 7.1(c) shall not be available to any party whose failure to comply with
Section 5.3 has been the cause of such action or inaction;

    (d) By either the Company or Parent, if the approvals of the shareholders of either Parent or the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or of any adjournment thereof at which the vote was taken;

    (e) By Parent, if the Company shall have failed to make the Company Recommendation or effected a Change in the Company Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have materially breached its obligations under this Agreement by reason of a failure to call the Company Shareholders Meeting in accordance with
Section 5.1(b);

    (f) By the Company, if Parent shall have failed to make the Parent Recommendation or effected a Change in the Parent Recommendation (or resolved to take any such action), whether or not permitted by the terms hereof, or shall have materially breached its obligations under this Agreement by reason of a failure to call the Parent Shareholders Meeting in accordance with
Section 5.1(c);

    (g) By either Parent or the Company, if there shall have been a breach by the other of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.2(b) (in the case of a breach by the Company) or Section 6.3(a) or Section 6.3(b) (in the case of a breach by Parent or Merger Sub), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 45 days after written notice thereof shall have been received by the party alleged to be in breach;

    (h) By either Parent or the Company, if the Board of Directors of the Company authorizes the Company to enter into a written agreement concerning a transaction that the Board of Directors of the Company has determined is a Superior Proposal;

    (i) Subject to the other provisions of this Section 7.1(i) by the Company, if (A) its Board of Directors so determines by a majority vote, at any time during the 24-hour period commencing at the close of business on the Determination Date, if the Parent Market Price is less than $40 and (B) the Company gives Parent written notice of its intention to terminate this Agreement (the "Termination Notice") within the aforementioned 24-hour period, provided that the Company may withdraw the Termination Notice at any time within the aforementioned 24-hour hour period. Notwithstanding the foregoing, no right of termination shall arise under this Section 7.1(i) if Parent shall have given written notice to the Company at any time within 24 hours of its receipt of the Termination Notice that Parent elects to adjust the Exchange Ratio to a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is $92, and the denominator of which is the Parent Market Price. If Parent makes an election contemplated by the preceding sentence and so notifies the Company within such 24-hour period, the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to Exchange Ratio shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(i).

    7.2 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except with respect to Section 3.1(l), Section 3.2(l), Section 5.6 , this Section 7.2 and Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its breach of this Agreement, including any representations, warranties or covenants contained herein.

    (b) In the event that this Agreement is terminated pursuant to
(i) Section 7.1(d) due to a failure of the Company shareholders to approve the Merger and this Agreement and within twelve months of such termination, the Company enters into a definitive agreement with a third party with respect to a Business Combination, (ii) Section 7.1(e), (iii) Section 7.1(g) by Parent and within twelve months of such termination, the Company enters into a definitive agreement with a third party with respect to a Business Combination or
(iv) Section 7.1(h), then the Company shall pay to Parent as liquidated damages, not later than three Business Days after such termination, an amount in cash equal to $420 million (the "Company Termination Fee") PROVIDED, HOWEVER, that, with respect to clauses (i) and (iii), the Company Termination Fee shall be payable only as provided above and in such case no later than three Business Days after the date a definitive agreement with a third party with respect to a Business Combination is executed.

    (c) For the purposes of this Section 7.2, "Business Combination" means
(i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company as a result of which either (A) the Company's shareholders prior to such transaction (by virtue of their ownership of the Company's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such shareholders, if any Person shall beneficially own, directly or indirectly, at least 50% of the voting securities of such ultimate parent entity, or
(B) the individuals comprising the board of directors of the Company prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions,
(iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the common stock of the Company whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise (other than a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction upon the consummation of which the Company's shareholders would in the aggregate beneficially own greater than 60% of the voting securities of such Person), or (iv) the transfer, sale or other disposition by the Company, directly or indirectly, of all or substantially all the assets constituting its beverage business, other than a transfer, spin-off, split off, dividend or other transaction directly to the shareholders of the Company.

    (d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this
Section 7.2, it shall also pay any costs and expenses incurred by Parent or Merger Sub in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount.

    (e) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

    7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company and Parent, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including
Section 5.7) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt,
(b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

    (a)  if to Parent or Merger Sub, to:
       PepsiCo, Inc.
       700 Anderson Hill Road
       Purchase, NY 10577-1444
       Fax: (914) 249-8166
       Attention: Robert F. Sharpe, Jr.
                 Senior Vice President
                 Public Affairs and General Counsel

        with a copy to:
       Davis Polk & Wardwell
       450 Lexington Avenue
       New York, New York 10017
       Fax: (212) 450-4800
       Attention: Winthrop B. Conrad, Jr.

    (b)  if to the Company to:
       The Quaker Oats Company
       321 North Clark Street
       Chicago, Illinois 60610
       Fax: (310)222-7696
       Attention: Mr. John G. Jartz
                 Senior Vice President--General
                 Counsel, Business Development
                 and Corporate Secretary

        with a copy to:
       Cadwalader, Wickersham & Taft
       100 Maiden Lane
       New York, New York 10038
       Fax: (212) 504-6666
       Attention: Dennis J. Block, Esq.

    8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation.

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

    8.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. (a) This Agreement, the Option Agreement, the Confidentiality Agreement and other agreements of the parties referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

    (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

    8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York (without giving effect to choice of law principles thereof).

    8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

    8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    8.9 SUBMISSION TO JURISDICTION; WAIVERS. Each of Parent and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Courts of the State of New York, and each of Parent and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Parent and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that
(i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

    8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.11  DEFINITIONS.  As used in this Agreement:

    (a) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

    (b) "Benefit Plans" means, with respect to any Person, each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) in any case as in effect on the date of this Agreement or as disclosed on the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, to which such Person or any of its ERISA Affiliates is a party, which is maintained, administered or contributed to by such Person or any of its ERISA Affiliates, or with respect to which such Person or any of its ERISA Affiliates could reasonably be expected to incur any material liability.

    (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

    (d) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

    (e) "Confidentiality Agreement" means the Confidentiality Letter Agreement, dated October 23, 2000, between Parent and the Company.

    (f) "ERISA Affiliate" means, with respect to any Person, any trade or business which, together with such Person, would be treated as a single employer under section 414 of the Code.

    (g) "known" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers.

    (h) "Material Adverse Effect" means, with respect to any entity any event, change, circumstance or effect that is materially adverse to (i) the business, consolidated financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change, circumstance or effect relating (x) to the economy or financial markets in general or (y) in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement. The term "material" or "in all material respects" shall have a corresponding meaning of similar importance.

    (i) "the other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company.

    (j) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

    (k) "Significant Subsidiary" shall mean with respect to any Person, any Subsidiary that constitutes a "significant subsidiary" of such Person within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

    (l) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    (m) "Superior Proposal" means a bonafide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock which the Board of Directors of the Company in good faith concludes by a majority vote (after consultation with its financial advisors), taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal (including, without limitation, any break-up fees, expense reimbursement provisions, conditions to consummation and financing contingencies) and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed.

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                                       PEPSICO, INC.

                                                       By:  /s/ ROGER A. ENRICO
                                                            -----------------------------------------
                                                            Name: Roger A. Enrico
                                                            Title: Chairman and CEO

                                                       BEVERAGECO, INC.

                                                       By:  /s/ ROBERT F. SHARPE JR.
                                                            -----------------------------------------
                                                            Name: Robert F. Sharpe Jr.
                                                            Title: President and CEO

                                                       THE QUAKER OATS COMPANY

                                                       By:  /s/ ROBERT S. MORRISON
                                                            -----------------------------------------
                                                            Name: Robert S. Morrison
                                                            Title: Chairman, President and CEO

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

    FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") dated as of March 15, 2001, among PepsiCo, Inc., a North Carolina corporation ("Parent"), BeverageCo, Inc., a New Jersey corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub") and The Quaker Oats Company, a New Jersey corporation (the "Company").

                              W I T N E S S E T H:

    WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of December 2, 2000 (the "Merger Agreement"); and

    WHEREAS, the parties hereto wish to amend the Merger Agreement as set forth below.

    NOW, THEREFORE, IT IS AGREED:

    1.  AMENDMENTS.

    (a) Section 1.8(c) of the Merger Agreement is hereby amended by deleting the final sentence of such Section 1.8(c) and inserting in lieu thereof the following new sentence:

    "If the Company has any other outstanding equity interests, such interests shall be converted into interests to purchase Parent Common Stock in a manner consistent with Section 1.8(a) to the extent such interests resemble stock options, and shall be converted into Parent Common Stock in a manner consistent with Section 1.8(b) to the extent such interests resemble restricted stock; PROVIDED, HOWEVER, no such conversion shall be effected in a manner which might adversely affect Parent's ability to account for the Merger on the "pooling-of-interests" method of accounting under APB-16."

    (b) Section 5.1(c) of the Merger Agreement is hereby amended by deleting such Section 5.1(c) in its entirety and inserting in lieu thereof the following new Section 5.1(c):

    "Parent shall duly take (subject to compliance with the provisions of Section 3.2(e) and Section 3.1(e) (provided that Parent shall have used reasonable best efforts to ensure that such representation is true and correct)) all lawful action to call, give notice of, convene and hold a meeting of its shareholders on a date as soon as reasonably practicable (the "Parent Shareholders Meeting") for the purpose of obtaining the Required Parent Vote and shall take all lawful action to solicit the adoption of this Agreement and the Share Issuance by the Required Parent Vote, and the Board of Directors of Parent shall recommend the adoption of this Agreement and the approval of the Share Issuance by the shareholders of Parent to the effect as set forth in Section 3.1(f) (the "Parent Recommendation"), and shall not Change in any manner adverse to the Company such recommendation or take any action or make any statement in connection with the Parent Shareholders Meeting inconsistent with such recommendation (collectively, a "Change in the Parent Recommendation"); PROVIDED the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be a Change in the Parent Recommendation) of factual information regarding the business, financial condition or operations of Parent or the Company in the Form S-4 or the Joint Proxy Statement/Prospectus or otherwise, to the extent such information, facts, identity or terms is required to be disclosed under applicable law. Notwithstanding any Change in the Parent Recommendation, this Agreement and a proposal to approve the Share Issuance shall be submitted to the shareholders of Parent at the Parent Shareholders Meeting for the purpose of obtaining the Parent Shareholder Approval; PROVIDED that this Agreement shall not be required to be submitted to the shareholders of Parent at the Parent Shareholders Meeting if this Agreement has been terminated pursuant to Section 7.1 hereof."

    (c) Section 5.5(b) of the Merger Agreement is hereby amended by deleting such Section 5.5(b) in its entirety and inserting in lieu thereof the following new Section 5.5(b):

    "Prior to the Effective Time, the Company shall (i) cause the Company's Benefits Protection Trust to be terminated in accordance with the terms thereof such that the transactions contemplated by this Agreement do not trigger or otherwise result in any funding of the Benefits Protection Trust;
    (ii) cause the Company's Retirement Plan to be amended to permit an amendment to paragraph 14.1(b) thereof at any time during the Change in Control 5-year period (as defined therein) and to provide that, in the event of a merger of the Retirement Plan, paragraph 14.1(c) thereof will apply only if the successor plan is terminated and (iii) cause the Company's Salaried Employees Compensation and Benefits Protection Plan and Officers Severance Pay Program to be amended to allow each to be amended or terminated at any time following the second anniversary of the Effective Time; provided that no such amendment or termination shall adversely affect the rights of any participant whose employment is terminated prior to such second anniversary."

    2. DEFINED TERMS. Defined terms used herein but not otherwise defined herein shall have the meanings specified in the Merger Agreement.

    3. CAPTIONS. The captions in this Amendment are included for convenience of reference only and shall not affect in any way the construction or interpretation of this Amendment.

    4. COUNTERPARTS; EFFECTIVENESS. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party to this Amendment shall have received a counterpart hereof signed by the other party hereto.

    5. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to choice of law principles thereof.

    6. AGREEMENT AS AMENDED. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Merger Agreement. From and after the date hereof, all references to the Merger Agreement shall be deemed references to the Merger Agreement as amended and supplemented hereby.

    IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed in their respective corporate names by their respective officers, each of whom is duly and validly authorized and empowered, all as of the day and year first written above.

                                                       PEPSICO, INC.

                                                       By:  /s/ LAWRENCE F. DICKIE
                                                            -----------------------------------------
                                                            Name: Lawrence F. Dickie
                                                            Title: Vice President, Associate General
                                                                 Counsel and Assistant Secretary

                                                       BEVERAGECO, INC.

                                                       By:  /s/ LAWRENCE F. DICKIE
                                                            -----------------------------------------
                                                            Name: Lawrence F. Dickie
                                                            Title: Vice President and Secretary

                                                       THE QUAKER OATS COMPANY

                                                       By:  /s/ JOHN G. JARTZ
                                                            -----------------------------------------
                                                            Name: John G. Jartz
                                                            Title: Senior Vice President--General
                                                                 Counsel, Business Development
                                                                 and Corporate Secretary

                                                                         ANNEX B

                             STOCK OPTION AGREEMENT

    STOCK OPTION AGREEMENT dated as of December 2, 2000 (the "Agreement") between PepsiCo, Inc., a North Carolina corporation ("Parent"), and The Quaker Oats Company, a New Jersey corporation (the "Company").

                              W I T N E S S E T H:

    WHEREAS, Parent and the Company are concurrently with the execution and delivery of this Agreement entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which, among other things, Merger Sub will merge with and into the Company on the terms and subject to the conditions stated therein; and

    WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Company has granted to Parent the Stock Option (as hereinafter defined), on the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

    SECTION 1. DEFINITIONS. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

    SECTION 2. GRANT OF STOCK OPTION. (a) The Company hereby grants to Parent an irrevocable option (the "Stock Option") to purchase, on the terms and subject to the conditions hereof, for $95.00 per share (the "Exercise Price") in cash up to 26,129,000 fully paid and non-assessable shares (the "Option Shares") of the Company's common stock, $5.00 par value per share (including the Company Rights issued pursuant to the Company Rights Agreement, the "Common Stock"). The Exercise Price and number of Option Shares shall be subject to adjustment as provided in Sections 2(b) and 6 below.

    (b) In the event that any (i) additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement) or (ii) shares of Common Stock are redeemed, repurchased, retired or otherwise cease to be outstanding after the date of the Agreement, the number of shares of Common Stock subject to the Stock Option shall be increased or decreased, as appropriate, so that after such issuance or redemption, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding (without giving effect to any shares subject or issued pursuant to the Stock Option). Nothing contained in this Section 2(b) or elsewhere in this Agreement shall be deemed to authorize Parent or the Company to breach any provision of the Merger Agreement.

    SECTION 3. EXERCISE OF STOCK OPTION. (a) Parent may, subject to the provisions of this Section, exercise the Stock Option, in whole or in part, at any time or from time to time, after the occurrence of a Trigger Event (as defined below) and prior to the Termination Date. "Termination Date" shall mean the earliest of (i) the Effective Time of the Merger, (ii) 90 days after the date full payment is made by the Company to Parent under Section 7.2(b) of the Merger Agreement or (iii) thirty days after the date of the termination of the Merger Agreement so long as, in the case of this clause (iii), no Trigger Event has occurred or could still occur under Section 7.2(b) of the Merger Agreement. Subject to the proviso in the last sentence of Section 3(c), notwithstanding the occurrence of the Termination Date, Parent shall be entitled to purchase Option Shares pursuant to any exercise of the Stock Option, on the terms and subject to the conditions hereof, to the extent Parent exercised the Stock Option prior to the occurrence of the Termination Date. A "Trigger Event" shall mean an event the result of which is that the Company becomes obligated to pay a fee to Parent pursuant to Section 7.2(b) of the Merger Agreement.

    (b) Parent may purchase Option Shares pursuant to the Stock Option only if all of the following conditions are satisfied: (i) no preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States shall be in effect prohibiting delivery of the Option Shares, (ii) any applicable waiting period under the HSR Act shall have expired or been terminated, and (iii) any prior notification to or approval of any other regulatory authority in the U.S. or elsewhere required in connection with such purchase shall have been made or obtained other than those which if not made or obtained would not reasonably be expected to result in a Material Adverse Effect on the Company.

    (c) If Parent shall be entitled to and wishes to exercise the Stock Option, it shall do so by giving the Company written notice (the "Stock Exercise Notice") to such effect, specifying the number of Option Shares to be purchased and a place and closing date not earlier than three Business Days nor later than 10 Business Days from the date of such Stock Exercise Notice. If the closing cannot be consummated on such date because any condition to the purchase of Option Shares has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the closing shall occur five days (or such earlier time as Parent may specify) after satisfaction of all such conditions and the cessation of all such restrictions; PROVIDED that in no event shall the closing of the purchase be postponed by more than nine months after the Termination Date as a result of this clause (c).

    (d) So long as the Stock Option is exercisable pursuant to the terms of
Section 3(a) hereof, Parent may elect, in lieu of exercising the Stock Option as provided in Section 3(c) hereof, to send a written notice to the Company (the "Cash Exercise Notice") specifying a date not later than 20 Business Days and not earlier than 10 Business Days following the date such notice is given on which date the Company shall pay to Parent in exchange for the cancellation of the relevant portion of the Stock Option an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Option Shares subject to the Stock Option as Parent shall specify. As used herein "Spread" shall mean the excess, if any, over the Exercise Price of the higher of (x) if applicable, the highest price per share of Common Stock paid or proposed to be paid by any Person pursuant to any Acquisition Proposal (the "Alternative Exercise Price") or (y) the average of the closing price of the shares of Common Stock on the NYSE at the end of the regular session, as reported on the Consolidated Tape, Network A for the five consecutive trading days ending on and including the trading date immediately preceding the date of the Cash Exercise Notice (the "Average Market Price"). If the Alternative Exercise Price includes any property other than cash, the Alternative Exercise Price shall be the sum of
(i) the fixed cash amount, if any, included in the Alternative Exercise Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Exercise Price shall be deemed to equal the Average Market Price. Upon exercise of its right pursuant to this Section 3(d) and the receipt by Parent of the applicable cash amount with respect to the Option Shares or the applicable portion thereof, the obligations of the Company to deliver Option Shares pursuant to Section 3(e) shall be terminated with respect to the number of Option Shares for which Parent shall have elected to be paid the Spread. The Spread shall be appropriately adjusted, if applicable, to give effect to Section 6.

    (e) (i) At any closing pursuant to Section 3(c) hereof, Parent shall make payment to the Company of the aggregate purchase price for the Option Shares to be purchased and the Company shall deliver to Parent a certificate representing the purchased Option Shares, registered in the name of Parent or its designee and (ii) at any closing pursuant to
Section 3(d) hereof, the Company will deliver to Parent cash in an amount determined pursuant to Section 3(d) hereof. Any payment made by Parent to the Company, or by the Company to Parent, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

    (f) Certificates for Common Stock delivered at the closing described in
Section 3(c) hereof shall be endorsed with a restrictive legend that shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to resale restrictions arising under the Securities Act of 1933, as amended."

    It is understood and agreed that the above legend shall be removed by delivery of substitute certificate(s) without such reference (i) if Parent shall have delivered to the Company a copy of a no-action letter from the staff of the Securities and Exchange Commission, or a written opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of, or resale may be effected pursuant to an exemption from registration under, the Securities Act or (ii) in connection with any sale registered under the Securities Act. In addition, such certificates shall bear any other legend as may be required by applicable law.

    SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent as follows:

    (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New Jersey. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (i) are within the Company's corporate powers,
(ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of, or filing with, any governmental body, agency or official, except for any filings required to be made under the HSR Act, the EC Merger Regulation, the Exchange Act or other filings, the failure of which to make would not materially impair the ability of the Company to perform its obligations hereunder, (iv) do not contravene, or constitute a violation of, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Company or of any judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries, (v) do not and will not constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, and (vi) do not and will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (iv) or defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clauses (v) and (vi) that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company.

    (b) The Company has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof until such time as the obligation to deliver Option Shares upon the exercise of the Stock Option terminates, will have reserved for issuance upon any exercise of the Stock Option, the number of Option Shares subject to the Stock Option (less the number of Option Shares previously issued upon any partial exercise of the Stock Option). All of the Option Shares to be issued pursuant to the Stock Option have been duly authorized and, upon issuance and delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances and security interests (other than those created by this Agreement). Option Shares issued upon exercise of the Stock Option will not be subject to any preemptive or similar rights. The Board of Directors of the Company has resolved to, and the Company promptly after the execution hereof will, take all necessary action to render the Company Rights Agreement inapplicable to the grant or exercise of the Stock Option and the transactions contemplated hereby.

    (c) The Board of Directors of the Company has taken the necessary action to make inapplicable the application of Sections 14A:10A-1 to 14A:10A-6 of the NJBCA, or any other applicable antitakeover statute or similar statute or regulation, to this Agreement and the acquisition of the Option Shares pursuant hereto.

    (d) The Board of Directors of the Company has taken the necessary action to render Article 8 of the Company's amended and restated certificate of incorporation inapplicable to this Agreement and the acquisition of Option Shares pursuant hereto.

    SECTION 5. REPRESENTATIONS AND WARRANTIES OF PARENT. Parent hereby represents and warrants to the Company as follows: Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby (i) are within Parent's corporate powers and (ii) have been duly authorized by all necessary corporate action. The Option Shares acquired by Parent upon the exercise of the Stock Options will not be, and the Stock Option is not being, acquired by Parent with the intention of making a public distribution thereof. Neither the Stock Option nor the Option Shares acquired upon exercise of the Stock Option will be sold or otherwise disposed of by Parent except in compliance with the Securities Act. This agreement has been duly executed and delivered by Parent and constitutes a valid and binding agreement of Parent.

    SECTION 6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION OR MERGER. (a) In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend, stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would have the effect of diluting Parent's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Stock Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that Parent will receive upon exercise of the Stock Option the number and class of shares or other securities or property that Parent would have received in respect of the Option Shares had the Stock Option been exercised immediately prior to such event or the record date therefor, as applicable. In no event shall the number of shares of Common Stock subject to the Stock Option exceed 19.9% of the number of shares of Common Stock issued and outstanding at the time of exercise (without giving effect to any shares subject to or issued pursuant to the Stock Option).

    (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Stock Option is adjusted as provided in this
Section 6, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

    (c) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that the Company enters into an agreement (i) to consolidate with or merge into any Person, other than Parent or one of its Subsidiaries, and the Company will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any Person, other than Parent or one of its Subsidiaries, to merge into the Company and the Company will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than Parent or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Stock Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Parent would have received in respect of Option Shares had the Stock Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and will make any other necessary adjustments. The Company shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Stock Option.

    SECTION 7. FURTHER ASSURANCES; REMEDIES. (a) The Company agrees to maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Stock Option may be fully exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights of third parties to purchase shares of Common Stock from the Company, and to issue the appropriate number of shares of Common Stock pursuant to the terms of this Agreement.

    (b) The Company agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by the Company.

    (c) The Company agrees that promptly after the date hereof it shall take all actions as may from time to time be required (including (i) complying with all applicable premerger notification, reporting and waiting period requirements under the HSR Act and (ii) in the event that prior notification to or approval of any other regulatory authority in the U.S. or elsewhere is necessary before the Stock Option may be exercised, cooperating with Parent in preparing and processing the required notices or applications) in order to permit Parent to exercise the Stock Option and purchase Option Shares pursuant to such exercise and to take all reasonable action necessary to protect the rights of Parent against dilution.

    (d) The parties agree that Parent would be irreparably damaged if for any reason the Company failed to issue any of the Option Shares (or other securities or property deliverable pursuant to Section 6 hereof) upon exercise of the Stock Option or to perform any of its other obligations under this Agreement, and that Parent would not have an adequate remedy at law for money damages in such event. Accordingly, Parent shall be entitled to specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Company. Accordingly, if Parent should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Company hereby waives the claim or defense that Parent has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Company further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief. This provision is without prejudice to any other rights that Parent may have against the Company for any failure to perform its obligations under this Agreement.

    SECTION 8. LISTING OF OPTION SHARES. Promptly after the occurrence of a Trigger Event, and from time to time thereafter if necessary, the Company will apply to list all of the Option Shares subject to the Stock Option on the NYSE and will use its reasonable best efforts to obtain approval of such listing as soon as practicable.

    SECTION 9. REGISTRATION OF THE OPTION SHARES. (a) If Parent requests the Company in writing, within two years of the exercise of the Stock Option, to register under the Securities Act any of the Option Shares purchased by Parent hereunder, the Company will use its reasonable best efforts to cause the offering of the Option Shares so specified in such request to be registered as soon as practicable so as to permit the sale or other distribution by Parent of the Option Shares specified in its request (and to keep such registration in effect for a period of at least 90 days), and in connection therewith the Company will prepare and file as promptly as reasonably possible (but in no event later than 60 days from receipt of Parent's request) a registration statement under the Securities Act to effect such registration on an appropriate form, which would permit the sale of the Option Shares by Parent in accordance with the plan of disposition specified by Parent in its request. The Company shall not be obligated to make effective more than two registration statements pursuant to the foregoing sentence; PROVIDED, HOWEVER, that the Company may postpone the filing of a registration statement relating to a registration request by Parent under this Section 9 for a period of time (not in excess of 90 days) if in the Company's reasonable, good faith judgment such filing would require the disclosure of material information that the Company has a bona fide business purpose for preserving as confidential (but in no event shall the Company exercise such postponement right more than once in any twelve-month period).

    (b) The Company shall notify Parent in writing not less than 10 days prior to filing a registration statement under the Securities Act (other than a filing on Form S-4 or S-8 or any successor form) with respect to any Common Stock. If Parent wishes to have any portion of its Option Shares included in such registration statement, it shall advise the Company in writing to that effect within two business days following receipt of such notice, and the Company will thereupon include the number of Option Shares indicated by Parent under such Registration Statement; PROVIDED that if the managing underwriter(s) of the offering pursuant to such registration statement advise the Company that in their opinion the number of shares of Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, the Company shall only include in such registration such number or dollar amount of Option Shares which, in the good faith opinion of the managing underwriter(s), can be sold without materially and adversely affecting such offering.

    (c) All expenses relating to or in connection with any registration contemplated under this Section 9 and the transactions contemplated thereby (including all filing, printing, reasonable professional and other fees and expenses relating thereto) will be at the Company's expense except for underwriting discounts or commissions and brokers' fees. The Company and Parent agree to enter into a customary underwriting agreement with underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions. The Company shall indemnify Parent, its officers, directors, agents, other controlling persons and any underwriters retained by Parent in connection with such sale of such Option Shares in the customary way, and shall agree to customary contribution provisions with such persons, with respect to claims, damages, losses and liabilities (and any expenses relating thereto) arising (or to which Parent, its officers, directors, agents, other controlling persons or underwriters may be subject) in connection with any such offer or sale under the federal securities laws or otherwise, except for information furnished in writing by Parent or its underwriters to the Company. Parent and its underwriters, respectively, shall indemnify the Company to the same extent with respect to information furnished in writing to the Company by Parent and such underwriters, respectively.

    SECTION 10. MISCELLANEOUS. (a) EXTENSION OF EXERCISE PERIODS. The periods for exercise of certain rights under Sections 2 and 3 hereof shall be extended in each such case at the request of Parent to the extent necessary to avoid liability by Parent under Section 16(b) of the Exchange Act by reason of such exercise.

    (b) AMENDMENTS; ENTIRE AGREEMENT. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement, together with the Merger Agreement (including any exhibits and schedules thereto), contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

    (c) NOTICES. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

    if to Parent, to:
    PepsiCo, Inc.
    700 Anderson Hill Road
    Purchase, New York 10577
    Facsimile No.: (914) 249-8166
    Attention: Robert Sharpe
            Senior Vice President,
            General Counsel and Secretary

    with a copy to:
    Davis Polk & Wardwell
    450 Lexington Avenue
    New York, New York 10017
    Facsimile No.: (212) 450-4800
    Attention: Winthrop B. Conrad, Jr.

    if to the Company, to:
    The Quaker Oats Company
    321 North Clark Street
    Chicago, Illinois 60610
    Facsimile No: (310) 222-7696
    Attention: John G. Jartz
            Senior Vice President--General Counsel,
            Business Development and Corporate Secretary

    with a copy to:
    Cadwalader, Wickersham & Taft
    100 Maiden Lane
    New York, New York 10038
    Facsimile No.: (212)504-6666
    Attention: Dennis J. Block

or to such other address or facsimile number as either party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

    (d) EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein and without limiting anything contained in the Merger Agreement.

    (e) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this

Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    (f) GOVERNING LAW; JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any New York state court sitting in the City of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10(c) hereof shall be deemed effective service of process on such party.

    (g) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

    (h) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

    (i) HEADINGS. The section headings herein are for convenience only and shall not affect the construction hereof.

    (j) ASSIGNMENT. This Agreement shall be binding upon each party hereto and such party's successors and assigns. This Agreement shall not be assignable by the Company, but may be assigned by Parent in whole or in part to any direct or indirect wholly-owned subsidiary of Parent, PROVIDEDthat Parent shall remain liable for any obligations so assigned.

    (k) SURVIVAL. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

    (l) PUBLIC ANNOUNCEMENT. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, Parent and the Company shall use their reasonable best efforts to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby. Parent and the Company shall use their reasonable best efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with any joint communications plan developed by the parties pursuant to Section 5.8 of the Merger Agreement.

    SECTION 11. PROFIT LIMITATION. (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall Parent's Total Profit (as defined below) exceed $460,000,000 (the "Maximum Amount") and, if it otherwise would exceed such Maximum Amount, Parent at its sole election may
(i) pay cash to the Company, (ii) deliver to the Company for cancellation Option Shares previously purchased by Parent, or (iii) any combination thereof, so that Parent's actually realized Total Profit (as defined below) shall not exceed the Maximum Amount after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, the Stock Option may not be exercised for a number of Option Shares as would, as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, result in a Notional Total Profit (as defined below) of more than the Maximum Amount and, if exercise of the Stock Option otherwise would result in the Notional Total Profit exceeding such amount, Parent, at its discretion, may (in addition to any of the actions specified in Section 11(a) above) increase the Exercise Price for that number of Option Shares set forth in the Stock Exercise Notice or Cash Exercise Notice, as applicable, so that the Notional Total Profit shall not exceed the Maximum Amount; provided, that nothing in this sentence shall restrict any exercise of the Stock Option permitted hereby on any subsequent date at the Exercise Price set forth in Section 2 hereof.

    (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the cash amount actually received by Parent pursuant to Section 7.2(b) of the Merger Agreement, (ii) (x) the net cash amounts or the fair market value of any property received by Parent pursuant to the sale of Option Shares (or of any other securities into or for which such Option Shares are converted or exchanged), less (y) Parent's purchase price for such Option Shares (or other securities) plus (iii) the aggregate amounts received by Parent pursuant to Section 3(d).

    (d) As used herein, the term "Notional Total Profit" with respect to any number of Option Shares as to which Parent may propose to exercise the Stock Option shall be the Total Profit determined as of the date of the Stock Exercise Notice or Cash Exercise Notice, as applicable, assuming that the Stock Option was exercised on such date for such number of Option Shares and assuming that such Option Shares, together with all other Option Shares previously acquired upon exercise of the Stock Option and held by Parent and its affiliates as of such date, were sold for cash at the closing price for the Common Stock on the NYSE at the end of the regular session on the preceding trading day (less customary brokerage commissions).

    IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be duly executed as of the day and year first above written.

                                            PEPSICO, INC.

                                            By:   /s/ ROGER A. ENRICO
                                                  -----------------------------------------
                                                  Name: Roger A. Enrico
                                                  Title: Chairman & CEO

                                            THE QUAKER OATS COMPANY

                                            By:   /s/ ROBERT S. MORRISON
                                                  -----------------------------------------
                                                  Name: Robert S. Morrison
                                                  Title: Chairman, President & CEO

                                                                         ANNEX C

PERSONAL AND CONFIDENTIAL

December 2, 2000

Board of Directors
The Quaker Oats Company
321 North Clark Street
Chicago, IL 60610

Ladies and Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the holders (other than PepsiCo (as defined below)) of the outstanding shares of Common Stock, par value $5.00 per share (the "Shares"), of The Quaker Oats Company (the "Company") of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger, dated as of December 2, 2000 (the "Agreement"), among PepsiCo, Inc. ("PepsiCo"), BeverageCo, Inc. ("Sub"), a direct wholly-owned subsidiary of PepsiCo, and the Company. Pursuant to the Agreement, Sub will be merged with and into the Company and each outstanding Share will be converted into the right to receive a number of shares of Common Stock, par value 1 2/3 cents per share (the "PepsiCo Common Stock"), of PepsiCo equal to the Exchange Ratio. The "Exchange Ratio" shall equal: (i) 2.3, if the Parent Market Price (as defined in the Agreement) is less than or equal to $45.6522, or (ii) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is $105, and the denominator of which is the Parent Market Price, if the Parent Market Price is greater than $45.6522; provided that the Company may give PepsiCo notice of termination during the 24-hour period commencing at the close of business on the Determination Date (as defined in the Agreement) in the event the Parent Market Price is less than $40 (which notice the Company may withdraw during such 24-hour period); provided further that no right of termination shall arise pursuant to such notice if PepsiCo elects to increase the Exchange Ratio in a manner consistent with Section 7.1(i) of the Agreement to equal a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is $92, and the denominator of which is the Parent Market Price.

    Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated

The Quaker Oats Company
December 2, 2000
Page Two

underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having acted as the Company's financial advisor in connection with the sale of Snapple Beverage Corp. in May 1997, the sale of Ardmore Farms in August 1998, the sale of Continental Coffee Products Company in September 1998 and the sale of Liqui-Dri Foods, Inc. in December 1998; and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to PepsiCo from time to time and may provide investment banking services to PepsiCo in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Company or PepsiCo for its own account and for the account of customers.

    In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1999 and of PepsiCo for the five fiscal years ended December 25, 1999; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company and PepsiCo; certain other communications from the Company and PepsiCo to their respective shareholders; certain internal financial analyses and forecasts for the Company prepared by its management; and certain cost savings and operating synergies projected by the management of PepsiCo to result from the transaction contemplated by the Agreement. We also have held discussions with members of the senior management of the Company and PepsiCo regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the PepsiCo capital stock, compared certain financial and stock market information for the Company and PepsiCo with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the food and beverage industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

    We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. As you are aware, PepsiCo did not make available to us its projections of expected future performance. Accordingly, our review of such information for purposes of rendering our opinion was limited to discussions with management of PepsiCo of certain research analysts'

The Quaker Oats Company
December 2, 2000
Page Three

earnings estimates for PepsiCo. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or PepsiCo or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or PepsiCo or on the contemplated benefits of the transaction contemplated by the Agreement. We also have assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than PepsiCo) of Shares.

                                                      Very truly yours,

                                                      [LOGO]
                                                      ------------------------------------------------
                                                      GOLDMAN, SACHS & CO.

                                                                         ANNEX D

                                     [LOGO]

December 2, 2000

The Board of Directors
The Quaker Oats Company
Quaker Tower
321 North Clark Street
Chicago, IL 60610-4714

Attention: Robert S. Morrison
       Chairman, President, and Chief Executive Officer

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the common shareholders of The Quaker Oats Company (the "Company") of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger, dated as of December 2, 2000 (the "Agreement"), among the Company, PepsiCo, Inc. (the "Buyer") and BeverageCo, Inc., a wholly-owned subsidiary of the Buyer (the "Merger Sub"). Pursuant to the Agreement, Merger Sub will be merged with and into the Company (the "Merger"), the Company will be the surviving corporation, and each share of Common Stock, par value $5.00 per share, of the Company (each, a "Share") issued and outstanding immediately prior to the effective time of the Merger (other than the Cancelled Shares (as defined in the Agreement)) will be converted into the right to receive a number of shares of Common Stock, par value 1 2/3 cents per share, of the Buyer (the "Buyer Shares") equal to the Exchange Ratio. As used herein, the term "Exchange Ratio" means a number of Buyer Shares as determined and subject to adjustment pursuant to the Agreement.

In arriving at our opinion, we have reviewed (i) the Agreement and the Option Agreement (as defined in the Agreement); (ii) certain publicly available information concerning the business of the Company, the Buyer and of certain other companies engaged in businesses comparable to those of the Company and the Buyer, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the Shares and the Buyer Shares; (v) the audited financial statements of the Company for the fiscal year ended December 31, 1999 and of the Buyer for the fiscal year ended
December 25, 1999, and the unaudited financial statements of the Company for the period ended September 30, 2000 and of the Buyer for the period ended
September 2, 2000; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company; (vii) certain internal financial analyses and forecasts for the Company prepared by its management;
(viii) certain information with respect to near-term financial

                                                                          [LOGO]

results provided by management of the Buyer, including certain cost savings and operating synergies projected by management of the Buyer to result from the Merger (the "Synergies"); and (ix) the terms of other business combinations that we deemed relevant.

In addition, we have held discussions with certain members of the management of the Company and the Buyer with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Buyer, the financial condition and future prospects and operations of the Company and the Buyer, the effects of the Merger on the financial condition and future prospects of the Company and the Buyer, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Buyer or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us by management of the Company and any information with respect to near-term financial results provided by management of the Buyer, including the Synergies, we have assumed that such analyses and forecasts have been reasonably prepared, and such information is, based on assumptions reflecting the best currently available estimates and judgments by such managements as to the expected future results of operations and financial condition of the Company and the Buyer to which such analyses, forecasts or information relate. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the Merger and other transactions contemplated by the Agreement will be consummated as described in the Agreement. We also have assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We express no opinion herein as to the prices at which the Buyer Shares may trade if and when the Merger is consummated. In addition, our opinion does not address the relative merits of the transaction contemplated pursuant to the Agreement as compared to any alternative business combination that might be available to the Company.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company if the proposed Merger is consummated. For your information, our parent company, J.P. Morgan & Co. Incorporated, has entered into a merger agreement with The Chase Manhattan Corporation ("Chase") pursuant to which a merger of these two entities is expected to be consummated no later than the first quarter of 2001. Please be advised that from time to time we, our affiliates, and certain affiliates of Chase, perform certain financial advisory and other commercial and investment banking services for the Company and the Buyer for which we, our applicable affiliate or the applicable affiliate of Chase receive customary fees. In addition, in the ordinary course of business, we, our affiliates and certain affiliates of Chase may actively trade the debt and equity securities or senior loans of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or loans.

                                                                          [LOGO]

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the common shareholders of the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any common shareholder of the Company as to how such shareholder should vote with respect to the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,

[LOGO]
------------------------------------
J.P. MORGAN SECURITIES INC.
50581

                                                                         ANNEX E

                                                              I n v e s t m e n t
                                                              B a n k i n g

                                                              C o r p o r a t e a n d
                                                              I n s t i t u t i o n a l
                                                              C l i e n t G r o u p

                                                              W o r l d F i n a n c i a l
                                                              C e n t e r
                                                              N o r t h T o w e r
                                                              N e w Y o r k , N e w Y o r k
                                                              1 0 2 8 1 - 1 3 2 0
 [LOGO]                                                       2 1 2 4 4 9 1 0 0 0

December 2, 2000

Board of Directors
PepsiCo, Inc.
700 Anderson Hill Road
Purchase, New York 10577

Members of the Board of Directors:

PepsiCo, Inc. (the "Parent"), BeverageCo., Inc., a wholly-owned subsidiary of Parent, ("Merger Sub") and The Quaker Oats Company ("Quaker") propose to enter into an Agreement and Plan of Merger, dated December 2, 2000 (the "Agreement") pursuant to which Merger Sub will be merged with and into Quaker in a transaction (the "Transaction") in which each outstanding share of Quaker's common stock, par value $5.00 per share (the "Quaker Shares") will be converted into the right to receive (the "Exchange Ratio") the lesser of (x) 2.3 shares of the capital stock of the Parent, par value $1.67 per share (the "Parent Shares") or (y) such number of shares having an aggregate market value during the specified period prior to the completion of the Transaction of $105.00, subject to adjustment in certain circumstances. In addition, the parties propose to enter into an agreement (the "Stock Option Agreement") pursuant to which Quaker will grant to the Parent an option to acquire Quaker Shares in an amount equal to 19.9% of the total number of outstanding Quaker Shares.

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the Parent.

In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to Quaker and the Parent that we deemed to be relevant, including without limitation information relating to the business, earnings, cash flow, assets, liabilities and prospects of Quaker and the Parent;

    (2) Reviewed certain information relating to the amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Expected Synergies") furnished to us by the Parent;

    (3) Conducted discussions with members of senior management of Quaker and the Parent concerning the matters described in clauses 1 and 2 above, as well as their respective businesses before and after giving effect to the Transaction and the Expected Synergies;

    (4) Reviewed the market prices and valuation multiples for the Quaker Shares and compared them with certain publicly traded companies that we deemed to be relevant;

    (5) Reviewed the results of operations of Quaker and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (6) Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions which we deemed to be relevant;

    (7) Participated in discussions and negotiations among representatives of Quaker and the Parent and their financial and legal advisors;

    (8) Reviewed the potential pro forma impact of the Transaction on the Parent;

    (9) Reviewed a draft of the Agreement dated December 2, 2000; and

    (10) Reviewed such other financial studies and analysis and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal or any of the assets or liabilities of Quaker or Parent or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Quaker or Parent. With respect to the financial forecast information concerning the Parent, as requested by you we have relied on publicly available information. We have not been furnished with the internal forecasts and projections prepared by the management of the Parent with respect to the Parent and have relied upon the Parent management's representation to us that the forecasts and projections on which we have relied are not inconsistent with their own estimates. With respect to financial forecasts concerning Quaker, we have relied on information provided to us by the Parent and were advised by the Parent's management that such information was based on their discussions with the management of Quaker. With respect to the Expected Synergies, we have relied on information provided to us by the Parent. We have assumed that the forecasts concerning the Parent and Quaker and the Expected Synergies have been reasonably prepared and reflect the best currently available estimates and judgment of the respective managements of Quaker or the Parent, as the case may be. We have assumed with your consent that the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes and will be accounted for as a pooling of interests under United States generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission. We have further assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

Our opinion is necessarily based upon market, economic, and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

We are acting as financial advisor to the Parent in connection with the Transaction and will receive a fee from the Parent for our services, a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Parent has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Parent and Quaker and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business we may actively trade the Quaker Shares and other securities of Quaker, as well as securities of the Parent for our own account and for the accounts of customers and, accordingly, at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Parent. Our opinion does not address the merits of the underlying decision by the Parent to engage in the Transaction. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except as may otherwise be required by law or by a court of competent jurisdiction.

We are not expressing any opinion herein as to the prices at which the Parent Shares will trade following the announcement or consummation of the Transaction.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the Parent.

                               Very truly yours,

                               /s/ MERRILL LYNCH, PIERCE, FENNER & SMITH
                               INCORPORATED

                                                                         ANNEX F

   SECTIONS 14A:11-1 TO 14A:11-11 OF THE NEW JERSEY BUSINESS CORPORATION ACT

14A:11-1. RIGHT OF SHAREHOLDERS TO DISSENT

    (1) Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions

        (a) Any plan of merger or consolidation to which the corporation is a party, provided that, unless the certificate of incorporation otherwise provides

           (i) a shareholder shall not have the right to dissent from any plan of merger or consolidation with respect to shares

               (A) of a class or series which is listed on a national securities exchange or is held of record by not less than 1,000 holders on the record date fixed to determine the shareholders entitled to vote upon the plan of merger or consolidation; or

               (B) for which, pursuant to the plan of merger or consolidation, he will receive (x) cash, (y) shares, obligations or other securities which, upon consummation of the merger or consolidation, will either be listed on a national securities exchange or held of record by not less than 1,000 holders, or (z) cash and such securities;

           (ii) a shareholder of a surviving corporation shall not have the right to dissent from a plan of merger, if the merger did not require for its approval the vote of such shareholders as provided in section 14A:10-5.1 or in subsection 14A:10-3(4), 14A:10-7(2) or
       14A:10-7(4); or

        (b) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the usual or regular course of business as conducted by such corporation, other than a transfer pursuant to subsection (4) of N.J.S.14A:10-11, provided that, unless the certificate of incorporation otherwise provides, the shareholder shall not have the right to dissent

           (i) with respect to shares of a class or series which, at the record date fixed to determine the shareholders entitled to vote upon such transaction, is listed on a national securities exchange or is held of record by not less than 1,000 holders; or

           (ii) from a transaction pursuant to a plan of dissolution of the corporation which provides for distribution of substantially all of its net assets to shareholders in accordance with their respective interests within one year after the date of such transaction, where such transaction is wholly for

               (A) cash; or

               (B) shares, obligations or other securities which, upon consummation of the plan of dissolution will either be listed on a national securities exchange or held of record by not less than 1,000 holders; or

               (C) cash and such securities; or

           (iii) from a sale pursuant to an order of a court having jurisdiction.

    (2) Any shareholder of a domestic corporation shall have the right to dissent with respect to any shares owned by him which are to be acquired pursuant to section 14A:10-9.

    (3) A shareholder may not dissent as to less than all of the shares owned beneficially by him and with respect to which a right of dissent exists. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner with respect to which the right of dissent exists.

    (4) A corporation may provide in its certificate of incorporation that holders of all its shares, or of a particular class or series thereof, shall have the right to dissent from specified corporate actions in addition to those enumerated in subsection 14A:11-1(1), in which case the exercise of such right of dissent shall be governed by the provisions of this Chapter.

14A:11-2. NOTICE OF DISSENT; DEMAND FOR PAYMENT; ENDORSEMENT OF CERTIFICATES

    (1) Whenever a vote is to be taken, either at a meeting of shareholders or upon written consents in lieu of a meeting pursuant to section 14A:5-6, upon a proposed corporate action from which a shareholder may dissent under section 14A:11-1, any shareholder electing to dissent from such action shall file with the corporation before the taking of the vote of the shareholders on such corporate action, or within the time specified in paragraph 14A:5-6(2)(b) or 14A:5-6(2)(c), as the case may be, if no meeting of shareholders is to be held, a written notice of such dissent stating that he intends to demand payment for his shares if the action is taken.

    (2) Within 10 days after the date on which such corporate action takes effect, the corporation, or, in the case of a merger or consolidation, the surviving or new corporation, shall give written notice of the effective date of such corporate action, by certified mail to each shareholder who filed written notice of dissent pursuant to subsection 14A:11-2(1), except any who voted for or consented in writing to the proposed action.

    (3) Within 20 days after the mailing of such notice, any shareholder to whom the corporation was required to give such notice and who has filed a written notice of dissent pursuant to this section may make written demand on the corporation, or, in the case of a merger or consolidation, on the surviving or new corporation, for the payment of the fair value of his shares.

    (4) Whenever a corporation is to be merged pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) and shareholder approval is not required under subsections 14A:10-5.1(5) and 14A:10-5.1(6), a shareholder who has the right to dissent pursuant to section 14A:11-1 may, not later than 20 days after a copy or summary of the plan of such merger and the statement required by subsection 14A:10-5.1(2) is mailed to such shareholder, make written demand on the corporation or on the surviving corporation, for the payment of the fair value of his shares.

    (5) Whenever all the shares, or all the shares of a class or series, are to be acquired by another corporation pursuant to section 14A:10-9, a shareholder of the corporation whose shares are to be acquired may, not later than 20 days after the mailing of notice by the acquiring corporation pursuant to paragraph 14A:10-9(3)(b), make written demand on the acquiring corporation for the payment of the fair value of his shares.

    (6) Not later than 20 days after demanding payment for his shares pursuant to this section, the shareholder shall submit the certificate or certificates representing his shares to the corporation upon which such demand has been made for notation thereon that such demand has been made, whereupon such certificate or certificates shall be returned to him. If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making a demand for payment of the fair value thereof.

    (7) Every notice or other communication required to be given or made by a corporation to any shareholder pursuant to this Chapter shall inform such shareholder of all dates prior to which action must be taken by such shareholder in order to perfect his rights as a dissenting shareholder under this Chapter.

14A:11-3. "DISSENTING SHAREHOLDER" DEFINED; DATE FOR DETERMINATION OF FAIR VALUE

    (1) A shareholder who has made demand for the payment of his shares in the manner prescribed by subsection 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) is hereafter in this Chapter referred to as a "dissenting shareholder."

    (2) Upon making such demand, the dissenting shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights of a dissenting shareholder under this Chapter.

    (3) "Fair value" as used in this Chapter shall be determined

        (a) As of the day prior to the day of the meeting of shareholders at which the proposed action was approved or as of the day prior to the day specified by the corporation for the tabulation of consents to such action if no meeting of shareholders was held; or

        (b) In the case of a merger pursuant to section 14A:10-5.1 or subsection 14A:10-7(4) in which shareholder approval is not required, as of the day prior to the day on which the board of directors approved the plan of merger; or

        (c) In the case of an acquisition of all the shares or all the shares of a class or series by another corporation pursuant to section 14A:10-9, as of the day prior to the day on which the board of directors of the acquiring corporation authorized the acquisition, or, if a shareholder vote was taken pursuant to section 14A:10-12, as of the day provided in paragraph 14A:11-3(3)(a).

    In all cases, "fair value" shall exclude any appreciation or depreciation resulting from the proposed action.

14A:11-4. TERMINATION OF RIGHT OF SHAREHOLDER TO BE PAID THE FAIR VALUE OF HIS
  SHARES

    (1) The right of a dissenting shareholder to be paid the fair value of his shares under this Chapter shall cease if

        (a) he has failed to present his certificates for notation as provided by subsection 14A:11-2(6), unless a court having jurisdiction, for good and sufficient cause shown, shall otherwise direct;

        (b) his demand for payment is withdrawn with the written consent of the corporation;

        (c) the fair value of the shares is not agreed upon as provided in this Chapter and no action for the determination of fair value by the Superior Court is commenced within the time provided in this Chapter;

        (d) the Superior Court determines that the shareholder is not entitled to payment for his shares;

        (e) the proposed corporate action is abandoned or rescinded; or

        (f) a court having jurisdiction permanently enjoins or sets aside the corporate action.

    (2) In any case provided for in subsection 14A:11-4(1), the rights of the dissenting shareholder as a shareholder shall be reinstated as of the date of the making of a demand for payment pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) without prejudice to any corporate action which has taken place during the interim period. In such event, he shall be entitled to any intervening preemptive rights and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the board, the fair value thereof in cash as of the time of such expiration or completion.

14A:11-5. RIGHTS OF DISSENTING SHAREHOLDER

    (1) A dissenting shareholder may not withdraw his demand for payment of the fair value of his shares without the written consent of the corporation.

    (2) The enforcement by a dissenting shareholder of his right to receive payment for his shares shall exclude the enforcement by such dissenting shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in subsection 14A:11-4(2) and except that this subsection shall not exclude the right of such dissenting shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is ultra vires, unlawful or fraudulent as to such dissenting shareholder.

14A:11-6. DETERMINATION OF FAIR VALUE BY AGREEMENT

    (1) Not later than 10 days after the expiration of the period within which shareholders may make written demand to be paid the fair value of their shares, the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) shall mail to each dissenting shareholder the balance sheet and the surplus statement of the corporation whose shares he holds, as of the latest available date which shall not be earlier than 12 months prior to the making of such offer and a profit and loss statement or statements for not less than a 12-month period ended on the date of such balance sheet or, if the corporation was not in existence for such 12-month period, for the portion thereof during which it was in existence. The corporation may accompany such mailing with a written offer to pay each dissenting shareholder for his shares at a specified price deemed by such corporation to be the fair value thereof. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or, if divided into series, of the same series.

    (2) If, not later than 30 days after the expiration of the 10-day period limited by subsection 14A:11-6(1), the fair value of the shares is agreed upon between any dissenting shareholder and the corporation, payment therefor shall be made upon surrender of the certificate or certificates representing such shares.

14A:11-7. PROCEDURE ON FAILURE TO AGREE UPON FAIR VALUE; COMMENCEMENT OF ACTION
  TO DETERMINE FAIR VALUE

    (1) If the fair value of the shares is not agreed upon within the 30-day period limited by subsection 14A:11-6(2), the dissenting shareholder may serve upon the corporation upon which such demand has been made pursuant to subsections 14A:11-2(3), 4A:11-2(4) or 14A:11-2(5) a written demand that it commence an action in the Superior Court for the determination of the fair value of the shares. Such demand shall be served not later than 30 days after the expiration of the 30-day period so limited and such action shall be commenced by the corporation not later than 30 days after receipt by the corporation of such demand, but nothing herein shall prevent the corporation from commencing such action at any earlier time.

    (2) If a corporation fails to commence the action as provided in subsection 14A:11-7(1), a dissenting shareholder may do so in the name of the corporation, not later than 60 days after the expiration of the time limited by subsection 14A:11-7(1) in which the corporation may commence such an action.

14A:11-8. ACTION TO DETERMINE FAIR VALUE; JURISDICTION OF COURT; APPOINTMENT OF
  APPRAISER. IN ANY ACTION TO DETERMINE THE FAIR VALUE OF SHARES PURSUANT TO THIS CHAPTER:

        (a) The Superior Court shall have jurisdiction and may proceed in the action in a summary manner or otherwise;

        (b) All dissenting shareholders, wherever residing, except those who have agreed with the corporation upon the price to be paid for their shares, shall be made parties thereto as an action against their shares quasi in rem;

        (c) The court in its discretion may appoint an appraiser to receive evidence and report to the court on the question of fair value, who shall have such power and authority as shall be specified in the order of his appointment; and

        (d) The court shall render judgment against the corporation and in favor of each shareholder who is a party to the action for the amount of the fair value of his shares.

14A:11-9. JUDGMENT IN ACTION TO DETERMINE FAIR VALUE

    (1) A judgment for the payment of the fair value of shares shall be payable upon surrender to the corporation of the certificate or certificates representing such shares.

    (2) The judgment shall include an allowance for interest at such rate as the court finds to be equitable, from the date of the dissenting shareholder's demand for payment under subsections 14A:11-2(3), 14A:11-2(4) or 14A:11-2(5) to the day of payment. If the court finds that the refusal of any dissenting shareholder to accept any offer of payment, made by the corporation under section 14A:11-6, was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

14A:11-10. COSTS AND EXPENSES OF ACTION

    The costs and expenses of bringing an action pursuant to section 14A:11-8 shall be determined by the court and shall be apportioned and assessed as the court may find equitable upon the parties or any of them. Such expenses shall include reasonable compensation for and reasonable expenses of the appraiser, if any, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the court finds that the offer of payment made by the corporation under section 14A:11-6 was not made in good faith, or if no such offer was made, the court in its discretion may award to any dissenting shareholder who is a party to the action reasonable fees and expenses of his counsel and of any experts employed by the dissenting shareholder.

14A:11-11. DISPOSITION OF SHARES ACQUIRED BY CORPORATION

    (1) The shares of a dissenting shareholder in a transaction described in subsection 14A:11-1(1) shall become reacquired by the corporation which issued them or by the surviving corporation, as the case may be, upon the payment of the fair value of shares.

    (2) (Deleted by amendment, P.L.1995, c.279.)

    (3) In an acquisition of shares pursuant to section 14A:10-9 or section 14A:10-13, the shares of a dissenting shareholder shall become the property of the acquiring corporation upon the payment by the acquiring corporation of the fair value of such shares. Such payment may be made, with the consent of the acquiring corporation, by the corporation which issued the shares, in which case the shares so paid for shall become reacquired by the corporation which issued them and shall be cancelled.